      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1998
                                              REGISTRATION STATEMENT NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                --------------
                        BAY APARTMENT COMMUNITIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                   MARYLAND
                 (STATE OR OTHER JURISDICTION OF ORGANIZATION)
                                     7948
               (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE)
                                  77-0404318
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)
                    4340 STEVENS CREEK BOULEVARD, SUITE 275
                              SAN JOSE, CA 95129
                                (408) 983-1500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                               GILBERT M. MEYER
                      CHAIRMAN OF THE BOARD AND PRESIDENT
                        BAY APARTMENT COMMUNITIES, INC.
                    4340 STEVENS CREEK BOULEVARD, SUITE 275
                              SAN JOSE, CA 95129
                                (408) 983-1500
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:
        GILBERT G. MENNA, P.C.                    ADAM O. EMMERICH
         DAVID W. WATSON, P.C.             WACHTELL, LIPTON, ROSEN & KATZ
     GOODWIN, PROCTER & HOAR  LLP                51 WEST 52ND STREET
            EXCHANGE PLACE                       NEW YORK, NY 10019
           BOSTON, MA 02109                        (212) 403-1000
            (617) 570-1000
  Approximate date of commencement of proposed sale to the public: Upon consummation of the merger (the "Merger") of Avalon Properties, Inc.
("Avalon") with and into Bay Apartment Communities, Inc. ("Bay"), with Bay as the Surviving Corporation (the "Surviving Corporation"), pursuant to an Agreement and Plan of Merger dated as of March 9, 1998, described in the enclosed Joint Proxy Statement/Prospectus.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                              PROPOSED        PROPOSED
                                AMOUNT        MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE     AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)   PER SHARE     OFFERING PRICE      REGISTRATION FEE
-----------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share(2)......     34,892,379(3)      (4)       $1,285,813,433.25(5)   $379,314.96
-----------------------------------------------------------------------------------------------
9.00% Series F Cumula-
 tive Redeemable Pre-
 ferred Stock, par value
 $.01 per share.........      4,455,000(3)      (4)       $  115,551,562.50(5)   $ 34,087.71
-----------------------------------------------------------------------------------------------
8.96% Series G Cumula-
 tive Redeemable Pre-
 ferred Stock, par value
 $.01 per share.........      4,300,000(3)      (4)       $  111,665,625.00(5)   $ 32,941.36
-----------------------------------------------------------------------------------------------
Total                                                     $1,513,030,620.75      $446,344.03(6)
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

(1) This Registration Statement also relates to such additional number of shares of the Registrant's stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2) This Registration Statement also relates to the rights (the "Rights") to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock outstanding as of, and issued subsequent to, March 10, 1998, pursuant to the terms of the Registrant's Shareholder Rights Agreement, dated March 9, 1998. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for Common Stock and will be transferred with and only with such stock.
(3) Represents the estimated maximum number of shares of Bay common stock, par value $.01 per share, Surviving Corporation 9.00% Series F Cumulative Redeemable Preferred Stock, par value $.01 per share, and Surviving Corporation 8.96% Series G Cumulative Redeemable Preferred Stock, par value $.01 per share, to be issued to stockholders of Avalon in connection with the Merger.
(4)  Not applicable.
(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and based on the average of the high and low sales price per share of Avalon common stock, par value $.01 per share ("Avalon Common Stock"), 9.00% Avalon Series A Cumulative
     Redeemable Preferred Stock, par value $.01 per share ("Avalon Series A Preferred Stock"), and 8.96% Avalon Series B Cumulative Redeemable Preferred Stock, par value $.01 per share ("Avalon Series B Preferred Stock") on April 30, 1998 on the New York Stock Exchange, multiplied by an aggregate of 45,415,044 shares of Avalon Common Stock, 4,455,000 shares of Avalon Series A Preferred Stock and 4,300,000 shares of Avalon Series B Preferred Stock to be acquired by Bay.
(6) In accordance with Rule 457(b), the registration fee of $446,344.03 was reduced by $299,850.30 which was previously paid by the Registrant with respect to the transaction described herein pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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


[LOGO OF BAY APPEARS HERE]                      [LOGO OF AVALON APPEARS HERE]


                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT


  The Boards of Directors of Bay Apartment Communities, Inc. ("Bay") and Ava-lon Properties, Inc. ("Avalon") have approved a merger agreement that would result in a merger of Avalon with and into Bay (the "Merger"). Bay will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corpora-tion, Bay will change its name to Avalon Bay Communities, Inc.

  In the Merger, the holders of Avalon common stock will receive 0.7683 of a share of Bay common stock (and the attached preferred share purchase rights associated with Bay's shareholder rights agreement) for each share of Avalon common stock they own. The holders of Avalon preferred stock will receive one share of comparable Bay preferred stock for each share of Avalon preferred stock they own. Stockholders of Bay will continue to own their existing shares of Bay common stock and preferred stock.

  At Bay's stockholders meeting, Bay's stockholders will be asked to vote on
(i) the election of Bay's directors, (ii) an amendment to Bay's charter relat-ing to its Series A Preferred Stock, (iii) amendments to Bay's stock incentive plan and (iv) the merger agreement, the Merger and the other transactions con-templated by the merger agreement.

  At Avalon's stockholders meeting, Avalon's stockholders will be asked to vote on the merger agreement, the Merger and the other transactions contem-plated by the merger agreement.

  The Merger cannot be completed unless it is approved by the holders of (i) two-thirds of the outstanding shares of Bay common stock entitled to vote thereon and (ii) two-thirds of the outstanding shares of Avalon common stock entitled to vote thereon.

/s/ Gilbert M. Meyer

Gilbert M. Meyer
Chairman of the Board of Directors of
Bay Apartment Communities, Inc.

  YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stock-holders meeting, please take the time to vote on the proposal(s) submitted at your meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you fail to return your proxy card, the effect will be a vote against the Merger unless you attend the stockholders meeting and vote in per-son for the Merger.

  The dates, times and places of the stockholders meetings are as follows:

For BAY APARTMENT COMMUNITIES, INC. stockholders:

June 4, 1998 10:00 a.m. local time
Fairmont Hotel
170 South Market Street
San Jose, California 95113

For AVALON PROPERTIES, INC. stockholders:

June 4, 1998 11:00 a.m. local time
2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

  This Joint Proxy Statement/Prospectus provides you with detailed information about the Merger and the other matters that will be submitted for stockholder approval at Bay's and Avalon's respective stockholders meetings. We encourage you to read this entire document carefully. In addition, you may obtain infor-mation about our companies from documents that we have filed with the Securi-ties and Exchange Commission.

/s/ Richard L. Michaux

Richard L. Michaux
Chairman of the Board of Directors of
Avalon Properties, Inc.

 STOCKHOLDERS ARE URGED TO CONSIDER THOSE MATTERS SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS JOINT PROXY STATEMENT/PROSPECTUS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE SHARES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Proxy Statement/Prospectus dated May 5, 1998, and first mailed to stockholders on or about May 5, 1998.

                        BAY APARTMENT COMMUNITIES, INC.

                    4340 STEVENS CREEK BOULEVARD, SUITE 275
                          SAN JOSE, CALIFORNIA 95129

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The 1998 Annual Meeting of Stockholders of Bay Apartment Communities, Inc., a Maryland corporation ("Bay"), will be held at the Fairmont Hotel, 170 South Market Street, San Jose, California 95113 on June 4, 1998 at 10:00 a.m., local time (together with all adjournments and postponements thereof, the "Bay Meeting"), for the following purposes:

    1. To elect six directors to serve until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated the following six individuals for election as such directors: Gilbert M. Meyer, Bruce A. Choate, John J. Healy, Jr., Brenda J. Mixson, Thomas H. Nielsen and Lance
  R. Primis.

    2. To approve certain amendments to Bay's charter relating to the Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock").

    3. To ratify the 1994 Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan").

    4. To approve the Agreement and Plan of Merger, dated as of March 9, 1998 (the "Merger Agreement"), by and between Bay and Avalon Properties, Inc., a Maryland corporation ("Avalon"), the merger of Avalon with and into Bay (the "Merger"), with Bay as the surviving corporation (the "Surviving Corporation"), and all of the matters and transactions contemplated by the Merger Agreement, including the amendment and restatement of the charter of the Surviving Corporation, as more fully set forth herein.

    5. To consider and act upon such other business and matters or proposals as may properly come before the Bay Meeting.

  The Merger and related matters and transactions are described more fully in the attached Joint Proxy Statement/Prospectus, which includes a copy of the Merger Agreement.

  The Board of Directors has fixed the close of business on April 23, 1998 as the record date for determining the stockholders of Bay entitled to notice of and to vote at the Bay Meeting. Only holders of record of Bay common stock and, with respect to Proposal 2 only, Series A Preferred Stock at the close of business on that date will be entitled to notice of and to vote at the Bay Meeting. A list of stockholders entitled to notice of and to vote at the Bay Meeting will be available during ordinary business hours at Bay's executive office, 4340 Stevens Creek Boulevard, Suite 275, San Jose, California 95129, for ten days prior to the Bay Meeting for examination by any Bay stockholder for purposes related to the Bay Meeting.

  THE BOARD OF DIRECTORS OF BAY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE SIX NOMINEES FOR DIRECTORS, "FOR" THE AMENDMENT TO THE CHARTER RELATING TO THE SERIES A PREFERRED STOCK, "FOR" THE RATIFICATION OF THE STOCK INCENTIVE PLAN, AND "FOR" THE APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

  YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF BAY, AND TO MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. ANY PROXY DELIVERED BY A HOLDER OF BAY COMMON STOCK MAY BE REVOKED PRIOR TO THE BAY MEETING BY A WRITING DELIVERED TO BAY STATING THAT THE PROXY IS REVOKED OR BY DELIVERY OF A LATER DATED PROXY. HOLDERS OF RECORD OF BAY COMMON STOCK WHO ATTEND THE BAY MEETING MAY VOTE IN PERSON, EVEN IF THEY HAVE PREVIOUSLY DELIVERED A SIGNED PROXY.

                                      By Order of the Board of Directors of
                                      Bay Apartment Communities, Inc.

                                      /s/ Jeffrey B. Van Horn

                                      JEFFREY B. VAN HORN
                                      Secretary

San Jose, California
May 5, 1998

                            AVALON PROPERTIES, INC.

                           15 RIVER ROAD, SUITE 210
                        WILTON, CONNECTICUT 06897-4064

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  A Special Meeting of Stockholders of Avalon Properties, Inc., a Maryland corporation ("Avalon"), will be held at Avalon's offices at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, on June 4, 1998 at 11:00 a.m., local time (together with all adjournments and postponements thereof, the "Avalon Meeting"), for the following purposes:

    1. To consider and act upon a proposal to approve the Agreement and Plan of Merger, dated as of March 9, 1998 (the "Merger Agreement"), by and between Avalon and Bay Apartment Communities, Inc., a Maryland corporation ("Bay"), the merger of Avalon with and into Bay (the "Merger"), with Bay as the surviving corporation (the "Surviving Corporation"), and the other transactions contemplated by the Merger Agreement, including the amendment and restatement of the charter of the Surviving Corporation. The Merger Agreement provides for the Merger, including the issuance of (i) 0.7683 of a share of common stock of Bay (and the attached preferred share purchase rights associated with Bay's shareholder rights agreement) in exchange for each outstanding share of common stock of Avalon, (ii) one share of 9.00% Series F Cumulative Redeemable Preferred Stock of the Surviving Corporation in exchange for each outstanding share of 9.00% Series A Cumulative Redeemable Preferred Stock of Avalon, and (iii) one share of 8.96% Series G Cumulative Redeemable Preferred Stock of the Surviving Corporation in exchange for each share of 8.96% Series B Cumulative Redeemable Preferred Stock of Avalon. The Merger is described more fully in the attached Joint Proxy Statement/Prospectus, which includes a copy of the Merger Agreement.

    2. To consider and act upon such other business and matters or proposals that may properly come before the Avalon Meeting.

  The Board of Directors of Avalon has fixed the close of business on April 23, 1998 as the record date for determining the stockholders of Avalon entitled to receive notice of and to vote at the Avalon Meeting. Only holders of record of Avalon common stock at the close of business on such date are entitled to notice of and to vote at the Avalon Meeting. A list of stockholders entitled to notice of and to vote at the Avalon Meeting will be available during ordinary business hours at Avalon's principal office, 15 River Road, Suite 210, Wilton, Connecticut 06897-4064, for ten days prior to the Avalon Meeting for examination by any Avalon stockholder for purposes related to the Avalon Meeting. Only business within the purposes described in this Notice may be conducted at the Avalon Meeting.

  THE BOARD OF DIRECTORS OF AVALON RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

  YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF AVALON, AND TO MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. ANY PROXY DELIVERED BY A STOCKHOLDER OF AVALON MAY BE REVOKED PRIOR TO THE AVALON MEETING BY A WRITING DELIVERED TO AVALON STATING THAT THE PROXY IS REVOKED OR BY DELIVERY OF A LATER DATED PROXY. STOCKHOLDERS OF RECORD OF AVALON WHO ATTEND THE AVALON MEETING MAY VOTE IN PERSON, EVEN IF THEY HAVE PREVIOUSLY DELIVERED A SIGNED PROXY.

                                      By Order of the Board of Directors of
                                      Avalon Properties, Inc.

                                      /s/ Thomas J. Sargeant

                                      THOMAS J. SARGEANT
                                      Secretary

Wilton, Connecticut
May 5, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY...................................................................   4
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA...........................  10
BAY SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION...................  11
AVALON SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION................  13
COMPARATIVE PER COMMON SHARE DATA.........................................  15
RISK FACTORS..............................................................  16
 Failure to Manage Rapid Growth and Integrate Operations Following the
  Merger..................................................................  16
 Possibility that the Expected Benefits of Merger Will Not Be Realized....  16
 Inability to Continue External Growth Rate...............................  16
 Reduction in Ownership and Voting Power for Bay and Avalon Stockholders
  After the Merger........................................................  16
 Status of the Merger as a Tax-Free Reorganization........................  17
 Substantial Expenses Related to the Merger...............................  17
 No Appraisal Rights in Connection with the Merger........................  17
 Dependence on Key Persons................................................  17
 Development and Acquisition Risks........................................  17
 New Markets..............................................................  18
 Dependence on Primary Markets............................................  18
 Portfolio Acquisition Risks..............................................  19
 Real Estate Financing Risks..............................................  19
 Real Estate Investment Risks.............................................  20
 Natural Disasters........................................................  21
 Inclement Weather........................................................  21
 Potential Environmental Liabilities......................................  22
 Federal Income Tax Risks--Failure to Qualify as a REIT...................  23
 The Ability of Stockholders to Control the Policies of the Surviving
  Corporation and Effect a Change of Control of the Surviving Corporation
  is Limited..............................................................  23
THE MEETINGS..............................................................  25
 The Bay Meeting..........................................................  25

                                                                           PAGE
                                                                           ----
  Purpose of the Meeting..................................................  25
  Record Date; Voting Rights; Proxies.....................................  25
  Independent Public Accountants..........................................  26
  Solicitation of Proxies.................................................  26
  Quorum..................................................................  26
  Required Vote...........................................................  27
 The Avalon Meeting.......................................................  27
  Purpose of the Meeting..................................................  27
  Record Date; Voting Rights; Proxies.....................................  27
  Independent Public Accountants..........................................  28
  Solicitation of Proxies.................................................  28
  Quorum..................................................................  28
  Required Vote...........................................................  28
PROPOSAL 1
 ELECTION OF DIRECTORS....................................................  29
PROPOSAL 2
 APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION RELATING TO THE
  BAY SERIES A PREFERRED STOCK............................................  44
PROPOSAL 3
 RATIFICATION OF THE STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED........  46
PROPOSAL 4
 APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.............................  53
 THE MERGER...............................................................  53
  Background of the Merger................................................  53
  Recommendation of the Bay Board; Bay's Reasons for the Merger...........  57
  Recommendation of the Avalon Board; Avalon's Reasons for the Merger.....  59
  Opinion of Bay's Financial Advisor......................................  62
  Opinion of Avalon's Financial Advisors..................................  65
  Interests of Certain Persons in the Merger..............................  73
  Stock Option Agreements.................................................  76
  Certain Regulatory Matters..............................................  79
  Accounting Treatment....................................................  79
  No Appraisal Rights.....................................................  79
  Stock Exchange Listing of Surviving Corporation's Common Stock;
   Delisting and Deregistration of Avalon Stock...........................  79
  Dividends...............................................................  80
 THE MERGER AGREEMENT.....................................................  81

                                      (i)

                                                                            PAGE
                                                                            ----
  General..................................................................  81
  Merger Consideration.....................................................  81
  Exchange of Avalon Certificates..........................................  82
  Avalon Stock Options.....................................................  82
  Representations and Warranties...........................................  82
  Certain Covenants........................................................  83
  Conditions to Consummate the Merger......................................  85
  Termination; Fees and Expenses...........................................  86
  Amendment; Waiver........................................................  86
  Survival of Certain Provisions...........................................  86
 AMENDED AND RESTATED CHARTER OF THE SURVIVING CORPORATION.................  88
THE COMPANIES..............................................................  92
 Bay Apartment Communities, Inc............................................  92
 Avalon Properties, Inc....................................................  96
 Avalon Bay Communities, Inc...............................................  98
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................. 102
 Tax Consequences of the Merger............................................ 102
 Pre-Merger Dividends...................................................... 103
 REIT Qualification........................................................ 103
 Taxation of Taxable U.S. Stockholders..................................... 104
 Backup Withholding........................................................ 106
 Taxation of Certain Tax-Exempt Stockholders............................... 106
 Other Tax Consequences.................................................... 107
PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF AVALON............................ 108
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION................ 111
UNAUDITED PRO FORMA FINANCIAL STATEMENTS................................... 112
BAY SELECTED FINANCIAL INFORMATION......................................... 118
AVALON SELECTED FINANCIAL INFORMATION...................................... 121

                                                                            PAGE
                                                                            ----
DESCRIPTION OF CAPITAL STOCK OF BAY........................................ 124
 Authorized Capital Stock.................................................. 124
 Common Stock.............................................................. 124
 Preferred Stock........................................................... 125
 Bay Series A Preferred Stock and Bay Series B Preferred Stock............. 125
 Bay Series C Preferred Stock.............................................. 125
 Bay Series D Preferred Stock.............................................. 126
 Bay Series E Preferred Stock.............................................. 126
 Surviving Corporation Series F Preferred Stock............................ 126
 Surviving Corporation Series G Preferred Stock............................ 127
 Shareholder Rights Agreement.............................................. 128
 Restrictions on Transfers................................................. 130
 Registrar and Transfer Agent.............................................. 131
COMPARISON OF STOCKHOLDER RIGHTS........................................... 131
OTHER MATTERS.............................................................. 131
LEGAL MATTERS.............................................................. 132
EXPERTS.................................................................... 133
WHERE YOU CAN FIND MORE INFORMATION........................................ 133
INDEX OF DEFINED TERMS..................................................... 136

Annex A--Agreement and Plan of Merger
Annex B--Articles of Amendment and Restatement of Articles of Incorporation Annex C--Opinion of Morgan Stanley & Co. Incorporated
Annex D--Opinion of PaineWebber Incorporated
Annex E--Opinion of Lazard Freres & Co. LLC

                                      (ii)

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE BAY APARTMENT COMMUNITIES, INC. AND AVALON PROPERTIES, INC. PROPOSING THE MERGER?

A: The merger (the "Merger") of Avalon Properties, Inc. ("Avalon") with and into Bay Apartment Communities, Inc. ("Bay"), with Bay as the surviving corporation (the "Surviving Corporation"), will provide both companies with the opportunity to diversify geographically while maintaining and enhancing their common operating strategies. As a result of the Merger, Avalon's established presence in the select high barrier-to-entry markets in the Northeast and Mid-Atlantic and its recent expansion into similar markets in the Midwest will be combined with Bay's equally strong presence in the select high barrier-to-entry markets in Northern and Southern California and its recent expansion into similar markets in Oregon and Washington. The Merger is expected to enhance both companies' expertise in the acquisition, development, construction, reconstruction, marketing, leasing and management of multifamily apartment communities. It is also expected that the Surviving Corporation will enjoy a lower cost of capital and enhanced operating efficiencies. The Bay and Avalon management teams also believe that the Surviving Corporation's growth rate will exceed the growth rate either Bay or Avalon would otherwise be expected to generate and sustain on a stand-alone basis.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A:  Avalon Stockholders:

  In the Merger, Avalon stockholders will receive 0.7683 (the "Exchange Ratio") of a share of Bay common stock (and the attached preferred share purchase rights associated with Bay's shareholder rights agreement) in exchange for each share of Avalon common stock held by them. In exchange for each share of Avalon preferred stock, holders of Avalon preferred stock will receive one share of preferred stock of Bay with the same rights, preferences and privileges as the Avalon preferred stock. No fractional shares of Bay common stock will be issued in the Merger. Any Avalon common stockholder who would otherwise be entitled to receive a fractional share of Bay common stock will receive cash instead.

  Bay Stockholders:

  If you own Bay common stock or Bay preferred stock immediately prior to the Merger, you will continue to own those shares immediately after the Merger.

Q:  WHAT DO I NEED TO DO NOW?

A: Just complete, sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the stockholders meetings. The Board of Directors of each of Bay and Avalon unanimously recommends voting in favor of the Merger and the other transactions contemplated by the merger agreement, dated as of March 9, 1998 (the "Merger Agreement"). The Board of Directors of Bay also unanimously recommends voting in favor of the election of its six nominees for directors, the amendments to its charter relating to Bay's Series A Preferred Stock, par value $.01 per share (the "Bay Series A Preferred Stock"), and the ratification of Bay's 1994 Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan").

Q:  CAN I CHANGE MY VOTE AFTER I SEND IN MY PROXY?

A: Yes. If you are a common stockholder, you can change your vote at any time before we vote your proxy at the stockholders meeting. You can do so in one of three ways. First, you can send a written notice dated after your proxy stating that you would like to revoke your proxy. If you are a Bay stockholder you should send your written notice to the Secretary of Bay at the address below. If you are an Avalon stockholder, you should send your written notice to the Secretary of Avalon at the address below. Second, you can complete a new proxy card and send it to the Secretary of Bay or Avalon, as the case may be, and the new proxy card will automatically replace any earlier dated proxy card that you returned. Third, you can attend your stockholders meeting and vote in person.

  You should send any written notice of revocation, request for a new proxy card or completed new proxy card to the Secretary of Bay or Avalon, as the case may be, at the following addresses: Bay Apartment Communities, Inc., 4340 Stevens Creek Boulevard, Suite 275, San Jose, California 95129,
  Attention: Secretary; Avalon Properties, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Secretary.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares with respect to the Merger Agreement only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, you will be in effect voting against the Merger. With respect to the other matters on which Bay's stockholders will vote at the Bay stockholders meeting, the failure of a Bay stockholder to tell his or her broker how to vote will have no effect on the election of the Bay directors or the ratification of the Stock Incentive Plan, but will have the effect of a vote against the amendments to the Bay charter relating to the Bay Series A Preferred Stock.

  If a stockholder of Bay has granted discretionary voting authority to his or her broker, the broker may be able to vote such stockholder's shares with respect to the election of directors and the ratification of the Stock Incentive Plan under certain circumstances. However, Bay requests that each stockholder complete his or her proxy card to ensure that he or she is represented with respect to all matters submitted to the Bay stockholders.

Q: SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After the Merger is completed, Avalon stockholders will receive written instructions for exchanging their stock certificates for Bay common stock or Bay preferred stock certificates. Bay stockholders also will receive written instructions for exchanging their current Bay certificates for new certificates reflecting Bay's new name.

Q: WHEN AND WHERE ARE THE STOCKHOLDERS MEETINGS?

A: The Bay meeting will take place on June 4, 1998, at the Fairmont Hotel, 170
   South Market Street, San Jose, California 95113, at 10:00 a.m., local time.

  The Avalon meeting will take place on June 4, 1998 at Avalon's offices at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, at 11:00 a.m., local time.

Q: IN ADDITION TO VOTING ON THE MERGER, WHAT ELSE WILL HAPPEN AT THE BAY
   STOCKHOLDERS MEETING?

A: An effect of approving the Merger Agreement and the Merger will be that the Surviving Corporation will be governed by the Articles of Amendment and Restatement of Articles of Incorporation (the "Amended and Restated Charter"). In accordance with the terms of the Merger Agreement, the Surviving Corporation's board of directors (the "Surviving Corporation Board") will be expanded from six to twelve members, and the additional six directors will be the current Avalon directors.

  Because Bay's stockholders meeting will serve as its annual meeting, Bay's stockholders will also be asked to elect directors of Bay, amend certain provisions of Bay's charter relating to the Bay Series A Preferred Stock and ratify the Stock Incentive Plan. Regardless of how you vote on the Merger, it is important that you also vote on these annual meeting matters.

Q: IN ADDITION TO VOTING ON THE MERGER, WHAT ELSE WILL HAPPEN AT THE AVALON
   STOCKHOLDERS MEETING?

A: No other matters are currently scheduled to be voted on at the Avalon meeting.

Q: WHY WILL AVALON STOCKHOLDERS RECEIVE SHARES OF COMMON STOCK OR PREFERRED
   STOCK OF BAY BUT BAY STOCKHOLDERS WILL NOT RECEIVE ANY ADDITIONAL SHARES OF STOCK IN THE MERGER?

A: Avalon will be merged with and into Bay and will no longer be a separate company. Bay will be the surviving corporation, and will be renamed "Avalon Bay Communities, Inc." Because Bay will be the surviving corporation, all of its currently outstanding stock will remain outstanding. Because of the change of Bay's name to Avalon Bay Communities, Inc., Bay's current stockholders will be instructed how to exchange their current stock certificates for new certificates representing the same number and type of shares with Bay's new name. The common stock of the Surviving Corporation is expected to be listed on the New York Stock Exchange (the "NYSE") and on the Pacific Exchange, Inc. (the "PCX") under the symbol "AVB."

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the Merger shortly after the stockholders meetings in the second quarter of 1998.

Q:  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: We expect that, as a result of the Merger, Bay will pay higher distributions on its common stock than it paid before the Merger. It is expected that immediately after the Merger the Surviving Corporation will pay quarterly distributions at an annualized rate of $2.04 per share, an increase of $0.36 per share (or 21%) over Bay's current annualized distribution rate. The expected annualized distribution rate of $2.04 per share of Bay common stock is approximately equivalent to Avalon's current annual distribution rate of $1.56 per share of common stock after giving effect to the Exchange Ratio.

  The dividends payable to Bay's preferred stockholders will not be affected by the Merger. The dividends payable to Avalon's preferred stockholders will also be unaffected by the Merger, except that they will be paid by Bay as the Surviving Corporation after completion of the Merger.

  The amount and timing of any future distributions will be subject to approval by the Surviving Corporation Board. As a real estate investment trust, the Surviving Corporation will be obligated to distribute substantially all of its current taxable earnings to its stockholders on an annual basis. The payment of distributions in the future will depend on tax law requirements, the Surviving Corporation's financial condition and earnings, business conditions and other factors.

Q:  WILL I HAVE TO PAY FEDERAL INCOME TAXES AS A RESULT OF THE MERGER?

A: The receipt of Bay stock is expected to be tax-free to Avalon's stockholders. However, cash received by holders of Avalon common stock for shares of Avalon common stock instead of fractional shares of Bay common stock will be treated as received in redemption for such fractional interests and a related gain or loss will be recognized. The amount of gain or loss recognized will be measured by the difference between the amount of cash received and the stockholder's tax basis in the shares of Avalon common stock exchanged for cash in lieu of fractional Bay shares.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A:  If you have questions about the Merger, you should contact:

  For Bay Stockholders:

  Bay Apartment Communities, Inc.
  4340 Stevens Creek Boulevard, Suite 275
  San Jose, California 95129
  Attention: Jeffrey B. Van Horn
  Phone Number: (408) 983-1500

  For Avalon Stockholders:

  Avalon Properties, Inc.
  2900 Eisenhower Avenue, Suite 300
  Alexandria, Virginia 22314
  Attention: Thomas J. Sargeant
  Phone Number: (703) 329-6300

  If you would like copies of the Joint Proxy Statement/Prospectus, you should contact:

  For Bay Stockholders:

  D.F. King & Co.
  77 Water Street, 20th Floor
  New York, New York 10005
  Attention: Walter Denby
  Phone Number: (800) 549-6746

  For Avalon Stockholders:

  Innisfree M&A Incorporated
  501 Madison Avenue, 20th Floor
  New York, New York 10022
  Attention: Alan Miller
  Phone Number: (888) 750-5834

                                    SUMMARY

  This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To better understand the Merger and for a more complete description of the legal terms of the Merger, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 133.

  This Joint Proxy Statement/Prospectus contains certain forward-looking statements concerning, among other things, the benefits expected as a result of the Merger and the future financial performance of the Surviving Corporation after the Merger. Actual results may differ significantly from the forward-looking statements. See "Risk Factors" on page 16.

                                 THE COMPANIES

BAY APARTMENT COMMUNITIES, INC.
4340 Stevens Creek Boulevard, Suite 275
San Jose, California 95129
(408) 983-1500

  Bay is a real estate investment trust (a "REIT") incorporated in the State of Maryland. Bay has historically invested in apartment home communities. As of April 20, 1998, Bay owned and operated 59 apartment home communities with approximately 16,740 apartment homes.

AVALON PROPERTIES, INC.
15 River Road, Suite 210
Wilton, Connecticut 06897-4064
(203) 761-6500

  Avalon is a REIT, incorporated in the State of Maryland. Avalon has historically invested in apartment home communities. As of April 20, 1998, Avalon owned and operated 66 apartment home communities with approximately 19,724 apartment homes.

RECENT DEVELOPMENTS (SEE PAGES 95 AND 97)

  Since December 31, 1997, Bay has sold $50 million of 6.25% senior unsecured debt securities due 2003, $50 million of 6.5% senior unsecured debt securities due 2005, $50 million of 6.625% senior unsecured debt securities due 2008, and 1,244,147 shares of common stock for aggregate net proceeds of approximately $44 million. In addition, since December 31, 1997, Bay has acquired a land parcel for approximately $4.7 million on which Bay expects to develop a community which will contain up to 288 apartment homes and approximately 8,500 square feet of retail space and has acquired six communities for an aggregate purchase price of $111.3 million.

  Since December 31, 1997, Avalon has sold $100 million of 6.625% senior unsecured debt securities due 2005, sold 923,856 shares of common stock to an institutional investor, acquired three communities for an aggregate purchase price of $58 million and acquired three parcels of land for an aggregate purchase price of $6.9 million on which Avalon expects to construct three apartment communities.

                          THE BAY BOARD OF DIRECTORS'
                      RECOMMENDATION TO ITS STOCKHOLDERS
                          AND REASONS FOR THE MERGER

  The Board of Directors of Bay (the "Bay Board") believes that the Merger is advisable and unanimously recommends that you vote for the proposal to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

  The Bay Board also unanimously recommends that you vote for the proposals to elect the nominees for directors of Bay, amend the charter of Bay relating to the Bay Series A Preferred Stock, and ratify the Stock Incentive Plan.

  We recommend the Merger because:

  . the Merger will result in a geographically diversified company by combining Avalon's quality portfolio of apartment home communities in the Northeast, Mid-Atlantic and Midwest with Bay's portfolio of quality communities in California and the Pacific Northwest, which should help to mitigate the impact of changes in local or regional economic conditions;

  . the Merger is expected to enhance both companies' expertise in the acquisition, development, construction, reconstruction, marketing, leasing and management of apartment home communities; and

  . the Merger is expected to result in improved long-term earnings growth and value enhancing opportunities, significant operating efficiencies, and a strengthened credit profile.

  To review the Bay Board's reasons for the Merger in greater detail, as well as related uncertainties, see pages 57 through 59.

                        THE AVALON BOARD OF DIRECTORS'
                      RECOMMENDATION TO ITS STOCKHOLDERS
                          AND REASONS FOR THE MERGER

  The Board of Directors of Avalon (the "Avalon Board") believes that the Merger is advisable and unanimously recommends that you vote for the proposal to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

  We recommend the Merger because:

  . the Merger will result in a geographically diversified company by combining Bay's quality portfolio of apartment home communities in California and the Pacific Northwest with Avalon's Northeast, Mid-Atlantic and Midwest portfolio of quality communities, which should help to mitigate the impact of changes in local and regional economic conditions;

  . the Merger is expected to enhance both companies' expertise in the acquisition, development, construction, reconstruction, marketing, leasing and management of apartment home communities; and

  . the Merger is expected to result in improved long-term earnings growth and value enhancing opportunities, significant operating efficiencies, and a strengthened credit profile.

  To review the Avalon Board's reasons for the Merger in greater detail, as well as related uncertainties, see pages 59 through 61.

                                THE BAY MEETING

  The 1998 Annual Meeting of Stockholders of Bay will be held at the Fairmont Hotel, 170 South Market Street, San Jose, California on June 4, 1998 at 10:00 a.m., local time.

  At the Bay meeting, Bay stockholders will consider and vote upon (i) the election of directors of Bay, (ii) a proposal to approve amendments to Bay's charter that terminate certain voting rights of, and correct the description of the liquidation rights of, Bay Series A Preferred Stock, (iii) the ratification of the Stock Incentive Plan and (iv) a proposal to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

  The Merger cannot be completed unless, among other things, it is approved by the holders of (i) two-thirds of the outstanding shares of Bay common stock entitled to vote and (ii) two-thirds of the outstanding shares of Avalon common stock entitled to vote.

  The election of Bay's directors requires the affirmative vote of a majority of all votes cast on such proposal at the meeting. Ratification of the Stock Incentive Plan requires the affirmative vote of a majority of all votes cast on such proposal at the meeting and that the total number of votes cast on the proposal represents more than 50% of all of the shares entitled to vote on the proposal. The proposed amendments to Bay's charter relating to the Bay Series A Preferred Stock require the approval of the holders of two-thirds of Bay's outstanding shares of common stock entitled to vote and the affirmative vote of the holders of a majority of the outstanding shares of Bay Series A Preferred Stock.

  Only holders of Bay common stock and Bay Series A Preferred Stock (with respect to Proposal 2 relating to the rights of the holders of Bay Series A Preferred Stock) who are holders of record at the close of business on April 23, 1998, which is the record date for the Bay meeting, will be entitled to notice of and to vote at the Bay meeting. As of April 23, 1998, directors and executive officers of Bay and their affiliates were the beneficial owners of approximately 5.13% of the outstanding shares of Bay common stock.

  As of April 23, 1998, a total of 26,370,576 shares of Bay common stock were eligible to be voted at the Bay meeting. As of April 23, 1998, a total of 2,308,800 shares of Bay Series A Preferred Stock were eligible to be voted (with respect to Proposal 2 regarding the Bay Series A Preferred Stock only) at the Bay meeting.

                              THE AVALON MEETING

  The special meeting of stockholders of Avalon will be held at Avalon's offices at 2900 Eisenhower

Avenue, Suite 300, Alexandria, Virginia on June 4, 1998 at 11:00 a.m., local time.

  At the Avalon meeting, holders of Avalon common stock will vote upon a proposal to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

  The Merger cannot be completed unless, among other things, it is approved by the holders of (i) two-thirds of the outstanding shares of Avalon common stock entitled to vote, and (ii) two-thirds of the outstanding shares of Bay common stock entitled to vote.

  Only holders of Avalon common stock who are holders of record at the close of business on April 23, 1998, which is the record date for the Avalon meeting, will be entitled to notice of and to vote at the Avalon meeting. As of April 23, 1998, directors and executive officers of Avalon and their affiliates were the beneficial owners of approximately 5% of the outstanding shares of Avalon common stock.

  As of April 23, 1998, a total of 43,141,687 shares of Avalon common stock were eligible to be voted at the Avalon meeting.

                                   THE MERGER

  The Merger Agreement is attached as Annex A to this Joint Proxy
Statement/Prospectus. We encourage you to read the entire Merger Agreement as it is the legal document that governs the Merger.

WHAT AVALON STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 81)

  In the Merger, Avalon common stockholders will receive 0.7683 of a share of Bay common stock (and the attached preferred share purchase rights associated with Bay's shareholder rights agreement) for each share of Avalon common stock. Holders of Avalon preferred stock will receive one share of comparable preferred stock of Bay in exchange for each share of Avalon preferred stock. No fractional shares of Bay common stock will be issued in the Merger. Any Avalon common stockholder who would otherwise be entitled to receive a fractional share of Bay common stock will receive cash instead.

  Avalon stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the Merger.

WHAT CURRENT STOCKHOLDERS OF BAY WILL OWN AFTER THE MERGER

  Stockholders of Bay will continue to own their existing shares after the Merger.

  Bay stockholders should not send in their stock certificates in connection with the Merger until instructed to do so after we complete the Merger.


EFFECTIVE TIME OF THE MERGER

  Under Maryland law, the Merger will be effective when the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, unless the parties specify a later effective time in the articles of merger (the "Effective Time"). We expect that the Merger will be completed as soon as practicable following the approval by the stockholders of Bay and Avalon at their stockholders meetings, if all other conditions have been satisfied.

BOARDS OF DIRECTORS AND MANAGEMENT OF THE SURVIVING CORPORATION FOLLOWING THE MERGER (SEE PAGES 98 THROUGH 101)

  As a result of the Merger, the Surviving Corporation will be governed by the Amended and Restated Charter attached as Annex B. The Amended and Restated Charter provides that immediately following the Effective Time the number of directors of the Surviving Corporation shall be twelve. Accordingly, in connection with the Merger, the Bay Board will be increased from six directors to twelve directors. Six of the twelve directors of the Surviving Corporation will be the individuals nominated for election as directors of Bay under Proposal 1. We anticipate that the other six individuals who will serve on the Surviving Corporation Board are Richard L. Michaux, Charles H. Berman, Michael
A. Futterman, Christopher B. Leinberger, Richard W. Miller, and Allan D. Schuster, all of whom are current Avalon directors. Nine of the twelve directors of the Surviving Corporation will not be employees of the Surviving Corporation.

  After the Merger, Gilbert M. Meyer (Bay's Chairman of the Board, President and Chief Executive Officer) will be the Surviving Corporation's Executive Chairman, Richard L. Michaux (Avalon's Chairman of the Board and Chief Executive Officer) will be the Surviving

Corporation's Chief Executive Officer, and Charles H. Berman (Avalon's President and Chief Operating Officer) will be the Surviving Corporation's President and Chief Operating Officer. We expect that the operating management teams of Bay and Avalon generally will remain in place.

OTHER INTERESTS OF BAY AND AVALON OFFICERS, DIRECTORS AND CERTAIN STOCKHOLDERS IN THE MERGER (SEE PAGE 73)

  Officers and directors and certain stockholders of Bay and Avalon may receive benefits as a result of the Merger which are different from the benefits you will receive. You may want to consider these benefits in deciding whether to vote in favor of the Merger.

  The principal executive officers of Bay--Messrs. Meyer, Jeffrey B. Van Horn (Bay's Chief Financial Officer), Max L. Gardner (Bay's Chief Operating Officer), and Morton L. Newman (Bay's Vice President--Construction) and Ms. Debra L. Shotwell (Bay's Vice President--Human Resources)--each have entered into an employment agreement with the Surviving Corporation and, with the exception of Mr. Meyer, have been granted options to purchase the Surviving Corporation's common stock.

  The principal executive officers of Avalon--Messrs. Michaux, Berman, Bryce Blair (Avalon's Senior Vice President--Development/Acquisitions), Robert H. Slater (Avalon's Senior Vice President--Property Operations) and Thomas J. Sargeant (Avalon's Chief Financial Officer)--each have entered into an employment agreement with the Surviving Corporation and, with the exception of Mr. Michaux, have been granted options by Avalon to purchase Avalon's common stock.

  Morgan Stanley & Co. Incorporated ("Morgan Stanley"), an affiliate of which is a greater than 5% beneficial stockholder of Bay, will receive a fee for the financial advisory services it has provided to Bay in connection with the Merger.

  You should refer to page 73 for more information concerning benefits to Bay's and Avalon's management.

CONDITIONS TO THE MERGER (SEE PAGE 85)

  A number of conditions must be met before the Merger is completed including, among other things:

  .  the approval of the Merger by the stockholders of Bay and Avalon;

  . the authorization for listing on the NYSE of the Bay common stock and preferred stock to be issued to Avalon stockholders in the Merger;

  . the effectiveness of the registration statement filed with the Securities and Exchange Commission relating to the issuance of Bay common stock and preferred stock to Avalon stockholders in the Merger;

  . the receipt by Bay and Avalon of a legal opinion confirming the Surviving Corporation's REIT status; and

  . the receipt of legal opinions regarding treatment of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  Some of the conditions to the Merger may be waived.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 86)

  Bay and Avalon may agree to terminate the Merger Agreement before the Merger has been completed, and either Bay or Avalon may terminate the Merger Agreement if any of the following occurs:

  .  the Merger has not been consummated by November 30, 1998;

  . the Board of Directors of the other party withdraws or adversely changes its recommendation to stockholders that they vote in favor of the Merger;

  .  the required stockholder approvals are not obtained;

  . a court or other governmental authority permanently prohibits the Merger; or

  . the other party materially breaches certain of the representations, warranties or covenants contained in the Merger Agreement and such breaches are not cured within the specified time period.

TERMINATION FEE (SEE PAGE 86)

  Bay generally must pay Avalon $10 million if the Merger Agreement is terminated because the Bay Board withdraws or adversely changes its recommendation to its stockholders that they vote in favor of the Merger or if Bay's stockholders do not approve the Merger.

  Avalon generally must pay Bay $10 million if the Merger Agreement is terminated because the Avalon Board withdraws or adversely changes its recommendation to its stockholders that they vote in favor of the Merger or if Avalon's stockholders do not approve the Merger.

STOCK OPTION AGREEMENTS (SEE PAGE 76)

  Each of Bay and Avalon have granted to the other an option to purchase approximately 19.9% of its common stock outstanding immediately before the exercise of such options, which options are exercisable upon the occurrence of certain triggering events. The options may have the effect of discouraging offers by third parties to acquire Bay or Avalon prior to the Merger.

REGULATORY APPROVALS (SEE PAGE 79)

  Bay and Avalon believe that there are no material regulatory approvals required in connection with the Merger other than regulatory approvals that they expect to be able to obtain in the ordinary course.

ACCOUNTING TREATMENT (SEE PAGE 79)

  The Merger is expected to be accounted for by Bay using the purchase method of accounting.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 62 THROUGH 73)

  Opinion of Financial Advisor to Bay.

  Morgan Stanley has acted as financial advisor to Bay in connection with the Merger. Morgan Stanley delivered to the Bay Board an oral opinion on March 8, 1998, which was confirmed by a written opinion dated as of March 9, 1998, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the Exchange Ratio was fair, from a financial point of view, to the common stockholders of Bay. The full text of the written opinion of Morgan Stanley, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. The opinion of Morgan Stanley was provided for the information and assistance of the Bay Board and addresses only the fairness, from a financial point of view, of the Exchange Ratio to the Bay common stockholders and does not address the merits of the underlying decision by Bay to engage in the transaction and does not constitute a recommendation to any stockholder as to how a stockholder should vote on the Merger.

  Opinions of Financial Advisors to Avalon.

  PaineWebber Incorporated ("PaineWebber") has acted as financial advisor to Avalon in connection with the Merger. PaineWebber and Lazard Freres & Co. LLC ("Lazard") each delivered to the Avalon Board a written opinion on March 8, 1998, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair to the common stockholders of Avalon (other than Bay) from a financial point of view. The full text of the written opinions of PaineWebber and Lazard, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Annex D and Annex E, respectively, to this Joint Proxy Statement/Prospectus and should be read carefully in their entirety. The opinions of PaineWebber and Lazard were provided for the information and assistance of the Avalon Board and address only the fairness of the Exchange Ratio to the Avalon common stockholders (other than Bay) from a financial point of view and do not address the merits of the underlying decision by Avalon to engage in the transaction and do not constitute a recommendation to any stockholder as to how a stockholder should vote on the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS (SEE PAGE 102)

  Avalon Stockholders. The transaction is anticipated to be tax-free to Avalon stockholders who receive shares of common stock and preferred stock. Cash received by Avalon stockholders in lieu of fractional shares in the transaction generally will be taxable.

  Bay Stockholders. No gain or loss will be recognized by Bay or its stockholders as a result of the Merger.

  REIT Status of Bay. Bay has elected to be taxed as a REIT under the Code. It is expected that the Surviving Corporation will continue to operate in a manner so as to qualify for taxation as a REIT after the Merger. The Surviving Corporation's ability to qualify for taxation as a REIT depends upon its ability to meet certain distribution levels, specified diversity of stock ownership, specified income and asset tests and various other qualifications imposed by the Code.

NO APPRAISAL RIGHTS (SEE PAGE 79)

  Under Maryland law, neither the Avalon stockholders nor the Bay stockholders have rights to an appraisal of the value of their shares in connection with the Merger.

STOCK EXCHANGE LISTING OF BAY SHARES (SEE PAGE 79)

  Bay will list the shares of common stock and preferred stock to be issued to Avalon stockholders in connection with the Merger on the NYSE and the PCX. It is expected that the new listing symbols for the Surviving Corporation will be "AVB" for the common stock and "AVB PrF" and "AVB PrG" for the two series of preferred stock. After the effectiveness of the Merger, the Avalon common stock and preferred stock will be delisted from the NYSE and deregistered for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  It is expected that current Bay preferred stock which is listed on the NYSE and the PCX will be listed on the NYSE and PCX under the symbols "AVB PrC" and "AVB PrD."

DIVIDENDS (SEE PAGE 80)

  The current annualized rate of distributions on the shares of Bay common stock is $1.68 per share. It is expected that, upon completion of the Merger, the Surviving Corporation will pay quarterly distributions at an annualized rate of $2.04 per share, an increase of $0.36 per share (or 21%) over Bay's current annualized distribution rate, subject to approval and declaration by the Surviving Corporation Board. The expected annualized distribution rate of $2.04 per share of Bay common stock is approximately equivalent to Avalon's current annual distribution rate of $1.56 per share of Avalon common stock, after giving effect to the Exchange Ratio. As a REIT, the Surviving Corporation will be obligated to distribute substantially all of its current taxable earnings to its stockholders on an annual basis. The payment of distributions by the Surviving Corporation in the future will depend on tax requirements, business conditions, its financial position and earnings, and other factors.

                          RISK FACTORS (SEE PAGE 16)

  This Joint Proxy Statement/Prospectus includes, or incorporates by reference, certain additional factors related to the operations and strategies of Bay and Avalon generally and the Merger and its effect on the Surviving Corporation. Stockholders should carefully read the section entitled "Risk Factors."

                     FORWARD-LOOKING STATEMENTS MAY PROVE
                           INACCURATE (SEE PAGE 16)

  Bay and Avalon have each made forward-looking statements in this document (and in documents that are incorporated herein by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Bay or Avalon, including the anticipated benefits from the Merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders of Bay and Avalon should note that many factors could affect the future financial results of the Surviving Corporation and could cause these results to differ materially from those expressed in our forward-looking statements.

                         COMPARATIVE PER SHARE MARKET
                               PRICE INFORMATION
                                (SEE PAGE 111)

  Shares of Bay and Avalon common stock are listed on the NYSE. On March 6, 1998, the last full trading day prior to the public announcement of the signing of the Merger Agreement, Bay common stock closed at $37 per share and Avalon common stock closed at $28 13/16 per share. On May 1, 1998, Bay common stock closed at $37 7/16 per share and Avalon common stock closed at $27 17/32 per share.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
  The following tables set forth historical financial information for Bay and Avalon and condensed pro forma consolidated financial information for the Surviving Corporation, Avalon Bay Communities, Inc., and should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and notes thereto of Bay and Avalon and the pro forma condensed consolidated financial statements and notes thereto of Avalon Bay Communities, Inc.

                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                         --------------------------------------------------------
                            HISTORICAL        HISTORICAL        PRO FORMA (1)
                           BAY APARTMENT        AVALON       CONSOLIDATED AVALON
                         COMMUNITIES, INC. PROPERTIES, INC. BAY COMMUNITIES, INC.
                         ----------------- ---------------- ---------------------
STATEMENT OF OPERATIONS
 DATA:
  Total revenue             $  126,034        $  171,104         $  377,116
  Expenses:
   Operating expenses           38,483            61,058            129,111
   Interest expense             14,113            16,977             54,324
   Depreciation and am-
    ortization                  27,009            29,113             80,021
  Income before ex-
   traordinary items        $   38,941        $   66,099         $  108,989
PER SHARE DATA:
  Income before ex-
   traordinary items--
   basic                    $     1.40        $     1.26         $     1.28
  Income before ex-
   traordinary items--
   diluted(4)               $     1.40        $     1.26         $     1.27
OTHER DATA:
  Funds from Operations
   (2)                      $   62,417        $   73,525         $  137,184
  Cash provided by op-
   erating activities
   (3)                      $   64,850        $   93,649                N/A
  Basic weighted aver-
   age shares outstand-
   ing                          22,472            36,763             60,893
  Diluted weighted av-
   erage shares out-
   standing (4)                 25,508            37,006             61,458
BALANCE SHEET DATA:
  Real estate invest-
   ments, net               $1,294,484        $1,465,054         $3,402,213
  Total assets              $1,317,650        $1,529,703         $3,480,006
  Total indebtedness        $  487,484        $  506,129         $1,136,074
  Total liabilities         $  515,822        $  550,536         $1,200,603
  Total stockholders'
   equity                   $  792,695        $  961,010         $2,252,113
  Total shares out-
   standing                     26,078            41,975             61,041

(1) The pro forma information does not purport to represent what the Surviving Corporation's results of operations would have been for the year ended December 31, 1997 if the Merger had in fact occurred on January 1, 1997. The pro forma information should not be used or relied upon to project the Surviving Corporation's consolidated financial position for any future periods or to project the Surviving Corporation's consolidated results of operations for any future periods.
(2) Funds from Operations ("FFO") is determined in accordance with a resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") and is defined as net income
    (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Bay and Avalon believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of their ability to incur and service debt, to make capital expenditures and to fund other cash needs. Bay and Avalon compute FFO in accordance with standards established by NAREIT which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Bay and Avalon. FFO does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of Bay's or Avalon's financial performance or cash flow from operating activities (determined in accordance with GAAP) as a measure of Bay's or Avalon's liquidity, nor is it indicative of funds available to fund Bay's or Avalon's cash needs, including their ability to make cash distributions.
(3) Pro forma cash provided by operating activities is not presented due to the significant number of assumptions required to complete the calculation.
(4) The weighted average shares outstanding shown for Bay differs from the weighted average shares outstanding for the purpose of calculating earnings per share because the conversion of preferred stock is antidilutive when calculating Bay's earnings per share. Therefore, diluted earnings for Bay is the same as basic earnings per share.

            BAY SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

  Set forth below are summary selected consolidated and combined financial and operating data for Bay and the Greenbriar Group, the predecessor of Bay, as of and for the periods indicated on a historical basis. This financial information has been derived from audited financial statements included in the Bay Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 through December 31, 1997. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, of Bay which are incorporated by reference herein. See "Where You Can Find More Information."

                            YEARS ENDED DECEMBER 31,                     THE GREENBRIAR GROUP
                          -------------------------------               -----------------------
                                                            MARCH 17-   JANUARY 1-  YEAR ENDED
                                                           DECEMBER 31, MARCH 16,  DECEMBER 31,
                             1997       1996       1995        1994        1994        1993
                          ----------  ---------  --------  ------------ ---------- ------------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Total revenue...........  $  126,034  $  82,593  $ 53,521   $  32,028    $ 5,140     $ 24,809
Expenses:
 Property operating(1)..  $   29,016  $  18,924  $ 12,452   $   7,001    $ 1,429     $  5,173
 Property taxes.........  $    9,467  $   6,353  $  4,349   $   2,786    $   459     $  2,342
 Interest and financing.  $   14,113  $  14,276  $ 11,472   $   4,782    $ 2,358     $ 10,932
 Depreciation and amor-
  tization..............  $   27,009  $  18,689  $ 13,714   $   8,366    $ 1,111     $  5,328
Income (loss) before ex-
 traordinary item.......  $   38,941  $  20,137  $ 11,460   $   7,486    $  (716)    $   (447)
Net income (loss).......  $   38,941  $  19,626  $ 11,460   $   7,486    $  (716)    $   (447)
EARNINGS PER COMMON
 SHARE:
 Income before minority
  interest, gain on sale
  and extraordinary
  item..................  $     1.42  $    1.08  $    .70   $     .65    $   --      $    --
 Minority interest......  $     (.02) $    (.02) $    --    $     --     $   --      $    --
                          ----------  ---------  --------   ---------    -------     --------
 Income from operations.  $     1.40  $    1.06  $    .70   $     .65    $   --      $    --
 Gain on sale...........  $      --   $     --   $    .21   $     --     $   --      $    --
                          ----------  ---------  --------   ---------    -------     --------
 Income before extraor-
  dinary item...........  $     1.40  $    1.06  $    .91   $     .65    $   --      $    --
 Extraordinary item.....  $      --   $    (.03) $    --    $     --     $   --      $    --
                          ----------  ---------  --------   ---------    -------     --------
Earnings available to
 common shares..........  $     1.40  $    1.03  $    .91   $     .65    $   --      $    --
                          ==========  =========  ========   =========    =======     ========
Cash dividends declared
 per common share.......  $     1.66  $    1.61  $   1.55   $    1.20    $   --      $    --
                          ==========  =========  ========   =========    =======     ========
OTHER INFORMATION:
EDITDA(2) ..............  $   80,533  $  53,421  $ 34,253   $  20,651    $ 2,753     $ 15,813
Funds from Operations(3)
 .......................  $   62,417  $  38,293  $ 21,884   $  15,430    $   395     $  4,881
BALANCE SHEET DATA:
Operating real estate
 assets, before
 accumulated deprecia-
 tion...................  $1,203,154  $ 699,402  $474,930   $ 346,584    $   --      $178,244
Development real estate
 assets.................  $  170,361  $  50,945  $ 23,280   $  51,749    $   --      $ 10,797
Total assets............  $1,317,650  $ 711,909  $477,190   $ 390,016    $   --      $165,367
Debt....................  $  487,484  $ 273,688  $227,801   $ 181,731    $   --      $168,796
Debt-affiliates.........  $      --   $     --   $    --    $     --     $   --      $  3,184
CASH FLOW INFORMATION:
 Net cash provided by
  operating
  activities............  $   64,850  $  40,223  $ 22,598   $  17,654    $   647     $  3,638
 Net cash used in in-
  vesting
  activities............  $ (577,170) $(216,999) $(87,247)  $(189,430)   $(2,211)    $ (1,643)
 Net cash provided by
  (used in) financing
  activities............  $  514,588  $ 176,019  $ 61,628   $ 175,168    $  (446)    $ (2,373)

--------
(1) Property operating expenses are defined as property related repair and maintenance expenses, utilities and on-site property management costs, and exclude property taxes, interest, depreciation and amortization.
(2) "EBITDA" represents earnings before interest, income taxes, depreciation, amortization, and minority interest. This data is relevant to an understanding of the economics of the multifamily apartment community business as it indicates funds available from operations to service debt and satisfy certain fixed obligations. EBITDA should not be construed by the reader as a substitute for operating income as an indicator of Bay's operating performance, or for cash flow from operating activities, as determined in accordance with GAAP, as a measure of liquidity.
(3) Many industry analysts consider FFO an appropriate measure of performance of an equity REIT. FFO, as defined by NAREIT, means net income (or loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition was revised by NAREIT effective for periods after 1995 to exclude the add back of non-real estate depreciation and the amortization of recurring deferred financing costs. Bay computes FFO in accordance with the revised NAREIT definition, which may differ from the methodology for computing FFO utilized by other equity REITs, and, accordingly, Bay's FFO may not be comparable to the FFO of such other REITs. Bay believes that in order to facilitate a clear understanding of the historical operating results, FFO should be examined in conjunction with net income (loss) as presented in the financial statements. FFO should not be considered as a substitute for net income (loss) as a measure of results of operations or for cash flow from operating activities, as determined in accordance with GAAP, as a measure of liquidity.

           AVALON SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following table provides selected consolidated financial, operating and other data for Avalon and its Predecessor. This financial information has been derived from audited financial statements included in the Avalon Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through December 31, 1997. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, of Avalon which are incorporated by reference herein. See "Where You Can Find More Information."

                                                COMPANY(1)                           PREDECESSOR(1)
                          ---------------------------------------------------------- --------------
                                  YEARS ENDED DECEMBER 31,              NOVEMBER 18-   JANUARY 1-
                          --------------------------------------------  DECEMBER 31,  NOVEMBER 17,
                             1997        1996       1995       1994         1993          1993
                          ----------  ----------  ---------  ---------  ------------ --------------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Total revenue...........  $  171,104  $  125,213  $  97,213  $  74,301   $   7,473      $ 51,856
 Expenses:
 Operating expenses ....  $   61,058  $   47,074  $  35,998  $  27,808   $   2,770      $ 21,620
 Interest expense.......  $   16,977  $    9,545  $  11,056  $   5,687   $     632      $ 24,557
 Depreciation and amor-
  tization..............  $   29,113  $   20,956  $  16,558  $  12,342   $   1,247      $ 10,851
Income (loss) before ex-
 traordinary items......  $   66,099  $   54,007  $  32,095  $  28,016   $   2,783      $ (5,774)
Net income..............  $   64,916  $   51,651  $  30,937  $  28,016   $   2,783      $  4,420
PER SHARE AND SHARE IN-
 FORMATION:
 Income before extraor-
  dinary items--ba-
  sic(2)................  $     1.26  $     1.42  $    1.13  $    1.10   $    0.12      $    --
 Income before
  extraordinary items--
  diluted(2)............  $     1.26  $     1.41  $    1.13  $    1.09   $    0.12      $    --
 Net income--basic(2)...  $     1.23  $     1.34  $    1.09  $    1.10   $    0.12      $    --
 Net income--diluted(2).  $     1.22  $     1.34  $    1.09  $    1.09   $    0.12      $    --
 Cash dividends paid(2).  $     1.53  $     1.49  $    1.46  $    1.08   $    0.17      $    --
OTHER INFORMATION:
 Funds from Opera-
  tions(3)..............  $   73,525  $   54,622  $  46,879  $  39,485   $   3,943      $  4,588
 Gross EBITDA(4)........  $  110,166  $   75,771  $  58,756  $  45,173   $   4,544      $ 29,239
BALANCE SHEET INFORMA-
 TION:
 Real estate, before ac-
  cumulated deprecia-
  tion..................  $1,534,986  $1,081,906  $ 782,433  $ 593,632   $ 426,570      $    --
 Total assets...........  $1,529,703  $1,082,771  $ 786,711  $ 602,558   $ 451,851      $    --
 Notes payable and
  Unsecured Facilities..  $  506,129  $  310,606  $ 340,686  $ 162,265   $  94,648      $    --
CASH FLOW INFORMATION:
 Net cash provided by
  operating activities..  $   93,649  $   65,841  $  56,314  $  36,453   $   4,426      $  6,984
 Net cash used in in-
  vesting activities....  $ (421,420) $ (261,033) $(189,582) $(154,252)  $(168,915)     $(28,971)
 Net cash provided by
  financing activities..  $  320,252  $  207,632  $ 132,207  $ 114,304   $ 170,846      $ 11,901

(1) See consolidated financial statements contained in Avalon's Annual Report on Form 10-K for the year ended December 31, 1997, including the notes thereto, which are incorporated by reference herein.
(2) Share and per share information is only presented for Avalon because no Avalon common stock was outstanding during periods presented for its Predecessor. The first full year operating as a public company was 1994 and the timing of dividend declarations and payments was such that only three dividends were paid in 1994.
(3) Management generally considers FFO to be an appropriate measure of the operating performance of Avalon because it provides investors an understanding of the ability of Avalon to incur and service debt and to make capital expenditures. Avalon believes that in order to facilitate a clear understanding of the operating results of Avalon, FFO should be examined in conjunction with net income in the consolidated financial data presented herein. FFO is determined in accordance with a resolution adopted by the Board of Governors of NAREIT, and is defined as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Avalon's performance or indicative of cash available to fund cash needs. Further,

   FFO as disclosed by other REITs may not be comparable to Avalon's calculation of FFO. The calculation of FFO for the periods presented is reflected in the following table:

                          SUMMARY CALCULATION OF FFO

                                                  COMPANY                            PREDECESSOR
                          ---------------------------------------------------------- ------------
                                   YEARS ENDED DECEMBER 31,             NOVEMBER 18-  JANUARY 1-
                          --------------------------------------------- DECEMBER 31, NOVEMBER 17,
                             1997        1996        1995       1994        1993         1993
                          ----------  ----------  ---------- ---------- ------------ ------------
Net income..............  $   64,916  $   51,651  $   30,937 $   28,016  $    2,783    $ 4,420
Depreciation (real
 estate related)........      27,360      18,566      14,468     11,153       1,122     10,083
Joint venture adjust-
 ments..................         399         321         316        316          38        279
Preferred stock divi-
 dends..................     (19,656)    (10,422)        --         --          --         --
Gain on sale of communi-
 ties...................        (677)     (7,850)        --         --          --         --
Extraordinary items.....       1,183       2,356       1,158        --          --     (10,194)
                          ----------  ----------  ---------- ----------  ----------    -------
Funds from Operations...  $   73,525  $   54,622  $   46,879 $   39,485  $    3,943    $ 4,588
                          ==========  ==========  ========== ==========  ==========    =======
Weighted average shares
 outstanding............  36,762,781  30,739,504  28,365,427 25,486,932  22,432,494        --
                          ==========  ==========  ========== ==========  ==========    =======

(4) Gross EBITDA represents earnings before interest, income taxes, depreciation and amortization, gain on sale of communities and extraordinary items. Gross EBITDA is relevant to an understanding of the economics of Avalon because it indicates cash flow available from Avalon operations to service fixed obligations. Gross EBITDA should not be considered as an alternative to operating income, as determined in accordance with GAAP, as an indicator of Avalon's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.

                       COMPARATIVE PER COMMON SHARE DATA

  We have summarized below the per common share information for Bay and Avalon on a historical, pro forma consolidated and pro forma equivalent basis. The pro forma information gives effect to the Merger accounted for as a purchase. You should read this information in conjunction with our historical financial statements (and related notes) contained in the reports and other information that we have filed with the Securities and Exchange Commission (the "SEC"). See "Where You Can Find More Information." You should also read this information in conjunction with the pro forma financial information set forth under the heading "Unaudited Pro Forma Financial Statements." You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will achieve after the Merger.

                                                 YEAR ENDED DECEMBER 31, 1997
                                              ----------------------------------
                                                          PRO FORMA   PRO FORMA
                                              HISTORICAL CONSOLIDATED EQUIVALENT
                                              ---------- ------------ ----------
Net income--basic:
  Bay........................................   $ 1.40      $ 1.26         N/A
  Avalon.....................................   $ 1.23         N/A      $ 0.97
Distributions paid:
  Bay........................................   $ 1.65      $ 1.65         N/A
  Avalon.....................................   $ 1.53         N/A      $ 1.27
Book value:
  Bay........................................   $22.83      $31.03         N/A
  Avalon.....................................   $17.68         N/A      $23.84

                                 RISK FACTORS

  Unless the context otherwise requires, all references in this Joint Proxy Statement/Prospectus to the "Surviving Corporation" refer to Avalon Bay Communities, Inc. (the new name of Bay Apartment Communities, Inc. following the Merger) and its subsidiaries on a consolidated basis following the consummation of the Merger. This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Surviving Corporation's actual results could differ materially from those set forth in the forward-looking statements because of, among other reasons, the following list of risk factors. The list may not be exhaustive.

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS FOLLOWING THE MERGER

  Both Bay and Avalon are currently in a period of rapid growth through the acquisition and development of additional apartment communities. Based upon the respective portfolios of Bay and Avalon, on a pro forma basis as of April 20, 1998, after giving effect to the Merger, the Surviving Corporation would have owned 141 apartment communities with approximately 40,700 apartment homes (in each case, including those under construction), an increase in Bay's apartment homes portfolio of over 22,700 apartment homes. The integration of the departments, systems, operating procedures and information technologies of Bay and Avalon, as well as future acquisitions and developments, will present a significant challenge to management. The failure to successfully integrate those systems and procedures into one operating philosophy could have a material adverse effect on the results of operations and financial condition of the Surviving Corporation. There can be no assurance that we will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Bay and Avalon.

POSSIBILITY THAT THE EXPECTED BENEFITS OF THE MERGER WILL NOT BE REALIZED

  Based on anticipated savings in expenses and other factors, the Merger is expected to have an accretive (rather than a dilutive) effect on the Surviving Corporation's FFO per share on a pro forma basis for the second half of fiscal year 1998. The Merger also is expected to have an accretive effect on FFO for future periods. However, no assurance can be given that the anticipated expense reductions will be realized or that unanticipated costs will not arise as a result of the Merger. For example, although we believe that we have reasonably estimated the likely costs of integrating the operations of Bay and Avalon, as well as the incremental costs of operating as a combined company, it is possible that unexpected transaction costs (such as transfer taxes, consent fees or professional expenses) or unexpected future operating expenses (such as increased personnel costs, increased property taxes or increased travel expenses) could have a material adverse effect on the results of operations and financial condition of the Surviving Corporation. If the expected savings are not realized or unexpected costs are incurred, the Merger could have a significant dilutive effect on the Surviving Corporation's FFO per share. For a description of the manner in which FFO is calculated, see "Summary Combined Historical and Pro Forma Financial Data."

INABILITY TO CONTINUE EXTERNAL GROWTH RATE

  After the Merger is completed, the Surviving Corporation will have an asset base in excess of $3.4 billion, which is significantly larger than the asset base managed by our respective management teams in the past. This should make it possible for us to access capital for the acquisition, development and reconstruction of apartment communities on more favorable terms. However, we may be forced to temporarily limit our acquisition, development and reconstruction activities as we attempt to integrate the two companies' operations. Accordingly, there can be no assurances that the external growth rate of the Surviving Corporation will equal or exceed the historical external growth rates of either Bay or Avalon.

REDUCTION IN OWNERSHIP AND VOTING POWER FOR BAY AND AVALON STOCKHOLDERS AFTER THE MERGER

  Holders of both Bay common stock and Avalon common stock, except those stockholders who hold common stock in both companies, will experience a substantial reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in Bay and Avalon prior to the Merger. In the future, additional shares of common stock of the Surviving Corporation may be issued in public offerings, in connection with share-for-share mergers and acquisitions, redemptions of operating partnership units, or otherwise, which would further reduce the percentage ownership interests of holders of common stock in the Surviving Corporation. After the Merger, neither the current holders of Bay common stock nor the current holders of Avalon common stock will have separate approval rights with respect to any actions or decisions of the Surviving Corporation.

STATUS OF THE MERGER AS A TAX-FREE REORGANIZATION

  The Merger is expected to qualify for treatment as a tax-free reorganization under Section 368(a) of the Code. As a result, neither Bay nor Avalon stockholders should recognize taxable gain as a result of the Merger (except in connection with cash paid to holders of Avalon common stock for fractional share interests). It is a condition to the Merger that we obtain legal opinions from our respective counsel stating that the Merger should be treated as a tax-free reorganization. However, these legal opinions will not be binding on the Internal Revenue Service ("IRS"). In the event that the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, each Avalon stockholder will recognize gain or loss equal to the difference between the stockholder's tax basis in the Avalon common stock and Avalon preferred stock and the fair market value of the Bay common stock and Bay preferred stock, as the case may be, received as consideration in the Merger. See "Certain Federal Income Tax Considerations--Tax Consequences of the Merger."

SUBSTANTIAL EXPENSES RELATED TO THE MERGER

  There can be no assurance that the Merger will be completed. Bay and Avalon have each incurred substantial expenses in connection with the transactions described in this Joint Proxy Statement/Prospectus. In addition, the Merger Agreement provides that termination expenses of $10 million may be payable pursuant to the Merger Agreement by Bay or Avalon in the event the Merger Agreement is terminated for certain reasons or certain events occur. For a more complete description of the circumstances under which a termination fee may be payable, see "The Merger Agreement--Termination; Fees and Expenses." If the Merger is not completed, these expenses and termination fees could have a material adverse impact on the ability of Bay and/or Avalon to pay future distributions to their respective stockholders.

NO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER

  Under Maryland law, neither the Bay stockholders nor the Avalon stockholders have appraisal rights in connection with the Merger.

DEPENDENCE ON KEY PERSONS

  After the Merger, the Surviving Corporation will depend on the services of certain key personnel, including Gilbert M. Meyer, Richard L. Michaux and Charles H. Berman (each of whom has entered into an employment agreement with the Surviving Corporation effective upon completion of the Merger). The loss of the services of any of these key persons could have a material adverse effect on the successful integration of Bay and Avalon and the results of operations of the Surviving Corporation. See "The Company--Avalon Bay Communities, Inc." and "The Merger--Interests of Certain Persons in the Merger."

DEVELOPMENT AND ACQUISITION RISKS

  We intend to continue to develop and reconstruct apartment home communities using an integrated development and underwriting policy derived from the respective strengths of Bay and Avalon. In addition to the risk that we will be unable to successfully integrate the development and construction policies of Bay and Avalon, other risks associated with the Surviving Corporation's development and construction activities may include: development and acquisition opportunities explored by the Surviving Corporation may be abandoned; construction costs of a community may exceed original estimates due to increased materials, labor or other costs, which could make completion of the community uneconomical; occupancy rates and rents at a newly completed community may fluctuate depending on a number of factors, including market and general economic conditions, and may not be sufficient to make the community profitable; financing may not be available on favorable terms for the development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. The occurrence of any of the events described above could have a material adverse effect on the Surviving Corporation's ability to achieve its projected yields on communities under development or redevelopment and could prevent the Surviving Corporation from making expected distributions to stockholders. See "--Real Estate Investment Risks."

  Construction costs have been increasing in Bay's and Avalon's target markets. For each of Bay and Avalon, the cost to develop new communities and reposition acquired communities has, in some cases, exceeded management's original estimates. We may experience similar cost increases in the future. There can be no assurance that we will be able to charge rents upon completing the development or redevelopment of communities that will be sufficient to offset the effects of any increases in construction costs.

  Acquisitions entail risks that investments will fail to generate expected returns and that estimates of the costs of improvements to bring an acquired community up to standards established for the market position intended for that community will prove inaccurate. Acquisitions also involve general investment risks associated with any new real estate investment. Although we will undertake an evaluation of the physical condition of each new community before it is acquired, certain defects or necessary repairs may not be detected until after the community is acquired, which could significantly increase our total acquisition costs.

NEW MARKETS

  Each of Bay and Avalon has expanded its ownership and operations of apartment communities into new markets in recent years. In 1996, Bay expanded beyond Northern California and has since acquired 19 communities located in Southern California (including Orange, Los Angeles and San Diego Counties), three communities located in the state of Washington and one community in Oregon. Similarly, Avalon has expanded its operations beyond its historical Mid-Atlantic and Northeast market areas into certain Midwest markets. Following the Merger, we intend to make other selective investments in these markets from time to time and may also make other selective investments in markets outside of our current market areas if appropriate opportunities arise. We will have significant management expertise in Northern California, the Mid-Atlantic and the Northeast. However, this expertise may not assist us in our expansion into new markets. Like the risks associated with the addition of a substantial number of new communities, our entry into new market areas will require, among other things, that we successfully apply our experience to these new market areas. Because of our expansion into new market areas, we may be exposed to risks associated with, among other things, (i) a lack of market knowledge and understanding of the local economy, (ii) an inability to obtain land for development and to identify property acquisition opportunities, (iii) an inability to obtain construction tradespeople, (iv) sudden adverse shifts in supply and demand factors and (v) an unfamiliarity with local governmental and permitting procedures.

DEPENDENCE ON PRIMARY MARKETS

  Bay's historical experience is in Northern California (primarily in the San Francisco Bay Area), where 37 of the 60 Bay communities are located. Avalon's historical experience is in the Mid-Atlantic and Northeast markets, where 54 of the 66 Avalon communities are located. Consequently, economic conditions in these markets will significantly influence our future performance. As a result of the Merger, we will have a more geographically diverse portfolio, which should provide us with additional stability in the event of adverse economic conditions in any one region or market. However, a decline in the economy in one or more of these markets, or in the United States generally, may materially adversely affect our operating results and our ability to make expected distributions to stockholders.

PORTFOLIO ACQUISITION RISKS

  Bay and Avalon have increasingly emphasized, and after the Merger we expect to continue to emphasize, acquisitions of multiple apartment communities in single transactions in order to reduce acquisition expenses per apartment community and to obtain a critical mass of assets that provides operating leverage. However, portfolio acquisitions are more complex than single-community acquisitions, and the risk that a multiple-community acquisition will not close may be greater than in a single-community acquisition. In addition, the costs for a proposed portfolio acquisition that does not close are generally greater than for a single-community acquisition. The failure to close one or more portfolio acquisitions could materially adversely impact our ability to increase FFO, and may result in a charge to earnings for costs related to the failed acquisition.

  Portfolio acquisitions may also result in the Surviving Corporation owning apartment communities in geographically dispersed markets that are geographically removed from our principal markets. This geographic diversity will place additional demands on our ability to manage such operations.

  Another risk associated with portfolio acquisitions is that a seller may require a group of apartment communities to be purchased as a package, even though one or more of the apartment communities in the portfolio does not meet the Surviving Corporation's investment criteria. In those cases, we may attempt to make a joint bid with another buyer, or we may purchase a portfolio of apartment communities with the intent to subsequently dispose of the communities that do not meet our criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition may not close, with the adverse consequences described above. In cases where we intend to dispose of apartment communities we do not wish to own, there can be no assurance as to how quickly we could sell or exchange those apartment communities or the terms on which they could be sold or exchanged. In addition, any gains on the sale of apartment communities within four years of the date of acquisition could be subject to a 100% income tax under regulations applicable to REITs.

REAL ESTATE FINANCING RISKS

  No Limitation on Debt. The ratios of debt to total market capitalization of Bay and Avalon on April 20, 1998 were 33.7% and 27.5%, respectively. On a pro forma basis as of April 20, 1998, the Surviving Corporation's ratio of debt to total market capitalization would have been approximately 30.5%. We currently intend to incur debt only if upon such incurrence the ratio of debt to total market capitalization (i.e., the total consolidated debt of the Surviving Corporation as a percentage of the market value of issued and outstanding equity securities plus total consolidated debt) would be 50% or less, but the charter and bylaws of the Surviving Corporation will not contain any limitation on the amount of indebtedness the Surviving Corporation may incur. Accordingly, the Surviving Corporation Board could alter or eliminate this policy without stockholder approval. Certain debt covenants in credit facilities and senior unsecured debt offerings of each of Bay and Avalon limit the amount of debt that can be incurred.

  Existing Debt Maturities, Balloon Payments and Refinancing Risks. We will be subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. Because we anticipate that only a small portion of the principal of the Surviving Corporation's indebtedness will be repaid prior to maturity, it is expected that it will be necessary for us to refinance debt. Accordingly, there is a risk that existing indebtedness will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of the existing indebtedness.

  Risk of Rising Interest Rates. Historically, Bay and Avalon have incurred, and we expect that the Surviving Corporation will incur in the future, variable rate indebtedness under credit facilities or in connection with the construction of multifamily apartment communities, as well as for other purposes. Accordingly, increases in interest rates will increase our interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements).

  Bond Compliance Requirements. Certain of Bay's and Avalon's apartment communities are financed with obligations issued by various local government agencies or instrumentalities, the interest on which is exempt from federal income taxation. These obligations are commonly referred to as "tax-exempt bonds." We expect that the Surviving Corporation will continue to finance apartment communities with tax-exempt bonds in the future. Under the terms of tax-exempt bonds, we will have to comply with various restrictions on the use of the communities financed by such bonds, including a requirement that a percentage of apartments be made available to low and middle income households. The bond compliance requirements, and the requirements of any future tax-exempt bond financing of the Surviving Corporation, may have the effect of limiting the Surviving Corporation's income from communities subject to the financing. In addition, certain of the tax-exempt bond financing documents require that a financial institution (the "credit enhancer") guarantee payment of principal of, and interest on, the bonds, which may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the credit enhancer defaults in its credit enhancement obligations, or we are unable to renew the applicable credit enhancement or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the community could be foreclosed upon.

REAL ESTATE INVESTMENT RISKS

  General Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Surviving Corporation's cash flow and ability to pay distributions to its stockholders will be adversely affected.

  An apartment community's revenues and value may be adversely affected by a number of factors, including the national economic climate; the local economic climate (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of or a reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the community; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a community is mortgaged to secure payment of indebtedness, and if we are unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the community or the exercise of other remedies by the mortgagee. In addition, real estate values and income from communities are also affected by such factors as the cost of compliance with government regulations, including zoning and tax laws, interest rate levels and the availability of financing.

  Operating Risks. Each of Bay's and Avalon's communities is subject to all operating risks common to apartment communities in general, any and all of which might adversely affect apartment home occupancy or rental rates. Increases in unemployment and a decline in household formation might adversely affect occupancy or rental rates. Increases in operating costs due to inflation and other factors may not be offset by increased rents. Residents may be unable or unwilling to pay rent increases. Rent control or rent stabilization laws or other laws regulating housing are applicable in certain of the cities in the markets where Bay and Avalon own communities and may be enacted in the future in other locations where the Surviving Corporation's communities are located or may be acquired; compliance with these laws may prevent us from raising rents to offset increases in operating costs. Similarly, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occurs, the Surviving Corporation's ability to achieve its desired yields on its communities and to make expected distributions to stockholders could be adversely affected.

  Market Illiquidity. Equity real estate investments are relatively illiquid. This illiquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, our ability to sell communities held for fewer than four years will be limited by the Code, which may affect our ability to sell communities without adversely affecting returns to stockholders.

  Competition. There are numerous housing alternatives that compete with the apartment communities in attracting residents. The communities compete directly with other rental apartments and single-family homes that are available for rent in the markets in which the communities are located. The communities also compete for residents with the new and existing single-family home markets. The number of competitive residential communities in a particular area could have a material adverse effect on our ability to lease apartment homes and on the rents charged. In addition, competitors for acquisitions and development communities may have greater resources than the Surviving Corporation, thereby putting us at a competitive disadvantage.

NATURAL DISASTERS

  Many of Bay's communities are located in the general vicinity of active earthquake faults. In June 1997, Bay obtained a seismic risk analysis from an engineering firm which estimated the probable maximum loss ("PML") for each of Bay's 41 communities owned at that time and Toscana, a community under development, individually and for all of those communities and Toscana combined. To establish a PML, the engineers first define a severe earthquake event for the applicable geographic area, which is an earthquake that has only a 10% likelihood of occurring over a 50-year period. The PML is determined as the structural and architectural damage and business interruption loss that has a 10% probability of being exceeded in the event of such an earthquake. Because Bay's communities are concentrated in the San Francisco Bay Area, the engineers' analysis defined an earthquake on the San Andreas Fault with a Richter Scale magnitude of 8.0 as a severe earthquake with a 10% probability of occurring within a 50-year period. The engineers then established an aggregate PML at that time of $63.8 million for the 41 communities owned at that time and Toscana. The $63.8 million PML for those communities was a PML level that the engineers expected to be exceeded only 10% of the time in the event of such a severe earthquake. The actual aggregate PML could be higher or lower as a result of variations in soil classifications and structural vulnerabilities. For each community, the engineers' analysis calculated an individual PML as a percentage of the community's replacement cost and projected revenues. Two of Bay's communities had individual PMLs of 30%, while seven communities had PMLs of 25%, and the remaining 32 communities owned at that time and Toscana each had PMLs of 20% or less. Bay has obtained an individual PML assessment for each of the eighteen communities acquired since June 1997. One community had an individual PML of 50%, one had an individual PML of 30%, three had individual PMLs of 24%, one had an individual PML of 21%, and the remaining 12 Bay communities had individual PMLs of 20% or less. While Bay has not yet obtained an engineers' analysis establishing an aggregate PML for all of its communities on a combined basis, we currently intend to do so in the future on an annual basis in order to assist in evaluating appropriate levels of insurance coverage. No assurance can be given that an earthquake would not cause damage or losses greater than the PML assessments indicate, that future PML levels will not be higher than the current PML levels for Bay's communities, or that future acquisitions or developments will not have PML assessments indicating the possibility of greater damage or losses than currently indicated.

  In July 1997, Bay renewed its earthquake insurance, both for physical damage and lost revenue, with respect to Bay's 41 communities then owned and Toscana. In addition, the eighteen Bay communities acquired subsequent to June 1997 are included under Bay's earthquake insurance policy. For any single occurrence, Bay self-insures the first $25 million of loss, and has in place $35 million of coverage above this amount. In addition, Bay's general liability and property casualty insurance provides coverage for personal liability and fire damage. In the event that an uninsured disaster or a loss in excess of insured limits were to occur, the Surviving Corporation could lose its capital invested in the affected community, as well as anticipated future revenue from that community, and would continue to be obligated to repay any mortgage indebtedness or other obligations related to the community. Any such loss could materially and adversely affect the business of the Surviving Corporation and its financial condition and results of operations.

INCLEMENT WEATHER

  The concentration of Avalon's communities in the Northeast and Midwest exposes Avalon to risks associated with inclement weather. For example, unusually harsh winters may result in increased costs in the Northeast and Midwest markets due to such factors as the removal of snow and ice, as well as delays in the construction, reconstruction, development or redevelopment of apartment communities. In addition, such inclement weather could increase the need for maintenance and repairs on the communities. Similarly, unusually high rainfall or other inclement weather along the West coast could result in increased costs to Bay due to delays in the construction, reconstruction, development or redevelopment of apartment communities.

POTENTIAL ENVIRONMENTAL LIABILITIES

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required (often regardless of knowledge or responsibility) to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at its properties, and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by them in connection with the contamination, which costs may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may have a material adverse effect on the owner's ability to borrow against, sell or rent the affected property. In addition, certain environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with the contamination.

  Certain federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Those laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with its ownership and operation of the communities, the Surviving Corporation may potentially be liable for such costs.

  We are not aware that any ACMs were used in connection with the construction of the communities developed by them. However, ACMs were used in connection with the construction of several of the communities acquired by Bay and Avalon. We do not anticipate that the Surviving Corporation will incur any material liabilities in connection with the presence of ACMs at their respective communities. Bay and Avalon currently have in place or intend to implement an operations and maintenance program for each of the communities at which ACMs have been detected.

  All of the Bay and Avalon communities, and all of their communities currently under development, have been subjected to a Phase I or similar environmental assessment (which involves general inspections without soil sampling or groundwater analysis and generally without radon testing). These assessments have not revealed any environmental liability that we believe would have a material adverse effect on the Surviving Corporation's business, assets, financial condition or results of operations. However, two communities under development are subject to soil and groundwater remediation of contamination from adjacent landowners. In the case of one of the development communities, Toscana, a neighboring corporation is causing remediation to occur and has provided an indemnity which the Surviving Corporation may rely upon for certain environmental liabilities, including underground storage tank removal and other environmental cleanup. Additionally, another development community, Paseo Alameda, required underground storage tank removal and other environmental cleanup. We are also aware that certain communities have lead paint and we are undertaking or intend for the Surviving Corporation to undertake appropriate remediation or management activity. Nevertheless, it is possible that the assessments do not reveal all environmental liabilities or there are material environmental liabilities of which we are unaware. Furthermore, prior to March 17, 1994, the date of Bay's initial public offering, Bay had been occasionally involved in developing, managing, leasing and operating various properties for third parties and may be considered an operator of such properties and, therefore, potentially liable for removal or remediation costs or other potential costs which could relate to hazardous or toxic substances. Bay is not aware of any environmental liabilities with respect to properties it has managed or developed for such third parties. No assurances can be given that (i) future laws, ordinances or regulations will not impose material environmental liability or (ii) the current environmental condition of Bay and Avalon communities or their development communities will not be affected by the condition of land or operations in the vicinity of such communities (such as the presence of underground storage tanks) or by properties of third parties unrelated to the Surviving Corporation.

FEDERAL INCOME TAX RISKS--FAILURE TO QUALIFY AS A REIT

  Prior to the consummation of the Merger, each of Bay and Avalon intends to continue to operate in a manner intended to allow it to qualify as a REIT under the Code. It is intended that the Surviving Corporation will operate following the Merger in a manner so that it will continue to qualify as a REIT. Although we believe that Bay and Avalon are organized and operate in such a manner, no assurance can be given that Bay or Avalon qualifies as a REIT or that the Surviving Corporation will remain qualified as a REIT following the Merger. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control. Failure of either Bay or Avalon to have qualified as a REIT prior to the Merger could also disqualify the Surviving Corporation as a REIT and/or subject it to significant tax liabilities.

  If the Surviving Corporation fails to qualify as a REIT, the Surviving Corporation will be subject to federal income tax at regular corporate rates. In this event, the Surviving Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain statutory provisions, the Surviving Corporation would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

THE ABILITY OF STOCKHOLDERS TO CONTROL THE POLICIES OF THE SURVIVING CORPORATION AND EFFECT A CHANGE OF CONTROL OF THE SURVIVING CORPORATION IS LIMITED

  Stockholder approval is not required to change policies of the Surviving Corporation. The Surviving Corporation's operating and financial policies, including its policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, will be determined by the Surviving Corporation Board. Accordingly, the stockholders of the Surviving Corporation will have no direct control over changes in these or similar policies of the Surviving Corporation, and changes in the Surviving Corporation's policies may not fully serve the interests of all of its stockholders.

  Stockholder approval is not required to engage in investment activity. We expect to continue to acquire additional real estate assets pursuant to our investment strategies and consistent with our investment policies. The stockholders of the Surviving Corporation will generally not be entitled to receive historical financial statements regarding, or to vote on, any such acquisition and, instead, will be required to rely entirely on the decisions of management and the Surviving Corporation Board with respect thereto (although in the case of acquisitions that are material, the Surviving Corporation will, as required by federal securities law, provide financial information regarding the acquisitions in public filings).

  Stock ownership limit in the Charter could inhibit changes in control. In order to maintain its qualification as a REIT for federal income tax purpose, not more than 50% in value of the outstanding stock of the Surviving Corporation may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). See "Certain Federal Income Tax Consequences--REIT Qualification." To help ensure its qualification as a REIT for federal income tax purposes, and to otherwise address concerns relating to concentration of stock ownership, the charter of the Surviving Corporation generally will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single stockholder of more than 9.8% of the issued and outstanding shares of each class or series of the Surviving Corporation's stock (the "New Ownership Limit"). In addition, certain pension plans and mutual funds registered under the Investment Company Act of 1940 (the "Investment Company Act") may beneficially own up to 15% of a class or series of the Surviving Corporation's stock (the "Look-Through Ownership Limit") under the Amended and Restated Charter. The Surviving Corporation Board may waive or modify the New Ownership Limit or the Look-Through Ownership Limit with respect to one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize the Surviving Corporation's status as a REIT. The New Ownership Limit and the Look-Through Ownership Limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the Surviving Corporation's common stock in connection with such a change in control, even if the transaction were in the best interests of some, or a majority, of the Surviving Corporation's stockholders.

  Other Provisions in the Charter and Bylaws could inhibit changes in control. Certain provisions of the Surviving Corporation's charter and bylaws may have the effect of inhibiting a third party from making an acquisition proposal for the Surviving Corporation or of delaying, deferring or preventing a change in control of the Surviving Corporation under circumstances that could otherwise provide the stockholders of the Surviving Corporation with the opportunity to realize a premium over the then-prevailing market price of its common stock. For example, the Amended and Restated Charter will authorize the Surviving Corporation Board to issue shares of preferred stock in series and to establish the rights and preferences of any series of preferred stock so issued. See "Description of Capital Stock of Bay--Preferred Stock." The issuance of preferred stock with special voting or economic rights also could have the effect of delaying, deferring or preventing a change in control of the Surviving Corporation.

  Shareholder Rights Agreement could inhibit changes in control. Bay has adopted a shareholder rights agreement. Bay, as the Surviving Corporation, will continue the shareholder rights agreement after the Merger. Under the terms of the shareholder rights agreement, in general, if a person or group acquires more than 10% of the outstanding shares of Bay's common stock (an "Acquiring Person"), all other stockholders will have the right to purchase securities from Bay at a discount to those securities, thus causing substantial dilution to the Acquiring Person. The shareholder rights agreement may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the common stock in connection with such a transaction. Following the Merger, the Surviving Corporation Board can prevent the shareholder rights agreement from operating in the event the board approves of an Acquiring Person. Therefore, the shareholder rights agreement gives the board significant discretion over whether a potential acquiror's efforts to acquire a large interest in the Surviving Corporation will be successful. See "Description of Capital Stock of Bay--Shareholder Rights Agreement."

  Business Combination Statute could inhibit changes in control. Under Maryland law, certain "business combinations" (including mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between the Surviving Corporation and any person who beneficially owns 10% or more of the voting power of the Surviving Corporation's common stock (an "Interested Stockholder") are prohibited for five years following the date on which such person became an Interested Stockholder. Thereafter, Maryland law provides that, subject to certain limited exceptions, any such business combination must be approved by the board of directors and at least (i) 80% of the votes entitled to be cast by the holders of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by the disinterested holders of voting stock of the corporation. These provisions of Maryland law will not apply, however, to business combinations that are approved or exempted by the Surviving Corporation Board prior to the time any such person becomes an Interested Stockholder.

  Pursuant to the authority granted under Maryland law, the Surviving Corporation Board may adopt a resolution providing that the business combinations provisions of Maryland law do not apply to the Surviving Corporation. However, until such time, if any, as the Surviving Corporation Board adopts such a resolution, the business combinations provisions will apply to the Surviving Corporation. Therefore, the Surviving Corporation Board will have significant discretion over whether a potential acquiror's efforts to acquire a large interest in the Surviving Corporation will be successful. In addition, the business combinations provisions could have the effect of delaying, deferring or preventing a change in control of the Surviving Corporation, even if such a change in control were in the best interests of some, or a majority, of the Surviving Corporation's stockholders.

                                 THE MEETINGS

  This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of Bay common stock by the Bay Board for use at the Bay Meeting (as defined below) and (ii) from the holders of Avalon common stock by the Avalon Board for use at the Avalon Meeting (as defined below). This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective stockholders of Bay and Avalon on or about May 5, 1998.

                                THE BAY MEETING

PURPOSE OF THE MEETING

  The 1998 Annual Meeting of the Stockholders of Bay shall be held at the Fairmont Hotel, 170 South Market Street, San Jose, California 95113, on June 4, 1998 at 10:00 a.m., local time (together with all adjournments and postponements thereof, the "Bay Meeting"), for the following purposes:

  . To elect six directors to serve until the 1999 annual meeting of the stockholders of Bay and until their respective successors are duly elected and qualified. The Board of Directors has nominated the following six individuals for election as such directors: Gilbert M. Meyer, Bruce A. Choate, John J. Healy, Jr., Brenda J. Mixson, Thomas H. Nielsen and Lance R. Primis. See "Proposal 1--Election of Directors."

  . To approve certain amendments to Bay's charter relating to the Bay Series A Preferred Stock, which will have the effect of terminating certain voting rights of, and correcting the description of the liquidation rights of, the Bay Series A Preferred Stock. See "Proposal 2--Approval of Amendments to the Articles of Incorporation Relating to the Bay Series A Preferred Stock."

  . To ratify the 1994 Stock Incentive Plan, as amended and restated. See "Proposal 3--Ratification of the Stock Incentive Plan, as amended and restated."

  . To approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. See "Proposal 4--Approval of the Agreement and Plan of Merger."

  . To consider and act upon such other business and matters or proposals as may properly come before the Bay Meeting.

  Any action may be taken on the foregoing matters at the Bay Meeting on the date specified above, or on any date or dates to which it may be postponed or to which, by original or later adjournment, the Bay Meeting may be adjourned.

RECORD DATE; VOTING RIGHTS; PROXIES

  Bay has fixed the close of business on April 23, 1998 as the record date (the "Bay Record Date") for determining holders of Bay common stock and Bay Series A Preferred Stock entitled to notice of, and to vote at, the Bay Meeting. Only holders of Bay common stock and, with respect to Proposal 2 only, Bay Series A Preferred Stock, at the close of business on the Bay Record Date will be entitled to notice of and to vote at the Bay Meeting. As of April 23, there were 26,370,576 issued and outstanding shares of Bay common stock and 2,308,800 issued and outstanding shares of Bay Series A Preferred Stock. Each holder of record of Bay common stock and Bay Series A Preferred Stock on the Bay Record Date is entitled to one vote per share.

  All shares of Bay common stock which are entitled to vote and are represented at the Bay Meeting by properly executed proxies received prior to or at the Bay Meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE GIVEN ON A PROXY CARD, IT WILL BE VOTED FOR APPROVAL OF THE RESPECTIVE PROPOSALS SET FORTH THEREON.

  Votes cast by proxy or in person at the Bay Meeting will be tabulated by the inspector of elections appointed for the meeting who will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but, with the exception of the New York Stock Exchange voting requirement referenced in Proposal 3, as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum but not voting with respect to that matter.

  If any other matters are properly presented at the Bay Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against a proposal will not be voted in favor of adjournment in order to continue to solicit proxies with respect to that proposal.

  Any proxy given by a Bay common stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (i) filing with the Secretary of Bay, at or before the taking of the vote at the Bay Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Bay before the taking of the vote at such meeting, or (iii) voting in person at the meeting (although attendance at the Bay Meeting will not by itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent, in the case of Bay, to Bay Apartment Communities, Inc., 4340 Stevens Creek Boulevard, Suite 275, San Jose, California 95129, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the Bay Meeting.

INDEPENDENT PUBLIC ACCOUNTANTS

  Bay has selected Coopers & Lybrand L.L.P. ("C&L") as its principal independent public accountants for the current fiscal year. Representatives of C&L are expected to be present at the Bay Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

SOLICITATION OF PROXIES

  Bay will bear its own costs of solicitation of proxies, except that the cost of preparing, printing and mailing this Joint Proxy Statement/Prospectus will be borne equally by Bay and Avalon. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of shares of Bay common stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Bay stockholders by directors, officers and employees of Bay in person or by telephone, telegraph, facsimile or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of Bay in connection with the solicitation. In addition, D. F. King & Co., a proxy solicitation firm, has been engaged by Bay to act as proxy solicitor and will receive fees estimated at $9,000, plus reimbursement of out-of-pocket expenses. Any questions or requests for assistance regarding this Joint Proxy Statement/Prospectus and related proxy materials may be directed to the Chief Financial Officer of Bay by telephone at (408) 983-1500.

QUORUM

  The holders of a majority of all of the votes entitled to be cast (including shares of Bay Series A Preferred Stock), present in person or represented by proxy, shall constitute a quorum at the Bay Meeting. Shares which abstain from voting as to a particular matter and broker non-votes will be treated as shares that are present and entitled to vote at the Bay Meeting for purposes of determining whether a quorum exists.

REQUIRED VOTE

  The vote required for approval of each of the four Proposals presented in this Joint Proxy Statement/ Prospectus, and the treatment of abstentions and broker non-votes, are specified in the discussion of each Proposal.

  REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO BAY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                              THE AVALON MEETING

PURPOSE OF THE MEETING

  A special meeting of the stockholders of Avalon shall be held at Avalon's offices at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, on June 4, 1998, at 11:00 a.m., local time (together with any adjournments or postponements thereof, the "Avalon Meeting"), for the following purposes:

  . To approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. See "Proposal 4--Approval of the Agreement and Plan of Merger."

  . To consider and act upon such other business and matters or proposals as may properly come before the Avalon Meeting.

  Only business within the purposes described in the Avalon Notice of Special Meeting of Stockholders may be conducted at the Avalon Meeting. Any action may be taken on the foregoing matters at the Avalon Meeting on the date specified above, or on any date or dates to which it may be postponed or to which, by original or later adjournment, the Avalon Meeting may be adjourned.

RECORD DATE; VOTING RIGHTS; PROXIES

  Avalon has fixed the close of business on April 23, 1998 as the record date (the "Avalon Record Date") for the determination of the stockholders entitled to notice of, and to vote at, the Avalon Meeting. Only holders of record of Avalon common stock at the close of business on the Avalon Record Date will be entitled to notice of, and to vote at, the Avalon Meeting. As of April 23, 1998, there were 43,141,687 issued and outstanding shares of Avalon common stock. Each holder of record of Avalon common stock on the Avalon Record Date is entitled to one vote per share, which may be cast either in person or by properly executed proxy.

  All shares of Avalon common stock which are entitled to vote and are represented at the Avalon Meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at the Avalon Meeting in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE GIVEN ON A PROXY CARD, IT WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

  Votes cast by proxy or in person at the Avalon Meeting will be tabulated by the inspector of elections appointed for the meeting who will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum but not voting with respect to that matter.

  If any other matters are properly presented at the Avalon Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against a proposal will not be voted in favor of adjournment in order to continue to solicit proxies with respect to that proposal.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (i) filing with the Secretary of Avalon, at or before the taking of the vote at the Avalon Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary before the taking of the vote at such meeting, or (iii) voting in person at the meeting (although attendance at the Avalon Meeting will not by itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Avalon Properties, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Secretary, or hand delivered to the Secretary of Avalon at or before the taking of the vote at the Avalon Meeting.

INDEPENDENT PUBLIC ACCOUNTANTS

  Avalon has elected C&L as its principal independent public accountants for the current fiscal year. Representatives of C&L are expected to be present at the Avalon Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

SOLICITATION OF PROXIES

  Avalon will bear its own costs of solicitation of proxies, except that the cost of preparing, printing and mailing this Joint Proxy Statement/Prospectus will be borne equally by Avalon and Bay. Arrangements also will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Avalon will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith. In addition to solicitation by use of the mails, proxies may be solicited from the Avalon stockholders by directors, officers and employees of Avalon in person or by telephone, telegraph, facsimile or other means of communications. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Avalon has retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Avalon Meeting at a cost of approximately $12,500 plus reimbursement of reasonable out-of-pocket expenses. Any questions or requests for assistance regarding this Joint Proxy Statement/Prospectus and related proxy materials may be directed to the Chief Financial Officer of Avalon by telephone at (703) 329-6300.

QUORUM

  The holders of a majority of the votes entitled to be cast, present in person or represented by proxy, shall constitute a quorum at the Avalon Meeting. Shares which abstain from voting as to a particular matter and broker non-votes will be treated as shares that are present and entitled to vote at the Avalon Meeting for purposes of determining whether a quorum exists.

REQUIRED VOTE

  The approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will require the affirmative vote of the holders of two-thirds of the Avalon common stock outstanding on the Avalon Record Date. ACCORDINGLY, ABSENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

  REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO AVALON. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Bay Board consists of six members. At the Bay Meeting, directors will be elected to serve until the 1999 Annual Meeting and until their successors are duly elected and qualified. The Bay Board has nominated Gilbert M. Meyer, Bruce A. Choate, John J. Healy, Jr., Brenda J. Mixson, Thomas H. Nielsen and Lance R. Primis to serve as directors (the "Nominees"). With the exception of Mr. Primis, each of the Nominees currently serves as a director of Bay. The Bay Board anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Bay Board is unable to accept election, the proxies will be voted for the election of such other person or persons as the Bay Board may recommend. The Bay Board will consider a nominee for election to the Bay Board recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of Bay's bylaws. See "Other Matters--Stockholder Proposals for Annual Meetings" for a summary of these requirements.

REQUIRED VOTE AND RECOMMENDATION

  Proxies will be voted for Proposal 1 unless contrary instructions are set forth on the proxy. Only stockholders of record of Bay's common stock on April 23, 1998 are entitled to vote on this proposal. THIS PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OF THE VOTES CAST ON THE MATTER. ACCORDINGLY, ABSTENTIONS WILL HAVE NO EFFECT ON THIS PROPOSAL.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE
NOMINEES.

INFORMATION REGARDING NOMINEES AND EXECUTIVE OFFICERS

  The following table and biographical descriptions set forth certain information with respect to the six Nominees for election as directors at the Bay Meeting and the executive officers of Bay who are not directors, based on information furnished to Bay by each director and executive officer. There is no family relationship between any director or executive officer of Bay. Unless otherwise specified, the following information is as of April 20, 1998, and is based on 26,370,326 shares of Bay common stock outstanding at the close of business on such date.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL     PERCENT
                                            DIRECTOR   OWNERSHIP OF        OF
NAME OF NOMINEE                         AGE  SINCE   COMMON STOCK (1)     CLASS
---------------                         --- -------- -----------------   -------
Gilbert M. Meyer.......................  53   1978       1,113,988(2)     4.19%
Bruce A. Choate........................  50   1994          21,000(3)        *
John J. Healy, Jr......................  51   1996          18,000(4)        *
Brenda J. Mixson.......................  45   1994          22,000(3)        *
Thomas H. Nielsen......................  67   1994          31,697(3)(5)     *
Lance R. Primis(6).....................  51    N/A               0           0

--------
*Less than one percent.
(1) Except as otherwise noted, each individual in this table has sole voting and investment power over the shares listed.
(2) Includes (i) 190,000 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998 and (ii) 15,875 shares issuable upon Mr. Meyer's termination of employment with Bay pursuant to an election to defer compensation in accordance with the terms of the Stock Incentive Plan.
(3) Includes 21,000 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998.
(4) Includes 15,000 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998.
(5) Includes 697 shares issuable upon Mr. Nielsen's cessation as a director of Bay pursuant to an election to defer the receipt of directors fees in accordance with the terms of the Stock Incentive Plan. Mr. Nielsen is a co-trustee of a trust that holds 2,000 shares of Bay common stock that are included in Mr. Nielsen's beneficial ownership. He shares voting and investment power over the shares held by the trust with his wife and with the U.S. Trust Company of California pursuant to an investment management agreement.
(6)  Information for Mr. Primis is as of May 3, 1998.

 Nominees for Election as Directors

  Gilbert M. Meyer is the founder, Chairman of the Board of Directors, President and Chief Executive Officer of Bay and, since 1978, has been continuously involved with Bay and its predecessor as an executive officer, director and stockholder. Mr. Meyer also was the founder and stockholder of certain affiliates of Bay. Prior to founding Bay, Mr. Meyer was Chief Financial Officer for BAS Homes and prior to that was a Vice President responsible for real estate workouts for Boise Cascade Credit Corporation. Mr. Meyer is a licensed Certified Public Accountant and General Contractor, and holds a B.A. degree from St. Mary's College of California and an M.B.A. degree from the University of California, Berkeley.

  Bruce A. Choate is a Director of Bay and has been Chief Financial Officer of Watson Land Company, a privately-held REIT in Carson, California, since 1991. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California, as Senior Vice President and Chief Financial Officer. Mr. Choate graduated from the University of California, Los Angeles and attended the Graduate School of Business at the University of Southern California.

  John J. Healy, Jr. has been a Director of Bay since May 1996, and is the founder and President of Hyde Street Holdings, Inc. From 1988 to 1996, Mr. Healy was a founder and a managing principal of the Hanford/Healy Companies, a national commercial real estate services company acquired by General Motors Acceptance Corporation--CM in September 1996. Mr. Healy was also a managing principal of Hanford/Healy Appraisal Company, a national real estate appraisal and consulting firm, and a principal of Hanford/Healy Asset Management Company, a national real estate asset management firm. Mr. Healy graduated from Hofstra University with a B.B.A. in Finance, Investment and Banking and an M.B.A. degree.

  Brenda J. Mixson is a Director of Bay and has been Chief Investment Officer and Managing Director of Prime Capital Holding since December 1997. From February 1996 until December 1997, Ms. Mixson was a Managing Director of the Emerging Markets, Fixed Income Department for ING Barings (U.S.) Securities, Inc., a member of the ING Group. Ms. Mixson previously served as Vice President--Real Estate Finance of ING Capital Corporation from March 1995 to February 1996. She served as an Executive Vice President and Chief Operating Officer of Reichmann International from April 1994 to March 1995. From 1989 to 1994, she was an Executive Vice President and Managing Director and a Regional Manager, Northeast Region, of Travelers Realty Investment Company. Prior to joining Travelers Realty Investment Company, Ms. Mixson was employed by Chemical Bank as a Vice President and Regional Manager. Ms. Mixson graduated from the University of Minnesota with a B.S. degree in Economics.

  Thomas H. Nielsen is a Director of Bay and has been a self-employed consultant for large-scale real estate development projects since 1991. In 1993, Mr. Nielsen was named a Managing Director of the Orange County Office of U.S. Trust of California, N.A., and he held that position until July 1995, at which time he was named Consulting Director. He also served as Chief Executive Officer of the Orange County Performing Arts Center from 1993 to 1995. From 1978 to 1990, Mr. Nielsen served in various positions for The Irvine Company, a privately held real estate development company, including President and Vice Chairman, and he presently serves as a Director. Mr. Nielsen holds a B.S. degree in Civil Engineering from the University of Washington and an M.B.A. degree from Stanford University.

  Lance R. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry, since 1997. From 1969 to 1996, Mr. Primis was employed in various positions by The New York Times Company, including the positions of President and Chief Operating Officer which he held from 1992 to 1996. In addition, Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. Mr. Primis currently serves as Chairman of PressPoint, Inc., a recently organized company that enables the transmission of newspapers through a digital satellite network to readers anywhere in the world. In addition, Mr. Primis is the Chairman of Duke University's DeWitt Center for Communications and Journalism and a member of the Board of Directors of The Torstar Corporation, American Radio Systems, the Partnership for a Drug Free America and The Advertising Educational Foundation. Mr. Primis received a B.A. degree from the University of Wisconsin, and he completed the Marketing Management Program at Harvard Business School and the Stanford Executive Program at Stanford University.

 Executive Officers

  Max L. Gardner has been Executive Vice President and Chief Operating Officer of Bay since December 1995 and has served as a director of Bay since May 1996. From 1988 to 1995, Mr. Gardner served as President and Chief Executive Officer of West RS, Inc. (d/b/a Trammell Crow Residential Services), a company which specializes in the development, construction, finance and management of residential apartment properties. Mr. Gardner graduated from Duke University with a degree in Political Science, and he received a Master of Professional Accountancy degree from Georgia State University.

  Jeffrey B. Van Horn has been Vice President, Chief Financial Officer and Treasurer of Bay since June 1996, and Secretary of Bay since September 1997. Prior to joining Bay, Mr. Van Horn was a partner in the real estate services group with the accounting firm Arthur Andersen LLP. Mr. Van Horn joined Arthur Andersen in June 1982, was admitted as a partner in September 1995 and has worked with a wide variety of west coast REITs and real estate companies. He has been involved in a number of initial public offerings, mergers and acquisitions and other audit, business and tax advisory services. In addition, Mr. Van Horn was a member of Arthur Andersen's national REIT tax specialty team. Mr. Van Horn earned a B.A. degree in Accounting from California State University--Stanislaus and is a licensed Certified Public Accountant.

  Morton L. Newman has been Vice President--Construction of Bay since 1985. In that capacity, Mr. Newman has managed the design, construction, and warranty services for the apartments and single-family homes that Bay and its affiliates have built during that period. Previously, Mr. Newman was President of Newman Construction Company and has over 30 years experience in all aspects of residential and commercial construction. Mr. Newman is a graduate of the University of Pennsylvania and is a registered Civil Engineer in Pennsylvania and California.

  Daniel E. Murphy has been Vice President--Northern California of Bay since December 1997. In that capacity, Mr. Murphy is responsible for the acquisition, development and construction activities of Bay for the Northern California region. From January 1996 to December 1997, Mr. Murphy served as Vice President--Development of Bay, and from October 1994 through January 1996 he served as Bay's Director of Development. From 1992 to 1994, Mr. Murphy worked for Landtech Investment Corporation and provided real estate consulting services. Between 1990 and 1991, Mr. Murphy served as Vice President-- Development of Rosewood Property Company. Between 1985 and 1990, Mr. Murphy completed various urban residential and mixed-use development projects with Prometheus Development Company as Senior Project Manager. Mr. Murphy graduated with a B.S. degree in Civil Engineering from Cleveland State University in 1982 and earned an M.S. degree in Civil Engineering/Construction Management from Stanford University in 1984.

  John H. Pringle has been Vice President--Property Operations since April 1997. From March 1987 through March 1997, Mr. Pringle was employed by Maxim Property Management (formerly known as Prometheus Development Company) and served as Senior Vice President, General Manager. Mr. Pringle graduated from Colorado State University with a B.S. degree in Economics.

  Debra L. Shotwell has been Vice President--Human Resources of Bay since July 1995. From July 1990 to June 1995, she was the Director--Corporate Human Resources of PacifiCare Health Systems, Inc. Ms. Shotwell graduated from California State University--Sacramento with a degree in Business
Administration.

BOARD OF DIRECTORS AND ITS COMMITTEES

  Board of Directors. Bay is currently managed by a six-member board, a majority of whom are independent of Bay's management. The Bay Board met six times in person and held 13 telephonic meetings during 1997. Each of the directors attended at least 75% of the total number of meetings of the Bay Board and meetings of the committees of the Bay Board that he or she was eligible to attend.

  Audit Committee. The Bay Board has established an audit committee (the "Audit Committee") consisting of Bruce A. Choate, Brenda J. Mixson, Thomas H. Nielsen and John J. Healy, Jr. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Bay's internal accounting controls. The Audit Committee met two times during 1997.

  Compensation Committee. The Bay Board has established a compensation committee (the "Compensation Committee") to determine compensation for Bay's executive officers. The current members of the Compensation Committee are Bruce A. Choate, Brenda J. Mixson, Thomas H. Nielsen and John J. Healy, Jr. The Compensation Committee exercises all powers of the Bay Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the Stock Incentive Plan to the employee directors, management and other employees of Bay and its subsidiaries. The Compensation Committee met two times during 1997.

  The Bay Board does not have a standing nominating committee. The full Bay Board performs the function of such a committee.

DIRECTOR COMPENSATION

  Directors of Bay who are also employees receive no additional compensation for their services as directors. Each non-employee director of Bay received an annual director's fee of $18,000 in fiscal year 1997. Each non-employee director also received $1,000 for each regular quarterly meeting of the Bay Board attended, $1,000 for each special meeting of the Bay Board attended, $500 for participating in each special telephonic meeting of the Bay Board and $1,000 for each committee meeting attended, other than committee meetings that are held on the same date as a regular or special meeting for which a fee is already paid. Under the current Stock Incentive Plan, as of the fifth business day following each annual meeting of stockholders, each of Bay's non-employee directors automatically receives options to purchase 5,000 shares of Bay common stock at the last reported sale price of the common stock on the NYSE on the date of grant. All of the stock options granted to non-employee directors become exercisable one year after the date of grant. See "Proposal 3--Ratification of the Stock Incentive Plan, as amended and restated" for a description of awards to directors under the Stock Incentive Plan.

EXECUTIVE COMPENSATION

  The following table sets forth, for each of Bay's last three fiscal years, the annual compensation awarded to Bay's chief executive officer and six of its other executive officers, during 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                        ANNUAL                     COMPENSATION
                                     COMPENSATION                     AWARDS
                                  ----------------------    ---------------------------
                                                             SECURITIES     RESTRICTED
                                                             UNDERLYING       STOCK           ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY(1)     BONUS(2)    OPTIONS(#)(3)  AWARDS($)(4)   COMPENSATION($)(5)
---------------------------  ---- ---------     --------    -------------  ------------   ------------------
Gilbert M. Meyer..........   1997 $294,455(6)   $250,287(6)    100,000       $379,375(7)       $ 1,000
  Chairman of the Board,     1996  244,231       183,173       100,000        727,500(8)         1,000
  President and Chief        1995  194,900        97,400        40,000              0            1,000
  Executive Officer
Max L. Gardner(9).........   1997  216,047(10)    83,539        10,000         37,938(11)        1,250
  Executive Vice President   1996  209,427       150,000        20,000         36,375(12)        1,250
  and Chief Operating        1995   11,500         5,800       100,000        110,000(13)            0
  Officer
Jeffrey B. Van Horn(14)...   1997  192,246        83,811        50,000        379,375(7)        31,939(15)
  Vice President and Chief   1996   83,823        36,190        45,000         61,750(16)       25,099(17)
  Financial Officer
Morton L. Newman..........   1997  150,794        50,893        15,000         37,938(11)        1,000
  Vice President--           1996  141,365        87,788        10,000         36,375(12)        1,000
  Construction               1995  135,800        61,100         5,000              0            1,000
Daniel E. Murphy..........   1997  152,193(18)    48,244        20,000         37,938(11)        1,250
  Vice President--           1996  128,346        74,321        30,000         36,375(12)        1,250
  Development                1995   93,998        45,000        10,000              0                0
John H. Pringle(19).......   1997  120,435        37,262        50,000(20)     34,250(21)            0
  Vice President--Property
  Operations
Debra L. Shotwell(9)......   1997  126,316        42,111        10,000         37,938(11)          937
  Vice President--Human      1996  118,919        48,273         5,000         18,188(22)          936
  Resources                  1995   52,300        14,900        25,000              0                0

--------
 (1) Includes amounts deferred under Bay's 401(k) plan.
 (2) Bonuses may be paid under the Bay Incentive Bonus Plan in the discretion of the Compensation Committee to executive officers, subject to certain performance-based criteria. For a general description of the Incentive Bonus Plan, see "Compensation Committee Report on Executive Compensation."
 (3) Unless otherwise noted, the Compensation Committee authorized the grant of all of the options to purchase Bay common stock listed for 1997 on January 30, 1998.
 (4) During the period from March 1994 through December 31, 1997, 37,500 shares of restricted stock were granted by Bay to the Named Executive Officers. Based on the last reported sale price of Bay common stock on the NYSE on December 31, 1997 of $39 per share, the aggregate dollar value of these 37,500 shares of restricted stock was $1,462,500.
 (5) Unless otherwise noted, consists of amounts contributed by Bay to the Named Executive Officer's 401(k) account.
 (6) An aggregate of $265,493 of Mr. Meyer's salary and bonus compensation was deferred pursuant to the Stock Incentive Plan. Under the terms of the Stock Incentive Plan, such deferred compensation will be payable in the form of Bay common stock upon Mr. Meyer's termination of employment. See "Proposal 3--Summary of Stock Incentive Plan--Unrestricted Stock."

 (7) Consists of 10,000 shares of restricted stock awarded as of January 30, 1998, valued at $37.9375 per share. These shares vest in five equal annual installments beginning on January 30, 1999. Dividends are payable on these shares.
 (8) Consists of 20,000 shares of restricted stock awarded as of February 3, 1997, valued at $36.375 per share. These shares vest in five equal annual installments beginning on February 3, 1998. Dividends are payable on these shares.
 (9) The following Named Executive Officers began employment in 1995: Max L. Gardner, December 4, 1995; Debra L. Shotwell, July 13, 1995.
(10) Includes $10,058 of compensation deferred pursuant to the Stock Incentive Plan. Under the terms of the Stock Incentive Plan, such deferred compensation will be payable in the form of Bay common stock upon Mr. Gardner's termination of employment. See "Proposal 3--Summary of Stock Incentive Plan--Unrestricted Stock."
(11) Consists of 1,000 shares of restricted stock awarded as of January 30, 1998, valued at $37.9375 per share. These shares vest in five equal annual installments beginning on January 30, 1999. Dividends are payable on these shares.
(12) Consists of 1,000 shares of restricted stock awarded as of February 3, 1997, valued at $36.375 per share. These shares vest in five equal annual installments beginning on February 3, 1998. Dividends are payable on these shares.
(13) Consists of 5,000 shares of restricted stock awarded on December 4, 1995, valued at $22.00 per share. These shares vest in five equal annual installments beginning on December 4, 1996. Dividends are payable on these shares.
(14)  Mr. Van Horn began employment on June 19, 1996.
(15) Includes $7,539 of imputed interest income derived from Mr. Van Horn's interest-free loan from Bay and $24,400 of imputed income resulting from the forgiveness by Bay of one-fifth of the outstanding principal amount of such loan. For a more detailed discussion of the loan, see "Certain Relationships and Related Transactions--Indebtedness of Management."
(16) Consists of (i) 1,000 shares of restricted stock awarded on August 6, 1996, valued at $25.375 per share, which vest in five equal annual installments beginning on June 19, 1997, and (ii) 1,000 shares of Restricted stock awarded as of February 3, 1997, valued at $36.375 per share, which vest in five equal annual installments beginning on February 3, 1998. Dividends are payable on these shares.
(17) Includes $20,682 reimbursed to Mr. Van Horn for all moving-related expenses incurred in connection with his hiring in June 1996 and $3,578 of imputed interest income derived from Mr. Van Horn's interest-free loan from Bay. For a more detailed discussion of the loan, see "Certain Relationships and Related Transactions--Indebtedness of Management."
(18)  Includes $21,121 of compensation deferred pursuant to the Stock
      Incentive Plan. Under the terms of the Stock Incentive Plan, such deferred compensation will be payable in the form of Bay common stock upon Mr. Murphy's termination of employment. See "Proposal 3--Summary of Stock Incentive Plan--Unrestricted Stock."
(19)  Mr. Pringle began employment on April 16, 1997.
(20)  These options to purchase common stock were granted on April 16, 1997.
(21) Consists of 1,000 shares of restricted stock awarded as of May 1, 1997, valued at $34.25 per share. These shares vest in five equal annual installments beginning on May 1, 1997. Dividends are payable on these shares.
(22) Consists of 500 shares of restricted stock awarded as of February 3, 1997, valued at $36.375 per share. These shares vest in five equal annual installments beginning on February 3, 1998. Dividends are payable on these shares.

OPTION GRANTS WITH RESPECT TO FISCAL YEAR 1997

  Option Grants with respect to Fiscal Year 1997. The following table sets forth the options granted with respect to the fiscal year ended December 31, 1997 to Bay's Named Executive Officers.

                                                                              POTENTIAL
                                                                             REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                           ANNUAL RATES OF
                                                                             STOCK PRICE
                                                                            APPRECIATION
                                      INDIVIDUAL GRANTS                    FOR OPTION TERM
                         ---------------------------------------------- ---------------------
                         NUMBER OF     PERCENT OF
                           SHARES     TOTAL OPTIONS
                         UNDERLYING    GRANTED TO
                          OPTIONS       EMPLOYEES   EXERCISE
                          GRANTED      IN  FISCAL    PRICE   EXPIRATION
          NAME             (#)(1)     YEAR 1997(2)   ($/SH)     DATE      5%($)      10%($)
          ----           ----------   ------------- -------- ---------- ---------- ----------
Gilbert M. Meyer........  100,000         29.20%    $37.9375  1/30/08   $2,385,871 $6,046,261
Max L. Gardner..........   10,000          2.92%     37.9375  1/30/08      238,588    604,627
Jeffrey B. Van Horn.....   50,000         14.60%     37.9375  1/30/08    1,192,936  3,023,131
Morton L. Newman........   15,000          4.38%     37.9375  1/30/08      357,881    906,940
Daniel E. Murphy........   20,000          5.84%     37.9375  1/30/08      477,175  1,209,253
John H. Pringle.........   50,000(3)      14.60%     36.1250  4/16/07    1,135,942  2,878,698
Debra L. Shotwell.......   10,000          2.92%     37.9375  1/30/08      238,588    604,627

--------
(1) All of these options will vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Unless otherwise noted, the date of grant of all of these options was January 30, 1998. This chart excludes options granted on January 24, 1997 with respect to the fiscal year ended December 31, 1996 in the following amounts: Mr. Meyer, 100,000; Mr. Gardner, 20,000; Mr. Van Horn, 20,000; Mr. Newman, 10,000; Mr. Murphy, 10,000; and Ms. Shotwell, 5,000. The grant of those options was disclosed in Bay's 1997 Proxy Statement.
(2) A total of 342,500 options were granted to employees of Bay with respect to the fiscal year ended December 31, 1997.
(3) These options were granted to Mr. Pringle on April 16, 1997.

  Option Exercises and Year-End Holdings. The following table sets forth the aggregate number of options exercised in 1997 and the value of options held as of December 31, 1997 by Bay's Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND
                      FISCAL YEAR-END 1997 OPTION VALUES

                                                                               VALUE OF
                                                   NUMBER OF SECURITIES      UNEXERCISED
                                                  UNDERLYING UNEXERCISED     IN-THE-MONEY
                           SHARES                   OPTIONS AT FISCAL     OPTIONS AT FISCAL
                         ACQUIRED ON                     YEAR-END              YEAR-END
                          EXERCISE      VALUE          EXERCISABLE/          EXERCISABLE/
          NAME               (#)     REALIZED($)     UNEXERCISABLE(#)    UNEXERCISABLE($)(1)
          ----           ----------- -----------  ---------------------- --------------------
Gilbert M. Meyer........        0           0        115,000/185,000     $2,200,000/1,800,000
Max L. Gardner..........        0           0          50,000/70,000          950,000/997,500
Jeffrey B. Van Horn.....        0           0           6,250/38,750           85,157/302,969
Morton L. Newman........    1,311      22,287(2)       23,689/25,000          453,998/304,219
Daniel E. Murphy........        0           0          12,500/27,500          159,063/283,438
John H. Pringle.........        0           0               0/50,000                0/143,750
Debra L. Shotwell.......        0           0           6,250/17,500          121,094/254,063

--------
(1) Based on the last reported sale price of Bay common stock on the NYSE on December 31, 1997 of $39 per share.
(2) Based on the last reported sale price of Bay common stock on the NYSE on June 30, 1997, the date of exercise, of $37 per share.

EMPLOYMENT AGREEMENTS IN EFFECT PRIOR TO THE MERGER

  Bay currently has an employment agreement (each an "Employment Agreement") with each of Messrs. Meyer, Gardner, Van Horn and Newman. These Employment Agreements will be terminated and replaced with new employment agreements upon consummation of the Merger. The current Employment Agreements of Messrs. Meyer and Newman provide for automatic renewal on each anniversary of the closing of Bay's initial public offering unless otherwise terminated by Bay or the respective employee, and the Employment Agreements of Messrs. Gardner and Van Horn each terminate on the third anniversary of the date of such Employment Agreement. Pursuant to their respective current Employment Agreements, Mr. Meyer serves as President of Bay, Mr. Gardner serves as Executive Vice President and Chief Operating Officer, Mr. Van Horn serves as Vice President and Chief Financial Officer and Mr. Newman serves as Vice President-- Construction. The current Employment Agreements for Messrs. Meyer, Gardner, Van Horn and Newman provide for base salaries in the amounts of $350,000, $225,000, $250,000 and $175,000, respectively. The Employment Agreements of Messrs. Meyer and Newman provide for base salary increases based on increases in the consumer price index, and all of the current Employment Agreements provide for base salary increases in the discretion of the Compensation Committee. In addition, Messrs. Meyer, Gardner, Van Horn and Newman are eligible for additional compensation in the form of bonuses under the Bay Incentive Bonus Plan (the "Incentive Bonus Plan").

  Under the Employment Agreements, each of the officers has agreed to devote substantially all of his working time to the business and affairs of Bay. Mr. Meyer's Employment Agreement provides that during the term of employment, and for two years thereafter in the event that he is terminated for cause or voluntarily terminates his employment other than for cause, he will be prohibited from competing directly or indirectly with Bay with respect to any development or acquisition project undertaken or being considered by Bay at the time of termination or actively engaging in the development, construction or management of multifamily real estate property, without the prior written consent of the Board of Directors.

  Mr. Meyer's current Employment Agreement provides that if his employment is terminated without cause after a change in control, or upon the occurrence of certain other events, Mr. Meyer will be entitled to receive a severance amount (the "Meyer Severance Amount") equal to three times the sum of his base salary and his bonus for the preceding year. In the event that the Meyer Severance Amount payable, plus certain other possible amounts, exceeds three times his average total annual compensation during the preceding five years, the excess of such payment would constitute an "excess golden parachute payment" under the Code and would not be deductible by Bay. Under their current Employment Agreements, if the employment of either Messrs. Gardner or Van Horn is terminated without cause within one year after a change in control or upon the occurrence of certain other events, such officer will be entitled to receive a severance amount equal to his base salary for the preceding year.

  Bay has entered into new employment agreements with Messrs. Meyer, Gardner, Van Horn and Newman and Ms. Shotwell which will become effective, and with respect to each of Messrs. Meyer, Gardner, Van Horn and Newman will supersede the current Employment Agreements with such executive, upon consummation of the Merger. See "The Merger--Interests of Certain Persons in the Merger."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Objectives of Executive Compensation. Bay's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading Bay effectively and continuing its growth and profitability. Bay's objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives while aligning their interests with those of Bay's stockholders.

  Bay compensates its executive officers through a combination of annual base salary, annual cash bonuses and awards under the Stock Incentive Plan. Bay's goal is to provide total compensation to its executive officers which is competitive with those levels of total compensation paid in the REIT industry for companies with similar property portfolios and of similar size, makeup and performance. For purposes of evaluating relative executive compensation amounts, the Compensation Committee reviewed the total compensation paid by comparable REITs that were selected based primarily on financial performance, property type, geographical location and market capitalization.

  Bay's compensation program has three principal elements: base salary, performance incentive bonuses under the Incentive Bonus Plan and awards under the Stock Incentive Plan.

  Base Salary. Bay establishes base salary levels for its key executives relative to base salary levels for key executives of comparable REITs. For fiscal year 1997, the base salaries of Bay's President, Chief Operating Officer and Chief Financial Officer were set at rates that Bay believes were generally lower than the median base salaries earned by officers holding similar positions within other comparable REITs. This is consistent with Bay's policy to place greater emphasis on performance-related incentive compensation, such as bonuses and stock options.

  Performance Incentive Bonus. Under Bay's Incentive Bonus Plan, the Compensation Committee, which is composed of the four non-employee directors whose names appear below this report, may award annual cash bonuses to executive officers and certain other members of management for the achievement of specified performance goals for Bay and the individual. The Incentive Bonus Plan rewards executives for their performance during the past fiscal year based on increases in FFO per share, as well as officer-specific performance objectives, such as involvement in property acquisitions and developments and assisting in efforts to raise debt or equity financing for Bay.

  Stock Incentive Plan Awards. Stock options and restricted stock granted under the Stock Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of Bay common stock and, generally, will vest ratably over a period of four years. Stock options are granted primarily based on the performance criteria established for granting performance incentive bonuses under the Incentive Bonus Plan. The Compensation Committee views stock options and restricted stock as a means of aligning management and stockholder interests.

  Compensation Committee Procedures. Bay's executive compensation program is administered under the direction of the Compensation Committee. Final compensation determinations for each fiscal year are generally made after the end of the fiscal year after financial statements for such year become available. At that time, bonuses, if any, are determined for the past year's performance, base salaries for the following fiscal year are set and grants of stock options and restricted stock, if any, are generally made. At a meeting on January 30, 1998, the Compensation Committee determined annual cash bonuses under the Incentive Bonus Plan and awards of stock options and restricted stock under the Stock Incentive Plan for its officers and certain key employees, as described in the Summary Compensation Table included in this Proxy Statement.

  Compensation of the Chief Executive Officer. The Compensation Committee considers Bay's financial performance to be the principal determinant in the overall compensation package of the Chief Executive Officer. The Compensation Committee considers Bay's growth in FFO per share to be the best indicator of Bay's financial performance when establishing the compensation for Mr. Meyer. In addition to the overall increase in FFO during 1997 of approximately 63%, the Compensation Committee particularly noted that Bay was able to increase FFO per share (calculated in accordance with the revised NAREIT definition) by approximately 14% to maintain an annualized increase in FFO per share of approximately 14.1% since Bay's initial public offering in March 1994, even with an increase of 32.5% in the number of outstanding shares of Bay common stock, Bay Series A Preferred Stock and Bay Series B Convertible Preferred Stock, par value $.01 per share (the "Bay Series B Preferred Stock"). The Compensation Committee also considers the market performance of Bay common stock to be a factor in determining executive compensation, although it does not consider Bay's stock price alone to be as important as Bay's underlying earnings performance. In 1997, Bay's price per share of common stock increased by approximately 8.3% from $36 on December 31, 1996 to $39 on December 31, 1997.

  In determining Mr. Meyer's compensation, the Compensation Committee also noted that in 1997 Bay successfully completed the acquisition of 19 apartment home communities, completed reconstruction programs at nine communities and had ongoing or planned reconstruction programs at 19 communities at the end of 1997. In addition, the Compensation Committee viewed favorably Bay's development activity during 1997, including the completion of construction of one community, continued construction at another community and initiation of development or construction at five additional apartment home communities. The Compensation Committee also noted Mr. Meyer's leadership of Bay's initial expansion into the Pacific Northwest apartment home market. As of December 31, 1997, Bay's portfolio of apartment home communities had increased to a total of 54 communities, and the portfolio has subsequently been complemented by the acquisition of five additional communities and one additional land site in 1998.

  Along with Bay's implementation of its acquisition and development strategy, the Compensation Committee considered, among other things,

  .  the increase in "same store" EBITDA by 12.6% over 1996;

  . the reduction in the payout ratio from 72.7% at the end of 1996 to 66.2% at the end of 1997;

  . amendments to Bay's unsecured credit facility resulting in an increase in the acquisition and construction line of credit from $200 million to $350 million, a one-year extension of the date of maturity to May 2000, a reduction in the interest rate from the London Interbank Offered Rate ("LIBOR") plus 1.55% to LIBOR plus .90% and the addition of a competitive bid option under which Bay may solicit competitive bids from the participating banks for short-term borrowings priced at a margin above or below the 30-, 60- or 90-day LIBOR;

  . the refinancing of approximately $28.4 million of tax-exempt bond indebtedness with a weighted average interest rate of approximately 5.7%;

  . the attainment of BBB and Baa2 corporate credit ratings from Standard & Poor's and Moody's Investors Service, respectively;

  . the successful completion of underwritten public offerings of Series C Preferred Stock and Series D Preferred Stock, two direct placements of common stock and three underwritten public offerings of common stock, which raised an aggregate of approximately $393.7 million in gross proceeds for Bay; and

  . the strengthening of the management team and the enhancement of employee development programs.

Based upon its evaluation of factors such as the foregoing, the Compensation Committee makes subjective determinations of base salary and bonus compensation levels.

  Mr. Meyer's annual base salary for 1997 was $300,000, and the Compensation Committee believes that this rate, when considered together with Mr. Meyer's incentive compensation, is consistent with Bay's performance and his contribution to such performance and is in accord with industry practices. In addition, the Compensation Committee determined to increase Mr. Meyer's 1997 base salary under his Employment Agreement to be more consistent with industry compensation rates. Under the Incentive Bonus Plan, the Compensation Committee approved an incentive bonus for Mr. Meyer for fiscal year 1997 in the amount of $250,287. The Compensation Committee also awarded Mr. Meyer options to purchase 100,000 shares of common stock based upon his 1997 performance. These options will vest in equal installments over a four-year period and will be exercisable at $37.9375 per share, the last reported sale price of the common stock on the NYSE on the date of grant, January 30, 1998. This grant of options is intended to enhance Mr. Meyer's long-term incentive to contribute to Bay's success, and was made without regard for his current share ownership. Finally, the Compensation Committee approved an award for Mr. Meyer of 10,000 shares of restricted stock in consideration for his presiding over Bay's performance in 1997. These shares vest in five equal annual installments beginning on January 30, 1999, provided that, among other factors, Mr. Meyer continues his employment with Bay.

  Compensation of Other Executive Officers. Bay's executive compensation program for other executive officers is based on the same performance goals and other factors described above for the Chief Executive Officer, although the corporate, business unit and individual performance goals and the relative weighting of the quantitative performance factors described above varies, depending on the responsibilities of particular officers. The Compensation Committee seriously considers the Chief Executive Officer's evaluations and recommendations with respect to the other executive officers of Bay. In recognition of Bay's achievements as described above, the Compensation Committee approved the Named Executive Officers' incentive bonuses described in the Summary Compensation Table for Bay's fiscal year 1997 pursuant to the Incentive Bonus Plan.

  For all of the Named Executive Officers, the Compensation Committee also considers stock options to be an important component of total compensation. Based on the factors described above, the Compensation Committee authorized the grant to (i) Mr. Van Horn of options to purchase 50,000 shares of Bay common stock, (ii) Mr. Murphy of options to purchase 20,000 shares of Bay common stock, (iii) Mr. Newman of options to purchase 15,000 shares of Bay common stock and (iv) each of Mr. Gardner and Ms. Shotwell of options to purchase 10,000 shares of Bay common stock. All of these options will vest in four equal annual installments and will be exercisable at $37.9375 per share, the last reported sale price of the common stock on the NYSE on the date of grant, January 30, 1998. In addition, the Compensation Committee approved the grant to Mr. Van Horn of 10,000 shares of restricted stock and the grant to each of Messrs. Gardner, Newman, Murphy and Ms. Shotwell of 1,000 shares of restricted stock. All of these shares of restricted stock vest in five equal annual installments beginning on January 30, 1999. These Named Executive Officers and Bay's stockholders will therefore benefit from an appreciation in Bay's stock price.

  The SEC requires that this report comment upon Bay's policy with respect to
Section 162(m) of the Code, which limits the deductibility on Bay's tax return of compensation over $1 million to any of the Named Executive Officers of Bay unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by Bay's stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing Company executives with appropriate rewards for their performance. Bay did not pay any compensation with respect to 1997 that would be subject to Section 162(m).

  Submitted by the Compensation Committee:

    Bruce A. Choate
    John J. Healy, Jr.
    Brenda J. Mixson
    Thomas H. Nielsen

STOCK PERFORMANCE GRAPH

  The following graph provides a comparison, from Bay's initial public offering in March 1994 through December 1997, of the cumulative total stockholder return (assuming reinvestment of any dividends) among Bay, the Standard & Poor's ("S&P") 500 Index and the NAREIT Equity REIT Total Return Index (the "NAREIT Equity Index"), an industry index of 176 real estate investment trusts, including Bay. The NAREIT Equity Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, Bay will provide any stockholder with a list of the REITs included in the Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Equity Index and the S&P 500 Index were provided to Bay by NAREIT.


                             [GRAPH APPEARS HERE]

------------------------------------------------------------------------------------------------------
                   3/94     6/94     12/94       6/95     12/95      6/95     12/96     6/97    12/97
------------------------------------------------------------------------------------------------------
Bay Apartment     100.00    99.39    101.61     100.34    129.63    142.82    204.53   215.21   231.72
------------------------------------------------------------------------------------------------------
Equity REITs      100.00   101.84     99.77     105.46    115.01    122.85    155.57   164.46   187.11
------------------------------------------------------------------------------------------------------
S&P 500           100.00   100.41    105.33     126.55    144.75    159.36    177.98   214.66   237.37
------------------------------------------------------------------------------------------------------


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Choate, Nielsen and Healy and Ms. Mixson. None of the members of the Compensation Committee has served as an officer of Bay or has any other business relationship or affiliation with Bay, except his or her service as a director.

PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of Bay's common stock as to (i) each person or entity who is known by Bay to have beneficially owned more than five percent of Bay's common stock as of December 31, 1997 or thereafter based upon filings through April 20, 1998 received by Bay on Schedules 13D and 13G under the Exchange Act, (ii) each of Bay's directors and nominees for directors, (iii) each of the Named Executive Officers, and (iv) all directors and Named Executive Officers as a group, based on representations of officers and directors of Bay as of April 20, 1998. All such information was provided by the stockholders listed (unless otherwise indicated) and reflects their beneficial ownership known by Bay. All percentages have been calculated as of April 20, 1998, based on 26,370,326 shares of Bay common stock outstanding at the close of business on such date.

                                                    NUMBER OF SHARES
               NAME AND BUSINESS                    OF COMMON STOCK     PERCENT
          ADDRESS OF BENEFICIAL OWNER            BENEFICIALLY OWNED (1) OF CLASS
          ---------------------------            ---------------------- --------
Gilbert M. Meyer...............................        1,113,988(2)       4.19%
Max L. Gardner.................................           60,630(3)          *
Jeffrey B. Van Horn............................           23,250(4)          *
Bruce A. Choate................................           21,000(5)          *
John J. Healy, Jr..............................           18,000(6)          *
Brenda J. Mixson...............................           22,000(5)          *
Thomas H. Nielsen..............................           31,697(5)(7)       *
Morton L. Newman...............................           42,892(8)          *
Daniel E. Murphy...............................           16,637(9)          *
John H. Pringle................................           13,500(10)         *
Debra L. Shotwell..............................            9,334(11)         *
Lance R. Primis................................                0             0
All directors and executive officers as a group
 (11 persons)..................................        1,372,928          5.13
 4340 Stevens Creek Boulevard, Suite 275, San
 Jose, CA 95129
Avalon Properties, Inc.(12)....................        5,247,695         16.60
 15 River Road, Suite 210, Wilton, CT 06897
LaSalle Advisors Capital Management, Inc.(13)..        3,579,459         12.91
 200 East Randolph Drive, Chicago, IL 60601
FMR Corp.(14)..................................        2,997,020         11.37
 82 Devonshire Street, Boston, MA 02109
Morgan Stanley, Dean Witter, Discover &                1,639,277          6.22
 Co.(15).......................................
 1585 Broadway, New York, NY 10036
Stichting Pensioenfonds ABP(16)................        1,554,100          5.89
 Oude Lindestraat 70, Postbus 2889, 6401 DL
 Heerlen, The Netherlands

--------
*    Less than one percent
(1) Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.
(2) Includes (i) 190,000 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998 and (ii) 15,875 shares issuable upon Mr. Meyer's termination of employment with Bay pursuant to an election to defer compensation in accordance with the terms of the Stock Incentive Plan.
(3) Includes (i) 50,000 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998 and (ii) 371 shares issuable upon Mr. Gardner's termination of employment with Bay pursuant to an election to defer compensation in accordance with the terms of the Stock Incentive Plan.
(4) Includes 11,250 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998.
(5) Includes 21,000 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998.
(6) Includes 15,000 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998.
(7) Includes 697 shares issuable upon Mr. Nielsen's cessation as a director of Bay pursuant to an election to defer the receipt of directors fees in accordance with the terms of the Stock Incentive Plan. Mr. Nielsen is a co-trustee of a trust that holds 2,000 shares of common stock. He shares voting and investment power over the shares held by the trust with his wife and with the U.S. Trust Company of California pursuant to an investment management agreement.
(8) Includes 36,189 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998.
(9) Includes 12,500 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998 and (ii) 800 shares issuable upon termination of employment with Bay pursuant to Mr. Murphy's election to defer compensation in accordance with the terms of the Stock Incentive Plan.
(10) Includes 12,500 shares issuable upon the exercise of stock options that have or will vest by June 19, 1998.

(11) Includes 7,500 shares issuable upon the exercise of stock options that have vested or will vest by June 19, 1998.
(12) Information reported is based upon a Schedule 13D filed with the SEC on March 18, 1998. Beneficial ownership of all of such shares was reported as a result of an option granted by Bay to purchase 19.9% (determined as a percentage of the outstanding shares of Bay common stock immediately prior to the exercise of this option) of the outstanding number of shares of Bay common stock, as represented to Avalon in the Merger Agreement. Since the option has not yet become exercisable, Avalon disclaims beneficial ownership of such shares. The inclusion of such securities in the table shall not be deemed an admission that Avalon is the beneficial owner of such securities for any purposes. See "The Merger--Stock Option Agreements."
(13) The information reported in the table above includes (i) 1,893,873 shares beneficially owned by ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle"), a Maryland limited partnership, the limited partner of which is LaSalle Advisors Capital Management, Inc. ("LaSalle") and (ii) 1,358,736 shares issued upon the conversion of 1,358,736 shares of Bay Series A Preferred Stock on April 27, 1998. Information reported is based upon a Schedule 13G/A filed with the SEC on February 13, 1998 reporting beneficial ownership as of December 31, 1997 and certain other information provided to Bay. The Schedule 13G/A indicates that the reporting entities are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G/A also indicates that LaSalle has shared dispositive power with respect to 326,850 shares, while ABKB/LaSalle has shared dispositive power with respect to 1,590,373 of the shares and shared voting power with respect to 1,542,868 shares.
(14) Information reported is based upon a Schedule 13G/A filed with the SEC on February 9, 1998 reporting beneficial ownership as of December 31, 1997. This Schedule 13G/A indicates that the reporting entity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that the reporting entity has sole dispositive power with respect to all of the shares and sole voting power with respect to 530,900 of the shares.
(15) Information reported is based upon a Schedule 13G filed with the SEC on February 12, 1998 reporting beneficial ownership as of December 31, 1997. The Schedule 13G indicates that the reporting entity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that the reporting entity has shared dispositive power with respect to all of the shares and shared voting power with respect to 1,495,090 of the shares.
(16) Information reported is based upon a Schedule 13D filed with the SEC on May 1, 1997 reporting beneficial ownership as of April 23, 1997. The
     Schedule 13D indicates that the reporting entity is an entity established under the laws of The Kingdom of the Netherlands, whose principal business is investing funds held on behalf of public sector employees of The Kingdom of the Netherlands. The Schedule 13D indicates that the reporting entity has sole voting and dispositive power with respect to 1,385,000 of the shares. The Schedule 13D also indicates that the reporting entity has shared dispositive power with respect to an additional 169,100 shares of common stock held by the reporting entity in two securities accounts with ABN AMRO BANK N.V. managed by ABKB/La Salle Securities and Cohen and Steers Capital Management.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires Bay's executive officers and directors, and persons who own more than 10% of a registered class of Bay's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, Bay has designated the NYSE as the one national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need be filed. Insiders are required by SEC regulation to furnish Bay with copies of all Section 16(a) forms they file. To Bay's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 1997, all transactions in Bay's securities that were engaged in by Insiders, and therefore required to be disclosed pursuant to Section 16(a) of the Exchange Act, were timely reported.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Certain Business Relationships.

  Greenbriar Homes Company and its affiliates (collectively, "GHC") are corporations wholly owned by Mr. Meyer and his wife, Carol M. Meyer, that develop and sell single-family residential properties. Mr. Meyer does not provide any significant management services to GHC and he devotes substantially all of his business time and attention to the affairs of Bay. Since the consummation of Bay's initial public offering in March 1994, Bay has shared certain warehouse space and computer training facilities with GHC, and each of Bay and GHC are obligated for the rent payments with respect to the portion of the space it leases. In addition, pursuant to an administrative services agreement, Bay and GHC share certain administrative and office facility services, which are primarily related to health insurance and training facility services. During fiscal year 1997, GHC incurred in the aggregate approximately $265,000 of costs payable to Bay under such agreement. This amount is calculated on a basis intended to approximate the cost of the use of these services and not to generate a profit. The non-employee directors of Bay periodically review and approve the terms of this agreement including amounts payable thereunder. Bay believes that such administrative services agreement is upon terms that are fair to Bay and as favorable as the terms that Bay could have obtained from unaffiliated third parties.

 Indebtedness of Management.

  In connection with the hiring of Mr. Van Horn as Vice President and Chief Financial Officer of Bay in June 1996, Bay entered into an employment agreement (the "CFO Agreement") with Mr. Van Horn pursuant to which Mr. Van Horn received a loan from Bay in the amount of $140,000 (the "Loan"). During the term of Mr. Van Horn's employment with Bay, the Loan does not bear interest. Under the terms of the promissory note executed by Mr. Van Horn in connection with the Loan, the Loan shall be repaid in installments equal to 90% of any bonus compensation (after the deduction of taxes) received by Mr. Van Horn concurrently with the receipt of any such bonus. On January 30, 1998 the Compensation Committee determined to extend the maturity date for the Loan by one year and to forgive the outstanding principal amount under the Loan (i.e., $122,000 as of January 30, 1998) ratably over the remaining five year period of the Loan. This decision was based upon Mr. Van Horn's performance on behalf of Bay during fiscal year 1997. Accordingly, on January 30, 1998, Bay forgave $24,400 of the outstanding principal amount under the Loan owed by Mr. Van Horn to Bay.

  In the event Mr. Van Horn's employment with Bay is terminated by Bay without Good Reason (as defined in the CFO Agreement) or within one year following a Change-in-Control (as defined in the CFO Agreement), any outstanding balance under the Loan shall be forgiven by Bay. In the event Mr. Van Horn's employment is terminated for any other reason, the Loan shall be converted to a fifteen-year amortization schedule with a five-year balloon payment and shall bear interest at the lower of: (i) the average of the rates (assuming no points) quoted on the employment termination date for a fifteen-year fully amortized conventional fixed-rate residential mortgage by the main headquarters of each of Citibank, N.A., BankBoston, N.A. and Chase Bank (or their respective successors), and (ii) ten percent (10%) per annum. As of April 20, 1998, the outstanding principal amount of the Loan was $97,600.

                                  PROPOSAL 2

            APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION
                 RELATING TO THE BAY SERIES A PREFERRED STOCK

  The Bay Board has deemed advisable and unanimously approved amendments to Bay's charter which will have the effect of (i) terminating the right of the holders of the Bay Series A Preferred Stock to vote on and approve the creation of new classes of Bay stock having rights, preferences or privileges senior to or in parity with the Bay Series A Preferred Stock and (ii) correcting the description of the liquidation preferences of the Bay Series A Preferred Stock.

PROPOSED AMENDMENTS

  Amendment No. 1. Article SECOND, Section (5) of the Articles Supplementary to Bay's charter, which were filed with the State Department of Assessments and Taxation of Maryland on September 29, 1995 in order to designate the rights, preferences and privileges of the Bay Series A Preferred Stock, would be deleted and the following inserted in lieu thereof:

  "(5) VOTING RIGHTS.

      Except as indicated in this Section 5, or except as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock shall not be entitled to vote on any matter on which the holders of shares of Common Stock are entitled to vote, except that the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be required to vote on and approve any material adverse change in the rights, preferences or privileges of the Series A Preferred Stock. For purposes of the foregoing, the creation of a new class of stock having rights, preferences or privileges senior to, in parity with or junior to the rights, preferences or privileges of the Series A Preferred Stock shall not be treated as a material adverse change in the rights, preferences or privileges of the Series A Preferred Stock, and the holders of Series A Preferred Stock shall not have any right to vote on the creation of such new class of stock. Except as provided above and as required by law, the holders of Series A Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation."

  Amendment No. 2. Article SECOND, Section (3)(a) of the Articles
Supplementary to Bay's charter, which were filed with the State Department of Assessments and Taxation of Maryland on September 29, 1995 in order to designate the rights, preferences and privileges of the Bay Series A Preferred Stock, would be deleted and the following inserted in lieu thereof:

  "(3) LIQUIDATION RIGHTS.

      (a) Subject to any prior rights of any class or series of stock, in the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount equal to all accrued but unpaid dividends for each share of Series A Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full amounts to which they are entitled under the preceding sentence, then, subject to any prior rights of any classes or series of stock, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of any other shares of Stock on a parity for liquidation purposes with the Series A Preferred Stock in proportion to the aggregate amounts owed to each such holder."

REASONS FOR THE AMENDMENTS

  Under Bay's charter as currently in effect, Bay must obtain the approval of the holders of a majority of the outstanding shares of Bay Series A Preferred Stock in order to create any new class of stock having rights, preferences or privileges senior to or in parity with the rights, preferences or privileges of the Bay Series A Preferred Stock. The Bay Board believes that the current Bay Series A Preferred Stock approval requirement restricts Bay's flexibility and could impede Bay in its efforts to quickly access equity markets at opportune times. Accordingly, Amendment Number 1 terminates such voting rights.

  Currently the holders of Bay Series A Preferred Stock are entitled to receive any accrued and unpaid dividends in the priority set forth in the first sentence of Section 3(a) above. The second sentence of Section 3(a) is the only portion of that section that will be modified by the proposed amendment. Amendment Number 2 corrects Section 3(a) so that if upon the liquidation of Bay the assets of Bay are insufficient to pay the full amount of any accrued and unpaid dividends on the Bay Series A Preferred Stock, then, subject to any prior rights of other classes or series of stock, the available assets and funds of Bay will be used ratably to pay such dividends. The Bay Board has agreed to this correction to Section 3(a) as an inducement for the holders of Bay Series A Preferred Stock to vote in favor of proposed Amendment Number 1.

REQUIRED VOTE AND RECOMMENDATION

  Proxies will be voted for Proposal 2 unless contrary instructions are set forth on the proxy. Only stockholders of record of Bay common stock and Bay Series A Preferred Stock are entitled to vote on this proposal. This proposal requires (i) the affirmative vote of the holders of record of two-thirds of all of the issued and outstanding shares of Bay common stock and (ii) the affirmative vote of the holders of record of a majority of the issued and outstanding shares of Bay Series A Preferred Stock, voting as a separate class. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF VOTES AGAINST THIS PROPOSAL.

  THE HOLDER OF ALL OF THE SHARES OF BAY SERIES A PREFERRED STOCK HAS GRANTED, PURSUANT TO THE TERMS OF A PROXY AGREEMENT, AN IRREVOCABLE PROXY TO CERTAIN OFFICERS OF BAY TO VOTE ALL OF THE SHARES OF BAY SERIES A PREFERRED STOCK FOR PROPOSAL 2.

  THE BAY BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AMENDMENTS TO THE CHARTER RELATING TO THE BAY SERIES A PREFERRED STOCK.

                                  PROPOSAL 3

                   RATIFICATION OF THE STOCK INCENTIVE PLAN,
                            AS AMENDED AND RESTATED

PROPOSED AMENDMENTS

  In February 1998, the Bay Board voted to amend and restate the Stock Incentive Plan, which prior to February 1998 provided for the issuance of up to 1,520,000 shares of Bay common stock pursuant to various stock incentive awards, including stock options. The February 1998 amendments to the Stock Incentive Plan authorize Bay to issue up to an additional 480,000 shares of common stock pursuant to such awards. In addition, the February 1998 amendments will have the effect of (i) prohibiting the Compensation Committee from accelerating the exercisability or vesting of any award except in circumstances involving a Change of Control (as defined in the Stock Incentive
Plan) or upon the death, disability or termination of employment of a participant, (ii) with respect to awards of restricted stock, requiring a vesting period of at least three years (or at least one year if vesting is contingent upon performance-based criteria), and (iii) permitting the Compensation Committee to reduce the exercise or purchase price of an outstanding award only in order to fulfill a legitimate corporate purpose or to maintain the value of an outstanding award under circumstances beyond the control of management, provided that no such amendments shall be made to outstanding awards representing greater than 10% of the total number of shares of common stock authorized for issuance pursuant to the Stock Incentive Plan.

  In April 1998, in view of the Merger, the Bay Board voted to amend and restate the Stock Incentive Plan further, to be effective at the Effective Time. The April 1998 amendments to the Stock Incentive Plan authorize the Surviving Corporation to issue an additional 500,000 shares of common stock pursuant to awards granted under the Stock Incentive Plan, which brings the total reserved shares authorized to be issued under the Stock Incentive Plan (including previously issued shares of restricted stock and shares issuable under outstanding options) to 2,500,000 shares. The April 1998 amendments further provide that the total number of reserved shares will be increased from time to time by an amount equal to 9.9% of all new shares of Bay common stock issued after April 13, 1998; provided, however, that no awards will be made under the Stock Incentive Plan after April 13, 2008. In addition, the April 1998 amendments increase the annual automatic option grant to non-employee directors from 5,000 shares of Bay common stock to 10,000 shares of Bay common stock and also provide each non-employee director with an annual restricted stock (or restricted unit) grant for 2,000 shares of Bay common stock. In connection with the Merger, each non-employee director will also receive an additional one-time restricted stock (or restricted unit) grant for 1,000 shares of Bay common stock. The stock option and restricted stock (or restricted unit) grants to non-employee directors are in lieu of all cash fees for serving as a director. Further, the April 1998 amendments provide for additional types of awards to be granted under the Stock Incentive Plan, including deferred stock units and dividend equivalents rights. Finally, to ensure that certain awards (e.g., restricted stock, performance shares, and deferred stock units) granted to the top five Named Executive Officers under the Stock Incentive Plan qualify as "performance-based compensation" under
Section 162(m) of the Code, the Compensation Committee may provide that the vesting of such awards be conditioned on the satisfaction of performance criteria which may include any or all of the following: (i) Bay's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels of Bay or any subsidiary, division, operating unit or business segment thereof, or any combination of the foregoing; (iii) cash flow, FFO or similar measures; (iv) total stockholder return; (v) changes in the market price of Bay's common stock; (vi) market share; or (vii) earnings per share. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. The maximum restricted stock award, performance share award or deferred stock unit award (or combination thereof) for any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 200,000 shares of Bay common stock (subject to adjustment for stock splits and similar events) for any performance cycle.

  The April 1998 amendments to the Stock Incentive Plan will only become effective if the Merger is completed. If Proposal 3 is approved by Bay's stockholders but the Merger is not completed, only the February 1998 amendments described in the first paragraph of Proposal 3 will be effective.

  A summary of the principal features of the Stock Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the Stock Incentive Plan, which has been filed with the SEC.

SUMMARY OF THE STOCK INCENTIVE PLAN

  The following description of certain features of the Stock Incentive Plan is intended to be a summary only of the Stock Incentive Plan.

  Number of Shares Subject to Stock Incentive Plan. The maximum number of shares of Bay common stock that may be issued under the Stock Incentive Plan is the sum of (a) 2,500,000 shares of Bay common stock plus (b) an amount equal to 9.9% of the new shares of Bay common stock issued after April 13, 1998. No more than 2,500,000 shares will be issued in the form of incentive stock options under the Stock Incentive Plan. The proceeds received from option exercises under the Stock Incentive Plan will be used for the general corporate purposes. On May 1, 1998, the closing price of Bay common stock, as reported on the NYSE, was $37 7/16 per share.

  Plan Administration. The Stock Incentive Plan provides for administration by the non-employee members of the Compensation Committee of the Bay Board or a committee of not less than two non-employee directors performing similar functions as appointed by the Bay Board from time to time.

  Eligibility. The Compensation Committee has full power to select the individuals to whom awards will be granted and to determine the terms of each grant under the Stock Incentive Plan. All officers, employees, key persons (including consultants and prospective employees) and directors of Bay are eligible to participate in the Stock Incentive Plan, subject to the discretion of the Compensation Committee. In no event may any one participant receive options to purchase more than 300,000 shares of Bay common stock (subject to adjustment for stock splits and similar events) during any one calendar year. In addition, as stated above, the maximum restricted stock award, performance share award or deferred stock award (or combination thereof) for any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 200,000 shares of Bay common stock (subject to adjustment for stock splits and similar events) for any performance cycle.

  Nature of Options. Options granted under the Stock Incentive Plan may be either Incentive Stock Options ("Incentive Options") (within the definition of
Section 422 of the Code) or Non-Qualified Stock Options ("Non-Qualified Options"). Options granted under the Stock Incentive Plan will be Non-Qualified Options if they (i) fail to meet such definition of Incentive Options, (ii) are granted to a person not eligible to receive Incentive Options under the Code, or (iii) otherwise so provide. Incentive Options may be granted only to officers or other employees of Bay (including employees and directors of any subsidiary who are also employees of Bay). Non-Qualified Options may be granted to persons eligible to receive Incentive Options and to non-employee directors and other key persons.

  Other Option Terms. The Compensation Committee has authority to determine the terms of options granted under the Stock Incentive Plan; provided, however, that no Incentive Option or Non-Qualified Option may be granted with an exercise price that is less than the fair market value of the shares of Bay common stock on the date of the option grant. The Stock Incentive Plan provides that such fair market value will be deemed to be the last reported sale price of the shares of common stock on the NYSE. Options may be exercised subject to such vesting schedule as the Compensation Committee determines, except that no Incentive Option shall be exercisable after the tenth anniversary of the date of grant. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Stock Incentive Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee's lifetime only by the optionee.

  Options granted under the Stock Incentive Plan may be exercised for cash or, if permitted by the Compensation Committee, by transfer to Bay (either actually or by attestation) of shares of Bay common stock not then subject to restrictions under any Company plan, that have been held by the optionee for at least six months, and that have a fair market value equivalent to the option exercise price of the shares being purchased, or by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to Bay. To qualify as Incentive Options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares of Bay common stock subject to Incentive Options which first become exercisable in any one year.

  Stock Options Granted to Non-Employee Directors. The Stock Incentive Plan provides for the automatic grant of Non-Qualified Options to non-employee directors. Each non-employee director who is serving as a director of the Surviving Corporation on the fifth business day after the Effective Time and on the fifth business day after each annual meeting of stockholders commencing with the annual meeting in 1999 shall automatically be granted on such day a Non-Qualified Option to acquire 10,000 shares of Bay common stock. With respect to Bay's non-employee directors, this option grant will be in lieu of, and not in addition to, the stock option grant to purchase 5,000 shares previously described. See "Proposal 1--Election of Directors--Director Compensation." (If the Merger is not consummated, each Bay non-employee director will receive an annual option grant, pursuant to the Stock Incentive Plan formula in place prior to the April 1998 amendments, to purchase 5,000 shares on the fifth business day after each annual meeting commencing with the 1998 annual meeting.) The exercise price of each such Non-Qualified Option is the fair market value of one share of Bay common stock, as determined by the last reported sale price of Bay common stock on the NYSE on the date of grant. Subject to accelerated vesting under certain limited circumstances, such Non-Qualified Option shall become exercisable on the first anniversary of the date of grant. Such Non-Qualified Option will expire ten years from the date of grant, except with respect to a non-employee director terminated for cause. In the event a non-employee director is terminated for cause, his or her options will expire immediately on the date he or she ceases to be a director.

  Restricted Stock (or Restricted Units) Granted to Non-Employee
Directors. The Stock Incentive Plan provides for the automatic grant of 2,000 shares of restricted stock to each of the non-employee directors who is serving as a director of the Surviving Corporation on the fifth business day after the Effective Time and on the fifth business day after each annual meeting of stockholders commencing with the annual meeting in 1999. In addition, the Stock Incentive Plan provides for an additional grant of 1,000 shares of restricted stock to each of the non-employee directors who is serving as a director of the Surviving Corporation on the fifth business day after the Effective Time. Each director may choose to receive the same number of shares of any grant in restricted units rather than restricted stock. Subject to accelerated vesting under certain limited circumstances, such shares of restricted stock (or restricted units) will vest 20% on the date of issuance and on each of the first four anniversaries of the date of issuance. If the Merger is not consummated, no automatic restricted stock (or restricted units) grants will be made to the non-employee directors.

  Tax Withholdings. Participants under the Stock Incentive Plan are responsible for the payment of any federal, state or local taxes, which Bay is required by law to withhold upon any option exercise or vesting of other awards. Participants may elect to have such tax withholding obligations satisfied either by authorizing Bay to withhold shares of Bay common stock to be issued pursuant to an option exercise or other award or by transferring to Bay shares of Bay common stock having a value equal to the amount of such taxes.

  Restricted Stock. The Compensation Committee may grant shares (at no cost or for a purchase price determined by the Compensation Committee) of Bay common stock to any participant subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of pre-established performance goals (as summarized above) and/or continued employment with Bay through a specified vesting period. The vesting period shall be at least three years, except that in the case of restricted stock that becomes transferable and no longer subject to forfeiture upon the attainment of such pre-established performance goals, objectives and other conditions, the vesting period shall be at least one year. The purchase price, if any, of shares of restricted stock will be determined by the Compensation Committee. If the applicable performance goals and other restrictions are not attained, the participant will forfeit their awards of restricted stock. In addition, restricted stock may be granted to an employee by the Compensation Committee in lieu of a cash bonus due to such employee pursuant to any other plan of Bay.

  Unrestricted Stock. The Compensation Committee may also grant shares (at no cost or for a purchase price determined by the Compensation Committee) of Bay common stock which are free from any restrictions under the Stock Incentive Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

  Subject to the consent of the Compensation Committee, a participant may make an irrevocable election to receive a portion of his compensation otherwise due in unrestricted stock (valued at fair market value on the date the cash compensation would otherwise be paid).

  Performance Share Awards. The Compensation Committee may grant performance share awards to any participants, entitling the recipient to receive shares of Bay common stock upon the achievement of individual or company performance goals (as summarized above) and such other conditions as the Compensation Committee shall determine.

DEFERRED STOCK UNITS

  The Compensation Committee may also award deferred stock units which are ultimately payable in the form of shares of Bay common stock. The deferred stock units may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with Bay through a specified restricted period. During the deferral period, subject to terms and conditions imposed by the Compensation Committee, the deferred stock units may be credited with dividend equivalent rights. Subject to the consent of the Compensation Committee, a participant may make an advance election to receive a portion of his compensation otherwise due in deferred stock units.

DIVIDEND EQUIVALENT RIGHTS

  The Compensation Committee may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Bay common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the Stock Incentive Plan may be paid currently or be deemed to be reinvested in additional shares of Bay common stock, which may thereafter accrue additional dividend equivalent rights at fair market value at the time of deemed reinvestment. Dividend equivalent rights may be settled in cash, shares or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

  Change of Control Provisions. The Stock Incentive Plan provides that in the event of a Change of Control of Bay or the Surviving Corporation, as applicable, all stock options shall automatically become fully exercisable and the restrictions and conditions on all other awards shall automatically be deemed waived.

EFFECTIVE DATE OF STOCK INCENTIVE PLAN

  The February 1998 amendments to the Stock Incentive Plan became effective when approved by the Board of Directors on February 26, 1998. The April 1998 amendments to the Stock Incentive Plan will become effective at the Effective Time. In order for Bay to be able to issue Incentive Options, and to ensure that the cost of certain awards issued under the Stock Incentive Plan will be deductible by Bay for federal income tax purposes, Bay is seeking ratification of the Stock Incentive Plan, as amended and restated, by the stockholders.

NEW PLAN BENEFITS

  Approximately 660 employees and non-employee directors are currently eligible to participate in the Stock Incentive Plan. The table below shows the aggregate number of stock options that have been granted to the executive officers of Bay and stock options and restricted stock (or restricted units) that will be allocated to all non-employee directors of Bay, as the Surviving Corporation, as a group under the Stock Incentive Plan after giving effect to the proposed amendments:
                               NEW PLAN BENEFITS

                 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

                                              STOCK OPTIONS
                          ---------------------------------------------------------
                              NUMBER OF                                  RESTRICTED
                          SHARES UNDERLYING  GRANT  EXERCISE    MARKET     STOCK
   NAME AND POSITION        STOCK OPTIONS   DATE(1)  PRICE     VALUE(2)   (UNITS)
   -----------------      ----------------- ------- --------   --------  ----------
Gilbert M. Meyer........             0          N/A     N/A      N/A          N/A
 Chairman of the Board,
 President and Chief
 Executive Officer
Max L. Gardner..........        50,000       3/8/98  $37.00       $0          N/A
 Executive Vice
 President and Chief
 Operating Officer
Jeffrey B. Van Horn.....        70,000       3/8/98  $37.00       $0          N/A
 Vice President and
 Chief Financial Officer
Morton L. Newman........        30,000       3/8/98  $37.00       $0          N/A
 Vice President--
 Construction
Debra L. Shotwell.......        20,000       3/8/98  $37.00       $0          N/A
 Vice President--Human
 Resources
All Executive Officers         170,000       3/8/98  $37.00       $0          N/A
 as a group (5 persons).
All Non-Employee
 Directors as a group
 (9 persons)............        90,000(5)   6/11/98    N/A(3)    N/A(4)    27,000(5)

--------
(1) All options expire ten years from the date of grant.
(2) Based on the last reported sale price of Bay common stock on the NYSE on May 1, 1998 of $37 7/16 per share.
(3) The exercise price of these options will be the last reported sale price of the Bay common stock on the NYSE on the date of grant. Such exercise price is therefore not determinable.
(4) The market value of these stock options is not determinable.
(5) Pursuant to the terms of the Stock Incentive Plan as it will be in effect if the Merger is completed, each non-employee director automatically receives an option to purchase 10,000 shares of Bay common stock on the fifth business day after the Effective Time and on the fifth business day after each annual meeting of stockholders commencing with the annual meeting in 1999 (provided that if the Merger is not consummated, each Bay non-employee director will receive an annual option grant to purchase 5,000 shares on the fifth business day after each annual meeting commencing with the 1998 annual meeting). In addition, each non-employee director will be granted 3,000 restricted shares (or restricted units) of Bay common stock on the fifth business day after the Effective Time and 2,000 restricted shares (or restricted units) on the fifth business day after each annual meeting commencing with the annual meeting in 1999. Accordingly, these options and restricted shares (or restricted units) have been allocated, but not yet granted. If the Merger is not completed, the restricted shares (or restricted units) will not be granted to the non-employee directors.

  Adjustments for Stock Dividends, Mergers, etc. The Stock Incentive Plan authorizes the Compensation Committee to make appropriate adjustments to the number of shares of Bay common stock that are subject to the Stock Incentive Plan and of any outstanding options to reflect stock dividends, stock splits and similar events. In the event of a merger, consolidation, dissolution or liquidation of Bay, the Compensation Committee in its discretion may provide for appropriate substitutions or adjustments.

  Amendments and Termination. The Bay Board may at any time amend or discontinue the Stock Incentive Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder's consent. In addition, the Compensation Committee may amend any outstanding award to reduce the exercise or purchase price in order to fulfill a legitimate corporate purpose (e.g., to retain a key employee) or to maintain the value of such outstanding award under circumstances beyond the control of Bay's management, but in no event shall such amendments be made to outstanding awards representing greater than 10% of the total number of shares of Bay common stock authorized for issuance pursuant to the Plan. To the extent required by the Code to ensure that options granted under the Stock Incentive Plan qualify as Incentive Options, plan amendments shall be subject to approval by Bay's stockholders. The Stock Incentive Plan has a ten-year term, and no awards will be granted after April 13, 2008.

TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

  The following is a summary of the principal federal income tax consequences of transactions under the Stock Incentive Plan. It does not describe all federal tax consequences under the Stock Incentive Plan, nor does it describe state or local tax consequences.

  Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an Incentive Option. If shares of Bay common stock issued to an optionee pursuant to the exercise of an Incentive Option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a mid-term or long-term capital gain, and any loss sustained will be a mid-term or long-term capital loss depending on how long the shares of common stock have been held, and (ii) there will be no deduction for Bay for federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

  If shares of Bay common stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) Bay will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of common stock.

  If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or six months or one year in the case of termination of employment by reason of death or disability, respectively).

  Non-Qualified Options. With respect to Non-Qualified Options under the Stock Incentive Plan, no income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Bay common stock on the date of exercise, and Bay receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term, mid-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering shares of common stock.

  Parachute Payments. The exercise of any portion of any option that is accelerated due to the occurrence of a Change of Control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to Bay, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

  Limitation on Company's Deductions. As a result of Section 162(m) of the Code, Bay's deduction for certain awards under the Stock Incentive Plan may be limited to the extent that a Named Executive Officer who is employed by Bay on the last day of the taxable year receives compensation in excess of $1,000,000 in such taxable year.

REQUIRED VOTE AND RECOMMENDATION

  Proxies will be voted for Proposal 3 unless contrary instructions are set forth on the proxy. Only stockholders of record of Bay common stock are entitled to vote on this proposal. Under Maryland law, this proposal requires the affirmative vote of a majority of all of the votes cast on the matter, and for the purpose of determining the number of votes cast, abstentions are treated under Maryland law as not voting. In addition, the NYSE requires the affirmative vote of a majority of all the votes cast on the proposal and further requires the total number of votes cast on the proposal to represent more than 50% of all of the shares entitled to vote on the proposal. The NYSE treats abstentions as shares entitled to vote and as votes cast. Broker non-votes will be treated as votes not cast under both Maryland law and NYSE rules for the purpose of determining the number of votes cast on this proposal. ACCORDINGLY, IN THE EVENT MORE THAN 50% OF THE SHARES ENTITLED TO VOTE ARE CAST ON THIS PROPOSAL, BROKER NON-VOTES WILL HAVE NO EFFECT ON THIS PROPOSAL.

  THE BAY BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.

                                  PROPOSAL 4

                                APPROVAL OF THE
                         AGREEMENT AND PLAN OF MERGER

THE MERGER PROPOSAL

  On March 8, 1998, each of the Avalon Board and the Bay Board deemed advisable and unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. One effect of approval of the Merger Agreement and the Merger by Bay's stockholders is that the Surviving Corporation will be governed by the Amended and Restated Charter. However, if the Merger is approved by Bay's stockholders but is not consummated, the Amended and Restated Charter will not become the charter of Bay.

REQUIRED VOTE AND RECOMMENDATION

  Proxies will be voted for Proposal 4 unless contrary instructions are set forth in the proxy. Only stockholders of record of Bay common stock and Avalon common stock are entitled to vote on this proposal. This proposal requires the affirmative vote of two-thirds of all the votes entitled to be cast by holders of record of Bay common stock and Avalon common stock. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF VOTES AGAINST THIS PROPOSAL.

  THE BAY BOARD AND THE AVALON BOARD EACH INDEPENDENTLY UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

                                  THE MERGER

  This section of the Joint Proxy Statement/Prospectus, as well as the section entitled "The Merger Agreement," describes certain aspects of the Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. All stockholders are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

  In September 1997, Gilbert M. Meyer, Chairman, President and Chief Executive Officer of Bay, contacted a representative of PaineWebber, which had previously acted on a number of occasions as financial advisor to each of Avalon and Bay, to request a meeting with a representative of Avalon to discuss a possible business combination between the two companies. The representative of PaineWebber contacted certain members of Avalon's senior management, and on September 15, 1997, Mr. Meyer sent Charles H. Berman, President and Chief Operating Officer of Avalon, a memorandum setting forth the idea of a potential business combination and inviting Mr. Berman to meet with Mr. Meyer to discuss such a transaction. On September 18, 1997, discussions were held in person between Messrs. Berman and Meyer, with a representative of PaineWebber in attendance. As a part of such meeting, Messrs. Meyer and Berman and a representative of PaineWebber visited an Avalon apartment community in Stamford, Connecticut. The Avalon and Bay executives agreed to consider further the possible advantages of a business combination.

  On October 1, 1997, Mr. Berman traveled to California and, with a representative of PaineWebber, toured several of Bay's existing, in-development stage and in-reconstruction stage apartment communities. Following such tour, Messrs. Berman and Meyer discussed structural and organizational issues relating to a potential business combination.

  On October 3, 1997, Bay executed a confidentiality agreement with Avalon covering non-public due diligence information to be provided by Avalon in the course of exploring a business combination. On October 21, 1997, Avalon executed a confidentiality agreement with Bay covering non-public due diligence information to be provided by Bay in the course of exploring a business combination.

  On October 22 and 24, 1997, in Chicago, Illinois, Messrs. Meyer and Berman, Richard L. Michaux, Chairman and Chief Executive Officer of Avalon, a representative of PaineWebber and merger integration and organization consultants for Avalon and Bay met to discuss the possibility of a business combination and, in general terms, the strategic vision of a combined company.

  On October 31, 1997, the Bay Board held a meeting to discuss developments relating to the potential business combination. At such meeting, a representative of PaineWebber briefly updated the Bay Board on the prior meetings between representatives of Avalon and Bay and the potential issues associated with a business combination.

  The executive committee of the Bay Board held telephonic meetings on November 1, 6 and 10, 1997 to discuss and receive updates on the potential business combination. During the same period, Mr. Michaux discussed a potential business combination with the members of the Avalon Board.

  On November 4, 1997, the Bay Board met to discuss, among other matters, the fiduciary duties and responsibilities of its directors in connection with the proposed transaction. In addition, the Bay Board discussed retaining legal counsel and other advisors for the potential business combination.

  On November 22, 1997, Mr. Meyer met with Messrs. Michaux and Thomas J. Sargeant, Senior Vice President and Chief Financial Officer of Avalon, and a representative of PaineWebber at Avalon's offices in Alexandria, Virginia. During that meeting, Mr. Meyer received a presentation regarding Avalon's financial organization and management information systems. On November 23, Messrs. Meyer and Robert H. Slater, Senior Vice President--Property Operations of Avalon, met to discuss property operations. Messrs. Meyer and Michaux and a representative of PaineWebber then toured several existing and in-development stage communities of Avalon in Virginia and Washington, D.C.

  On November 26, 1997, Mr. Meyer met with a representative of an organizational and management integration firm to discuss general business integration issues relating to the proposed transaction.

  On December 3, 1997, Messrs. Meyer and Michaux met to discuss their respective management roles and the duties and responsibilities of other executive officers in the event of a business combination.

  On December 7, 1997, Mr. Michaux traveled to California, met with Mr. Meyer and a representative of PaineWebber and visited several of Bay's apartment communities. During such meeting, Messrs. Meyer and Michaux discussed various organizational and operations issues as well as Bay's expertise in substantially reconstructing apartment communities.

  At its December 10, 1997 meeting, the Avalon Board discussed at length the potential advantages and risks associated with the proposed transaction. PaineWebber, Avalon's financial advisor, made a presentation to the Avalon Board reflecting a preliminary analysis of an Avalon/Bay merger. The Avalon Board then authorized members of management and Avalon's financial advisors, PaineWebber, and legal advisors to continue discussions with Bay with respect to a possible transaction.

  On December 16, 1997, Messrs. Meyer, Michaux and Berman, a representative of PaineWebber and merger integration and organization consultants for Avalon and Bay met in Chicago to further discuss the terms of the proposed transaction. Messrs. Meyer and Michaux continued such discussions in meetings held on December 20 and 21 in Colorado.

  On December 24, 1997, Mr. Meyer contacted a representative of Morgan Stanley to discuss the possibility of retaining Morgan Stanley as Bay's financial advisor in connection with the proposed transaction.

  On December 30, 1997 and again on January 3 through 6, 1998, Messrs. Meyer and Michaux discussed the integration of their respective management teams and employees, employee compensation issues and employment agreements for management personnel.

  The Avalon Board held a telephonic meeting on January 9, 1998 during which the Avalon Board was updated as to the status of discussions relating to the proposed transaction by members of Avalon's senior management and Avalon's financial advisor, PaineWebber, and legal advisors. The Avalon Board then authorized members of management and Avalon's advisors to continue discussions with Bay.

  On January 16, 1998, the executive committee of the Bay Board held a telephonic meeting to receive an update from Mr. Meyer as to the status of the proposed transaction. On January 30, 1998, the Bay Board met with members of Bay's senior management and representatives of Morgan Stanley to review, among other things, the multifamily REIT environment, the advantages and disadvantages of the proposed transaction, possible market reaction to the proposed transaction, and the preliminary financial impact on Bay of the proposed transaction.

  On January 31, 1998, the Bay Board met with Mr. Meyer and authorized Bay's management in conjunction with its financial advisor, Morgan Stanley, and legal advisors to formally begin working toward a possible Avalon/Bay merger.

  On February 4, 1998, the Avalon Board held a meeting to discuss among themselves and with members of Avalon's management the progress of negotiations with Bay. Mr. Michaux subsequently discussed with Mr. Meyer a variety of outstanding transaction related issues.

  On February 5, 1998, Mr. Meyer participated in a telephonic meeting of the executive committee of the Bay Board to discuss the status of negotiations regarding the proposed transaction with Avalon. The executive committee instructed Mr. Meyer and Bay's financial advisor, Morgan Stanley, to continue discussions with Avalon's management.

  On February 6, 1998, Messrs. Michaux and Meyer met, together with representatives of PaineWebber and Morgan Stanley, in San Francisco to discuss a variety of issues relating to a potential transaction, including management roles and responsibilities, headquarters location, transaction structure and integration issues.

  On February 10, 1998, the Bay Board held a telephonic meeting to further discuss the status of negotiations with Avalon. Mr. Meyer described the status of the discussions. The directors of Bay discussed various matters, including a number of business and legal issues to be resolved if the transaction were to proceed as well as the timing and process by which the transaction would be negotiated, documented and closed. The Bay Board discussed the objectives to be achieved by entering into a transaction with Avalon and the possibility of achieving those objectives through various alternatives to the transaction. The Bay Board instructed management to commence a more formal due diligence process and to further analyze the costs and strategic benefits of the proposed transaction.

  On February 11, 1998, Mr. Meyer spoke with Mr. Michaux about outstanding transaction issues and general management integration issues.

  At a meeting on February 17, 1998, the Avalon Board received an update on the status of negotiations between Avalon and Bay. At this meeting, members of Avalon's senior management discussed the strategic rationale for the proposed transaction, and PaineWebber made a preliminary presentation to the Board of an overview of Bay and a qualitative and quantitative review of the proposed transaction. The Avalon Board discussed various business and legal issues relating to the proposed transaction as well as the timing and process of the transaction. The Avalon Board took no formal action at this meeting with respect to the proposed transaction but authorized Avalon's management and its financial advisor, PaineWebber, and legal advisors to continue negotiations with Bay.

  On February 17, 1998, the executive committee of the Bay Board held a telephonic meeting to discuss certain significant transaction issues and the further financial and cost/benefit analyses conducted by management and Morgan Stanley since the last meeting. The Board reviewed with management, Morgan Stanley and Bay's legal advisors a number of structuring issues and negotiation points. It also discussed the provisions of the Bay Charter relevant to a merger and corporate governance matters such as the possible adoption of a shareholder rights agreement. The Bay Board instructed management and its advisors to continue negotiations and due diligence.

  On February 20, 1998, Messrs. Michaux and Meyer met again, with representatives of PaineWebber and Morgan Stanley participating, in San Francisco to discuss outstanding transaction issues, timing for the proposed transaction and the strategy of the combined company.

  On February 24, 1998, representatives of Avalon sent representatives of Bay a draft term sheet for the proposed transaction. In addition, representatives of Bay and Avalon discussed whether Bay would raise its dividend if the transaction was consummated.

  On February 25, 1998, Mr. Meyer spoke with Mr. Michaux regarding organizational and employment issues addressed in the proposed term sheet.

  On February 27, 1998, Mr. Meyer talked to Bay's compensation committee about the proposed compensation matters in connection with the proposed transaction.

  On March 3, 1998, the Avalon Board and Bay Board each met in Denver with their respective legal and financial advisors. After reviewing the progress and negotiations to date, each of the boards authorized members of their respective management and their respective advisors to continue negotiating a merger. The Avalon Board and the Bay Board also each considered and discussed the possible adoption of a shareholder rights agreement. At the Avalon Board meeting, PaineWebber made a preliminary presentation to the Avalon Board of a qualitative and quantitative analysis of the proposed transaction. At the Bay Board meeting, Morgan Stanley made a preliminary presentation to the Bay Board of a qualitative and quantitative analysis of the proposed transaction. Following such board meetings, members of Avalon and Bay management, together with their respective legal and financial advisors, continued to negotiate the terms of the proposed Merger, including the Exchange Ratio and the dividend policy of the combined company. Such negotiations continued throughout the week, during which period the parties continued to exchange certain non-public due diligence information with each other. During this period, Avalon and Bay executed new reciprocal confidentiality agreements covering such non-public information.

  Between March 1, 1998 and March 9, 1998, Avalon and Bay and their legal counsel prepared and negotiated definitive documentation for the proposed Merger.

  On March 8, 1998, the Avalon Board and the Bay Board each held a special meeting in New York to consider and act upon the proposed Merger. At the meeting of the Avalon Board, Avalon's financial advisor, PaineWebber, and legal advisors described the progress of the negotiations which had occurred since March 3, 1998 and the proposed terms and conditions of the Merger Agreement, the Stock Option Agreements, the Avalon Stockholder Rights Agreement (the "Avalon Rights Agreement") and the transactions contemplated by each of such agreements. Lazard then made a financial presentation regarding the proposed Merger and rendered its opinion. PaineWebber reviewed the analysis of the proposed Merger it had previously provided to the Avalon Board in light of the terms negotiated and then rendered its opinion. Following extensive discussions and deliberations regarding the potential advantages and risks associated with the Merger, the Avalon Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, the Stock Option Agreements, and the Avalon Rights Agreement and declared a dividend of preferred share rights to Avalon common stockholders of record as of March 9, 1998.

  At the meeting of the Bay Board, Bay's financial advisor, Morgan Stanley, and legal advisors described the results of the negotiations which had occurred since March 3, 1998 and the terms and conditions of the Merger Agreement, the Stock Option Agreements, the Bay shareholder rights agreement and the transactions contemplated by each of such agreements. Morgan Stanley then made a financial presentation regarding the proposed Merger and orally rendered its opinion. Following extensive discussions and deliberations regarding the potential advantages and risks associated with the Merger, the Bay Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, the Stock Option Agreements and the Bay shareholder rights agreement and declared a dividend of preferred share rights to Bay common stockholders of record as of March 10, 1998.

RECOMMENDATION OF THE BAY BOARD; BAY'S REASONS FOR THE MERGER

  The Bay Board has unanimously approved the Merger Agreement and determined that the Merger and the other transactions contemplated thereby are advisable. The Bay Board recommends unanimously that Bay's common stockholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

  In reaching its determination and recommendation, the Bay Board consulted with Bay's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by the Bay Board in reaching the foregoing determination and recommendation, all of which the Bay Board deemed favorable, are described below.

    (i) The Surviving Corporation: Business, Conditions and Prospects. The Bay Board reviewed information relating to the financial performance, business operations and prospects of Avalon and Bay and pro forma information for the Surviving Corporation, as well as current industry, economic and market conditions. The Bay Board believes that the Merger will enable Bay to achieve many of its long-range goals much quicker and with less risk than Bay could achieve without the Merger in light of the improved business and financial condition of the Surviving Corporation.

    (ii) Greater Financial Flexibility. The Bay Board believes that greater size, enhanced financial flexibility and management depth and resources created from the Merger will allow the Surviving Corporation to pursue a more aggressive and flexible business plan, especially in the areas of new community development and in expansions and acquisitions of existing communities, than could be pursued by Bay as a stand-alone company.

    (iii) Structure of Transaction. The Merger has been structured as a merger without payment of a control premium to the stockholders of either Avalon or Bay. Because of Avalon's similar strategies, backgrounds, ethics and goals, the Bay Board views as favorable the fact that the Merger will allow Bay and its stockholders to achieve many of the same objectives of a large acquisition (for example, increasing size and total market capitalization) without paying the substantial premium typical of an acquisition transaction. Further, the Bay Board views as favorable the fact that the Merger will allow Bay's stockholders to fully participate in the growth of the Surviving Corporation while retaining, for the benefit of the Surviving Corporation's stockholders, the services of the senior management teams of both Bay and Avalon.

    The Bay Board views as favorable the terms and conditions of the Merger Agreement, including the representations and warranties and covenants of the parties, the conditions to the parties' respective obligations thereunder and the termination provisions set forth therein.

    (iv) Enhanced Credit Profile. The Bay Board believes that the Merger will enhance the Surviving Corporation's credit profile and, thus, its ability to borrow on attractive terms.

    (v) Quality of Communities and Geographic Diversification of
  Operations. The Bay Board considered the fact that the Merger will allow Bay to combine its strong presence in the select high barrier-to-entry markets of Northern and Southern California, and its recent expansion into similar markets in Oregon and Washington, with Avalon's high-quality portfolio of communities and its established presence in select high barrier-to-entry markets in the Northeast and Mid-Atlantic and recent expansion into similar markets in the Midwest. It is expected that greater geographical diversity will further mitigate the adverse effects of changes in general and local economic conditions.

    (vi) Greater Size. The Merger will significantly increase the size and number of communities owned by the Surviving Corporation compared to those owned by Bay. In this regard, the Bay Board noted that, on a pro forma basis, as of March 9, 1998, the Surviving Corporation would own 140 apartment home communities and approximately 40,500 homes (in each case, including those under construction), and would be one of the largest owners of apartment home communities in the United States (based on market capitalization). The Bay Board believes that the size of the Surviving Corporation will enhance its appeal as an investment among both retail and institutional investors. The Bay Board also believes that the Surviving Corporation's size will increase recognition and credibility within the apartment home community industry, thereby enhancing the Surviving Corporation's ability to attract and consummate favorable acquisitions and providing another efficient and attractive means of growth for the Surviving Corporation.

    (vii) Enhanced Management Team. The Merger will enhance the level of management depth and experience. Specifically, the Bay Board noted that the Merger will effectively combine the senior management teams of Avalon and Bay, with the Surviving Corporation benefiting from the expertise of both groups.

    (viii) Greater Total Market Capitalization. The total market capitalization of the Surviving Corporation will be substantially increased as a result of the Merger and, on a pro forma basis, will be greater than most other REITs specializing in apartment home communities. Based in part on discussions with its advisors, the Bay Board believes that increased total market capitalization will provide Bay's stockholders with enhanced liquidity and will make shares of the Surviving Corporation a more attractive investment for institutional investors. The Bay Board also believes that the increased total market capitalization of the Surviving Corporation could lead to an expansion of the share price and trading multiples of the Surviving Corporation over time, as REITs with larger total market capitalizations tend to be favored by institutional investors over those with smaller total market capitalizations.

    (ix) Anticipated Synergies and Cost Savings. The Bay Board believes that Bay and its stockholders will realize the benefit of significant synergies and on-going operational cost savings, including general and administrative cost savings in areas such as information and accounting systems and telecommunications, and operating efficiencies due to critical mass in areas such as bulk purchasing and insurance.

    (x) Improved Combined Business Capabilities. Because the combined company will be able to implement the best practices of each of Bay and Avalon, the Bay Board expects that the Merger will enhance its expertise in the acquisition, development, construction, reconstruction, marketing, leasing and management of multifamily apartment communities. For example, the Bay Board expects that the Merger will result in improved operational efficiency because of Avalon's advanced management information systems.

    (xi) Opinion of Morgan Stanley. The Bay Board also relied on the opinion, analyses and presentations of Morgan Stanley described below under "-- Opinion of Bay's Financial Advisor," to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Bay common stock. The Bay Board viewed Morgan Stanley's opinion as favorable to its determination because Morgan Stanley is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services and raising capital for companies in the real estate industry.

  The Bay Board also considered certain potentially negative factors which could arise from the Merger. These included, among others, the significant transaction costs involved in connection with consummating the Merger, the substantial management time and effort required to effectuate the Merger and integrate the businesses of Avalon and Bay, the related disruption to Bay's operating and acquisition and development activities, and the risk that Bay may not be able to effectively apply its development and reconstruction expertise in Avalon's markets. The Bay Board also considered the risk that the Surviving Corporation may be unable to successfully integrate the operating practices of Bay and Avalon and the possibility that the anticipated benefits of the Merger might not be fully realized. Further, the Bay Board considered the potential obligation of Bay to pay a reimbursement fee and the potential for Avalon to exercise its Option under the terms of the Avalon Stock Option

Agreement (as defined hereinafter) on the terms described herein under "The Merger Agreement--Termination; Fees and Expenses" and "The Merger--The Stock Option Agreements." The Bay Board also took account of the fact that the Surviving Corporation's debt obligations after the Merger would increase significantly (aggregating approximately $1.1 billion on a pro forma basis). The significant increase in the Surviving Corporation's debt could increase the risk of default by the Surviving Corporation on its indebtedness, adversely affect the market for the Surviving Corporation's common stock or inhibit the Surviving Corporation's ability to raise capital and issue equity in both the public and private markets. See "Risk Factors--Real Estate Financing Risks." The Bay Board also evaluated the benefits of the transaction to be received by certain officers and directors of Avalon and Bay. See "The Merger--Interests of Certain Persons in the Merger." The Bay Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

  The foregoing discussion of the information and factors considered by the Bay Board is not intended to be exhaustive, but includes the material factors considered by the Bay Board. The Bay Board did not assign relative weights to the above factors or determine that any factor was of greater importance than another. A determination of various weightings would, in the view of the Bay Board, be impractical. Rather, the Bay Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the Bay Board may have given different weight to different factors.

  THE BAY BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT BAY COMMON STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

RECOMMENDATION OF THE AVALON BOARD; AVALON'S REASONS FOR THE MERGER

  The Avalon Board has determined and believes that the Merger is fair to, and in the best interests of Avalon and its stockholders. Accordingly, the Avalon Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that Avalon stockholders vote for the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

  In reaching its determination and recommendation, the Avalon Board consulted with Avalon's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by the Avalon Board in reaching the foregoing determination and recommendation, all of which the Avalon Board deemed favorable, are described below.

    (i) The Surviving Corporation: Business, Conditions and Prospects. The Avalon Board reviewed information relating to the financial performance, business operations and prospects of Avalon and Bay and pro forma information for the Surviving Corporation, as well as current industry, economic and market conditions. In this regard, the Avalon Board believes that the Merger should increase Avalon stockholder value, lead to a higher growth rate of FFO than Avalon could generate and sustain as a stand-alone entity and afford Avalon a higher likelihood of, and less risk in, achieving its Plan 2002 due to the improved business and financial condition of the Surviving Corporation as compared to Avalon on a stand-alone basis.

    (ii) Greater Financial Flexibility. The Avalon Board believes that the greater size, enhanced financial flexibility and management depth and resources created from the Merger will allow the Surviving Corporation to pursue a more aggressive and flexible business plan, especially in the areas of new community development and in the acquisitions of existing communities requiring substantial reconstruction, than could be pursued by Avalon as a stand-alone company.

    (iii) Structure of Transaction. The Merger has been structured as a merger of equals, without payment of a control premium to the stockholders of either Avalon or Bay. The Avalon Board views the structure of the Merger as favorable, in that Avalon is engaging in a strategic combination with a company with similar strategies, backgrounds, ethics and goals. The Avalon Board views as favorable the fact that the Merger would allow Avalon and its stockholders to achieve many of the same objectives of a large acquisition (e.g., increasing size and total market capitalization) without paying the substantial premium typical of an acquisition transaction. Further, the Avalon Board views as favorable the fact that the Merger, because it has been structured as a merger of equals, will allow Avalon's stockholders to fully participate in the growth of the Surviving Corporation while retaining, for the benefit of the Surviving Corporation, the services of the senior management team of Avalon. In addition, the Avalon Board favorably views the fact that the Merger could be effected through the issuance of Bay common stock, rather than through the use of cash or a public offering of equity or debt securities. This structure will provide an opportunity for Avalon stockholders to participate in any future appreciation of the value of the Surviving Corporation.

    The Avalon Board also views as favorable the fact that the Merger provides stockholders of Avalon with the opportunity to exchange their existing shares of Avalon stock for stock of the Surviving Corporation on a basis that is expected to be tax-free for federal income tax purposes (except to the extent of any cash received in lieu of fractional shares) (see "Certain Federal Income Tax Considerations").

    The Avalon Board views as favorable the terms and conditions of the Merger Agreement, including the representations and warranties and covenants of the parties, the conditions to the parties' respective obligations thereunder and the termination provisions set forth therein.

    The Avalon Board also views as favorable the configuration of the Surviving Corporation Board following the Merger.

    (iv) Enhanced Credit Profile. The Avalon Board believes that the Merger would enhance the Surviving Corporation's credit profile and, thus, its ability to issue rated securities on more favorable terms.

    (v) Geographic Diversification of Operations. The Avalon Board considered the fact that the Merger will allow Avalon to combine its strong presence in the select high barrier-to-entry markets in the Northeast and Mid-Atlantic and recent expansion into similar markets in the Midwest with Bay's established presence in the select high barrier-to-entry markets of Northern and Southern California, and its recent expansion into similar markets in Oregon and Washington. It is expected that greater geographical diversity will further mitigate the adverse effects of changes in general and local economic conditions. In addition, while Avalon currently has communities in four of the top ten apartment markets of 1998, as identified by Multi-Housing News, the Surviving Corporation will have communities in all ten of such markets.

    (vi) Greater Size. The Merger would significantly increase the size and number of communities owned by the Surviving Corporation compared to those owned by Avalon. In this regard, the Avalon Board noted that, on a pro forma basis, as of March 9, 1998, the Surviving Corporation would own 140 apartment home communities and approximately 40,500 homes (in each case, including those under construction), and would be one of the largest owners of apartment home communities in the United States (based on market capitalization). The Avalon Board believes that the size of the Surviving Corporation would enhance its appeal as an investment among both retail and institutional investors. The Avalon Board also believes that the Surviving Corporation's size (i) would increase recognition and credibility within the apartment home community industry, thereby enhancing the Surviving Corporation's ability to attract and consummate favorable acquisitions and providing another efficient and attractive means of growth for the Surviving Corporation and (ii) would reduce the percentage of assets concentrated in any one community as compared to the concentration of assets in any one community experienced by Avalon on a stand-alone basis.

    (vii) Enhanced Management Team. The Merger would enhance the level of management depth and experience. Specifically, the Avalon Board noted that the Merger would effectively combine the senior management teams of Avalon and Bay, with the Surviving Corporation benefiting from the expertise of both groups.

    (viii) Greater Total Market Capitalization. The total market capitalization of the Surviving Corporation would be substantially increased as a result of the Merger and, on a pro forma basis, will be greater than most other REITs specializing in apartment home communities. Based in part on discussions with its advisors, the Avalon Board believes that increased total market capitalization would provide Avalon's stockholders with enhanced liquidity and would make shares of the Surviving Corporation a more attractive investment for institutional investors. The Avalon Board also believes that the increased total market capitalization of the Surviving Corporation could lead to an expansion of the share price and trading multiples of the Surviving Corporation over time, as REITs with larger total market capitalizations tend to be favored by institutional investors over those with smaller total market capitalizations.

    (ix) Anticipated Synergies, Cost Savings and Operational
  Efficiencies. The Avalon Board believes that Avalon and its stockholders will realize the benefit of significant synergies and on-going operational cost savings, including general and administrative cost savings in areas such as information and accounting systems and telecommunications, and operating efficiencies due to critical mass in areas such as bulk purchasing and insurance.

    (x) Bay's Rehabilitation and Development Capabilities. The Avalon Board anticipates that the rehabilitation and redevelopment capabilities of Bay would enable the Surviving Corporation to acquire more types of apartment communities than Avalon would be able to acquire on a stand-alone basis.

    (xi) Opinions of PaineWebber and Lazard. The Avalon Board also relied on the opinions, analyses and presentations of PaineWebber and Lazard described below under "--Opinion of Avalon's Financial Advisors," to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the Exchange Ratio was fair to the common stockholders of Avalon (other than Bay) from a financial point of view. The Avalon Board viewed PaineWebber's and Lazard's opinions as favorable to its determination because PaineWebber and Lazard are internationally recognized investment banking firms with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services and raising capital for companies in the real estate industry.

  The Avalon Board also considered certain negative factors which possibly could arise from the Merger. These factors included, among others, the significant transaction costs involved in connection with consummating the Merger, the substantial management time and effort required to integrate the businesses of Avalon and Bay and the possibility that the integration efforts may be unsuccessful. The Avalon Board also considered the risk that the anticipated benefits of the Merger might not be fully realized as well as the potential benefits that may be realized as a result of continuing Avalon's historical acquisition and development activities on a stand-alone basis. Further, the Avalon Board considered the potential obligation of Avalon to pay a reimbursement fee and the potential for Bay to exercise its Option under the terms of the Bay Stock Option Agreement (as defined hereinafter) on the terms described herein under "The Merger Agreement--Termination Fees; and Expenses" and "The Merger--The Stock Option Agreements." The Avalon Board also took account of the fact that the Surviving Corporation's debt obligations after the Merger would aggregate approximately $1.1 billion on a pro forma basis, which could increase the risk of default by the Surviving Corporation on its indebtedness, adversely affect the market for the Surviving Corporation's common stock or inhibit the Surviving Corporation's ability to raise capital in both the public and private markets. See "Risk Factors--Real Estate Financing Risks." The Avalon Board also evaluated the benefits of the transaction to be received by certain officers and directors of Avalon and Bay (see "The Merger--Interests of Certain Persons in the Merger"). The Avalon Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

  The foregoing discussion of the information and factors considered by the Avalon Board is not intended to be exhaustive, but includes the material factors considered by the Avalon Board. The Avalon Board did not assign relative weights to the above factors or determine that any factor was of greater importance than another. A determination of various weightings would, in the view of the Avalon Board, be impractical. Rather, the Avalon Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the Avalon Board may have given different weight to different factors.

  THE AVALON BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT AVALON STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

OPINION OF BAY'S FINANCIAL ADVISOR

  Morgan Stanley was retained by Bay as its financial advisor in connection with the Merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by Bay based on Morgan Stanley's qualifications, experience, expertise and reputation. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for real estate, corporate and other purposes.

  In connection with Morgan Stanley's engagement, the Bay Board requested that Morgan Stanley evaluate the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement to the Bay common stockholders. On March 8, 1998, Morgan Stanley rendered to the Bay Board an oral opinion to the effect that, as of such date and subject to certain assumptions, limitations and other matters stated therein, the Exchange Ratio pursuant to the Agreement was fair, from a financial point of view, to the Bay common stockholders. Morgan Stanley subsequently confirmed its oral opinion of March 8, 1998, by delivery of a written opinion dated March 9, 1998 (the "Morgan Stanley Opinion").

  A COPY OF THE MORGAN STANLEY OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. BAY STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE BAY BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE BAY COMMON STOCKHOLDERS, AND IT DOES NOT CONSTITUTE AN OPINION OR A RECOMMENDATION AS TO HOW ANY BAY STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTION. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Morgan Stanley has: (i) reviewed certain publicly available financial statements and other information of Bay and Avalon; (ii) reviewed certain internal financial statements and other financial and operating data concerning Bay and Avalon prepared by the managements of Bay and Avalon, respectively; (iii) analyzed certain financial projections for Bay and Avalon prepared by the managements of Bay and Avalon, respectively; (iv) discussed the past and current operations and financial condition and the prospects of Bay and Avalon with senior executives of Bay and Avalon, respectively; (v) reviewed the reported prices and trading activity for the Bay common stock and the Avalon common stock; (vi) compared the financial performances of Bay and Avalon and the prices and trading activity of Bay common stock and Avalon common stock with that of certain other comparable publicly traded companies and their securities; (vii) discussed with the senior management of Bay and Avalon their estimates of the synergies and cost savings expected to be derived from the Merger; (viii) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of Bay and Avalon; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;
(x) reviewed the pro forma impact of the Merger on Bay's FFO per share, consolidated capitalization and financial ratios; (xi) participated in discussions and negotiations among representatives of Bay and Avalon and their financial and legal advisors; (xii) reviewed the Merger Agreement, the Stock Option Agreements (as defined hereinafter), and certain related documents; and
(xiii) performed such other analyses and considered such other factors as they deemed appropriate.

  In preparing its opinion, Morgan Stanley has assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including the preliminary estimates of synergies and cost savings expected to be derived from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Bay and

Avalon. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Bay or Avalon, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, such date.

  The following is a brief summary of material analyses performed by Morgan Stanley, which Morgan Stanley presented and reviewed with the Bay Board on March 8, 1998, in connection with the oral opinion as of such date and in connection with the Morgan Stanley Opinion.

  Public Market Overview. Morgan Stanley reviewed certain trading information for each of Bay and Avalon, including market value, market capitalization and institutional ownership. Morgan Stanley also reviewed historical and forward trading multiples for each company.

  Historical Stock Performance. Morgan Stanley compared the trading price of the shares of Bay common stock and Avalon common stock. This stock performance review indicated that for the last twelve months ended March 6, 1998, the high and low closing prices for shares of Bay common stock and Avalon common stock were $40.3125 and $32.125 and $31.375 and $26.250, respectively. The exchange ratios implied by comparing the respective high to low prices and low to high prices of the Avalon common stock and Bay common stock were 0.651 and 0.977, respectively, compared to the exchange ratio of 0.7683 pursuant to the Merger Agreement.

  Historical Ratio Analysis. Morgan Stanley analyzed the historical ratio of the closing share prices of Avalon common stock and Bay common stock over several time periods. For each time period selected, Morgan Stanley calculated the high, average, and low ratios. The time periods selected for the analysis ended on March 6, 1998 and included: last two years, last one year, last 90 days, last 60 days, and last 30 days. The ranges of exchange ratios for each of these time periods were 0.709 to 0.907, 0.709 to 0.818, 0.744 to 0.795,
0.744 to 0.793, and 0.744 to 0.784, respectively. Morgan Stanley observed that the Exchange Ratio of 0.7683 pursuant to the Merger Agreement was within each of these ranges. The average ratio for each aforementioned time period was 0.794, 0.761, 0.768, 0.770, and 0.769, respectively. Morgan Stanley also observed that the ratio of closing prices on March 6, 1998 was 0.779.

  Relative Contribution Analysis. Morgan Stanley analyzed the projected pro forma contribution of each of Bay and Avalon to the Surviving Corporation. Such analysis included, among other things, relative contributions of FFO and Adjusted Funds From Operations ("AFFO"), defined as FFO minus recurring capital expenditures. For purposes of the Morgan Stanley analysis, capital expenditures were based on management projections. Morgan Stanley observed that Bay would contribute a range of 47.1% to 47.2% of 1998 and 1999 projected FFO, respectively, and 47.5% of projected AFFO in each of 1998 and 1999. The ranges of implied exchange ratios between Avalon common stock and Bay common stock derived from the projected relative per share contributions of FFO and AFFO are 0.774 to 0.787 and 0.775 to 0.785 for 1998 and 1999, respectively.

  Discounted Cash Flow Analysis. Morgan Stanley performed discounted cash flow analyses for Bay and Avalon based upon projections and assumptions provided by Bay's and Avalon's management of FFO per common share and annual dividends per share for the years ending December 31, 1998 to December 31, 2000, using discount rates reflecting an expected equity total return of 11.0% to 14.0% and terminal multiples of 2001 FFO of 11.0x to 13.0x (Morgan Stanley, for the purposes of this analysis, assumed that 2001 FFO would increase over 2000 FFO at a rate equal to the compound annual growth rate of FFO from 1998 to 2000). Based on this analysis, Morgan Stanley calculated a range of present values of $35.52 to $44.16 per Bay common share and range of present values of $28.27 to $35.15 per Avalon common share. Morgan Stanley calculated a range of exchange ratios implied by dividing the low end of the Avalon common stock values by the high end of the Bay common stock values and the high end of the Avalon common stock values by the low end of the Bay common stock values. This series of calculations produced a range of implied ratios of 0.640 to 0.990. In addition, Morgan Stanley divided the low and high end of Avalon common stock values by the closing price of $37.00 per share of Bay common stock on March 6, 1998. This analysis produced a range of implied exchange ratios of 0.764 to 0.950. Morgan Stanley observed that the Exchange Ratio pursuant to the Merger Agreement was within the range of the exchange ratios suggested by these discounted cash flow analyses.

  Pro Forma Merger Analysis. Morgan Stanley analyzed certain pro forma effects of the Merger for the fiscal years 1998 and 1999. These analyses were primarily based on projections and assumptions provided by Bay's and Avalon's managements of FFO per share for Bay and Avalon, certain synergies, and certain other adjustments Morgan Stanley deemed appropriate. The pro forma merger analysis assumed closing of the Merger on January 1, 1998. Morgan Stanley compared Bay's projected stand-alone FFO per share to Bay's pro forma combined FFO per share resulting from the Merger. Morgan Stanley observed that, after giving effect to operational synergies and an estimated $25 million of transaction expenses assumed by Morgan Stanley to be financed with debt with a weighted average interest rate of 7.00%, the transaction would be accretive in 1998 by 1.8% over stand-alone 1998 FFO per share, and would be accretive in 1999 by 1.9% over stand-alone 1999 FFO per share. Morgan Stanley noted that the pro forma debt-to-total market capitalization ratio of the Surviving Corporation was approximately 29% (based on the March 6, 1998 closing prices for Bay common stock and Avalon common stock), versus approximately 31% for Bay on a stand-alone basis.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Bay or Avalon.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bay and Avalon. Where appropriate, Morgan Stanley discounted comparable industry and/or company data to reflect the Surviving Corporation's current and projected operating performance in relation to that of the relevant industry or comparable company group. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of whether the Exchange Ratio under the Merger Agreement is fair, from a financial point of view, to Bay common stockholders, and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Avalon might actually be sold now or at any other time.

  As described above (see "Background of the Merger--Recommendation of Bay's Board of Directors; Bay's Reasons for the Merger"), the Morgan Stanley Opinion and the information provided by Morgan Stanley to the Bay Board was one of a number of factors taken into consideration by the Bay Board in making its determination to recommend approval of the Merger Agreement. The Exchange Ratio was determined through negotiations among the respective financial advisors, boards of directors and management teams of Bay and Avalon and their financial advisors and was approved by the Bay Board. Morgan Stanley provided advice to the Bay Board during the course of such negotiations; however, the decision to enter into the Merger Agreement was solely that of the Bay Board.

  Pursuant to a letter agreement dated March 8, 1998, Bay has agreed to pay Morgan Stanley (i) an agreement fee of $1,650,000, payable upon announcement of the Merger and (ii) an additional fee of $3,850,000, if the Merger is consummated. In addition to the foregoing, Bay has agreed to reimburse Morgan Stanley for its expenses, including fees and expenses of counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith including liabilities under Federal securities laws.

  In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of Bay and Avalon for its own account and for the accounts of customers and, accordingly, may at any time hold a long- or short-term position in such securities. Based on a
Schedule 13G filed with the SEC on February 12, 1998, as of March 24, 1998, an affiliate of Morgan Stanley beneficially held approximately 6.3% of Bay common stock. Morgan Stanley has provided investment banking services to Bay and Avalon in the past, for which services Morgan Stanley has received customary fees. In addition, on March 19, 1998, Avalon entered into a Mortgage Loan Purchase Agreement (the "Loan Purchase Agreement") with Morgan Stanley Mortgage Capital, Inc., an affiliate of Morgan Stanley, relating to the proposed acquisition by Avalon of two mortgage loans for an aggregate purchase price of approximately $56.6 million. Avalon has advanced a refundable deposit of $750,000 to Morgan Stanley Mortgage Capital, Inc. and is currently performing due diligence on the acquisition. Avalon's due diligence period expires on May 8, 1998, at which time it must determine whether to proceed with the acquisition. In the event Avalon proceeds with the acquisition, then the deposit will become nonrefundable. There can be no assurance that the acquisition will be consummated or, if consummated, that such acquisition will be on the same terms as currently anticipated.

OPINION OF AVALON'S FINANCIAL ADVISORS

  PaineWebber Opinion Letter. Avalon retained PaineWebber to render financial advisory services in connection with a possible strategic business combination with Bay. In connection with this engagement, Avalon requested that PaineWebber evaluate the fairness of the Exchange Ratio, from a financial point of view, to the common stockholders of Avalon (other than Bay). The Exchange Ratio was determined through negotiations among the boards of directors and management teams of Avalon and Bay and was approved by the Avalon Board.

  Certain members of Avalon's management were familiar with certain individuals at PaineWebber because those individuals assisted Avalon in its initial public offering in November 1993 and in numerous subsequent public offerings, both while such persons were employed at another investment banking firm and after the relevant operations of such investment banking firm were acquired by PaineWebber in December 1994. Avalon retained PaineWebber to act as its financial advisor based upon PaineWebber's prominence as an investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes, especially with respect to REITs and other real estate companies.

  On March 8, 1998, PaineWebber delivered a written opinion to the Avalon Board to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the limitations described therein, the Exchange Ratio was fair to the common stockholders of Avalon (other than Bay) from a financial point of view (the "PaineWebber Opinion"). The PaineWebber Opinion does not constitute a recommendation to any stockholder of Avalon as to how any such stockholder should vote on the Merger. Additionally, the PaineWebber Opinion does not address the business decision of the Avalon Board to engage in the Merger.

  A COPY OF THE PAINEWEBBER OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY PAINEWEBBER, IS ATTACHED TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE WRITTEN OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION. STOCKHOLDERS OF AVALON ARE URGED TO READ IN ITS ENTIRETY THE PAINEWEBBER OPINION.

  In connection with its opinion, PaineWebber, among other things: (i) reviewed Avalon's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the four fiscal years ended December 31, 1996 and Avalon's Quarterly Report on Form 10-Q and the related unaudited financial information

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

for the nine months ended September 30, 1997; (ii) reviewed Bay's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1996 and Bay's Quarterly Report on Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1997; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Avalon and Bay, furnished to PaineWebber by Avalon and Bay; (iv) conducted discussions with members of senior management of Avalon and Bay concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Avalon common stock and Bay common stock and compared them with that of certain publicly traded companies which PaineWebber deemed to be relevant;
(vi) compared the results of operations of Avalon and Bay with that of certain companies which PaineWebber deemed to be relevant; (vii) reviewed a draft of the Merger Agreement and drafts of certain other agreements prepared in connection with the Merger; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary.

  In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information supplied or otherwise made available to PaineWebber by Avalon and Bay, and PaineWebber did not assume any responsibility to verify independently such information. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Avalon and Bay, respectively, as to the future performance of Avalon and Bay, respectively. PaineWebber also relied upon assurances of the management of Avalon and Bay, respectively, that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Avalon or Bay nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also assumed, with the consent of the Avalon Board, that (i) the Merger will be accounted for under the purchase method of accounting, (ii) the Merger will be a tax free reorganization, and (iii) any material liabilities (contingent or otherwise) of Avalon and Bay are as set forth in the consolidated financial statements of Avalon and Bay, respectively. PaineWebber expressed no opinion as to the price at which Bay common stock may trade at any time. Furthermore, the PaineWebber Opinion is based on economic, monetary and market conditions existing on the date thereof.

  Certain of the analyses conducted by PaineWebber in connection with the PaineWebber Opinion required reference to the historical market prices and published First Call earnings estimates for Avalon, Bay and selected comparative companies and to the historical results of various broader stock market indices. In this regard, PaineWebber utilized historical market prices through February 26, 1998. The historical exchange ratio analysis reflects the period through March 2, 1998.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the PaineWebber Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty, and PaineWebber does not assume responsibility for the accuracy of such analyses or estimates. The following paragraphs summarize the significant quantitative and qualitative analyses performed by PaineWebber in arriving at the PaineWebber Opinion. Unless the context otherwise requires, references throughout this section to Avalon common stock and related per share amounts include shares of Avalon common stock issuable upon the exchange of outstanding partnership units.


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

  Historical Exchange Ratio Analysis. PaineWebber reviewed the historical implied ratio of the market prices of Avalon common stock and Bay common stock and compared this to the Exchange Ratio. PaineWebber observed that the average ratio for the 10 trading days ended March 2, 1998 was 0.7579x, the median was 0.7580x and the range was 0.7442x to 0.7709x. PaineWebber observed that the average ratio for the 20 trading days ended March 2, 1998 was 0.7658x, the median was 0.7678x and the range was 0.7442x to 0.7842x. PaineWebber observed that the average ratio for the 30 trading days ended March 2, 1998 was 0.7685x, the median was 0.7709x and the range was 0.7442x to 0.7842x. PaineWebber observed that the average ratio for the 60 trading days ended March 2, 1998 was 0.7683x, the median was 0.7707x and the range was 0.7442x to 0.7933x. PaineWebber observed that the average ratio for the 90 trading days ended March 2, 1998 was 0.7677x, the median was 0.7700x and the range was 0.7442x to 0.7947x. PaineWebber observed that the average ratio for the six calendar months ended March 2, 1998 was 0.7606x, the median was 0.7671x and the range was from 0.7087x to 0.7947x. PaineWebber observed that the average ratio for the twelve calendar months ended March 2, 1998 was 0.7613x, the median was 0.7667x and the range was from 0.7087x to 0.8182x.

  Discounted Equity Valuation. The discounted equity valuation is based on the assumption that the value of an equity interest in an ongoing business is equal to the net present value of expected future cash distributions payable to equity holders plus the present value of expected future cash flow from the assumed sale of the equity interest at a future date. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. PaineWebber analyzed Bay based on a discounted cash flow analysis using projections of FFO and cash distributions per share prepared by the management of Bay for the years 1998 through 2000, inclusive. PaineWebber derived a range of per share values for Bay by calculating the present value of projected cash distributions and a terminal equity value. PaineWebber assumed a range of discount rates of between 10.0% to 14.0%. A terminal equity value was calculated using projected FFO per share (for the year ended December 31, 2000) and terminal FFO multiples of 12.25x to 14.25x for Bay. The discounted equity valuation produced ranges of values for Bay common stock of $34.52 to $43.65. PaineWebber then divided an assumed stock price of Avalon common stock of $29.738, which represented the average stock price of Avalon common stock for the 60 trading days ended February 26, 1998, by the low end of the range of Bay common stock values and also by the high end of the range of Bay common stock values to produce a range of implied ratios for the value of Avalon common stock to Bay common stock. This series of calculations produced a range of implied ratios of 0.681x to 0.861x.

  Selected Comparative Public Companies Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Avalon and Bay to the corresponding data of certain publicly traded companies that PaineWebber considered comparative (the "PaineWebber Comparative Companies"). The PaineWebber Comparative Companies represented a selection of REITs which focused on the ownership of multifamily apartment homes. The PaineWebber Comparative Companies consisted of Equity Residential Properties Trust, Security Capital Pacific Trust, Post Properties, Inc., Irvine Apartment Communities, Inc. and BRE Properties, Inc.

  PaineWebber derived ranges of values for Bay common stock by applying estimated AFFO per share of Bay, as estimated by Bay's management, for the years ended December 31, 1998 and December 31, 1999 to the corresponding range of estimated AFFO multiples for the PaineWebber Comparative Companies for the same periods. PaineWebber obtained the per share AFFO estimates for the PaineWebber Comparative Companies by applying capital expenditure adjustments to the First Call consensus FFO estimates as of February 26, 1998. The estimated AFFO multiples for the PaineWebber Comparative Companies were obtained by dividing the closing stock price on February 26, 1998 by the AFFO estimate. PaineWebber observed that the estimated AFFO multiples for the PaineWebber Comparative Companies for the years ended December 31, 1998 and December 31, 1999 were 12.0x to 14.7x and 11.1x to 13.3x, respectively. Based on estimated AFFO per share and estimated AFFO multiples for the year ended December 31, 1998, this method produced a range of values for Bay common stock of $33.48 to $41.01. Based on estimated AFFO per share and estimated AFFO multiples for the year ended December 31, 1999, this method produced a range of values for Bay common stock of $35.08 to $42.03. For each time period, PaineWebber then divided the average stock price of Avalon common stock for the 60 trading

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

days ended February 26, 1998 (which was $29.738) by the high and the low end of the range of Bay common stock values to produce a range of implied ratios for the value of the ratio of Avalon common stock to Bay common stock. This series of calculations produced a range of implied ratios of 0.725x to 0.888x based on estimated AFFO per share and estimated AFFO multiples for the year ended December 31, 1998 and a range of implied ratios of 0.708x to 0.848x based on estimated AFFO per share and estimated AFFO multiples for the year ended December 31, 1999.

  Pro Forma Merger Analysis. PaineWebber performed an analysis of the effect of the Merger on the Surviving Corporation's AFFO per share for 1998 and 1999, based on projected AFFO per share results and other information supplied by the management of Avalon and Bay. The pro forma merger analysis assumed a closing of the Merger on January 1 of each year presented. PaineWebber combined the projected AFFO per share results of Avalon with the projected AFFO per share results of Bay to arrive at projected AFFO per share for the Surviving Corporation. For purposes of simplicity, PaineWebber did not assume that any synergistic savings would result from the Merger. PaineWebber assumed $25 million of transaction expenses, financed 50% with common equity, 15% with preferred equity and 35% with debt. Related to the financing of the transaction expenses, PaineWebber assumed additional annual interest and preferred dividend expense of approximately $889,000 and the issuance of approximately 348,000 shares of Bay common stock. PaineWebber divided the resulting projected AFFO for the Surviving Corporation by the number of shares of Bay common stock (including shares of Bay common stock issuable upon the exchange of outstanding partnership units and conversion of Bay Series A Preferred Stock and Bay Series B Preferred Stock) expected to be outstanding upon consummation of the Merger. PaineWebber then compared Avalon's interest in the resulting pro forma AFFO per share in each year to the projected stand-alone AFFO per share of Avalon. This analysis indicated that the pro forma impact of the Merger was slightly dilutive (by an amount less than 2%) to Avalon's AFFO per share in 1998 and 1999. In addition, PaineWebber noted that the pro forma debt-to-total market capitalization ratio of the Surviving Corporation was approximately 27.2% (based on February 26, 1998 closing stock prices for Avalon common stock and Bay common stock), versus approximately 26.4% for Avalon on a stand-alone basis.

  Contribution Analysis. PaineWebber reviewed the financial contribution of Avalon and Bay to the Surviving Corporation on a projected pro forma basis, and noted the relative ownership of the Avalon stockholders in the Surviving Corporation on a pro forma basis giving effect to the then outstanding shares of Avalon common stock and Bay common stock (including shares of Bay common stock issuable upon exchange of outstanding partnership units and conversion of Bay Series A Preferred Stock and Bay Series B Preferred Stock). Using projected AFFO per share results and other information supplied by management of Avalon and Bay for the years ended December 31, 1998 and December 31, 1999, and without attributing any synergistic savings from the Merger, PaineWebber calculated that Avalon's projected pro forma contribution of the AFFO for the Surviving Corporation in 1998 and 1999 were each within 0.3 percentage points of the relative ownership of the Avalon stockholders in the Surviving Corporation on a pro forma basis.

  Net Asset Valuation Analysis. PaineWebber also performed a net asset valuation analysis of Bay. PaineWebber utilized Bay's projected net operating income ("NOI") for the first quarter of 1998 on a stand-alone basis, as adjusted for capital expenditures of $150 per apartment unit. PaineWebber then divided the projected NOI by an economic capitalization rate of 8.10% to produce an asset value of Bay. This asset value was then increased by the amount of Bay's construction in progress (valued at 110%) and other assets, decreased by Bay's liabilities and Bay's 8.50% Series C Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Bay Series C Preferred Stock"), and Bay's 8.00% Series D Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Bay Series D Preferred Stock"), and divided by a projected number of shares of Bay common stock (including shares of Bay common stock issuable upon the exchange of outstanding partnership units and conversion of Bay Series A Preferred Stock and Bay Series B Preferred Stock) outstanding as of March 31, 1998 on a stand-alone basis. This net asset valuation analysis produced a value of Bay's common stock of $34.46 and an implied exchange ratio of 0.863x using an assumed stock price of Avalon of $29.738, which represented the average stock price for the 60 trading days ended February 26, 1998. This analysis also implied that, based on a February 26, 1998 closing stock price of Bay common stock of $38.0625, Bay's

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

common stock traded at a 10.5% premium to its net asset value. In completing this net asset valuation analysis, PaineWebber noted that this analysis seeks to value assets in place and does not reflect any premium commonly associated with the successful management of such assets. PaineWebber also noted that this analysis is thus most appropriate in situations where little or no future change in an asset portfolio is expected and where one seeks to acquire merely such assets (without the management team associated with such assets).

  Stock Trading History. PaineWebber reviewed the history of market prices for Avalon common stock and Bay common stock (from March 11, 1994 to February 26,
1998) and reviewed the trading history of Avalon common stock and Bay common stock in relation to the PaineWebber Comparative Companies, the PaineWebber Multifamily REIT Index and the PaineWebber REIT Index. The PaineWebber Multifamily REIT Index included 26 Multifamily REITs. The PaineWebber REIT Index included over 125 equity REITs representing every property category, including retail, multifamily, manufactured homes, commercial, mixed use, lodging, and self-storage. The comparisons to the PaineWebber Comparative Companies and the PaineWebber Multifamily REIT Index were used to consider the historical stock performance of Bay and Avalon relative to companies with similar properties. The comparison to the PaineWebber REIT Index was utilized to consider the historical stock performance of Bay and Avalon relative to the REIT market in general. PaineWebber observed that Bay common stock had outperformed Avalon common stock, the PaineWebber Comparative Companies, the PaineWebber Multifamily REIT Index and the PaineWebber REIT Index. PaineWebber also observed that Avalon common stock had underperformed Bay common stock, the PaineWebber REIT Index and the PaineWebber Comparative Companies and performed consistently with the PaineWebber Multifamily REIT Index.

  Pursuant to an engagement letter dated February 25, 1998, as amended by a letter agreement dated March 25, 1998, PaineWebber received a fee of $750,000 for delivery of its fairness opinion on March 8, 1998. In the event the Merger is consummated, PaineWebber will receive a transaction fee of $6,650,000, against which will be credited the fairness opinion fee described above. Avalon has also agreed to indemnify PaineWebber, its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities, including liabilities under federal securities laws.

  In the past, PaineWebber and its affiliates have provided investment banking and other financial services to both Avalon and Bay and received fees for the rendering of these services. PaineWebber and its affiliates may continue to provide investment banking services to Avalon and Bay or the Surviving Corporation. In the ordinary course of business, PaineWebber and its affiliates may trade in the securities of Avalon and Bay for its own account and for the accounts of its customers, and accordingly, PaineWebber may at any times hold long or short positions in such securities.

  Lazard Opinion Letter. Lazard was engaged by Avalon on March 6, 1998 for the purpose of delivering an opinion (the "Lazard Opinion") as to the fairness of the Exchange Ratio to the holders of Avalon common stock.

  On March 8, 1998, Lazard delivered the Lazard Opinion to the Avalon Board both orally and in writing stating that, as of March 8, 1998, and based upon the assumptions made, matters considered and limits of review set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Avalon common stock (other than Bay).

  A COPY OF THE LAZARD OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX E AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE LAZARD OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LAZARD OPINION. STOCKHOLDERS OF AVALON ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE LAZARD OPINION IS ADDRESSED TO THE AVALON BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT AND DOES NOT ADDRESS THE MERITS OF THE

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

UNDERLYING DECISION BY AVALON TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY STOCKHOLDER OF AVALON AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

  In connection with the preparation of the Lazard Opinion, Lazard: (i) reviewed drafts of the Merger Agreement and Stock Option Agreements; (ii) reviewed certain publicly available financial information concerning Avalon and Bay; (iii) reviewed various financial forecasts and other data provided to Lazard by Avalon and Bay (the "Financial Forecasts") as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies"); (iv) held discussions with members of the senior managements of Avalon and Bay concerning the respective businesses, financial conditions, results of operations and prospects of Avalon and Bay, the strategic objectives of each, and possible benefits which might be realized following the Merger; (v) reviewed public information with respect to certain publicly traded REITs and other companies in lines of business Lazard believes to be generally comparable to the businesses of Avalon and Bay; (vi) reviewed the financial terms of certain recent business combinations involving REITs or companies in lines of businesses Lazard believes to be generally comparable to those of Avalon and Bay; (vii) reviewed the historical market prices and trading volume of the shares of Avalon and Bay; (viii) reviewed the potential pro forma financial impact of the Merger; and (ix) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

  In preparing the Lazard Opinion, Lazard assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Lazard, discussed with or reviewed by or for Lazard, or publicly available, and Lazard did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Avalon or Bay. In addition, Lazard did not conduct any physical inspection of any of the properties or facilities of Avalon or Bay. The Lazard Opinion does not constitute a valuation or appraisal of the shares of common stock, assets or liabilities of Avalon or Bay. With respect to the Financial Forecasts and the Expected Synergies, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Avalon and Bay as to the future financial performance of Avalon and Bay and that the Expected Synergies will be realized in the amounts and at the times indicated thereby. Lazard assumes no responsibility for and expresses no view as to the Financial Forecasts and Expected Synergies or the assumptions on which they are based. The Lazard Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, March 8, 1998. It should be understood that subsequent developments may affect this opinion and that Lazard does not have any obligation to update, revise, or reaffirm this opinion.

  Lazard assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any terms or conditions by Avalon or Bay (and without the granting of any consent or concurrence thereunder the effect of which would be to have an adverse effect on Avalon or Bay or the projected benefits of the Merger for Avalon or Bay or Avalon's stockholders in any respect that would be material to Lazard's analysis hereunder) and that obtaining necessary regulatory approvals for the Merger will not have an adverse effect on Avalon or Bay or the projected benefits of the Merger for Avalon or Bay in any respect that would be material to Lazard's analysis thereunder. The Lazard Opinion addresses the fairness of the Exchange Ratio based upon the relative financial and ownership contributions of Avalon and Bay to the Surviving Corporation and does not address the future trading or acquisition value of Avalon common stock or Bay common stock. Lazard was not authorized to, and did not, solicit third party indications of interest in acquiring all or any part of Avalon. Lazard further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and that following consummation of the Merger the Surviving Corporation will continue to qualify as a real estate investment trust under the Code. Lazard assumed that the Merger will be consummated in the manner currently contemplated by the Agreement and that Avalon and Bay will not change the method of effecting the combination between Avalon and Bay as permitted by the Agreement.


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

  At the meeting of the Board held on March 8, 1998, Lazard presented certain financial analyses accompanied by written materials in connection with the delivery of the Lazard Opinion. The following is a summary of the material financial and comparative analyses performed by Lazard in arriving at the Lazard Opinion.

  Pro Forma Merger Analysis. Based on the Financial Forecasts, Lazard analyzed certain pro forma effects resulting from the Merger, including the potential impact on Avalon's and Bay's projected stand-alone FFO per share and the anticipated accretion/dilution (i.e., the incremental increase/decrease) to Avalon's and Bay's FFO per share resulting from the Merger. Lazard observed that, before giving effect to the Expected Synergies, the Merger would be dilutive to Avalon's projected FFO per share by 3% in 1998 and 1999 and 2% in 2000. Lazard also observed that, after giving effect to the Expected Synergies, the Merger would be dilutive to Avalon's projected FFO per share by 2% in 1998 and accretive to Avalon's projected FFO per share by 2% in 1999 and 3% in 2000. Lazard further observed that after giving effect to the Expected Synergies, the Merger would be accretive to Bay's projected FFO per share by 3% in 1998 and 6% in 1999.

  Based on the Financial Forecasts, Lazard also performed an analysis of the projected ratio of dividends paid to FFO for 1998 (the "Dividend Payout Ratio") on a stand-alone basis for Avalon and Bay and pro forma for the Merger. This analysis indicated that (i) Avalon's 1998 projected FFO dividend payout ratio would increase from 69% to 70% as a result of the Merger and (ii) Bay's 1998 projected FFO dividend payout ratio would increase from 60% to 70% as a result of the Merger.

  On March 9, 1998, Avalon and Bay issued a press release which, among other things, contained information relating to the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Revised Expected Synergies"). The Expected Synergies used by Lazard in arriving at the Lazard Opinion were more conservative than the Revised Expected Synergies. Because the Revised Expected Synergies were disclosed after the Lazard Opinion was rendered, they were not used by Lazard in arriving at the Lazard Opinion.

  Pro Forma Capitalization. Lazard compared the capitalization of Avalon and Bay on a stand-alone basis to the pro forma capitalization of the Surviving Corporation. This comparison indicated a ratio of (x) debt as of December 31, 1997 to (y) debt as of December 31, 1997 plus market value of common equity as of March 6, 1998 plus liquidation value of preferred stock ("Debt/Market Capitalization") of 26% for Avalon, 29% for Bay and 28% for the Surviving Corporation on a pro forma basis.

  Public Market Valuation. Lazard compared certain financial information and ratios for Avalon and Bay with corresponding financial information and ratios for a group of publicly traded REITs engaged primarily in the ownership, management, acquisition and operation of multi-family or apartment properties which Lazard deemed to be reasonably comparable to Avalon and Bay. For the purpose of its analysis, the following companies were used as comparable companies: Apartment Investment and Management Company, BRE Properties, Inc., Camden Property Trust, Equity Residential Properties Trust, Essex Property Trust, Inc., Irvine Apartment Communities, Inc., Post Properties, Inc., Security Capital Atlantic Incorporated, Security Capital Pacific Trust and United Dominion Realty Trust, Inc. (collectively, the "Lazard Comparable Companies"). For each of the Lazard Comparable Companies, Avalon and Bay Lazard calculated equity capitalization (liquidation value of preferred stock plus market value of common equity ("Equity Capitalization")) as a multiple of projected FFO for 1997, 1998 and 1999. For each of the Lazard Comparable Companies, FFO was derived from Green Street Advisors or Realty Stock Review for 1997 and Nelson's Earnings Estimates for 1998. For Avalon and Bay, FFO was derived from the Financial Forecasts.

  Lazard's calculations resulted in the following relevant ranges for the Lazard Comparable Companies: (i) a range of Equity Capitalization as a multiple of 1997 FFO of 10.4x to 15.4x, with a mean of 13.0x and a median of 13.2x (as compared to 14.2x for Avalon and 15.1x for Bay); (ii) a range of Equity Capitalization as a multiple of projected 1998 FFO of 9.5x to 13.9x, with a mean of 11.6x and a median of 11.7x (as compared to 12.6x for Avalon and 13.2x for Bay); and (iii) a range of Equity Capitalization as a multiple of projected 1999 FFO of 8.9x to 12.6x, with a mean of 10.4x and a median of 10.7x (as compared to 11.1x for Avalon and 11.7x for Bay).

  Lazard calculated the ratio of debt to Total Market Capitalization (the "Debt/Capitalization Ratio") of Avalon, Bay and the Lazard Comparable Companies. This analysis showed a Debt/Capitalization Ratio for 26% and 29% for Avalon and Bay, respectively, as compared to a mean Debt/Capitalization Ratio of 30% for the Lazard Comparable Companies.

  None of the Lazard Comparable Companies is, of course, identical to Avalon or Bay. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Lazard Comparable Companies, and other factors that could affect the total Equity Capitalization or FFO of the Lazard Comparable Companies, as well as that of Avalon.

  Asset Valuation. Using publicly available information, Lazard reviewed selected transactions involving acquisitions by public REITs of multifamily or apartment assets or portfolios (the "Comparable Assets") with a purchase price of greater than $30 million that were completed in 1997. In its review, Lazard calculated the ratio of net income before interest, taxes and depreciation to the total capitalization of the acquired companies or assets ("NOI Cap Rate") and price paid per unit ("PPU") for each of these transactions.

  This analysis produced (i) an NOI Cap Rate ranging from 6.9% to 9.2% with a mean of 8.8% and a median of 8.8% and (ii) a PPU ranging from $32,232 to $137,595 with a mean of $86,515 and a median of $88,430. These calculations indicated a per share asset valuation range for Avalon of $25.38 to $27.37.

  None of the Comparable Assets is, of course, identical to those owned by Avalon. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in characteristics of the Comparable Assets, and other factors that could affect the NOI Cap Rate and PPU of the Lazard Comparable Companies, as well as that of Avalon.

  Contribution Analysis. Based on the Financial Forecasts, Lazard reviewed the relative contribution of Avalon to the pro forma combined company in terms of the projected 1997 FFO, 1998 FFO and 1999 FFO and noted the relative ownership of the Avalon stockholders in the Surviving Corporation on a pro forma basis giving effect to the then outstanding shares of Avalon common stock and Bay common stock. This analysis showed that Avalon's projected pro forma contribution of the FFO for the Surviving Corporation in 1997, 1998 and 1999 were each within one percentage point of the relative ownership of the Avalon stockholders in the Surviving Corporation on a pro forma basis giving effect to the then outstanding shares of Avalon common stock and Bay common stock.

  Transactions Analysis. Lazard compared certain financial ratios of Avalon and Bay with those of the acquired company in selected mergers and strategic transactions (the "Selected Transactions") involving REITs which Lazard deemed to be relevant. However, Lazard noted that the relevant transactions were not entirely comparable to the Merger. These transactions were: Camden Property Trust's acquisition of Oasis Residential Inc., Equity Residential Properties Trust's acquisition of Evans Withycome Residential, Inc., Post Properties Inc.'s acquisition of Columbus Realty Trust and Equity Residential Properties Trust's acquisition of Wellsford Residential Property Trust.

  Using publicly available information and estimates of financial results as published by Donaldson, Lufkin & Jenrette, Green Street Advisors, Inc., Credit Suisse First Boston and Merrill Lynch & Co., Lazard calculated the implied multiple of the total capitalization of the acquired company in each Selected Transaction (based on the acquisition price) to such company's projected FFO for each of 1997, 1998 and 1999. This analysis yielded a range of transaction FFO multiples of (i) 11.0x to 13.3x, with a mean of 12.3x for 1997 (as compared to 14.2x for Avalon and 15.1x for Bay); (ii) 10.8x to 12.6x, with a mean of 11.7x for 1998 (as compared to 12.6x for Avalon and 13.2x for Bay); and (iii) 10.1x for the Camden Property Trust's acquisition of Oasis Residential, Inc. (1999 FFO estimates were not available for the other Selected Transactions) (as compared to 11.1x for Avalon and 11.7x for Bay).

  None of the Selected Transactions is, of course, identical to the proposed Merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in characteristics of the Selected Transactions, and other factors that could affect the transaction FFO multiples for the Selected Transactions, as well as for the proposed Merger.

  The summary set forth above does not purport to be a complete description of the analyses performed by Lazard in arriving at the Lazard Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Lazard Opinion. In its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Bay's, Avalon's and Lazard's control. Any estimates contained in Lazard's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

  The Avalon Board selected Lazard to render a fairness opinion because Lazard is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger. Lazard is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

  Pursuant to a letter agreement dated March 6, 1998, Avalon paid Lazard a fee of $750,000 promptly following the delivery of the Lazard Opinion on March 8, 1998. Avalon also reimbursed Lazard for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel and agreed to indemnify Lazard and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under such letter agreement.

  Lazard may provide financial advisory and financing services to Avalon and may receive fees for the rendering of such services. In the ordinary course of its business, Lazard may actively trade in the securities of Avalon or Bay for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the independent recommendations of the Bay Board and Avalon Board with respect to the Merger, holders of Bay and Avalon common stock should be aware that a certain Bay stockholder and members of the Avalon and Bay management teams and boards have interests in the Merger that are different from, or in addition to, the interests of the stockholders of Bay and Avalon generally. The Bay Board and Avalon Board were aware of such interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

  As of April 20, 1998, the directors and executive officers of Avalon owned an aggregate of approximately 1,405,496 shares of Avalon common stock and held options to purchase an aggregate of approximately 2,323,059 shares of Avalon common stock at a weighted average exercise price of approximately $26.43 and limited partnership interests in operating partnerships that are convertible into 45,954 shares of Avalon common stock. Pursuant to the terms of the Merger Agreement, Avalon's executive officers and directors will receive the same consideration for their shares of Avalon common stock as the other Avalon stockholders. Upon consummation of the Merger, all outstanding options to purchase Avalon common stock will be converted into options to purchase common stock of the Surviving Corporation as described under "The Merger Agreement-- Avalon Stock Options." As a condition to entering into new employment agreements and to receiving new option grants, the executive officers of Bay and Avalon have waived all "change in control" benefits that could become payable to them as a result of the Merger.

  Employment Agreements. With respect to its core management team, Bay, as the Surviving Corporation, has entered into new three year employment agreements (collectively, the "New Employment Agreements") with nine executives and a one year employment agreement with one executive, all of which are effective upon completion of the Merger. Five of the New Employment Agreements are with Avalon executives who will be joining the executive team of the Surviving Corporation. Each of the current Bay executives' employment agreements will be terminated and replaced by the new agreements. In consideration of the new employment agreements and new option grants, all ten executives have waived any change in control benefits (such as severance payments or acceleration of option or restricted stock vesting) that could become payable to them as a result of the Merger in connection with any prior agreements with Bay or Avalon. The New Employment Agreements are with Messrs. Meyer (Executive Chairman), Michaux (Chief Executive Officer), Berman (President and Chief Operating Officer), Blair (Senior Vice President--Development/Acquisitions), Slater (Senior Vice President--Property Operations), Sargeant (Senior Vice President--Chief Financial Officer), Van Horn (Senior Vice President-- Investments), and Newman (Senior Vice President--Construction) and Ms. Shotwell (Senior Vice President--Administration). The one-year employment agreement is with Mr. Gardner (Senior Vice President--Merger Integration). With the exception of Mr. Gardner's agreement, the employment agreements provide for one-year automatic renewal after the third year unless an advance notice of non-renewal is provided and an automatic extension of three years upon a change in control.

  The employment agreements also provide for (i) base salary and (ii) incentive compensation in the form of cash awards, stock options and stock grants subject to the discretion of, and attainment of performance goals established by, the Compensation Committee. Mr. Berman's agreement provides for him to relocate from Avalon's Wilton, Connecticut office to the Bay offices in San Jose, California. In connection with such relocation, the Surviving Corporation has agreed to provide Mr. Berman with housing and to reimburse Mr. Berman to make him whole for certain additional expenses and costs he will suffer as a result of such relocation. The position, base salary and initial stock option grant for each of the executives are set forth below.

                                                                                         INITIAL
                                                                                          STOCK
       EXECUTIVE         POSITION                                        BASE SALARY(1) OPTIONS(2)
       ---------         --------                                        -------------- ----------
Gilbert M. Meyer........ Executive Chairman of the Board                    $350,000        --
Richard L. Michaux...... Chief Executive Officer                            $350,000        --
Charles H. Berman....... President and Chief Operating Officer              $350,000     162,697
                                                                                        (125,000)
Bryce Blair............. Senior Vice President--Development/Acquisitions    $300,000     104,126
                                                                                         (80,000)
Robert H. Slater........ Senior Vice President--Property Operations         $300,000     104,126
                                                                                         (80,000)
Thomas J. Sargeant...... Senior Vice President--Chief Financial Officer     $270,000      91,110
                                                                                         (70,000)
Jeffrey B. Van Horn..... Senior Vice President--Investments                 $270,000      70,000
Max L. Gardner.......... Senior Vice President--Merger Integration          $250,000      50,000
Morton L. Newman........ Senior Vice President--Construction                $200,000      30,000
Debra L. Shotwell....... Senior Vice President--Administration              $160,000      20,000

--------
(1) The nine New Employment Agreements provide for base salary increases during the initial term in amounts determined by the Compensation Committee. During any renewal term base salary increases will be equal to the greater of 5% of the prior year's base salary, a factor based on increases in the consumer price index, or an amount determined at the discretion of the Compensation Committee.
(2) Each option was granted on March 8, 1998 and denominated in Avalon or Bay stock options based on current employment. Amounts in parentheticals reflect the number of the Surviving Corporation's shares for which Avalon options will be exercisable after the Merger. The stock option grants initially do not vest until ten years from the date of grant. Upon the Effective Time, the stock options will convert to a three-year vesting schedule (33 1/3% on each anniversary date of the Effective Time).

  Each of the nine New Employment Agreements provides for severance benefits equal to: (a) three times the sum of a three year average of (i) base salary,
(ii) cash bonus earned and (iii) the value of stock and equity-based compensation awards granted (in each case, (i), (ii) and (iii), collectively, comprise the executive's "Covered Average Compensation"); (b) 36 months of welfare insurance benefits; (c) the vesting of equity awards; and (d) payment of premiums due on the split-dollar insurance policy for so long as such payments are due, in the event the Surviving Corporation terminates the executive without cause, the executive resigns for good reason (including a material adverse change in duties and/or position, involuntary relocation, and material breach of the agreement by the Surviving Corporation), or if the executive resigns for any reason within 12 months following a change in control. In addition, if the Surviving Corporation elects not to renew the term of any of the New Employment Agreements, it will be required to provide the executive with the following severance benefits: (i) 12 months of Covered Average Compensation; (ii) 24 months of welfare insurance benefits; (iii) vesting of equity awards; and (iv) payment of premiums due on the split-dollar insurance policy for so long as such payments are due. In the event Mr. Gardner is terminated by the Surviving Corporation without cause or if he terminates his employment voluntarily with good reason at or before the expiration of the one year term of his employment agreement, Mr. Gardner is entitled to a continuation of his salary, bonus and health and dental benefits for 12 months and full vesting and immediate exercisability on the date of termination of all options and restricted stock grants granted prior to March 5, 1998. In the event any of the payments made in connection with a change in control exceeds three times the executive's average total annual compensation includable in income during the preceding five years ("base amount"), the excess over the executive's base amount would constitute an "excess parachute payment" under the Code and would subject the executive to a 20% excise tax and not be deductible by the Surviving Corporation. The New Employment Agreements provide for a partial gross-up payment to the executive so that the executive is made whole for such excise tax, other than the income tax liability resulting from such gross-up payment.

  Each of the New Employment Agreements provides that for one year following termination by the Surviving Corporation for cause or termination by the executive (other than in the event of a constructive termination without cause) prior to a change in control, each executive will not, without the prior consent of the Surviving Corporation Board, become associated with, or engage in any executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to all aspects of residential real estate ownership, management, residential real estate franchising and residential real estate joint venturing with respect to any person, corporation, partnership, venture or other entity which
(a) is a publicly traded real estate investment trust, or (b) is engaged in the business of managing, owning, leasing, or joint venturing residential real estate within 30 miles of residential real estate owned or under management by the Surviving Corporation or its affiliates. In addition, the New Employment Agreements and Mr. Gardner's employment agreement provide that for one year following termination, each executive will not, without the prior written consent of the Surviving Corporation, solicit or attempt to solicit for employment, with or on behalf of any corporation, partnership, venture or other business entity, any employees of the Surviving Corporation or any of its affiliates or any person who was formerly employed by the Surviving Corporation or any of its affiliates within the preceding six months unless such person's employment was terminated by the Surviving Corporation or any of such affiliates.

  Composition of the Board of the Surviving Corporation. The Surviving Corporation will be governed by a twelve-member board of directors upon completion of the Merger, which will include the six Bay directors elected pursuant to Proposal 1 and the six current members of the Avalon Board. For information regarding the six Bay affiliated directors, see "Proposal 1-- Information Regarding Nominees and Executive Officers." For information regarding the six current Avalon directors, see "The Companies--Avalon Bay Communities, Inc.--Directors." Nine of the twelve directors of the Surviving Corporation will not be employees of the Surviving Corporation.

  Stock Options and Restricted Stock. Each of Avalon's executives and directors have agreed in connection with the Merger to waive all change in control benefits that could have become payable to them as a result of the Merger. The treatment of options and restricted stock is more fully described under "The Merger Agreement--Conversion of Avalon Stock Option Plans." Holders of Avalon options will automatically have their options converted into options to purchase shares of common stock of the Surviving Corporation, and the Surviving Corporation will assume each such option subject to the terms of Avalon's stock option plans; provided, however, that from and after the Effective Time, (i) the number of shares of the Surviving Corporation's common stock purchasable upon exercise of each Avalon stock option shall be equal to the number of shares of Avalon common stock that were purchasable under such Avalon stock option immediately prior to the Effective Time multiplied by 0.7683, rounded to the nearest whole share, and (ii) the per share exercise price under each such Avalon stock option shall be adjusted by dividing the per share exercise price of each such Avalon stock option by 0.7683, rounding to the nearest cent. Each Avalon stock option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to the Surviving Corporation's common stock on or subsequent to the Effective Time.

  Directors and Officers Insurance; Limitation of Liability of Avalon Directors and Officers. As described in "The Merger Agreement--Certain Covenants--Indemnification," the Merger Agreement provides that all rights to indemnification and limitations on liabilities existing in favor of the current or former directors or officers of Avalon or each of its subsidiaries as provided in their respective charters or bylaws (or comparable organizational documents) will continue for a period of six years from the Effective Time. The Merger Agreement also provides that Bay will use its best efforts to cause the persons serving as officers and directors of Avalon immediately prior to the Effective Time to be insured for six years from the Effective Time by directors' and officers' liability insurance on terms and conditions that are no less favorable, as to coverage and amounts, than those of Avalon's existing policy with respect to acts or omissions occurring prior to the Effective Time. In the event that Bay or any of its successors merges into another company without being the surviving corporation or sells substantially all of its assets, Bay shall make provisions that the successors of Bay assume the obligations described in this section.

  Indemnification Agreements. Avalon is a party to indemnity agreements with several of its officers and each of its directors. These indemnity agreements provide that Avalon will pay any amount which an indemnitee is legally obligated to pay because of claims which may be made against such indemnitee based on any act or omission or neglect or a breach of duty, including any error, misstatement or misleading statement, committed, attempted, or allegedly committed or attempted by the indemnitee in his or her capacity as a director or officer, or any matter claimed against him or her solely by reason of his or her serving as such director or officer. However, no indemnification is provided in cases involving dishonesty or improper personal profit, or for a claim for an accounting of profits made in connection with a violation of
Section 16(b) of the Exchange Act. Furthermore, indemnification is provided by Avalon only after the exhaustion of all insurance proceeds under Avalon's officers' and directors' liability insurance policy. The payments to be made under the indemnity agreements include the amounts of all claims, liabilities, settlements, and costs, including defense costs and costs of attachment or similar bonds, except that Avalon is not obligated to pay fines or other fees imposed by law that Avalon is prohibited by law from paying. It is contemplated that prior to the Effective Time, Avalon will enter into new indemnity agreements with certain of its officers and directors containing terms substantially similar to the indemnity agreements currently in effect for Bay's directors. Bay has agreed to assume such indemnity agreements.

  Interests of a Significant Stockholder. For acting as Bay's financial advisor in connection with the Merger, Morgan Stanley received $1,650,000 upon announcement of the Merger and will receive an additional fee of $3,850,000 if the Merger is consummated. An affiliate of Morgan Stanley is a greater than 5% stockholder of Bay. See "Principal and Management Stockholders of Bay."

STOCK OPTION AGREEMENTS

  This description of the Stock Option Agreements (as hereinafter defined) is not complete and is qualified in its entirety by reference to the Stock Option Agreements which have been previously filed with the SEC by Avalon and Bay. All stockholders of Bay and Avalon are urged to read the Stock Option Agreements in their respective entireties for a complete description of the terms thereof.

  As a condition to Bay's willingness to enter into the Merger Agreement, Avalon entered into the Option Agreement, dated as of March 9, 1998, with Bay (the "Avalon Stock Option Agreement"). As a condition to Avalon's willingness to enter into the Merger Agreement, Bay entered into the Stock Option Agreement, dated as of March 9, 1998, with Avalon (the "Bay Stock Option Agreement"). The Avalon Stock Option Agreement and the Bay Stock Option Agreement are collectively referred to herein as the "Stock Option Agreements."

  For purposes of the following summary, the term (i) "Issuer" means Avalon with respect to the Avalon Stock Option Agreement and Bay with respect to the Bay Stock Option Agreement and (ii) "Grantee" means Bay with respect to the Avalon Stock Option Agreement and Avalon with respect to the Bay Stock Option Agreement.

  Pursuant to the Avalon Stock Option Agreement, Avalon granted Bay an option (the "Avalon Stock Option") to purchase a number of shares of Avalon common stock up to approximately 19.9% of the number of shares of Avalon common stock outstanding immediately before exercise of the Avalon Option. The exercise price of the Avalon Option is $28.8125 per share, subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "Avalon Option Price"). Pursuant to the Bay Stock Option Agreement, Bay granted Avalon an option (the "Bay Option," and together with the Avalon Option, the "Options") which permits Avalon to purchase a number of shares of Bay common stock up to approximately 19.9% of the number of shares of Bay common stock outstanding immediately before exercise of the Bay Option. The exercise price of the Bay Option is $37.00 per share, subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "Bay Option Price;" the Avalon Option Price and the Bay Option Price each referred to herein as an "Option Price").

  Each of the Options will become exercisable in whole or in part if a Triggering Event occurs with respect to the Issuer prior to the occurrence of an Exercise Termination Event.

  The Stock Option Agreements generally define the term "Triggering Event" to mean any of the following events or transactions:

    (i) Issuer or any of its subsidiaries, without Grantee's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with a third party, or the Board of Directors of Issuer recommends that the stockholders of Issuer approve or accept any Acquisition Transaction;

    (ii) Issuer or a subsidiary thereof, without Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose an Acquisition Transaction with a third party or Issuer's Board of Directors shall have withdrawn or modified or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction with a third party or Issuer's Board of Directors shall have publicly announced its intention not to recommend that stockholders of Issuer approve the transactions contemplated by the Merger Agreement because of or in connection with an actual or proposed Acquisition Transaction with a third party;

    (iii) A third party shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer's common stock;

    (iv) A third party makes a bona fide proposal to Issuer or its stockholders to engage in an Acquisition Transaction and such proposal has been publicly announced or disclosed; or

    (v) Issuer breaches and does not cure within a specified time period any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to engage in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement.

  As used in the Stock Option Agreements, the term "Acquisition Transaction" means (a) a merger or consolidation or any similar transaction involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (b) a purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer or any of its Significant Subsidiaries, (c) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or (d) any substantially similar transaction; provided, however, that in no event shall a transaction contemplated by the Merger Agreement or any merger, consolidation, purchase or similar transaction involving only Issuer and one or more of its subsidiaries or involving only two or more of such subsidiaries be deemed to be an Acquisition Transaction, provided such transaction is not entered into in violation of the Merger Agreement.

  Each of the Stock Option Agreements defines the term "Exercise Termination Event" to mean any of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms if such termination occurs prior to the occurrence of a Triggering Event, except a termination by Grantee due to a volitional breach by the Issuer of a representation, warranty or covenant; or (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of a Triggering Event or is a termination by Grantee due to a volitional breach by the Issuer of a representation, warranty or covenant.

  Upon the occurrence of a Triggering Event that occurs prior to an Exercise Termination Event, the Grantee will have certain registration rights with respect to the shares of Issuer common stock issued under or issuable pursuant to the Option. In connection therewith, the Issuer shall use its reasonable best efforts to (i) cause the filing with the SEC of a registration statement under the Securities Act to cover such shares and (ii) cause such registration statement to remain effective for a period of 180 days.

  Each Stock Option Agreement also provides that at any time after the occurrence of a Triggering Event and immediately prior to the occurrence of a Repurchase Event (as hereinafter defined), and prior to an Exercise Termination Event, upon request, the Issuer shall repurchase the Option and all or any part of the shares received upon the full or partial exercise of the Option ("Option Shares") from the holder thereof. Such repurchase of the Option shall equal the amount by which the Market/Offer Price (as hereinafter defined) exceeds the Option Price (as adjusted) multiplied by the number of shares then subject to the Option. A repurchase of Option Shares shall equal the Market/Offer Price multiplied by the number of Option Shares. The term Market/Offer Price means the highest of (i) the price per share at which a tender or exchange offer has been made for Issuer common stock in connection with the Repurchase Event or within the six-month period immediately preceding the date that notice to repurchase is given, (ii) the price per share of Issuer common stock that any third party is to pay pursuant to an agreement with Issuer in connection with the Repurchase Event, (iii) the highest closing price per share of Issuer common stock within the six-month period immediately preceding the date that notice to repurchase is given and (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid for such assets and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Issuer's common stock outstanding at the time of such sale. The term "Repurchase Event" is defined in each of the Stock Option Agreements to mean (i) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Issuer's common stock or
(ii) the consummation of a merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, in either case before an Exercise Termination Event.

  The Total Profit (as hereinafter defined) that a Grantee may realize with regard to either Option may not exceed $75 million. In addition, the Options may not be exercised by the respective Grantee for a number of shares that would, if coupled with the realizable value of unexercised Option Shares, as of the date of exercise, result in a Total Profit of $75 million. "Total Profit" is defined to mean the aggregate (before taxes) of (i) any amount received pursuant to Issuer's repurchase of the Option (or any portion thereof), (ii) any amount received pursuant to Issuer's repurchase of the Option Shares (less the purchase price for such Option Shares), (iii) any net amounts received pursuant to the sale or disposition of Option Shares to any third party in connection with an Acquisition Transaction (less the purchase price of such Option Shares), (iv) any amounts received on transfer of the Option or any portion thereof to a third party and (v) any equivalent amounts received with respect to the Substitute Option (as hereinafter defined).


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

  Pursuant to the terms of the Stock Option Agreements, in the event that, prior to an Exercise Termination Event, Issuer enters into certain extraordinary transactions in which Issuer is not the surviving corporation, certain fundamental changes in the stock of Issuer occur or Issuer sells all or substantially all of its assets, the Option shall be converted into, or exchanged for, an option (the "Substitute Option"), with terms similar to those of the Option being converted or exchanged, as the case may be, to purchase stock of the entity that is the effective successor to Issuer.

  Each of the Stock Option Agreements provides that neither the Grantee nor the Issuer may assign any of its respective rights or obligations thereunder without the written consent of the other party, except that in the event a Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee may, subject to certain limitations, assign its rights and obligations thereunder in whole or in part within 90 days following the Triggering Event (subject to extension in certain cases).

  Arrangements such as the Stock Option Agreements are often entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee thereof for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Stock Option Agreements may have the effect of discouraging offers by third parties to acquire Avalon or Bay prior to the Merger even if such persons were prepared to offer to pay consideration which has a higher current market price than the shares of the Surviving Corporation's common stock to be retained or received by such holders pursuant to the Merger Agreement.

  To the best knowledge of Avalon and Bay, no event giving rise to the right to exercise either of the Options has occurred as of the date of this Joint Proxy Statement/Prospectus.

CERTAIN REGULATORY MATTERS

  Bay and Avalon believe that there are no material regulatory approvals required in connection with the Merger other than regulatory approvals that they expect to be able to obtain in the ordinary course.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for by Bay using the purchase method of accounting in accordance with GAAP.

NO APPRAISAL RIGHTS

  Holders of Avalon stock and Bay stock are not entitled to appraisal rights under Maryland law in connection with the Merger. Section 3-202 of the Maryland General Corporation Law (the "MGCL") provides, in part, that stockholders are not entitled to appraisal rights in a merger if, at the record date for the stockholders' meeting to vote on a merger, the stockholders' shares are part of a class which is listed on a national securities exchange.

STOCK EXCHANGE LISTING OF SURVIVING CORPORATION'S COMMON STOCK; DELISTING AND DEREGISTRATION OF AVALON STOCK

  It is a condition to the Merger that the shares of common stock to be issued in the Merger be approved for listing on the NYSE. Avalon common stock is listed on the NYSE under the symbol "AVN," Avalon's 9.00% Series A Cumulative Redeemable Preferred Stock (the "Avalon Series A Preferred Stock") is listed on the NYSE under the symbol "AVN PrA" and Avalon's 8.96% Series B Cumulative Redeemable Preferred Stock (the "Avalon Series B Preferred Stock," collectively with the Avalon Series A Preferred Stock, the "Avalon Preferred Stock" and the Avalon Preferred Stock, collectively with the Avalon common stock, the "Avalon Stock") is listed on the NYSE under the symbol "AVN PrB." Upon consummation of the Merger, Avalon common stock and preferred stock will be delisted from the NYSE and deregistered under the Exchange Act. It is expected that the Surviving Corporation's common stock will be listed on the NYSE and PCX under the

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

symbol "AVB." In addition, the Surviving Corporation's 9.00% Series F Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Surviving Corporation Series F Preferred Stock") that will be issued in exchange for shares of Avalon Series A Preferred Stock will be listed under the symbol "AVB PrF" and the Surviving Corporation's 8.96% Series G Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Surviving Corporation Series G Preferred Stock") that will be issued in exchange for shares of Avalon Series B Preferred Stock will be listed under the symbol "AVB PrG." See "Comparative Per Share Market Price and Dividend Information."

DIVIDENDS

  Bay, as the Surviving Corporation, expects that after the Effective Time, subject to approval and declaration by the Surviving Corporation Board, it will declare regularly scheduled quarterly dividends on the shares of its common stock, including those dividends necessary for Bay to maintain its status as a REIT. The current annualized rate of distributions on the shares of Bay common stock is $1.68 per share. After the Effective Time, subject to approval and declaration by the Surviving Corporation Board, Bay expects that, as the Surviving Corporation, it will pay quarterly distributions at an annualized rate of $2.04 per share, an increase of $0.36 per share (or 21%) over Bay's current annualized distribution rate. The expected annualized distribution rate of $2.04 per share of Bay common stock is approximately equivalent to Avalon's current annual distribution rate of $1.56 per share of Avalon common stock, after giving effect to the Exchange Rate. See "Comparative Per Share Market Price and Dividend Information."

  Avalon expects to continue to declare regularly scheduled dividends on the Avalon common stock until the Effective Time. The right of holders of Avalon common stock to receive dividends will end at the Effective Time when the separate corporate existence of Avalon will terminate. See "Comparative Per Share Market Price and Dividend Information."

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

                             THE MERGER AGREEMENT

  This description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A. All stockholders of Bay and Avalon are urged to read the entire Merger Agreement for a complete description of the terms and conditions of the Merger.

GENERAL

  The Merger Agreement provides for the Merger of Avalon with and into Bay. At the Effective Time of the Merger, the separate corporate existence of Avalon will cease to exist and Bay, renamed Avalon Bay Communities, Inc., will be the Surviving Corporation. Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and described more fully in "-- Conditions to Consummate the Merger," the Merger will become effective at the Effective Time (the date on which the Effective Time occurs is the "Effective Date").

MERGER CONSIDERATION

  In the Merger, Avalon stockholders will receive shares of Bay common stock and preferred stock as described in detail below.

  Outstanding Avalon Common Stock. Each share (excluding shares held by Avalon or any of its subsidiaries or by Bay or any of it subsidiaries, other than in a fiduciary capacity ("Treasury Shares")) of Avalon common stock including each attached right (an "Avalon Right") issued pursuant to the Avalon Rights Agreement, issued and outstanding immediately prior to the Effective Time will be converted into and become the right to receive 0.7683 of a share (subject to adjustment as explained below) of Bay common stock. One preferred share purchase right (a "Bay Right") issued pursuant to the Shareholder Rights Agreement, dated as of March 9, 1998, between Bay and the Rights Agent named therein (the "Bay Rights Agreement"), shall be issued together with and shall attach to each share of Bay common stock issued pursuant to the Merger Agreement, unless the Bay Rights have been redeemed prior to the Effective Time. In the event Bay or Avalon changes the number, or provides for the exchange, of their respective shares of common stock outstanding as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, and the record date for such a change is prior to the Effective Date, the Exchange Ratio will be proportionately and appropriately adjusted.

  Outstanding Avalon Preferred Stock. Each share of Avalon Series A Preferred Stock, excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive one share of Surviving Corporation Series F Preferred Stock, which will have terms substantially identical to those of the Avalon Series A Preferred Stock.

  Each share of Avalon Series B Preferred Stock, excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive one share of Surviving Corporation Series G Preferred Stock, which will have terms substantially identical to those of the Avalon Series B Preferred Stock.

  Rights of Holders of Avalon Stock; Avalon Stock Transfers After the Effective Time. At the Effective Time, holders of Avalon Stock shall cease to be, and shall have no rights as, stockholders of Avalon, other than the right to receive any dividend or other distribution with respect to Avalon Stock with a record date occurring prior to the Effective Time and to receive the applicable consideration in the Merger. After the Effective Time, there shall be no transfers on Avalon's stock transfer books of any shares of Avalon Stock.

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

EXCHANGE OF AVALON CERTIFICATES

  At or prior to the Effective Time, Bay will deposit with the exchange agent certificates representing the Bay common stock, Surviving Corporation Series F Preferred Stock and Surviving Corporation Series G Preferred Stock (collectively, "Bay Stock") issuable in connection with the Merger for shares of Avalon Stock. Bay will also deposit with the exchange agent an estimated amount of the cash payable in lieu of fractional shares. As promptly as practicable after the Effective Time, Bay will send or cause to be sent to each holder of record of shares of Avalon stock transmittal materials for use in the exchange of certificates representing Avalon Stock for the consideration due in respect thereof. Bay will cause to be delivered to holders of Avalon Stock who surrender their certificates to the exchange agent, together with properly executed transmittal materials and any other required documentation, certificates representing the number of shares of Bay Stock to which such holders are entitled and cash in lieu of fractional shares. No fractional shares will be issued; cash will be paid in lieu thereof.

  Until their certificates are properly surrendered, holders of unexchanged shares of Avalon Stock will not be entitled to receive any dividends or distributions with respect to Bay Stock. After surrender of the certificates representing Avalon Stock, the record holder thereof will be entitled to receive any such dividends or other distributions, without interest, which theretofore had become payable with respect to shares of Bay Stock represented by such certificate. Avalon stockholders may surrender certificates to the exchange agent until twelve months after the Effective Time, and to Bay thereafter.

  HOLDERS OF AVALON STOCK SHOULD NOT SEND IN CERTIFICATES REPRESENTING AVALON STOCK UNTIL THEY RECEIVE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

AVALON STOCK OPTIONS

  At the Effective Time, all outstanding and unexercised employee and director options (the "Avalon Employee Options") to purchase shares of Avalon common stock shall cease to represent a right to acquire shares of Avalon common stock and shall be converted automatically into options to purchase shares of Bay common stock. Bay will assume each such Avalon Employee Option under the terms and conditions of Avalon's 1993 Stock Option and Incentive Plan and 1995 Equity Incentive Plan (collectively, the "Avalon Option Plans") and related option agreement (as in effect immediately prior to the Effective Time) under which the assumed Avalon Employee Options were issued.

  In addition, Bay has agreed to certain employee benefit matters and arrangements as described below under "Certain Covenants--Employee Benefit Matters" and above under "The Merger--Interests of Certain Persons in the Merger."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains reciprocal representations and warranties, subject to identified exceptions, made by Bay and Avalon relating to, among other things: (i) due organization, corporate power and good standing; (ii) capitalization; (iii) subsidiaries; (iv) corporate authority to enter into the Merger Agreement; (v) noncontravention of certain organization documents, agreements or governmental orders; (vi) reports and other documents filed with the SEC, the accuracy of the information contained in such documents and undisclosed liabilities; (vii) brokers; (viii) litigation; (ix) compliance with laws; (x) contractual defaults; (xi) tax matters; (xii) employee benefit plans; (xiii) real property; (xiv) labor matters; (xv) environmental matters;
(xvi) undertaking of certain affirmative acts to comply with applicable laws;
(xvii) absence of certain material changes and events; and (xviii) tax-exempt financing. In addition to these representations and warranties, Bay represents and warrants that a certain percentage of shares of Bay Series A Preferred Stock and Bay Series B Preferred Stock will be converted to Bay common stock two days after the record date for the Bay Meeting.

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

CERTAIN COVENANTS

  The Merger Agreement contains various covenants and agreements that govern Avalon's and Bay's actions prior to the Effective Time, except as expressly contemplated by the Merger Agreement or pursuant to the consent of an Interim Transactions Committee, including the following:

  Conduct of Business. Avalon and Bay have each agreed to conduct their respective businesses in the ordinary and usual course and to use reasonable efforts to preserve intact their business organizations and assets, and to maintain their respective rights, franchises and existing relations with customers, suppliers, employees, tenants, landlords and business associates. Avalon and Bay further each agreed not to take any actions that would (i) adversely affect its ability to obtain any necessary governmental approvals required for the Merger or (ii) adversely affect its ability to perform any of its material obligations under the Merger Agreement.

  Capital Stock. Avalon and Bay have each agreed to restrictions on their ability to (a) issue, sell or otherwise permit to become outstanding, or authorize the creations of any additional shares of stock, any securities convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any rights to subscribe for or acquire (collectively, "Share Acquisition Rights") any additional shares of stock, any stock appreciation rights or any Share Acquisition Rights, (b) enter into any agreement with respect to the foregoing, (c) permit any additional shares of stock, stock appreciation rights or any Share Acquisition Rights to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights, (d) change (or establish a record date for changing) as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the number of, or provide for the exchange of, shares of its stock, securities convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Share Acquisition Rights, stock appreciation rights, or Share Acquisition Rights issued and outstanding prior to the Effective Time.

  Dividends. Avalon and Bay have each agreed not to (a) make, declare or pay any dividend other than (i) regular quarterly cash dividends in the ordinary course of business consistent with past practice, provided, that with respect to dividends payable by Bay from and after the Effective Time, Bay has announced it will increase its regular quarterly dividend by an amount equal to $0.09 per share of Bay Stock in excess of its current quarterly dividend, and provided further that, prior to the Effective Time, Bay may also so increase its current quarterly dividend, and (ii) dividends from greater than 95% owned subsidiaries to Avalon or Bay, as the case may be, or another greater than 95% owned subsidiary of Avalon or Bay, as the case may be, or (b) other than in the ordinary course pursuant to employee benefit plans, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock.

  Compensation; Employment Agreements; Benefit Plans. Avalon and Bay have each agreed not to enter into or amend (i) any written employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except in the ordinary course of business consistent with past practice or as required by law, or (ii) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus or group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto in respect of any of its directors, officers or other employees.

  Acquisitions, Dispositions and Capital Expenditures. Avalon and Bay have each agreed not to (i) dispose of or discontinue any material portion of their respective assets, business or properties, (ii) make a material acquisition of all or any portion of the business or property of any other entity, (iii) make any acquisition or take any other action which would materially and adversely affect its ability to consummate the Merger or (iv) make or agree to make any capital expenditures, subject to certain exceptions specified in the Merger Agreement.

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

  Amendments. The Merger Agreement provides that neither Avalon nor Bay will amend its respective charter or by-laws in a manner that would adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party, or amend, redeem or waive any rights under either the Avalon Rights Agreement or the Bay Rights Agreement, as the case may be.

  Adverse Actions. Avalon and Bay have agreed that they will not knowingly take any action that would, or that would be reasonably likely to, (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code or render Avalon or Bay ineligible for REIT status or constitute a prohibited transaction under the REIT rules or (ii) result in
(a) any of the representations or warranties in the Merger Agreement becoming untrue in any material respect at any time prior to the Effective Time, (b) any of the conditions to the Merger not being satisfied or (c) a violation of any provision of the Merger Agreement.

  Interim Transactions Committee. The Merger Agreement provides that Avalon and Bay shall establish an interim transactions committee for the purpose of approving acquisition, budget and capital improvement activities of each of Bay and Avalon prior to the Effective Time.

  The Merger Agreement contains various other covenants, including the following:

  Acquisition Proposals. Avalon and Bay have each agreed that it shall not, and shall cause its subsidiaries and its, and its subsidiaries', officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, it or any of its significant subsidiaries; provided, however, that either Avalon or Bay may participate in discussions or negotiations with, or furnish confidential information to, any person if, after consultation with and consideration of the advice of outside counsel, its board of directors has determined that the failure to do so could cause the members of such board of directors to breach their duties under applicable laws.

  Employee Benefit Matters. The Merger Agreement intends that the Surviving Corporation will formulate compensation and benefit plans with respect to employees of both Bay and Avalon that provide benefits for services after the Effective Time on a basis that does not discriminate between such employees. Employees of Avalon and its subsidiaries who become employees of the Surviving Corporation immediately after the Effective Time will be given credit for purposes of eligibility and vesting of employee benefits and benefit accrual for service with Avalon and its affiliates (and their predecessor entities) prior to the Effective Time, under the benefit plans of the Surviving Corporation to the extent such service has been credited under employee benefit plans of Avalon or its subsidiaries, as long as such crediting of service does not result in duplication of benefits.

  In the case of Avalon benefit plans under which the employees' interests are based upon Avalon common stock, such interests will be based upon Bay common stock in accordance with the Merger Agreement with respect to Avalon Employee Options and otherwise in accordance with the terms of the Avalon benefit plans and in an equitable manner.

  Indemnification. The Merger Agreement provides that, from and after the Effective Time, Bay will indemnify, defend and hold harmless each individual who was, at any time prior to the Effective Time, an officer, director or employee of Avalon or any of its subsidiaries (each an "Indemnified Party" and together "Indemnified Parties") against all losses, claims, damages, liabilities, costs, expenses, judgments, fines or settlements arising out of or pertaining to (i) the fact that he or she is or was a director, officer or employee of Avalon, any of Avalon's subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, or (ii) the Merger Agreement, the Stock Option Agreements, or any of the transactions contemplated by such agreements, in each case to the fullest extent permitted under Maryland law.

  The Merger Agreement provides that for a period of six years from the Effective Time, (i) all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Avalon's charter or bylaws (or comparable organization documents) as in effect on the date of the Merger Agreement shall continue in full force and effect and (ii) Bay will use its best efforts to cause the persons serving as officers and directors of Avalon immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy maintained by Avalon, provided that Bay may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Avalon than the existing policy.

  Certain Other Covenants. The Merger Agreement contains certain other covenants of the parties relating to, among other things: (i) the preparation and distribution of this Joint Proxy Statement/Prospectus; (ii) the respective Bay and Avalon stockholders meetings and the recommendations of the respective Boards of Directors; (iii) cooperation in issuing public announcements; (iv) qualification of the Merger as a reorganization under Section 368 of the Code;
(v) access to information; (vi) confidentiality; and (vii) listing the Bay common stock to be issued to the holders of shares of Avalon common stock on the NYSE and PCX.

CONDITIONS TO CONSUMMATE THE MERGER

  The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including: (i) obtaining the requisite votes of the respective stockholders of Avalon and Bay; (ii) obtaining all governmental approvals required to consummate the transactions contemplated in the Merger Agreement; (iii) obtaining all other necessary third party consents and approvals; (iv) the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the consummation of the Merger; (v) the effectiveness of the registration statement on Form S-4 and the absence of any stop order or proceedings seeking a stop order; (vi) the delivery of opinions to Bay and Avalon (A) to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (B) regarding the Surviving Corporation's REIT status after the Effective Time;
(vii) the approval for listing on NYSE of the Bay common stock issuable to Avalon's stockholders pursuant to the Merger Agreement; and (viii) the absence of a triggering event under the Avalon or Bay Rights Agreements.

  The obligations of Bay to consummate the Merger are further subject to satisfaction or waiver of the following conditions: (i) each of the representations and warranties of Avalon in the Merger Agreement shall be true and correct as of the Effective Date with the same effect as though all such representations and warranties had been made as of the Effective Date (except for representations and warranties made as of a specified date which will be true and correct as of such specified date) except, in most cases, for such breaches of representations and warranties which, together with all such breaches, would not have a material adverse effect on Avalon and its subsidiaries taken as a whole; (ii) all of the agreements and covenants of Avalon to be performed and complied with on or prior to the Effective Date shall have been performed and complied with in all material respects; (iii) Bay shall have received a certificate dated the Effective Date signed by the President, the Chief Executive Officer or the Chief Financial Officer of Avalon to the effect set forth in clauses (i) and (ii); and (iv) prior to the Effective Date, Avalon shall have made a distribution of income to its stockholders to the extent required to maintain its REIT status under Section 857(a)(1) of the Code.

  The obligations of Avalon to consummate the Merger are further subject to satisfaction or waiver of the following conditions: (i) each of the representations and warranties of Bay in the Merger Agreement shall be true and correct as of the Effective Date with the same effect as though all such representations and warranties had been made as of the Effective Date (except for representations and warranties made as of a specified date which will be true and correct as of such specified date) except, in most cases, for such breaches of representations and warranties which, together with all other such breaches, would not have a material adverse effect on Bay and its subsidiaries taken as a whole; (ii) all of the agreements and covenants of Bay to be performed and complied with on or prior to the Effective Date shall have been performed and complied with in all material respects; and (iii) Avalon will have received a certificate dated the Effective Date signed by the President, Chief Executive Officer or the Chief Financial Officer of Bay to the effect set forth in clauses (i) and (ii).

TERMINATION; FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Avalon stockholders or Bay stockholders: (i) by mutual written consent of Bay and Avalon if approved by a majority of the board of directors of each of Bay and Avalon; (ii) by either Bay or Avalon: (A) if the Merger has not been consummated by November 30, 1998, except to the extent that the failure of the Merger to be consummated arises out of or results from the failure of the party seeking to terminate to perform or observe the agreements and covenants of such party in the Merger Agreement, (B) if the approval of the Avalon stockholders is not obtained at the Avalon Meeting, (C) if the approval of the Bay stockholders is not obtained at the Bay Meeting, or (D) if any governmental entity has issued a final, nonappealable order, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iii) by the board of directors of either Bay or Avalon if the board of directors of the other company has withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the Merger Agreement or the transactions contemplated thereby; (iv) by Avalon, in the event of a breach by Bay of any of Bay's representations and warranties (in most cases, which breach has or is reasonably expected to have a material adverse effect on Bay and its subsidiaries taken as a whole) or a material breach by Bay of its covenants under the Merger Agreement, in either case which breach cannot be or has not been cured within 30 days after written notice to Bay of such breach (provided that Avalon is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); and (v) by Bay, in the event of a breach by Avalon of any of Avalon's representations and warranties (in most cases, which breach has a material adverse effect on Avalon and its subsidiaries taken as a whole) or a material breach by Avalon of any of its covenants under the Merger Agreement, in either case which breach cannot be or has not been cured within 30 days after the giving of written notice to Avalon of such breach (provided that Bay is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement).

  The Merger Agreement provides that the terminating party will receive a $10 million reimbursement from the non-terminating party if the Merger is terminated by the terminating party because of the non-terminating party's breach of its representations, warranties or covenants, its failure to obtain stockholder approval or its board of directors' failure to recommend the Merger and related transactions; provided, that the terminating party may only receive that amount which does not cause it to jeopardize its REIT status. The remaining portion of the reimbursement will be held in escrow for three years and, to the extent permitted under the Code, will be distributed to the terminating party from time to time or, if not permitted to be distributed under the Code, will be returned to the non-terminating party at the end of the three year period.

  Other Fees and Expenses. Bay and Avalon will each bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except that Bay and Avalon will share equally printing expenses, SEC filing and registration fees, Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, filing fees (if any) and NYSE and PCX listing fees.

AMENDMENT; WAIVER

  Subject to compliance with applicable law, prior to the Effective Time, any provision of the Merger Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties, if approved by their respective boards of directors and executed in the same manner as the Merger Agreement.

SURVIVAL OF CERTAIN PROVISIONS

  If the Merger Agreement is Terminated Before the Effective Time. If the Merger Agreement is terminated before the Effective Time, provisions of the Merger Agreement regarding the following matters will survive and

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remain effective: (i) confidentiality of information obtained in connection with the Merger Agreement; (ii) liability of the companies to each other as a result of the termination of the Merger Agreement; (iii) reimbursement; (iv) survival of provisions; (v) waiver and amendment; (vi) governing law; (vii) expenses; (viii) confidentiality; and (ix) notices.

  If the Merger Agreement Becomes Effective. After the Effective Time, provisions of the Merger Agreement regarding the following matters will survive and remain effective: (i) procedures for the exchange of Avalon Stock;
(ii) options to purchase Avalon Stock; (iii) indemnification and directors' and officers' insurance; (iv) compensation and benefit plans; (v) taxes; (vi) headquarters; (vii) survival of provisions; (viii) governing law; and (ix) third party beneficiaries.

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                         AMENDED AND RESTATED CHARTER
                         OF THE SURVIVING CORPORATION

  The following sets forth a discussion of the Amended and Restated Charter that will govern the Surviving Corporation, a copy of which Amended and Restated Charter is attached hereto as Annex B.

  Name of Corporation. Upon acceptance for record of the articles of merger by the Department of Assessments and Taxation of the State of Maryland, Bay's corporate name will become "Avalon Bay Communities, Inc."

  Increase in Authorized Stock. Currently, Bay's charter provides that Bay has the authority to issue a total of eighty-five million (85,000,000) shares of stock, consisting of (i) twenty-five million (25,000,000) shares of preferred stock, par value $.01 per share; (ii) forty million (40,000,000) shares of common stock, par value $.01 per share; and (iii) twenty million (20,000,000) shares of excess common stock, par value $.01 per share ("Excess Common Stock").

  In connection with the Merger and pursuant to the Merger Agreement, Bay will, in addition to its other obligations in connection therewith, issue
0.7683 of a share of Bay common stock in exchange for each outstanding share of Avalon common stock. In order to effectuate this exchange, and to satisfy the Surviving Corporation's capital needs for its planned acquisition and development strategies, the Amended and Restated Charter will authorize the issuance by Bay of a total of three hundred seventy million (370,000,000) shares of stock, consisting of (i) fifty million (50,000,000) shares of preferred stock, par value $.01 per share; (ii) three hundred million (300,000,000) shares of common stock, par value $.01 per share; and (iii) twenty million (20,000,000) shares of excess stock, par value $.01 per share ("Excess Stock").

  Ownership and Look-Through Ownership Limits. In order to protect Bay against the risk of losing its status as a REIT under the Code due to a concentration of ownership among its stockholders, Bay's charter currently provides that no person shall at any time directly or indirectly acquire beneficial ownership of any class or series of Bay stock in excess of 9.0% of the aggregate value of all outstanding stock of that class or series (the "Current Ownership Limit"). In the event a purported transfer of stock occurs such that a person would beneficially own shares of Bay stock in excess of the Current Ownership Limit, then the number of such shares in excess of the Current Ownership Limit shall be automatically exchanged for an equal number of shares of Excess Common Stock. Except as required by law, shares of Excess Common Stock are not entitled to vote or receive any dividends or distributions.

  Under the Amended and Restated Charter, the Current Ownership Limit will be increased to the New Ownership Limit of 9.8%, and certain pension plans and mutual funds registered under the Investment Company Act of 1940 will be permitted to own beneficially up to the Look-Through Ownership Limit of 15% of a class or series of the Surviving Corporation's stock. Any transfer of shares of the Surviving Corporation's stock or of any security convertible into shares of the Surviving Corporation's stock that would create a direct or indirect ownership of shares in excess of the New Ownership Limit or the Look-Through Ownership Limit, as applicable, or that would result in the disqualification of the Surviving Corporation as a REIT, including any transfer that would (i) result in the shares of stock being owned by fewer than 100 persons, (ii) result in the Surviving Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) result in the Surviving Corporation constructively owning 10% or more of the ownership interests in a tenant of the Surviving Corporation within the meaning of
Section 856(a)(5) of the Code, shall be null and void, and the intended transferee will acquire no rights to such shares of stock exceeding the applicable limit. In addition, if any purported transfer of stock or any other event would otherwise result in any person violating the New Ownership Limit or the Look-Through Ownership Limit, as applicable, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the applicable limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the applicable limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares.

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  Any such excess shares described above shall be automatically converted into an equal number of shares of Excess Stock and transferred automatically, by operation of law, to a trust, the beneficiary of which shall be a qualified charitable organization selected by the Surviving Corporation. If the shares that are converted into Excess Stock are not shares of common stock, then the Excess Stock into which they are converted shall be deemed to be a separate series of Excess Stock with a designation and title corresponding to the designation and title of the shares that have been converted. As soon as practicable after the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Surviving Corporation and be unaffiliated with the Surviving Corporation and any Prohibited Transferee or Prohibited Owner) will be required to sell such shares of Excess Stock to a person or entity who could own such shares without violating the New Ownership Limit or Look-Through Ownership Limit, as applicable, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such shares of Excess Stock or the sales proceeds received by the trust for such shares of Excess Stock. Upon such transfer of shares of Excess Stock, such shares shall be automatically converted into an equal number of shares of the same class and series which was converted into such Excess Stock, and such shares of Excess Stock shall be automatically retired and canceled and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock.

  In the case of any Excess Stock resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Stock to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Stock as of the date of such event or the sales proceeds received by the trust for such Excess Stock. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the beneficiary of the trust. Prior to a sale of any such Excess Stock by the trust, the trustee will be entitled to receive in trust for the beneficiary all dividends and other distributions paid by the Surviving Corporation with respect to such Excess Stock.

  In addition, subject to certain limited exceptions, shares of Excess Stock held in the trust shall be deemed to have been offered for sale to the Surviving Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date the Surviving Corporation, or its designee, accepts such offer. The Surviving Corporation shall have the right to accept such offer for a period of 90 days. Upon such a sale to the Surviving Corporation, the interest of the beneficiary of the trust in the Excess Stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

  The foregoing restrictions on transferability and ownership will not apply if the Surviving Corporation Board determines that it is no longer in the best interest of the Surviving Corporation to continue to qualify as a REIT. The Surviving Corporation Board may, in its sole discretion, waive the New Ownership Limit and the Look-Through Ownership Limit if evidence satisfactory to the Surviving Corporation Board is presented that the transfer of stock will not jeopardize the qualification of the Surviving Corporation as a REIT and the Surviving Corporation Board otherwise decides that such action is in the best interest of the Surviving Corporation.

  In addition, the Amended and Restated Charter provides that each stockholder of the Surviving Corporation shall be required upon demand to disclose to the Surviving Corporation in writing any information with respect to the direct, indirect and constructive ownership of stock as the Surviving Corporation Board deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The New Ownership Limit may have the effect of precluding acquisition of control of the Surviving Corporation.

  Number of Directors. In connection with the Merger, Bay must increase the number of directors from six to twelve. Under Section 2.03 of Bay's bylaws, the number of directors may be designated by resolution of a majority of the Bay Board at a number that is at least five but not greater than nine. The minimum or maximum number of directors provided for in Bay's bylaws may not be amended by the directors. Instead, in order to

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

increase the number of directors to twelve, Bay's stockholders must vote in favor of an amendment to either Bay's bylaws or the Bay charter. Consequently, the Amended and Restated Charter contains provisions such that the Surviving Corporation Board shall consist of such number of directors as shall be fixed from time to time by resolution of a majority of the entire Surviving Corporation Board, but in no event shall such number be less than three. The Amended and Restated Charter provides that at the Effective Time the number of directors of the Surviving Corporation shall be fixed at twelve. The effect of this amendment is that, in the future, the Surviving Corporation Board will have the flexibility to fix the number of directors without stockholder approval. In addition, approval by Bay's stockholders of the Amended and Restated Charter will constitute, in accordance with Bay's bylaws, approval by Bay's stockholders of the repeal of the numerical limitation contained in
Section 2.03 of Bay's bylaws.

  Vacancies. Subject to the rights, if any, of the holders of any class or series of stock to elect directors and to fill vacancies on the Surviving Corporation Board relating thereto, any vacancy on the Surviving Corporation Board which results from the removal of a director for "cause" (as hereinafter defined) shall be filled by the affirmative vote of a majority of votes cast by the stockholders normally entitled to vote in the election of directors at a meeting of stockholders. Any vacancy occurring on the Surviving Corporation Board for any reason other than an increase in the number of directors may be filled by a majority vote of the remaining directors, notwithstanding that such majority is less than a quorum; provided, however, that any director appointed to fill the vacancy for an Independent Director (as defined in the Amended and Restated Charter) shall also require the affirmative vote of a majority of the remaining Independent Directors. Any vacancy occurring on the Surviving Corporation Board by reason of an increase in the number of directors may be filled by a majority vote of the entire Surviving Corporation Board. A director elected by the Surviving Corporation Board or the stockholders to fill a vacancy shall hold office until the next annual meeting of stockholders of the Surviving Corporation and until his or her successor is elected and qualified. Except as otherwise required by law, in the event of a vacancy in the Surviving Corporation Board, the remaining directors may exercise the powers of the full Surviving Corporation Board until such vacancy is filled.

  General Powers of the Board of Directors. Currently, the powers of the Bay Board are governed by the MGCL and Bay's charter and bylaws. In exercising its powers, a majority of the Bay Board constitutes a quorum and the affirmative vote of a majority of the Bay Board present at a meeting at which a quorum is present constitutes action by the Bay Board. Under the Amended and Restated Charter, the Surviving Corporation Board will be vested with all of the powers of the corporation. Any action which the Surviving Corporation Board is empowered to take may be taken on behalf of the Surviving Corporation Board by a duly authorized committee thereof except (i) to the extent limited by Maryland law, the Amended and Restated Charter or the Surviving Corporation's bylaws and (ii) for any action which requires the affirmative vote or approval of a majority of all directors then in office (unless the Amended and Restated Charter or the Surviving Corporation's bylaws specifically provide that a duly authorized committee can take such action on behalf of the Surviving Corporation Board). A majority of the Surviving Corporation Board shall constitute a quorum and, except as otherwise provided in the Amended and Restated Charter, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Surviving Corporation Board.

  Removal of Directors. The MGCL provides that the stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors, unless the charter of the corporation provides otherwise. Bay's current charter is silent as to the removal of directors. The Amended and Restated Charter, however, provides that any director may be removed from office only with "cause" and upon the affirmative vote of the holders of at least 75% of the shares entitled to vote at a meeting of stockholders called for that purpose. Therefore, the Amended and Restated Charter will significantly restrict the ability of stockholders of Bay to remove directors, and this may have the effect of delaying, deferring or preventing a change of control of the Surviving Corporation. With respect to the removal of a director, "cause" shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of a court, (iii) gross dereliction of duty, (iv) commission of any act involving moral turpitude or (v) commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in

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either event results in both an improper substantial personal benefit to such director and a material injury to the Surviving Corporation.

  Indemnification of Directors and Officers. Under the MGCL, rights to indemnification and advance payment of expenses are non-exclusive, in that they need not be limited to those expressly provided by statute. As a result, Bay's charter currently permits indemnification of its directors, officers, employees and other agents pursuant to a contract, an express bylaw provision, a majority vote of either its stockholders or disinterested directors or otherwise. The Amended and Restated Charter provides that the Surviving Corporation shall have the power to the maximum extent permitted by Maryland law from time to time to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any present or former director or officer of the Surviving Corporation or (ii) any person who, while a director of the Surviving Corporation and at the request of the Surviving Corporation, serves or served as an officer, director, partner or trustee of another enterprise or employee benefit plan, from and against any claim or liability to which such person may become subject or incur by reason of such status as a present or former director or officer of the Surviving Corporation. The Surviving Corporation Board will have the power to provide such indemnification and advancement of expenses to a person who served a predecessor of the Surviving Corporation in any of the capacities described in (i) or (ii) of the preceding sentence and to any employee or agent of the Surviving Corporation or its predecessors.

  Limitation of Liability. Pursuant to the MGCL and Bay's current charter, the liability of directors and officers to Bay for money damages has been eliminated, except for (i) actual receipt of an improper personal benefit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Amended and Restated Charter contains identical provisions relating to the limitation of liability as are currently in effect, except that it also provides, as is permitted by the MGCL, that the liability to stockholders of the Surviving Corporation, shall be similarly limited. Therefore, the Amended and Restated Charter will have the effect of limiting further the liability of directors and officers.

  Amendments to Amended and Restated Charter. Under Maryland law, an amendment to a corporation's charter must be approved by the board of directors and the holders of two-thirds of the shares entitled to vote on such matter, unless the charter of the corporation provides otherwise. Bay's current charter does not alter this two-thirds requirement, except that in the event of a proposed amendment to the charter having a material adverse effect on the rights, preferences or privileges of the Bay Series A Preferred Stock, then such amendment also requires the affirmative vote of a majority of the shares of Bay Series A Preferred Stock, voting as a separate class. The Amended and Restated Charter provides that it may be amended by the affirmative vote of the holders of a majority of the outstanding shares of stock of the Surviving Corporation entitled to vote on the amendment, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, except that amendments dealing with certain articles of the Amended and Restated Charter (e.g., resignation or removal of directors; vacancies; Independent Directors; limitation of liability; and amendment of the Amended and Restated Charter) shall require the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote on such amendment, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class.

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

                                 THE COMPANIES

BAY APARTMENT COMMUNITIES, INC.

  General. Bay is a fully-integrated apartment company with in-house acquisition, development, construction, reconstruction, financing, marketing, leasing and management expertise and is one of the most experienced developers and operators of upscale apartment communities in Northern California and, in particular, the San Francisco Bay Area. Bay has been in business since 1978 and its senior executives have overseen the development, acquisition or management of over 30,000 apartment homes. In addition, Bay has a well-trained staff of over 600 real estate professionals and associates. With its experience and in-house capabilities, Bay believes that it is well-positioned to continue to take advantage of the strong demand for upscale apartment homes and the development and acquisition opportunities presented by the current economic conditions in its target markets.

  Bay is a self-administered and self-managed REIT that currently owns, or holds substantially all of the ownership interests in, and manages 60 communities (the "Bay Communities") containing approximately 17,097 apartment homes, including homes delivered at Toscana, a partially developed community. The largest Bay Community has 750 apartment homes and the smallest has 135 apartment homes.

  A substantial majority of the Bay Communities, 37 out of 60, are located in Northern California (principally in the San Francisco Bay Area), where Bay believes that apartment communities provide attractive long-term investments. The high cost of home ownership and current economic conditions in the San Francisco Bay Area, including limited new apartment construction, continued population and household growth, and high income levels, make the upscale apartment home community market particularly attractive.

  As of December 31, 1997, the 54 Bay Communities owned at that time, excluding six Bay Communities undergoing substantial reconstruction and one Community under construction and lease-up, had an average monthly rental rate per apartment home of approximately $1,025 and an average physical occupancy rate of 96.4%. Since Bay's initial public offering in March 1994 (the "Initial Offering"), Bay has completed the development of three Bay Communities:
Carriage Square, a 324 apartment home community located in San Jose, California; Canyon Creek, a 348 apartment home community located in Campbell, California; and Rosewalk, a 300 apartment home community located in San Jose, California. Bay has also delivered 492 apartment homes at Toscana, a 710 apartment home community located in Sunnyvale, California. Bay has also agreed to purchase a 264 apartment home community in Redmond, Washington. The proposed acquisition will not be consummated until 90 days after construction has been completed and the community is 90% occupied by residents. Construction at this community has recently been completed, and the community is currently 90% occupied. The proposed acquisition is expected to close during the second quarter of 1998. Bay also owns five land sites on which it is building five apartment communities, which will contain an aggregate of approximately 1,216 apartment homes, including the remaining apartment homes under construction at Toscana. In addition, Bay owns two land sites in the San Francisco Bay Area for future development. There can be no assurance that Bay will be able to construct apartment home communities on these sites. See "Risk Factors--Development and Acquisition Risks."

  Since Bay's Initial Offering, Bay has pursued an aggressive growth strategy, developing and building new apartment communities as well as acquiring and rebuilding well-located but poorly maintained and managed communities. During this period, Bay completed the acquisition of approximately 11,956 apartment homes in 42 Bay Communities, representing a total investment of approximately $892.1 million. As of December 31, 1997, Bay has spent approximately $57.7 million in repositioning the Bay Communities.

  Bay believes that the combination of increasing rental rates and declining vacancy rates in its primary markets provides an opportunity for future revenue growth. However, there are practical limitations on Bay's ability to increase rental rates for existing residents, and Bay currently has a policy of limiting rent increases for most lease renewals by existing residents to no more than 10% per year. Consequently, the actual market rental rates for apartments in the primary markets have been rising more rapidly than Bay's rental rates. As a result, as of December 31, 1997, the difference between the revenues generated by Bay's existing leases and revenues that would be generated at current market rental rates (the "loss to lease") was approximately 6.8% of the gross

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potential rent, or $924,569 per month. Bay believes that its primary markets will continue to be attractive markets in which to develop and build, or acquire and rebuild, apartment communities because of (i) an increasing demand for rental households, (ii) the limited supply of new apartment homes, and
(iii) the high cost of alternatives to apartment homes.

  Bay's Business Philosophy. Bay's primary business philosophy is to develop and build, or acquire and substantially rebuild, apartment communities that offer upscale apartment living with extensive landscaping and amenities, well-maintained common facilities and convenient access to shopping areas, transportation or other services. Bay has consistently followed this philosophy since it was founded in 1978. In operating Bay, management emphasizes the following philosophies:

  . Quality and Reputation. Bay believes that by setting high standards with respect to the design, development, construction and operation of the Bay Communities, it has established an excellent reputation and tradition of service in its primary markets. This dedication to service and quality is designed to minimize resident turnover, reduce operating expenses, and enhance the occupancy levels of the Bay Communities.

  . Long-Term Competitive Advantage. Bay, operating primarily in the fully-developed metropolitan areas of Northern California, has consistently aimed to build or acquire and own apartment community sites which, as a result of their location and design, give Bay a long-term competitive advantage over other apartments in the same market. Bay seeks sites in urban settings where no other comparable apartment community can be built in the foreseeable future. Bay also purchases sites with non-residential buildings on them, then removes the old structures and builds new apartment home communities in otherwise fully-developed neighborhoods. Bay also buys existing apartment communities in fully-developed neighborhoods and substantially rebuilds them to a quality which Bay believes to be among the highest of all existing apartment communities in the area, which frequently results in Bay owning what it believes to be the highest quality apartment community or the best rental value apartment community in a neighborhood.

  . Successful In-fill Development Strategy. Bay also favors in-fill development sites that make its apartment locations attractive to the largest possible segment of the rental market. Bay selectively seeks opportunities to acquire development sites or existing apartment communities that have high drive-by traffic volume, very good transportation access, convenient shopping and schools, close proximity to major employment centers, lower than normal land or improvement costs, significant public financial assistance, favorable tax-exempt financing and other significant advantages which make Bay's apartment locations very attractive. Management believes that the in-fill characteristics and superior locations of its communities and the strict growth controls in its primary markets are likely to limit new competition and enhance the current and long-term value of Bay's overall portfolio.

  . Service Ethic. Bay believes that the best way to attract and retain residents is to provide comprehensive personal service. Bay has well-trained property managers, leasing agents and maintenance managers each of whose objective is to be courteous and responsive to resident needs 24 hours a day and to ensure that the Bay Communities are always maintained in their best condition. These employees frequently attend educational programs to improve their management and marketing skills. Bay also offers or makes available many services to residents that make living in the Bay Communities more convenient, including package and laundry pick up and delivery services, aerobics classes, community social activities and, for certain Bay Communities, business centers with computers, printers, fax and copy machines.

  . Hands-on Construction. Bay carefully designs each development project so that it can closely control costs during both construction and operation of each community. It designs each community with full participation of key development, construction, marketing, financial, and property management personnel, as well as with building and landscape architects, civil, soil, structural, mechanical, electrical, sound and environmental engineers and a wide variety of major subcontractors that will be involved in the construction and maintenance of the communities. In its construction design and specifications, Bay includes as many long-term, durable materials and equipment as are financially feasible to minimize

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   future maintenance costs. Bay takes significant steps to control costs and schedules, such as widely bidding all phases of the construction project and negotiating detailed contracts with subcontractors so that the construction process is less likely to have change orders or unanticipated costs.

  . Conservative Capital Structure. Bay intends to maintain a conservative capital structure that will allow it continued cost-effective access to the capital markets. Bay intends to maintain a conservative balance sheet and currently has a policy of incurring debt in the future only if upon such incurrence its debt-to-total-market-capitalization ratio (i.e., total consolidated debt of Bay as a percentage of the market value of outstanding equity securities of Bay plus total consolidated debt) is 50% or less. Bay's debt-to-total-market-capitalization ratio as of December 31, 1997 was 27.8%. Since the Initial Offering, Bay has maintained a conservative capital structure, and intends to continue to maintain a disciplined financing policy to ensure maximum financial flexibility. This conservative policy has enabled Bay to repeatedly access the equity capital markets at opportune times to finance its activities.

  . Low Average Age and Proactive Maintenance. Bay's communities, excluding
    Toscana, which is under construction, have a relatively low weighted average age of approximately 17 years based on the original construction date of each community. If, however, the reconstruction date is used for those communities that have undergone substantial reconstruction (i.e., reconstruction costs exceed 10% of the community's purchase price) and the 24 communities under reconstruction are excluded from the computation, the weighted average age of the communities is approximately eight years. Bay has developed detailed capital improvement and preventative maintenance programs which emphasize the importance of maintaining the high quality of the communities. Management believes the physical repair and cleanliness of the communities is a vital part of maintaining positive resident relationships. This proactive philosophy is designed to lower operating costs, maintain the quality of the communities, and maximize long-term value. In addition, Bay includes long-term durable features in its design to maximize the useful life of the communities.

  The Bay Communities. Bay owns, or holds substantially all of the ownership interests in, and manages 60 apartment communities containing approximately 17,097 apartment homes, a substantial majority of which are located in Northern California, primarily in the San Francisco Bay Area. Since the Initial Offering, Bay has designed, developed and constructed three of the Bay Communities, representing an aggregate of 972 apartment homes, which in the aggregate have operated at an average occupancy rate of greater than 95% since stabilized occupancy, has completed 492 apartment homes at Toscana, a partially completed Bay Community, and has acquired, or acquired and redeveloped or initiated redevelopment programs at, 41 of the communities. Stabilized occupancy is defined as the first month in which the Bay Community achieves 95% occupancy, which typically occurs between six and nine months after completion of construction, depending on the size of the community. All of the Bay Communities are managed by Bay.

  With the exception of those mid-rise Bay Communities located in certain urban areas of San Francisco and San Diego, the Bay Communities typically are contemporary two- and three-story buildings in extensively landscaped settings with lush gardens, fountains or waterscapes. The objectives of the site layout and building design are to provide residents with convenient indoor or covered parking, ample private storage areas and a comfortable living environment. Most of the Bay Communities feature solar-heated swimming pools, hydro-jet spas, high-tech fitness facilities, and expansive community areas. The apartment homes typically offer spacious, open living areas with an abundance of natural light, and many of the following amenities: ceiling fans, vaulted ceilings, patios or balconies, fireplaces, designer coordinated carpeting and window treatments, separate in-home laundry rooms with washing machines and dryers, and fully-equipped kitchens often with built-in buffets, microwaves, disposals and dishwashers. In many cases, Bay makes certain other services available to residents such as business centers, aerobics classes, dry cleaning pick-up and delivery, and mail drops and package acceptance.

  In addition to the physical advantages of the Bay Communities, Bay attributes its success to a highly-trained professional on-site management and maintenance staff that provides courteous and responsive service to the residents of each Bay Community. Management believes that excellent design and intensive, service-oriented property management that is focused on the specific needs of residents create a very desirable living environment

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for residents. This combination of features allows Bay to achieve higher rental rates and occupancy levels while minimizing resident turnover and operating expenses and maximizing current and long-term cash flow and the value of the Bay Communities.

  Bay designs its communities to control costs both during construction and operation and to provide maximum long-term investment value and resident appeal. In connection with the preparation of the design and plans for each community and the apartment homes therein, Bay's employees have regular meetings with all of the major trade contractors associated with the project to ensure that the communities are well-planned and construction is well-coordinated, thereby minimizing the possibility for construction cost overruns. Bay takes additional steps to control construction costs, such as widely bidding all phases of the construction project and negotiating detailed contracts with subcontractors so that the construction process has few or no change orders or unanticipated costs.

  Bay includes many long-term durable features in the design of communities that it constructs to maximize the useful life of the communities. For example, on newly constructed communities, Bay typically uses concrete tile roofs or heavy duty fire resistant composition shingles, cast iron drains, waste and vent pipes, copper water pipes, extra deep base rock and asphalt lifts. In addition, extensive measures are employed to minimize noise between apartment homes. Bay uses condominium standards for this purpose, including the use of double walls and double insulation between apartment homes, lightweight concrete on floors and insulation between ceilings and floors. Whenever possible, Bay locates closets, bathrooms, and laundries in locations that minimize sound transmission.

  Recent Financing Activities. In January 1998, Bay completed an underwritten public offering of $50,000,000 aggregate principal amount of 6.250% Senior Notes due 2003, $50,000,000 aggregate principal amount of 6.500% Senior Notes due 2005 and $50,000,000 aggregate principal amount of 6.625% Senior Notes due 2008 (collectively, the "Bay Notes"). The Bay Notes were issued under an Indenture and First Supplemental Indenture each between Bay and State Street Bank and Trust Company, as Trustee. The net proceeds from the sale, approximately $148.7 million, were used to reduce borrowings under Bay's $350 million unsecured credit facility (the "Unsecured Credit Facility") from Union Bank of Switzerland and other participating banks which were used to fund the acquisition of the Viewpointe, Waterhouse Place, Mission Bay Club, Westwood Club, Pacifica Club and Warner Oaks Communities.

  In March 1998, Bay assumed $10.4 million of variable rate tax-exempt bonds in connection with the acquisition of the Laguna Brisas Community. These bonds mature in March 2009 and have a current all-in interest rate of 5.37%.

  On April 29, 1998, Bay sold 1,244,147 shares of Bay common stock for aggregate net proceeds of approximately $44 million. Bay intends to use the net proceeds from the sale of the Bay common stock to reduce its borrowings under the Unsecured Credit Facility.

  As a real estate investment trust, Bay issues additional equity and debt securities in the ordinary course of its business. Bay anticipates that from time to time, and possibly prior to completion of the Merger, it will issue additional securities.

  Recent Property Acquisitions. Since December 31, 1997, Bay has acquired one land parcel for approximately $4.7 million on which Bay expects to develop an apartment home community with up to 288 apartment homes and approximately 8,500 square feet of retail space. In addition, Bay has acquired five communities, containing 1,228 apartment homes, in Southern California for an aggregate purchase price of approximately $90.0 million, and Bay has acquired one community, containing 356 apartment homes, in the State of Washington for a purchase price of approximately $21.3 million, including the purchase of approximately $18.8 million in tax-exempt bond financing on the community.

  Address. Bay's principal executive offices are located at 4340 Stevens Creek Boulevard, Suite 275, San Jose, California 95129, and the telephone number is
(408) 983-1500.

AVALON PROPERTIES, INC.

  General. Avalon is an integrated real estate operating company concentrating exclusively on apartment community acquisition, construction, development and management in certain high barrier-to-entry markets in the United States. Avalon was incorporated under the laws of the State of Maryland in August 1993 and was formed to continue and expand the multifamily apartment community acquisition, construction, development and management operations of the Trammell Crow Residential Mid-Atlantic and Northeast Groups. Avalon is a self-administered and self-managed equity REIT. Avalon's portfolio consists of 66 communities and includes approximately 19,700 Class A, institutional-quality apartment homes in 12 states and the District of Columbia. Twelve communities with approximately 3,000 apartment homes are presently under construction. Avalon also manages 1,970 apartment homes for unaffiliated institutional owners.

  Business Strategy. A principal operating objective of Avalon's management is to increase both operating cash flow growth and long-term stockholder value. Avalon's management's strategies to achieve this objective include (i) generating consistent, sustained earnings growth at each community through increased revenue (from high occupancy and targeted value pricing) and increased operating margins (from aggressive expense management); (ii) selective investment in new acquisition and development communities in the Company's targeted geographical areas; and (iii) the use of a conservative capital structure to provide continued access to capital markets at the lowest possible cost. Avalon's management believes that these strategies are generally best implemented by building and acquiring institutional-quality assets in supply-constrained markets where new household formations have out-paced multifamily permit activity. Avalon's management actively seeks opportunities to acquire individual communities or portfolios of communities, which may include entry into new supply-constrained markets, and enters into negotiations concerning potential acquisitions. Avalon's management believes that its business strategy will lead to higher occupancy levels, increased rental rates and predictable and growing cash flow. There can be no assurance that any negotiations will be successful and result in future acquisitions or that the Company's business strategy will have its intended results.

  . Operating Strategies. Avalon's management believes intense focus on the operations of the existing portfolio is an important strategy necessary to realize consistent, sustained earnings growth. Avalon's management believes that such focus is best achieved when operating only one type of real estate. To this end, Avalon concentrates exclusively on apartment community acquisition, construction, development and management. Avalon believes earnings are enhanced through focused on-site property management that is expected to result in higher revenue from Company-owned communities and operating cost containment. Ensuring resident satisfaction by providing service that exceeds the resident's expectations, increasing rents as market conditions allow, maximizing rent collections and maintaining community occupancy at optimal levels comprise the principal strategies to maximize revenue. Controlling and leveraging operating expenses also contributes to earnings growth. High occupancy through resident retention is a principal strategy. Growth in the portfolio and the resulting increase in revenue allows the Company to spread fixed operating costs over a larger volume of revenue, thereby increasing operating margins. Avalon has enjoyed significant operating cost leverage in recent years as operating costs, including write-off of deferred development costs, as a percentage of total revenues have declined from 46% in 1991 to 36.1% in 1997.

  . Investment Strategies. Avalon's management believes that apartment communities present an attractive investment opportunity compared to other real estate investments because a broad potential resident base results in relatively stable demand during all phases of a real estate cycle. Avalon has been consistent in its pursuit of new investments (both acquisitions of new communities and new developments) in markets where constraints to new supply were in existence and where new household formations have out-paced multifamily permit activity.

  . New Developments. Avalon's management expects that selective development of new apartment communities in supply-constrained markets will continue to be an important component of growth. Because of its experience, Avalon's management believes that it understands and appreciates the risks associated with development and that, generally, the risks presented by development are justified by higher potential yields and the ability to develop attractive new communities in locations where the opportunity to acquire existing communities is limited. Generally, Avalon's management believes that the long-term potential offered by a new development opportunity will exceed the long-term potential offered by an acquisition opportunity primarily because well executed, up-to-date, newly developed communities generally attract greater demand at higher rents than an existing apartment community.

   The success of Avalon's development and acquisition strategies depends upon trends in the economy as a whole, including interest rates, income tax laws, governmental regulations, legislation, and population and demographic trends. As an owner of real estate, Avalon is also subject to risks arising in connection with the availability of financing on acceptable terms, as well as other risks relating to the real estate investment, including environmental matters and changes in real estate and zoning laws.

  . Capital Strategies. Maintaining the conservative capital structure that has allowed Avalon continuous, uninterrupted and cost-effective access to capital markets has been, and continues to be, an important element of Avalon's management's earnings growth strategy. The use of conservative financial policies is illustrated by the investing and financing activities employed by Avalon since its initial public offering.

   Since its initial public offering in 1993, Avalon has maintained a conservative capital structure, as total debt to total market capitalization (calculated on a weighted average basis) was only 25.8%. Avalon's financial position as of December 31, 1997 demonstrates Avalon's management's continued discipline in applying conservative capital policies:

   . Total debt to total market capitalization totaled 25%

   . Long-term floating rate debt was only 2.6% of total market capitalization

   . Debt service coverage for the year ended December 31, 1997 was 3.01x

   . At December 31, 1997, long-term debt maturities over the next 10 years total only $284.7 million, or approximately 14% of Avalon's total market capitalization

  Recent Financing Activities. Since December 31, 1997, Avalon has completed the following offerings:

  On January 22, 1998, Avalon completed a $100,000,000 offering of senior unsecured notes. The notes bear an interest rate at 6.625% payable semi-annually on January 15 and July 15 and will mature on January 15, 2005. The notes were sold at a price of 99.976% par value to yield 6.629% to maturity or a 111 basis point spread over the 7-year U.S. Treasury Note rate. Avalon used the net proceeds of approximately $99,400,000 to repay amounts outstanding under Avalon's $175 million unsecured credit facility from J.P. Morgan, Fleet Bank and other participating banks and Avalon's $50 million unsecured credit facility from First Union National Bank (collectively the "Avalon Unsecured Facilities").

  On January 27, 1998, Avalon sold 923,856 shares of common stock to The Prudential Insurance Company of America under its existing shelf registration statement at a net purchase price of $29.09 per share. The net proceeds of approximately $26,872,000 were used to retire indebtedness under the Avalon Unsecured Facilities.

  Recent Developments. On January 7, 1998, Avalon purchased two apartment communities located in the Minneapolis metropolitan area. Carriage Green, a 246 apartment home community located in Eagan, Minnesota, and Summer Place, a 160 apartment home community located in Plymouth, Minnesota, were acquired for $27,625,000.

  On January 15, 1998, Avalon announced that it is negotiating with The Prudential Insurance Company of America to purchase the residential component of the Prudential Center in Boston, Massachusetts. This asset contains approximately 779 apartment homes and related underground parking. Negotiations are ongoing, and there can be no assurance that these negotiations will be successful.

  On February 26, 1998, Avalon purchased a 17.1 acre tract of land in Danbury, Connecticut for $2,100,000. A new 268 apartment community, Avalon Valley, commenced construction in the first quarter of 1998.

  On February 27, 1998, Avalon purchased a 32 acre tract of land in Danbury, Connecticut for $3,271,000. Construction of a new 135 apartment community, Avalon Lake, commenced in the second quarter of 1998.

  On March 9, 1998, Avalon announced that it is had entered into a definitive agreement to acquire selected assets on a presale basis from Trammell Crow Residential-Pacific Northwest (TCR-NW). The presale acquisitions are expected to be completed during the next 24 to 36 months. The acquisitions include seven communities in the Seattle, Washington market and one community in the Portland, Oregon market for a total investment by Avalon of up to $279 million. Together, these eight communities contain 2,411 apartment homes. Avalon's management believes the Northwest markets of Seattle and Portland will enhance the company's established development strategy of operating in regions and markets where significant new economic growth is expected and future multifamily housing supply is constrained. This expansion is expected to benefit the Surviving Corporation by providing a means for long term earnings growth and a platform for expansion in markets where Bay has already established a presence.

  On March 25, 1998, Avalon purchased a 22.5 acre tract of land in Wilmington, Massachusetts for $1,500,000. Construction of a new 204 apartment community, Avalon Oaks, commenced in the second quarter of 1998.

  On April 30, 1998, Avalon purchased a 480 home apartment community, Pinnacle at Oxford Hill, which is located in St. Louis, Missouri, for approximately $29.8 million.

  In connection with an Agreement executed by Avalon in March 1998, which provides for the buyout of certain limited partners in DownREIT V L.P., a subsidiary of Avalon, Avalon has granted to such partners an option to purchase two communities owned by Avalon and located in Michigan for an aggregate purchase price of approximately $43.9 million. This option expires on July 20, 1998.

  Address. Avalon's principal executive offices are located at 15 River Road, Suite 210, Wilton, Connecticut 06897 and the telephone number is (203) 761-6500.

AVALON BAY COMMUNITIES, INC.

  Directors. An effect of approving the Merger Agreement and the Merger will be that the Surviving Corporation will be governed by the Amended and Restated Charter. The Amended and Restated Charter provides that immediately following the Effective Time the Surviving Corporation Board shall consist of twelve members. Six members of the Surviving Corporation Board will be Messrs. Meyer, Choate, Healy, Nielsen and Primis and Ms. Mixson, five of whom are current members of Bay's Board, and all of whom have been nominated by Bay's Board under Proposal 1 to serve as directors of Bay. The beneficial ownership of Bay and biographical information for each of these directors is discussed under "Proposal 1--Information Regarding Nominees and Executive Officers." The remaining six members of the Surviving Corporation's Board will be the following current Avalon directors: Messrs. Michaux, Berman, Futterman, Leinberger, Miller and Schuster.

  The following biographical descriptions set forth certain information with respect to Messrs. Michaux, Berman, Futterman, Leinberger, Miller and Schuster, none of whom beneficially owns any shares of Bay common stock, and are based on information furnished to Bay by each individual.

  Richard L. Michaux. Mr. Michaux, 54, has been a director and the Chief Executive Officer of Avalon since its formation in August 1993. He had previously been a partner of Trammell Crow Residential ("TCR"), which he joined in 1980 and served as one of the three Group Managing Partners of TCR from 1986 to 1993. In that capacity, he was responsible for residential development in the Mid-Atlantic, Northeastern and Midwestern states. In previous positions, Mr. Michaux was in finance and general management with Sea Pines Company on Hilton Head Island, South Carolina from 1973 to 1975, a Division Manager of Ryan Homes in Virginia from 1975 to 1978 and Marketing Director for the Burke Centre, a 6,000 unit development in Fairfax, Virginia from 1978 to 1980. Mr. Michaux graduated from the United States Naval Academy with distinction and holds a Masters degree in Business Administration from the University of North Carolina at Chapel Hill where he was a Morehead Fellow and a Dean's Scholar. Mr. Michaux's professional affiliations include: past Chairman of the

National Multi Housing Council; member of the Gold Flight Council of Urban Land Institute (the "ULI"); Vice President/Treasurer of the United States Naval Academy Class of 1966 Foundation; and founding Board member of the D.C. Early Child Care Collaborative.

  Charles H. Berman. Mr. Berman, 44, has been a director and the President and Chief Operating Officer of Avalon since its formation in August 1993. He previously served as Divisional Partner of the Northeast Group of TCR from 1986 to 1993, where he was responsible for overseeing the development, management and construction operations of the Northeast Group of TCR. Mr. Berman served on the Management Board of TCR from 1992 to 1993. Prior to joining TCR, Mr. Berman was a partner at American Realty Capital, Inc., where he managed equity syndications and joint venture financing for several national development companies. He also held the position of Vice President of Eastdil Equities, Inc., a subsidiary of Eastdil Realty, Inc. He is a 1979 graduate of the Harvard Business School with an undergraduate degree from Amherst College. Mr. Berman's professional affiliations include membership in the Silver Flight Council of the ULI; Advisory Board of REF Fairchester and Advisory Board of ULI Fairchester. He is also a member of the Board of Directors of Fairfield 2000 Homes Corporation, a non-profit housing organization, as well as a member of the Young Presidents Organization, Fairchester Chapter.

  Michael A. Futterman. Mr. Futterman, 55, has been a director of Avalon since December 1993. He has been Chairman of American Realty Capital from 1983 to the present. American Realty is a closely held real estate company which has arranged investments for its partners and stockholders in approximately $1.6 billion of property. From 1988 to 1992, he also held the position of President of Elders American Realty Capital, Inc., a participating mortgage lender subsidiary of Elders IXL, an Australian public company. Prior to joining American Realty Capital, Inc., Mr. Futterman was employed by Eastdil Realty, Inc. from 1969 to 1983, where he was most recently Executive Vice President and a Director. Mr. Futterman also served as Director of Dollar Dry Dock Savings Bank, July 1989 to March 1990, and Trustee of the International Center of Photography, 1986 to 1992. Mr. Futterman graduated from the Carnegie Institute of Technology and the Georgetown University Law School.

  Christopher B. Leinberger. Mr. Leinberger, 47, has been a director of Avalon since December 1993. He has been Managing Director and co-owner of Robert Charles Lesser & Co. since 1982, where he specializes in metropolitan development trends and strategic planning for cities and real estate companies. Robert Charles Lesser & Co. is one of the largest independent real estate advisory firms in the country, working on over 400 projects a year throughout North America. Mr. Leinberger has written many articles on strategic planning for real estate which have appeared in trade magazines such as Builder, Urban Land and National Real Estate Investor. He is also the author of Strategy for Real Estate Companies; Marketing, Finance, Organization, jointly published by the ULI and NAIOP. Mr. Leinberger is a member of the Boards of Directors of Realen Homes (named 1993's "Builder of the Year" by Professional Builder magazine), is Chairman of the Metropolitan Redevelopment Commission (City of Santa Fe) and Chairman of the Board of Trustees of the College of Santa Fe. He is a graduate of Swarthmore College and the Harvard Business School.

  Richard W. Miller. Mr. Miller, 57, has been a director of Avalon since May 1997. He served from 1993 to 1997 as Senior Executive Vice President and Chief Financial Officer of AT&T as a member of AT&T's Chairman's Office. Prior to joining AT&T, he held a number of operating management and chief financial officer positions in high technology and consumer companies. For the three years prior to joining AT&T, Mr. Miller led a reorganization of Wang Laboratories, Inc., where he was Chairman, President and CEO for three years. Wang Laboratories, Inc. emerged from Chapter 11 bankruptcy in September 1993. From 1982-1988, he was with RCA Corporation and the General Electric Company which acquired RCA in 1986, first as RCA CFO and then as Executive Vice President Consumer Products and Entertainment, overseeing what was then the largest consumer electronics business in the U.S. From 1970 to 1982, Mr. Miller was with Penn Central Corporation, including positions as the CFO of the parent company and Executive Vice President of its principal real estate subsidiary, Arvida Corporation. Mr. Miller holds a BBA degree in economics from Case Western Reserve University and an MBA in finance from Harvard Business School. Mr. Miller also serves as a director of Closure Medical Corporation and SBA, Inc.

  Allan D. Schuster. Mr. Schuster, 56, has been a director of Avalon since December 1993. He has been a private investor since June 1993. From April 1988 until June 1993, he was Chairman and Chief Executive Officer of the Travelers Realty Investment Company, where he directed that company's investment activities in commercial and agricultural real estate. During Mr. Schuster's tenure, Travelers' portfolio of mortgages, equities and joint ventures ranged between $12 billion and $20 billion. During this same period, Mr. Schuster was Chairman and Chief Executive Officer of Prospect Company, a $2 billion real estate development company. From December 1972 to September 1987, Mr. Schuster was with Citibank, N.A., where during the last five years he was Managing Director of Citicorp Real Estate, Inc. He is a Member of the Appraisal Institute and the ULI.

  Executive Officers. The executive officers of the Surviving Corporation following the Merger will be as follows:

      EXECUTIVE                  POSITION
      ---------                  --------
     Gilbert M. Meyer........... Executive Chairman of the Board
     Richard L. Michaux......... Chief Executive Officer
     Charles H. Berman.......... President and Chief Operating Officer
     Bryce Blair................ Senior Vice President--Development/Acquisitions
     Robert H. Slater........... Senior Vice President--Property Operations
     Thomas J. Sargeant......... Senior Vice President--Chief Financial Officer
     Jeffrey B. Van Horn........ Senior Vice President--Investments
     Max L. Gardner............. Senior Vice President--Merger Integration
     Morton L. Newman........... Senior Vice President--Construction
     Debra L. Shotwell.......... Senior Vice President--Administration

  For a summary of the business experience and biographical information for Messrs. Meyer, Van Horn, Gardner and Newman and Ms. Shotwell, see "Proposal 1--Information Regarding Nominees and Executive Officers." For a summary of the business experience and biographical information for Messrs. Michaux and Berman, see "The Companies--Avalon Bay Communities, Inc.--Directors." The following is a description of the business experience and biographical information for Messrs. Blair, Slater and Sargeant.

  Bryce Blair. Mr. Blair has been Senior Vice President-- Development/Acquisitions of Avalon since its formation. Mr. Blair oversees development, construction, and acquisition activity throughout Avalon's markets. Mr. Blair joined the Northeast Group of TCR in 1985 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Massachusetts, Rhode Island and Long
Island, New York. Prior to joining the Northeast Group of TCR in 1985, he was a Project Manager with the Exxon Corporation responsible for managing the design, development and construction of capital improvement properties. Mr. Blair is a 1985 graduate of the Harvard Business School. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the ULI, the Real Estate Finance Association of Greater Boston Real Estate Board, and the Real Estate Investment Advisory Council.

  Robert H. Slater. Mr. Slater has been Senior Vice President--Property Operations of Avalon since its formation. He served previously as Chief Operating Officer of Trammell Crow Residential Services for the Mid-Atlantic region. Mr. Slater was responsible for opening and managing the Raleigh, North Carolina TCR office and was responsible for the development of several multifamily apartment communities. His responsibilities included all aspects of property management including property operations, marketing, training, human resources, risk management, resident services, engineering services, and business development. Prior to joining TCR in 1988, Mr. Slater served as law clerk to (now Chief) Justice James G. Exum, Jr. of the Supreme Court of North Carolina and, thereafter, engaged in the private practice of law. Mr. Slater is a 1980 graduate of the University of Virginia School of Law with an undergraduate degree, cum laude, from Vanderbilt University.

  Thomas J. Sargeant. Mr. Sargeant became Chief Financial Officer and Secretary of Avalon in March 1995 and has been Treasurer of Avalon since its formation. He is responsible for all of the financial operations of

Avalon, including capital markets/finance, financial reporting and financial services, as well as information technologies. He previously served as Group Financial Officer for the Northeast Group of TCR, the Mid-Atlantic Group of TCR and the Midwest Group of TCR and oversaw the financial services operations (including accounting and financial reporting, cash management, payroll, information systems and internal audit) as well as project finance for the Midwest Group of TCR. Mr. Sargeant joined TCR in 1986 as Controller and was promoted to Chief Financial Officer in 1989 and to Group Financial Officer in 1992. Prior to joining TCR, Mr. Sargeant was with Arthur Andersen & Co., where he specialized in the construction and real estate industries, serving both private and publicly held clients. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina where he was elected to Phi Beta Kappa and the Honors College.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of material United States federal income tax consequences of the Merger to Bay and Avalon and their respective U.S. Stockholders (as defined below in "--Taxation of Taxable U.S. Stockholders") as well as certain other tax considerations for U.S. holders of Bay stock. The following discussion is based upon current provisions of the Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the Merger that may be relevant to stockholders of Bay and Avalon. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular stockholder of Bay or Avalon.

  THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF BAY CAPITAL STOCK OR AVALON CAPITAL STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. STOCKHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS OF BAY AND AVALON ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER.

TAX CONSEQUENCES OF THE MERGER

  It is a condition to consummation of the Merger that prior to the Closing, Goodwin, Procter & Hoar llp, counsel to Bay, will deliver an opinion to Bay, and Wachtell, Lipton, Rosen & Katz, counsel to Avalon, will deliver an opinion to Avalon each to the effect that, based on representations of Bay and Avalon and on assumptions and conditions set forth in such opinions, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and the following discussion assumes the Merger is so treated.

  As a consequence of reorganization treatment, neither Bay nor Avalon will recognize gain or loss as a result of the Merger. Stockholders of Avalon who exchange all of their Avalon common stock solely for Bay common stock pursuant to the Merger will not recognize gain or loss (except with respect to cash received in lieu of a fractional share interest in Bay common stock). Stockholders of Avalon who exchange all of their Avalon Series A Preferred Stock solely for Surviving Corporation Series F Preferred Stock, and all of their Avalon Series B Preferred Stock solely for Surviving Corporation Series G Preferred Stock, will also not recognize gain or loss. The aggregate tax basis of the Bay common stock received by stockholders who exchange all of their Avalon common stock solely for Bay common stock in the Merger will be the same as the aggregate tax basis of the Avalon common stock surrendered (reduced by any amount allocable to a fractional share interest for which cash is received). Similarly, the aggregate tax basis of the Bay preferred stock received by stockholders who exchange all of their Avalon Series A Preferred Stock for Surviving Corporation Series F Preferred Stock and/or all of their Avalon Series B Preferred Stock for Surviving Corporation Series G Preferred Stock will be that same as the aggregate tax basis of the Avalon Preferred Stock surrendered therefor. Finally, provided the shares of Avalon capital stock were held as a capital asset at the Effective Time, the holding period for shares of Bay capital stock received by a stockholder in exchange will include the period that such shares of Avalon capital stock were held. The stockholders of Bay will not recognize gain or loss as a result of the Merger.

  Cash received in lieu of fractional shares of Bay common stock will be treated as received in redemption for such fractional interests, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Bay common stock allocable to such fractional shares. Such gain or loss will constitute capital gain or loss from the sale of stock if the stockholder holds its Avalon common stock as a capital asset at the Effective Time.

PRE-MERGER DIVIDENDS

  To maintain its qualification as a REIT prior to the Merger, Avalon will be required to distribute a dividend to the holders of its common stock immediately prior to the Merger in an amount at least equal to 95% of any undistributed "real estate investment trust taxable income" of Avalon for Avalon's short taxable year ending with the Merger (the "Pre-Merger Dividend"). The Pre-Merger Dividend made to Avalon's taxable U.S. Stockholders will be taxable to such U.S. Stockholders as ordinary income (or capital gain in the case of any portion properly designated as a capital gain dividend) to the extent it is made out of current or accumulated earnings and profits, and will not be eligible for the dividends received deduction generally available for corporations. See "--Federal Income Taxation of Taxable U.S. Stockholders."

  Pursuant to the Merger Agreement, Bay has the right to pay a dividend to the holders of Bay common stock immediately prior to the Merger in an amount equal to the Pre-Merger Dividend per share of Avalon common stock divided by the Exchange Ratio. See "The Merger Agreement--Certain Covenants--Dividends." This dividend will be taxable to Bay's taxable U.S. Stockholders as ordinary income (or capital gain in the case of any portion properly designated as a capital gain dividend) to the extent it is made out of current or accumulated earnings and profits, and will not be eligible for the dividends received deduction generally available to corporations. See "--Federal Income Taxation of Taxable U.S. Stockholders."

REIT QUALIFICATION

  Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. Prior to the consummation of the Merger, each of Bay and Avalon has been and will continue to be operated in a manner intended to allow it to qualify as a REIT. It is intended that the Surviving Corporation will operate following the Merger in a manner so that the Surviving Corporation will continue to qualify as a REIT. If the Surviving Corporation fails to qualify as a REIT in any taxable year, the Surviving Corporation will be subject to federal income taxation as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Surviving Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain Code provisions, the Surviving Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost. Failure of either Bay or Avalon to have qualified as a REIT prior to the Merger could disqualify the Surviving Corporation as a REIT and/or subject it to significant tax liabilities.

  To qualify as a REIT, a company must comply with a number of annual requirements regarding its income, assets and distributions. These requirements impose a number of restrictions on the company's operations. For example, a REIT may not lease property if the lease has the effect of giving the company a share of the net income of the lessee. The amount of personal property that may be included under a lease may not exceed a defined, low level, and the company may not provide services to its tenants, other than customary services and de minimis non-customary services. A REIT's ability to acquire non-real estate assets is restricted, and a 100% tax is imposed on any gain that a REIT realizes from sales of property to customers in the ordinary course of business (other than property acquired by reason of certain foreclosures), effectively preventing REITs from participating directly in condominium projects and other projects involving the development of property for resale. Minimum distribution requirements also generally require REITs to distribute at least 95% of its taxable income each year (excluding any net capital gain).

  Prior to the Closing, Goodwin, Procter & Hoar LLP will render an opinion to Bay and to Avalon to the effect that following the Closing, the Surviving Corporation will be organized in conformity with the requirements for qualification as a REIT and the proposed manner of operations of the Surviving Corporation will enable the Surviving Corporation to continue to qualify as a REIT. This opinion will be based on representations from Bay and Avalon regarding their compliance with the requirements for REIT qualification, and is not binding on the IRS. In addition, the opinion of Goodwin, Procter & Hoar LLP will be based on current law, and changes in applicable law could adversely affect the Surviving Corporation's ability to qualify as a REIT. Goodwin, Procter

& Hoar LLP has served as legal counsel to both Bay and Avalon in the past and has previously rendered opinions with respect to both Bay's and Avalon's qualification as a REIT in connection with prior transactions, based on representations from Bay and Avalon regarding their compliance with the requirements for REIT qualification.

  Each of the Surviving Corporation's, Bay's and Avalon's qualification as a REIT depends on its having met or meeting, as the case may be, through actual operating results, the various requirements for qualification as a REIT under the Code. Counsel has not verified and will not verify the companies' compliance with those tests. Moreover, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the companies' control. Accordingly, no assurance can be given that the Surviving Corporation will satisfy such tests on a continuing basis following the Merger and no assurance can be given that the IRS will not challenge the status of Bay or Avalon as a REIT prior to the Merger or the status of the Surviving Corporation as a REIT following the Merger. See "Risk Factors-- Failure to Qualify as a REIT."

TAXATION OF TAXABLE U.S. STOCKHOLDERS

  As used herein, the term "U.S. Stockholder" means a holder of Bay capital stock, Avalon capital stock or the Surviving Corporation capital stock that for United States federal income tax purposes (A) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (B) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

  Dividends and Other Distributions. As long as the Surviving Corporation qualifies as a REIT, distributions made to the Surviving Corporation's U.S. Stockholders (including holders of the Surviving Corporation's preferred stock) out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. For purposes of determining whether distributions on the Surviving Corporation's preferred stock are out of current or accumulated earnings and profits, the earnings and profits of the Surviving Corporation will be allocated first to the outstanding Bay Series C Preferred Stock, Bay Series D Preferred Stock, Surviving Corporation Series F Preferred Stock and Surviving Corporation Series G Preferred Stock on a pari passu basis, next to the outstanding Bay Series A Preferred Stock and Bay Series B Preferred Stock on a pari passu basis, and then allocated to the Surviving Corporation's common stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Surviving Corporation's actual net capital gain for the taxable year and subject to the discussion below regarding the Taxpayer Relief Act of 1997 (the "Relief Act")) without regard to the period for which the holder has held its capital stock. However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares they will be included in income as long-term capital gain (or as mid-term capital gain if the holder is an individual, estate or trust and the shares have been held for fewer than 18 months but more than one year, and as short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. In addition, any dividend declared by the Surviving Corporation in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Surviving Corporation and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Surviving Corporation during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Surviving Corporation.

  The Surviving Corporation may elect to retain and pay income tax on its net long-term capital gains recognized during the taxable year. Under the Relief Act, if the Surviving Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such portion of the Surviving Corporation's net capital gains as the Surviving Corporation may designate. Such retained capital gains may be further designated by the Surviving Corporation as 20% rate gain, unrecaptured
Section 1250 gain, or 28% rate gain, as discussed below. Stockholders must account for their share of such retained capital gains in accordance with such further designations; if no such further designation is made, the retained capital gains are treated as 28% rate gain. A stockholder would be deemed to have paid its share of the tax paid by the Surviving Corporation, which would be credited or refunded to the stockholder. The stockholder's basis in its shares of the Surviving Corporation's capital stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Surviving Corporation) included in the stockholder's capital gains.

  The Relief Act altered the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of assets by, and sales of interests in, "pass-through entities," which include REITs such as the Surviving Corporation. IRS Notice 97-64 sets forth guidance regarding sales of assets by REITs pending the release of regulations and provides, among other things, that a REIT may designate a capital gains dividend as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution or a 28% rate gain distribution. Absent any such designation, a capital gains dividend will be treated as a 28% rate gain distribution. In general, the Notice provides that a REIT must determine the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28 percent. Similar rules will apply in the case of designated retained capital gains (see discussion above). The Surviving Corporation will notify stockholders after the close of the Surviving Corporation's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions, unrecaptured
Section 1250 gain distributions, and 28% rate gain distributions), as well as the amounts of any designated retained capital gains (including the amounts thereof constituting 20% rate gain, unrecaptured Section 1250 gain, and 28% rate gain) and the Surviving Corporation's taxes with respect to any designated retained capital gains. Final regulations when issued may alter the rules of the Notice. In addition, the IRS has not prescribed regulations or other guidance regarding the application of the new rates to sale of interests in REITs such as the Surviving Corporation, and it remains unclear how the new rules will affect such sales (if at all). Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act.

  Sale or Redemption of Surviving Corporation Series F Preferred Stock and Surviving Corporation Series G Preferred Stock. On the sale of shares of Surviving Corporation Series F Preferred Stock or Surviving Corporation Series G Preferred Stock, gain or loss will be recognized by the holder in an amount equal to the difference between (i) the amount of cash and fair market value of any property received on such sale, and (ii) the holder's adjusted basis in the Surviving Corporation Series F Preferred Stock or Surviving Corporation Series G Preferred Stock. Such gain or loss will be capital gain or loss if the shares of preferred stock are held as capital assets, and will be treated as long-term, mid-term or short-term gain or loss under the provisions discussed above. In general, and subject to the discussion of the Relief Act, above, any loss upon a sale or exchange of shares by a holder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Surviving Corporation required to be treated by such holder as long-term capital gain.

  A redemption of Surviving Corporation Series F Preferred Stock or Surviving Corporation Series G Preferred Stock will be treated under Section 302 of the Code as a distribution that is taxable at ordinary income tax rates as a dividend (to the extent of the Surviving Corporation's current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the Surviving Corporation Series F Preferred Stock or Surviving Corporation Series G Preferred Stock. The redemption will satisfy such tests if it (i) is "substantially disproportionate" with respect to the holder (which will not be the case if only Surviving Corporation Series F Preferred Stock or Surviving Corporation Series G Preferred Stock is redeemed, since such preferred stock generally does not have voting rights), (ii) results in a "complete termination" of the holder's stock interest in the Surviving Corporation, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Surviving Corporation Series F Preferred Stock or Surviving Corporation Series G Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

  If a redemption of the Surviving Corporation Series F Preferred Stock or Surviving Corporation Series G Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Surviving Corporation Series F Preferred Stock or Surviving Corporation Series G Preferred Stock will be transferred to the holder's remaining stockholdings in the Surviving Corporation. If, however, the stockholder has no remaining stockholdings in the Surviving Corporation, such basis could be transferred to a related person or it may be lost.

BACKUP WITHHOLDING

  The Surviving Corporation will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemptions unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Surviving Corporation with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. In addition, the Surviving Corporation may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Surviving Corporation. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

TAXATION OF CERTAIN TAX-EXEMPT STOCKHOLDERS

  Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a Section 401(k) plan, that holds the Surviving Corporation's capital stock as an investment will not be subject to tax on dividends paid by the Surviving Corporation. However, if such tax-exempt investor is treated as having purchased its capital stock with borrowed funds, some or all of its dividends will be subject to tax. In addition, under some circumstances certain pension plans (including Section 401(k) plans but not, for example, IRAs) that own more than 10% (by value) of the Surviving Corporation's outstanding capital stock, including common stock, could be subject to tax on a portion of their preferred stock dividends even if their preferred stock is held for investment and is not treated as acquired with borrowed funds. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different rules, which generally will require them to characterize distributions from the Surviving Corporation as taxable.

OTHER TAX CONSEQUENCES

  The Surviving Corporation and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of the Surviving Corporation and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Surviving Corporation.

                PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF AVALON

  The following table presents certain information as to (i) each of Avalon's directors, (ii) each of Avalon's executive officers, (iii) all of Avalon's directors and executive officers as a group and (iv) each person or entity known to Avalon to have beneficially owned more than five percent of Avalon common stock as of December 31, 1997 or thereafter based upon copies of filings received by Avalon on Schedules 13D and Schedule 13G under the Exchange Act. Unless otherwise noted, all information concerning directors and officers was provided by the stockholders listed and reflects their beneficial ownership as of April 20, 1998, and is based on 43,140,687 shares of Avalon common stock outstanding at the close of business on such date.

                                                            NO. OF SHARES
     NAME AND BUSINESS                                     OF COMMON STOCK           PERCENT
 ADRESS OF BENEFICIAL OWNERD                            BENEFICIALLY OWNED(1)        OF CLASS
---------------------------                             ---------------------        --------
   Richard L. Michaux..................................         707,939(2)(3)(4)(7)     1.6%
   Charles H. Berman...................................         522,213(2)(3)(4)(8)     1.2
   Michael A. Futterman................................          53,000(5)(6)(9)         *
   Christopher B. Leinberger...........................          46,000(5)(6)            *
   Richard W. Miller...................................          14,500(6)               *
   Allan D. Schuster...................................          48,000(5)(6)            *
   Bryce Blair.........................................         153,421(2)(3)(4)         *
   Robert H. Slater....................................         174,662(2)(3)(4)(10)     *
   Thomas J. Sargeant..................................          83,975(2)(3)(4)(11)     *
   Jeffrey B. Albert...................................          91,261(2)(3)(4)         *
   David W. Bellman (Hired 1/98).......................               0                  *
   Gwyneth J. Cote.....................................          34,162(2)(3)(4)         *
   Lili F. Dunn........................................          21,100(3)(4)            *
   Samuel B. Fuller....................................          82,731(2)(3)(4)         *
   Leo S. Horey........................................          34,912(2)(3)(4)         *
   David J. Hubbard (Hired 12/97)......................               0                  *
   Henry G. Irwig (Hired 1/98).........................               0                  *
   James R. Liberty....................................           1,693(4)(12)           *
   Joanne M. Lockridge.................................          11,238(3)(4)            *
   William McLaughlin..................................           8,533(3)(4)(13)        *
   Timothy J. Naughton.................................          73,881(2)(3)(4)         *
   Alexander C. Twining................................          12,275(2)(3)(4)         *
   All directors and executive officers as a group (22
    persons)...........................................       2,175,496                 5.0
   Bay Apartment Communities, Inc.(14) ................       8,584,000                16.6
    4340 Stevens Creek Boulevard, Suite 275
    San Jose, CA 95129
   Cohen & Steers Capital Management, Inc.(15) ........       4,576,100                10.6
    757 Third Avenue
    New York, New York 10017
   Stichting Pensioenfonds ABP(16).....................       2,740,000                 6.4
    Oude Lindestraat 70
    Postbus 2889, 6401 DL
    Heerlen, The Netherlands
   Merrill Lynch & Co., Inc.(17) ......................       2,725,000                 6.3
    World Financial Center, North Tower
    250 Vesey Street
    New York, New York 10281
   LaSalle Advisors Capital Management, Inc.(18) ......       2,511,428                 5.8
    200 East Randolph Drive
    Chicago, IL 60601

--------
 *Less than one percent

 (1) Except as otherwise noted, each individual in the table above has sole voting and investment power over the shares listed. Includes shares subject to stock options presently exercisable or exercisable within 60 days as follows: Mr. Michaux, 150,000; Mr. Berman, 150,000; Mr. Futterman; 38,000, Mr. Leinberger, 38,000; Mr. Miller, 10,000; Mr. Schuster, 38,000; Mr. Blair, 65,000; Mr. Slater, 65,000; Mr. Sargeant, 45,000; Mr. Albert, 40,000; Ms. Cote, 15,000; Ms. Dunn, 12,500; Mr.
     Fuller, 40,000; Mr. Horey, 15,000; Ms. Lockridge, 8,500; Mr. McLaughlin, 5,000; Mr. Naughton, 35,000 and all executive officers and directors as a group, 770,000.
 (2) Includes shares of restricted Avalon common stock that vested twenty percent (20%) on February 6, 1996, 1997 and 1998 and will vest twenty percent (20%) on each of the next two anniversaries of such date as follows: Mr. Michaux, 21,250; Mr. Berman, 21,250; Mr. Blair, 11,050; Mr. Slater, 11,050; Mr. Sargeant, 6,375; Mr. Albert, 5,100; Ms. Cote, 4,250;
     Mr. Fuller, 5,100; Mr. Horey, 4,250; Mr. Naughton, 4,250; Mr. Twining,
     2,125.
 (3) Includes shares of restricted Avalon common stock that vested twenty percent (20%) on January 22, 1997 and 1998 and will vest twenty percent (20%) on each of the next three anniversaries of such date as follows:
     Mr. Michaux, 22,500; Mr. Berman, 22,500; Mr. Blair, 11,960; Mr. Slater 11,960; Mr. Sargeant, 9,075; Mr. Albert, 5,520; Ms. Cote, 4,600; Ms. Dunn
     3,800; Mr. Fuller, 5,520; Mr. Horey, 4,600; Ms. Lockridge, 1,368; Mr.
     McLaughlin, 920; Mr. Naughton, 5,520 and Mr. Twining, 4,600.
 (4) Includes shares of restricted Avalon common stock that vested twenty percent (20%) on February 3, 1998 and will vest twenty percent (20%) on each of the next four anniversaries of such date as follows: Mr. Michaux, 22,500; Mr. Berman, 22,500; Mr. Blair, 12,025; Mr. Slater 12,025; Mr.
     Sargeant, 9,125; Mr. Albert, 5,550; Ms. Cote, 5,550; Ms. Dunn 4,700; Mr.
     Fuller, 7,050; Mr. Horey, 5,550; Ms. Lockridge, 1,370; Mr. Liberty, 1,231; Mr. McLaughlin, 2,313; Mr. Naughton, 5,550 and Mr. Twining, 5,550.
 (5) Includes shares of restricted Avalon common stock that vested twenty percent (20%) on July 3, 1996 and 1997 and will vest twenty percent (20%) on each of the next three anniversaries of such date as follows: Mr. Futterman, 2,500; Mr. Leinberger, 2,500; and Mr. Schuster, 2,500.
 (6) Includes shares of restricted Avalon common stock that vested twenty percent (20%) on May 14, 1997 and will vest twenty percent (20%) on each of the next four anniversaries of such date as follows: Mr. Futterman, 2,500; Mr. Leinberger, 2,500; Mr. Miller, 2,500 and Mr. Schuster, 2,500.
 (7) Voting and investment power shared with spouse (509,257 shares); sole voting and investment power (45,853 shares). Includes 2,829 shares owned by Mr. Michaux's spouse as to which Mr. Michaux has neither voting nor investment power and disclaims beneficial ownership.
 (8) Includes 1,800 shares held by Mr. Berman in trust for his minor children.
 (9) Includes 10,000 shares held by Mr. Futterman's wife for which voting and investment power is shared. Mr. Futterman disclaims beneficial ownership of these shares.
(10) Includes 1,500 shares held by Mr. Slater's spouse for the benefit of their minor children for which voting and investment power is shared.
(11) Voting and investment power shared with spouse (11,830 shares); sole voting and investment power (25,385 shares). Includes 1,800 shares held by Mr. Sargeant in a trust for his minor children. Also includes 1,760 shares owned by Mr. Sargeant's spouse for which he disclaims beneficial ownership. Includes 10,000 shares of restricted common stock of which 3,300 shares vested on November 14, 1995, 3,300 shares vested on November 14, 1996 and 3,400 shares vested on November 14, 1997.
(12) Includes 462 shares of restricted Avalon common stock that vested twenty percent (20%) on April 8, 1998 and will vest twenty percent (20%) on each of the next four anniversaries of such date.
(13) Includes 300 shares for which voting and investment power is shared with Mr. McLaughlin's spouse.
(14) Information reported is based upon a Schedule 13D filed with the SEC on March 19, 1998. Beneficial ownership of all of such shares was reported as a result of an option granted by Avalon to purchase 19.9% (determined as a percentage of the outstanding shares of Avalon common stock immediately prior to the exercise of this option) of the outstanding number of shares of Avalon common stock, as represented to Bay in the Merger Agreement. Since the option has not yet become exercisable, Bay disclaims beneficial ownership of such shares. The inclusion of such securities in the table shall not be deemed an admission that Bay is the beneficial owner of such securities for any purposes. See "The Merger-- Stock Option Agreements."

(15) Information reported is based upon a Schedule 13G filed with the SEC on February 12, 1998 reporting beneficial ownership as of December 31, 1997. This Schedule 13G indicates that the reporting entity is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940. The Schedule 13G also indicates that the reporting entity has sole dispositive power with respect to all of the shares reported and sole voting power with respect to 3,971,500 of the shares reported.
(16) Information reported is based upon a Schedule 13D filed with the SEC on April 25, 1997 by Stichting Pensioenfonds ABP, an entity established under the laws of The Kingdom of the Netherlands (the "Fund"), whose principal business is investing funds held on behalf of public sector employees of The Kingdom of the Netherlands. The Schedule 13D reports that the Fund beneficially owns and has the sole power to vote and dispose of 2,740,000 shares and has shared power to dispose of an additional 359,200 shares of Avalon common stock held by the Fund in two securities accounts with ABN AMRO Bank N.V. managed by ABKB/LaSalle Securities and Cohen & Steers Capital Management, respectively.
(17) Information reported is based upon a Schedule 13G filed with the SEC on February 3, 1998 reporting beneficial ownership as of December 31, 1997. The information reported includes 2,725,000 shares beneficially owned by Princeton Services Inc. ("PSI"), a wholly owned subsidiary of Merrill Lynch Group, Inc. ("ML Group"). PSI acts as the general partner of Merrill Lynch Asset Management, L.P. (d/b/a) Merrill Lynch Asset Management, L.P. ("MLAM") and Fund Asset Management, L.P. (d/b/a) Fund Asset Management ("FAM"), each of which is an investment adviser registered under section 203 of the Investment Advisers Act of 1940 (the "Advisers Act") and acts as an investment adviser to investment companies registered under Section 8 of the Investment Company Act and/or to private accounts. With respect to securities held by those investment companies and private accounts, several persons have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of, such securities.
(18) The information reported includes 772,450 shares beneficially owned by LaSalle and 1,738,978 shares beneficially owned by ABKB/LaSalle. Information reported is based upon an amendment to a Schedule 13G filed with the SEC on February 13, 1998 reporting beneficial ownership as of December 31, 1997. The Schedule 13G indicates that the reporting entities are Investment Advisors registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that LaSalle has sole dispositive and voting power with respect to 398,150 shares and shared dispositive power with respect to 398,150 shares, while ABKB/LaSalle has sole dispositive and voting power with respect to 388,800 shares, shared dispositive power with respect to 1,350,178 shares and shared voting power with respect to 1,293,903 shares.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

  Bay common stock is listed on the NYSE and the PCX under the ticker symbol "BYA." Following the Merger, the shares of the Surviving Corporation common stock will continue to be listed on the NYSE and PCX and it is expected that such shares will be listed under the symbol "AVB."

  Avalon common stock is listed on the NYSE under the ticker symbol "AVN." Following the Merger, Avalon common stock will be delisted from the NYSE.

  The following table sets forth, for the fiscal quarters indicated, (i) the range of high and low closing sale prices of Avalon common stock and Bay common stock on the NYSE and (ii) the amount of cash dividends declared per share:

                           AVALON COMMON STOCK (1)       BAY COMMON STOCK (1)
                         --------------------------- -----------------------------
                           MARKET PRICE      CASH       MARKET PRICE       CASH
                         ----------------- DIVIDENDS ------------------- DIVIDENDS
                          HIGH      LOW    DECLARED    HIGH       LOW    DECLARED
                         ------- --------- --------- --------- --------- ---------
1995
 1st Quarter............ $22 1/4 $18         $0.36   $20 7/8   $18         $0.38
 2nd Quarter............  21      19 1/4      0.36    20        16 3/4      0.39
 3rd Quarter............  21      19 1/4      0.37    21 3/4    19 1/8      0.39
 4th Quarter............  21 1/2  19          0.37    24 1/2    19 7/8      0.39
1996
 1st Quarter............  23      20 7/8      0.37    25 3/8    22 7/8      0.40
 2nd Quarter............  22 1/8  20 3/8      0.37    26        23 1/4      0.40
 3rd Quarter............  23 3/4  21 1/2      0.37    29 1/8    24 3/4      0.40
 4th Quarter............  29      23 1/8      0.38    36        28 1/4      0.41
1997
 1st Quarter............  29 1/4  26 3/4      0.38    37 1/8    34 1/4      0.41
 2nd Quarter............  28 5/8  26 1/4      0.38    37 3/8    33 1/8      0.41
 3rd Quarter............  29 3/4  27 7/16     0.38    39 15/16  36 13/16    0.42
 4th Quarter............  31 1/4  28 15/16    0.39    40 5/16   37 3/4      0.42
1998
 1st Quarter............  30 5/8  27 3/4      0.39    39 1/4    36 5/16     0.42
 2nd Quarter
  (through May 1, 1998).  29 1/4  28           --     37 3/4    36 3/4       --

--------
(1) On March 6, 1998, the last full trading day prior to the public announcement of the proposed Merger, the closing price of Bay common stock was $37 per share; the closing price of Avalon common stock was $28.8125 per share. On May 1, 1998, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of Bay common stock was $37 7/16 per share and the closing price of Avalon common stock was $28 17/32 per share. Stockholders are urged to obtain current market quotations prior to making any decisions with respect to the Merger.

  As of April 23, 1998, there were 478 holders of record of Bay common stock and 358 holders of record of Avalon common stock.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                         AVALON BAY COMMUNITIES, INC.
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997

                                  (UNAUDITED)

  The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Avalon Bay Communities, Inc. ("Avalon Bay") as of December 31, 1997 gives effect to the proposed Merger as if the Merger had occurred on December 31, 1997, under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

  The Bay Pro Forma Balance Sheet as of December 31, 1997 assumes the acquisition, as of December 31, 1997, of five communities (Warner Oaks, Amberway, Arbor Park, Laguna Brisas and Cabrillo Square).

  The Avalon Pro Forma Balance Sheet as of December 31, 1997 assumes the acquisition, as of December 31, 1997, of two Minneapolis metropolitan area communities (Carriage Green and Summer Place).

  The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented for informational purposes only and is not necessarily indicative of what the actual condensed consolidated financial position of Avalon Bay would have been as of December 31, 1997, nor does it purport to represent the future condensed consolidated financial position of Avalon Bay. This information should be read in conjunction with the audited consolidated financial statements and other financial information contained in Bay's Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, and Avalon's Annual Report on Form 10-K, as amended and restated by Amendment No. 1 on Form 10-K/A, in each case for the year ended December 31, 1997, respectively, including the notes thereto, both of which are incorporated by reference herein.

                                   AVALON BAY
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                  (UNAUDITED)
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                 AVALON        BAY                   AVALON BAY
                               PRO FORMA    PRO FORMA    PRO FORMA   PRO FORMA
                              CONSOLIDATED CONSOLIDATED ADJUSTMENTS CONSOLIDATED
                              ------------ ------------ ----------- ------------
ASSETS
Real estate, net............   $1,492,775   $1,373,908   $535,530    $3,402,213
Cash and cash equivalents...        6,722        3,188        --          9,910
Cash in escrow..............        4,109        1,597        --          5,706
Resident security deposits..        7,812          --         --          7,812
Investments in joint ven-
 tures......................       18,315          --         --         18,315
Deferred financing costs,
 net........................       10,022        7,960    (10,022)        7,960
Deferred development costs..        7,207        3,843        --         11,050
Other assets................       10,462        6,578        --         17,040
                               ----------   ----------   --------    ----------
  TOTAL ASSETS..............   $1,557,424   $1,397,074   $525,508    $3,480,006
                               ==========   ==========   ========    ==========
LIABILITIES AND STOCKHOLD-
 ERS' EQUITY
Notes payable and Unsecured
 Facilities.................   $  533,850   $  577,224   $ 25,000    $1,136,074
Payables for construction...       16,311        4,511        --         20,822
Accrued expenses and other
 liabilities................       18,507        9,411        --         27,918
Resident security deposits..        9,589        6,200        --         15,789
                               ----------   ----------   --------    ----------
  TOTAL LIABILITIES.........      578,257      597,346     25,000     1,200,603
                               ----------   ----------   --------    ----------
Minority interest in Operat-
 ing Partnerships...........       18,157        9,133        --         27,290
                               ----------   ----------   --------    ----------
Stockholders' equity:
 Preferred Stock............           88           83        (27)          144
 Common Stock...............          420          261        (71)          610
 Additional paid-in capital.      987,540      823,520    476,833     2,287,893
 Deferred compensation......       (3,265)         --         --         (3,265)
 Distributions in excess of
  accumulated earnings......      (23,773)     (33,269)    23,773       (33,269)
                               ----------   ----------   --------    ----------
  STOCKHOLDERS' EQUITY......      961,010      790,595    500,508     2,252,113
                               ----------   ----------   --------    ----------
  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY.....   $1,557,424   $1,397,074   $525,508    $3,480,006
                               ==========   ==========   ========    ==========

                                  AVALON BAY
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET

1.BASIS OF PRESENTATION

  The Bay Pro Forma Consolidated Balance Sheet as of December 31, 1997 represents Bay's historical Condensed Consolidated Balance Sheet adjusted to give effect to the purchase of five apartment communities purchased by Bay in January, February and March 1998 as if these communities had been acquired as of December 31, 1997.

  The Avalon Pro Forma Consolidated Balance Sheet as of December 31, 1997 represents Avalon's historical Condensed Consolidated Balance Sheet adjusted to give effect to the purchase of two apartment communities purchased by Avalon in January 1998 as if these communities had been acquired as of December 31, 1997.

2.PRO FORMA ADJUSTMENTS

    i. Real estate, net: The adjustment reflects the increase in book value of Avalon's real estate assets based upon the Bay purchase of (1) the common stock of Avalon (assuming Bay common stock is valued at $38.6333 per share) based upon the exchange of each outstanding share of common stock of Avalon for .7683 of a share of Bay common stock, and (2) the conversion of Avalon Preferred Stock for substantially equivalent preferred stock of Bay as follows:

  Issuance of 32,249,577 shares of Bay common stock (assumed value of $38.6333 per share) based on an exchange ratio of .7683 shares of Bay common stock for each share of Avalon common stock........................................................... $1,245,908
  Issuance of Bay preferred stock in exchange for Avalon Preferred
   Stock (liquidation price of $25.00 for 8,755,000 shares of pre-
   ferred stock)...................................................    218,875
  Estimated costs associated with the merger.......................     25,000
                                                                    ----------
  Purchase Price...................................................  1,489,783
  Less: Historical book basis of Avalon's net assets acquired (ex-
   cludes deferred financing costs, net and deferred compensation).   (954,253)
                                                                    ----------
  Real estate, net Pro Forma Adjustment............................ $  535,530
                                                                    ==========

    ii. Deferred financing costs, net: The adjustment reflects the elimination of Avalon deferred financing costs which have no future value to Avalon Bay.

    iii. Notes payable and Unsecured Facilities: The adjustment reflects additional borrowings for the payment of the estimated fees and other expenses relating to the Merger, including, but not limited to, investment banking fees, legal and accounting fees, printing, filing and other related costs.

    iv. Stockholders' Equity: The adjustments to stockholders' equity reflect the issuance of 32,249,577 shares of Bay common stock, par value $.01 per share, the exchange of Avalon Preferred Stock for substantially equivalent preferred stock of Bay, and the conversion of Bay Series A Preferred Stock and Bay Series B Preferred Stock for Bay common stock, as follows:

                                                                                    DISTRIBUTIONS
                                                 PAID-IN    PAID-IN                 IN EXCESS OF
                             PREFERRED COMMON    CAPITAL    CAPITAL      DEFERRED    ACCUMULATED
                               STOCK    STOCK  (PREFERRED)  (COMMON)   COMPENSATION   EARNINGS
                              (000'S)  (000'S)   (000'S)    (000'S)      (000'S)       (000'S)
                             --------- ------- ----------- ----------  ------------ -------------
   Issuance of Bay common
    stock..................    $ ---    $ 322   $     --   $1,245,586    $   --        $   --
   Avalon historical
    stockholders' equity...      (88)    (420)   (218,787)   (768,753)     3,265        23,773
   Issuance of Bay
    preferred stock in
    exchange for Avalon
    Preferred Stock........       88      --      218,787         --         --            --
   Bay assumption of Avalon
    deferred compensation..      --       --          --          --      (3,265)          --
   Bay conversion of Series
    A Preferred Stock and
    Series B Preferred
    Stock..................      (27)      27     (67,818)     67,818        --            --
                               -----    -----   ---------  ----------    -------       -------
   Stockholders' equity pro
    forma adjustments......    $ (27)   $ (71)  $ (67,818) $  544,651    $   --        $23,773
                               =====    =====   =========  ==========    =======       =======

                                  AVALON BAY
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

  The following unaudited Pro Forma Condensed Consolidated Statement of Income of Avalon Bay for the year ended December 31, 1997 gives effect to the proposed Merger as if the Merger had occurred as of January 1, 1997 under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

  The Bay Pro Forma Income Statement for the year ended December 31, 1997 assumes that all 1997 and 1998 acquisitions occurred as of January 1, 1997.

  The Avalon Pro Forma Income Statement for the year ended December 31, 1997 assumes that all 1997 and 1998 acquisitions occurred as of January 1, 1997.

  The unaudited Pro Forma Condensed Consolidated Statement of Income is presented for informational purposes only and is not necessarily indicative of what the actual consolidated operating results of Avalon Bay would have been for the year ended December 31, 1997, nor does it purport to represent the future condensed consolidated financial results of Avalon Bay. This information should be read in conjunction with the audited consolidated financial statements and other financial information contained in Bay's Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, and Avalon's Annual Report on Form 10-K, as amended and restated by Amendment No. 1 on Form 10-K/A, in each case for the year ended December 31, 1997, respectively, including the notes thereto, both of which are incorporated by reference herein.

                                   AVALON BAY
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)
              (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)

                                AVALON        BAY                   AVALON BAY
                              PRO FORMA    PRO FORMA    PRO FORMA   PRO FORMA
                             CONSOLIDATED CONSOLIDATED ADJUSTMENTS CONSOLIDATED
                             ------------ ------------ ----------- ------------
Revenue
 Rental income.............   $  197,081   $  172,081    $   --     $  369,162
 Management fees...........        2,065          --         --          2,065
 Other income..............          928        4,961        --          5,889
                              ----------   ----------    -------    ----------
  Total revenue............      200,074      177,042        --        377,116
                              ----------   ----------    -------    ----------
Expenses
 Operating expenses........       75,589       53,522        --        129,111
 Interest expense..........       27,263       25,486      1,575        54,324
 Depreciation and amortiza-
  tion.....................       33,859       41,881      4,281        80,021
 General and administra-
  tive.....................        5,093        6,308        --         11,401
                              ----------   ----------    -------    ----------
  Total expenses...........      141,804      127,197      5,856       274,857
                              ----------   ----------    -------    ----------
Equity in income of joint
 ventures..................        5,689          --         --          5,689
Interest income............        1,346          375        --          1,721
Other income...............          253          --         --            253
                              ----------   ----------    -------    ----------
Income before gain on sale
 of community, extraordi-
 nary item and minority in-
 terest....................       65,558       50,220     (5,856)      109,922
Gain on sale of community..          677          --         --            677
                              ----------   ----------    -------    ----------
Income before extraordinary
 item and minority inter-
 est.......................       66,235       50,220     (5,856)      110,599
Extraordinary item.........       (1,183)         --         --         (1,183)
                              ----------   ----------    -------    ----------
Income before minority in-
 terest....................       65,052       50,220     (5,856)      109,416
Minority interest in oper-
 ating partnerships........         (936)        (674)       --         (1,610)
                              ----------   ----------    -------    ----------
Net income.................       64,116       49,546     (5,856)      107,806
Dividends attributable to
 preferred stock...........      (19,656)     (16,063)     4,640       (31,079)
                              ----------   ----------    -------    ----------
Net income available to
 common stockholders.......   $   44,460   $   33,483    $(1,216)   $   76,727
                              ==========   ==========    =======    ==========
Income per share before
 extraordinary item--basic.   $     1.24   $     1.29    $   --     $     1.28
                              ==========   ==========    =======    ==========
Income per share before ex-
 traordinary item--diluted.   $     1.23   $     1.28    $   --     $     1.27
                              ==========   ==========    =======    ==========
Net income per share of
 common stock--basic.......   $     1.21   $     1.29    $   --     $     1.26
                              ==========   ==========    =======    ==========
Net income per share of
 common stock--diluted.....   $     1.20   $     1.28    $   --     $     1.25
                              ==========   ==========    =======    ==========
Weighted average number of
 shares of common stock--
 basic.....................   36,762,781   25,929,349        --     60,892,748
                              ==========   ==========    =======    ==========
Weighted average number of
 shares of common stock--
 diluted...................   37,006,148   26,251,442        --     61,458,208
                              ==========   ==========    =======    ==========

                                  AVALON BAY
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

1.PRO FORMA ADJUSTMENTS

   i. Interest expense: The adjustment is attributable to the interest incurred on funds obtained from the Unsecured Facilities used to pay estimated merger costs.

   ii. Depreciation and amortization: The adjustment results from (1) the net increase in real estate owned as a result of recording the Avalon real estate assets at fair value versus historical cost and (2) conforming the depreciation methodology of Bay to the policies of Avalon Bay. Depreciation is computed on the straight-line method based on an estimated life of 40 years and an allocation of the stepped-up basis to land and building of 20% and 80%, respectively.

       Depreciation on Step-up Adjustment............................. $10,711
       Avalon deferred financing amortization.........................    (968)
       Adjustment to Bay Historical Pro Forma depreciation to reflect the depreciation methods of Avalon Bay........................  (5,462)
                                                                       -------
       Depreciation Pro Forma Adjustment.............................. $ 4,281
                                                                       =======

   iii. Weighted Average number of Common shares outstanding: The Pro Forma weighted average number of common shares outstanding for the year ended December 31, 1997 are computed as follows:

       Bay Pro Forma Weighted Average Shares Outstanding........... 25,929,349
       Issuance of Bay stock at an exchange ratio of .7683 of a
        share of Bay common stock for each outstanding share of
        Avalon common stock........................................ 32,249,577
       Conversion of Bay Series A Preferred Stock and Bay Series B
        Preferred Stock for Bay common stock at an exchange ratio
        of 1 share of preferred stock for 1 share of common stock..  2,713,822
                                                                    ----------
       Pro Forma Weighted Average Shares Common Stock--Avalon Bay.. 60,892,748
                                                                    ==========

                      BAY SELECTED FINANCIAL INFORMATION

  The following table presents selected consolidated financial information with respect to Bay for the five years ended December 31, 1997. This financial information has been derived from audited financial statements included in the Bay Annual Report on Form 10-K for the fiscal years ended December 31, 1994 through December 31, 1997 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying footnotes incorporated by reference into this Joint Proxy Statement/Prospectus and the other financial, pro forma and statistical information included or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

                                                                    THE GREENBRIAR GROUP
                                                                   -----------------------
                          YEARS ENDED DECEMBER 31,     MARCH 17-   JANUARY 1-  YEAR ENDED
                          --------------------------  DECEMBER 31, MARCH 16,  DECEMBER 31,
                            1997     1996     1995        1994        1994        1993
                          --------  -------  -------  ------------ ---------- ------------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
OPERATING DATA:
Revenue:
 Rental.................  $121,873  $80,377  $52,110    $31,073      $4,982     $23,728
 Other..................     4,161    2,216    1,411        955         158       1,081
                          --------  -------  -------    -------      ------     -------
Total revenue...........   126,034   82,593   53,521     32,028       5,140      24,809
                          --------  -------  -------    -------      ------     -------
Expenses:
Property operating(1)...    29,016   18,924   12,452      7,001       1,429       5,173
Property taxes..........     9,467    6,353    4,349      2,786         459       2,342
General and administra-
 tive...................     6,308    3,785    2,467      1,590         229         276
 Abandoned project
  costs.................       710      110      --         --          --          --
 Management fees--affil-
  iates.................       --       --       --         --          270       1,205
 Interest and financing.    14,113   14,276   11,472      4,782       2,358      10,932
 Depreciation and amor-
  tization..............    27,009   18,689   13,714      8,366       1,111       5,328
                          --------  -------  -------    -------      ------     -------
Total expenses..........    86,623   62,137   44,454     24,525       5,856      25,256
                          --------  -------  -------    -------      ------     -------
Income (loss) before
 minority interest, gain
 on sale and
 extraordinary item.....    39,411   20,456    9,067      7,503        (716)       (447)
Minority interest.......      (470)    (319)     (19)       (17)        --          --
                          --------  -------  -------    -------      ------     -------
Income (loss) from oper-
 ations.................    38,941   20,137    9,048      7,486        (716)       (447)
Gain on sale............       --       --     2,412        --          --          --
                          --------  -------  -------    -------      ------     -------
Income (loss) before ex-
 traordinary item.......    38,941   20,137   11,460      7,486        (716)       (447)
Extraordinary item......       --      (511)     --         --          --          --
                          --------  -------  -------    -------      ------     -------
Net income (loss).......    38,941   19,626   11,460      7,486        (716)       (447)
Preferred dividend re-
 quirement..............    (7,480)  (4,264)    (917)       --          --          --
                          --------  -------  -------    -------      ------     -------
Earnings available to
 common shares..........  $ 31,461  $15,362  $10,543    $ 7,486      $ (716)    $  (447)
                          ========  =======  =======    =======      ======     =======

                                                  (continued on following page)

(continued from previous page)

                                                                        THE GREENBRIAR GROUP
                                                                       -----------------------
                           YEARS ENDED DECEMBER 31,        MARCH 17-   JANUARY 1-  YEAR ENDED
                         -------------------------------  DECEMBER 31, MARCH 16,  DECEMBER 31,
                            1997       1996       1995        1994        1994        1993
                         ----------  ---------  --------  ------------ ---------- ------------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Earnings per common
 share:
 Income before minority
  interest, gain on sale
  and extraordinary
  item.................. $     1.42  $    1.08  $    .70   $     .65    $   --      $    --
 Minority Interest......       (.02)      (.02)      --          --         --           --
                         ----------  ---------  --------   ---------    -------     --------
 Income from operations.       1.40       1.06       .70         .65        --           --
 Gain on sale...........        --         --        .21         --         --           --
                         ----------  ---------  --------   ---------    -------     --------
 Income before extraor-
  dinary item...........       1.40       1.06       .91         .65        --           --
 Extraordinary item.....        --        (.03)      --          --         --           --
                         ----------  ---------  --------   ---------    -------     --------
Earnings available to
 common shares.......... $     1.40  $    1.03  $    .91   $     .65    $   --      $    --
                         ==========  =========  ========   =========    =======     ========
Cash dividends declared
 per common share....... $     1.66  $    1.61  $   1.55   $    1.20    $   --      $    --
                         ==========  =========  ========   =========    =======     ========
Cash dividends declared
 per
 Series A and B pre-
 ferred
 share.................. $     1.71  $    1.66  $    .40   $     --     $   --      $    --
                         ==========  =========  ========   =========    =======     ========
Cash dividends declared
 per
 Series C preferred
 share.................. $      --   $     --   $    --    $     --     $   --      $    --
                         ==========  =========  ========   =========    =======     ========
Cash dividends declared
 per
 Series D preferred
 share.................. $      --   $     --   $    --    $     --     $   --      $    --
                         ==========  =========  ========   =========    =======     ========
Cash flow information:
 Net cash provided by
  operating
  activities............ $   64,850  $  40,223  $ 22,598   $  17,654    $   647     $  3,638
 Net cash used in in-
  vesting
  activities............ $ (577,170) $(216,999) $(87,247)  $(189,430)   $(2,211)    $ (1,643)
 Net cash provided by
  (used in) financing
  activities............ $  514,588  $ 176,019  $ 61,628   $ 175,168    $  (446)    $ (2,373)
EBITDA(2)............... $   80,533  $  53,421  $ 34,253   $  20,651    $ 2,753     $ 15,813
Funds from Opera-
 tions(3)............... $   62,417  $  38,293  $ 21,884   $  15,430    $   395     $  4,881
BALANCE SHEET DATA:
Operating real estate
 assets, before
 accumulated deprecia-
 tion................... $1,203,154  $ 699,402  $474,930   $ 346,584    $   --      $178,244
Development real estate
 assets................. $  170,361  $  50,945  $ 23,280   $  51,749    $   --      $ 10,797
Total assets............ $1,317,650  $ 711,909  $477,190   $ 390,016    $   --      $165,367
Debt.................... $  487,484  $ 273,688  $227,801   $ 181,731    $   --      $168,796
Debt-affiliates......... $      --   $     --   $    --    $     --     $   --      $  3,184

--------
(1) Property operating expenses are defined as property related repair and maintenance expenses, utilities and on-site property management costs, and exclude property taxes, interest, depreciation and amortization.
(2) "EBITDA" represents earnings before interest, income taxes, depreciation, amortization, and minority interest. This data is relevant to an understanding of the economics of the multifamily apartment community business as it indicates funds available from operations to service debt and satisfy certain fixed obligations.

    EBITDA should not be construed by the reader as a substitute for operating income as an indicator of the Bay's operating performance, or for cash flow from operating activities, as determined in accordance with GAAP, as a measure of liquidity.
(3) Many industry analysts consider FFO an appropriate measure of performance of an equity REIT. FFO, as defined by NAREIT, represents net income (or loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. Bay's methodology for computing FFO may differ from the methodology for computing FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Bay believes that in order to facilitate a clear understanding of the historical operating results, FFO should be examined in conjunction with net income (loss) as presented in the financial statements. FFO should not be considered a substitute for net income
    (loss) as a measure of results of operations or for cash flow from operating activities, as determined in accordance with GAAP, as a measure of liquidity.

                     AVALON SELECTED FINANCIAL INFORMATION

  The following table presents selected consolidated financial information with respect to Avalon for the five years ended December 31, 1997. This financial information has been derived from audited financial statements included in Avalon Annual Reports on Form 10-K for the years ended December 31, 1993 through December 31, 1997 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying footnotes incorporated by reference into this Joint Proxy Statement/Prospectus and the other financial, pro forma and statistical information included or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

                                           COMPANY(1)                      PREDECESSOR(1)
                         ------------------------------------------------- ---------------
                                                              NOVEMBER 18,
                                                                 1993      JANUARY 1, 1993
                             YEARS ENDED DECEMBER 31,           THROUGH        THROUGH
                         ------------------------------------ DECEMBER 31,  NOVEMBER 17,
                           1997      1996     1995     1994      1993           1993
                         --------  --------  -------  ------- ------------ ---------------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
OPERATING INFORMATION:
 Revenue:
  Rental income......... $169,442  $123,354  $94,821  $71,756    $7,241        $50,102
  Management fees.......    1,029     1,439    1,926    2,077       211          1,344
  Other income..........      633       420      466      468        21            410
                         --------  --------  -------  -------    ------        -------
  Total revenue.........  171,104   125,213   97,213   74,301     7,473         51,856
                         --------  --------  -------  -------    ------        -------
 Expenses:
  Operating expenses....   61,058    47,074   35,998   27,808     2,770         21,620
  Interest expense......   16,977     9,545   11,056    5,687       632         24,557
  Depreciation and
   amortization.........   29,113    20,956   16,558   12,342     1,247         10,851
  General and
   administrative.......    5,093     3,438    3,132    2,354       200          1,341
  Development costs
   write-off............      650       450      400      400        47            --
                         --------  --------  -------  -------    ------        -------
  Total expenses........  112,891    81,463   67,144   48,591     4,896         58,369
                         --------  --------  -------  -------    ------        -------
Equity in income of
 unconsolidated joint
 ventures...............    5,689     1,025      440      701        44            344
Interest income.........    1,346       887      953      872       118            599
Investment interest
 expense................      --        --       --       --        --            (204)
Minority interest.......      174       495      633      733        44            --
                         --------  --------  -------  -------    ------        -------
 Income (loss) before
  gain on sale of
  communities and
  extraordinary items...   65,422    46,157   32,095   28,016     2,783         (5,774)
Gain on sale of
 communities............      677     7,850      --       --        --             --
                         --------  --------  -------  -------    ------        -------
 Income (loss) before
  extraordinary items...   66,099    54,007   32,095   28,016     2,783         (5,774)
Extraordinary items.....   (1,183)   (2,356)  (1,158)     --        --          10,194
                         --------  --------  -------  -------    ------        -------
 Net income.............   64,916    51,651   30,937   28,016     2,783          4,420
 Dividends attributable
  to preferred stock....  (19,656)  (10,422)     --       --        --             --
                         --------  --------  -------  -------    ------        -------
 Net income available to
  common stockholders... $ 45,260  $ 41,229  $30,937  $28,016    $2,783        $ 4,420
                         ========  ========  =======  =======    ======        =======

                                                  (continued on following page)

(continued from previous page)

                                                COMPANY(1)                            PREDECESSOR(1)
                         ------------------------------------------------------------ --------------
                                                                         NOVEMBER 18,   JANUARY 1,
                                  YEARS ENDED DECEMBER 31,               1993 THROUGH  1993 THROUGH
                         ----------------------------------------------  DECEMBER 31,  NOVEMBER 17,
                            1997        1996       1995        1994         1993           1993
                         ----------  ----------  ----------  ----------  ------------ --------------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
PER SHARE AND SHARE
 INFORMATION:
Income before
 extraordinary items--
 basic(2)............... $     1.26  $     1.42  $     1.13  $     1.10   $     0.12     $    --
Income before
 extraordinary items--
 diluted(2)............. $     1.26  $     1.41  $     1.13  $     1.09   $     0.12     $    --
Net income--basic(2).... $     1.23  $     1.34  $     1.09  $     1.10   $     0.12     $    --
Net income--diluted(2).. $     1.22  $     1.34  $     1.09  $     1.09   $     0.12     $    --
Cash dividends
 declared(2)............ $     1.53  $     1.49  $     1.46  $     1.08   $     0.17     $    --
Weighted average shares
 outstanding--basic(2).. 36,762,781  30,739,504  28,365,427  25,486,932   22,432,494          N/A
Weighted average shares
 outstanding--
 diluted(2)............. 37,006,148  30,836,193  28,410,803  25,602,032   22,432,494          N/A
OTHER INFORMATION:
 Funds from
  Operations(3)......... $   73,525  $   54,622  $   46,879  $   39,485   $    3,943     $  4,588
 Gross EBITDA(4)........ $  110,166  $   75,771  $   58,756  $   45,173   $    4,544     $ 29,239
 Total apartment
  communities...........         64          45          38          31           22           21
 Total number of
  apartment homes.......     19,318      13,368      11,255       9,847        7,294        7,044
 Development Starts:
  Communities...........          6           4           7           4          --           --
  Apartment Homes.......      1,539       1,528       1,178       1,141          --           --
 Developments Completed:
  Communities...........          7           6           1           3          --           --
  Apartment Homes.......      1,985       1,390         246         958          --           --
 Acquisitions Completed:
  Communities...........         15           6           7           6            1          --
  Apartment Homes.......      3,884       1,765       1,304       1,594          250          --
 Dispositions Completed:
  Communities...........          1           2         --          --           --           --
  Apartment Homes.......        306         518         --          --           --           --
BALANCE SHEET
 INFORMATION:
 Real estate, before
  accumulated
  depreciation.......... $1,534,986  $1,081,906  $  782,433  $  593,632   $  426,570     $    --
 Total assets........... $1,529,703  $1,082,771  $  786,711  $  602,558   $  451,851     $    --
 Notes payable and
  Unsecured Facilities.. $  506,129  $  310,606  $  340,686  $  162,265   $   94,648     $    --
CASH FLOW INFORMATION:
 Net cash provided by
  operating activities.. $   93,649  $   65,841  $   56,314  $   36,453   $    4,426     $  6,984
 Net cash used in
  investing activities.. $ (421,420) $ (261,033) $ (189,582) $ (154,252)  $ (168,915)    $(28,971)
 Net cash provided by
  financing activities.. $  320,252  $  207,632  $  132,207  $  114,304   $  170,846     $ 11,901

                                            (footnotes appear on following page)

(continued from previous page)

(1) See consolidated financial statements contained in Avalon's Annual Report on Form 10-K for the year ended December 31, 1997, including the notes thereto, which are incorporated by reference herein.
(2) Share and per share information is only presented for Avalon because no common stock was outstanding during periods presented for its Predecessor. The first full year operating as a public company was 1994 and the timing of dividend declarations and payments was such that only three dividends were paid in 1994.
(3) Management generally considers FFO to be an appropriate measure of the operating performance of Avalon because it provides investors an understanding of the ability of Avalon to incur and service debt and to make capital expenditures. Avalon believes that in order to facilitate a clear understanding of the operating results of Avalon, FFO should be examined in conjunction with net income in the consolidated financial data presented herein. FFO is determined in accordance with a resolution adopted by the Board of Governors of NAREIT, and is defined as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indication of Avalon's performance or indicative of cash available to fund cash needs. Further, FFO as disclosed by other REITs may not be comparable to Avalon's calculation of FFO. The calculation of FFO for the periods presented is reflected in the following table:

                          SUMMARY CALCULATION OF FFO

                                                    COMPANY                                 PREDECESSOR
                         --------------------------------------------------------------- -----------------
                                  YEARS ENDED DECEMBER 31,
                         ---------------------------------------------
                                                                         NOVEMBER 18,       JANUARY 1,
                                                                         1993 THROUGH      1993 THROUGH
                            1997        1996        1995       1994    DECEMBER 31, 1993 NOVEMBER 17, 1993
                         ----------  ----------  ---------- ---------- ----------------- -----------------
Net income.............. $   64,916  $   51,651  $   30,937 $   28,016    $    2,783          $ 4,420
Depreciation (real
 estate related)........     27,360      18,566      14,468     11,153         1,122           10,083
Joint venture
 adjustments............        399         321         316        316            38              279
Preferred stock
 dividends..............    (19,656)    (10,422)        --         --            --               --
Gain on sale of
 communities............       (677)     (7,850)        --         --            --               --
Extraordinary items.....      1,183       2,356       1,158        --            --           (10,194)
                         ----------  ----------  ---------- ----------    ----------          -------
Funds from Operations    $   73,525  $   54,622  $   46,879 $   39,485    $    3,943          $ 4,588
                         ==========  ==========  ========== ==========    ==========          =======
Weighted average shares
 outstanding............ 36,762,781  30,739,504  28,365,427 25,486,932    22,432,494              --
                         ==========  ==========  ========== ==========    ==========          =======

(4) Gross EBITDA represents earnings before interest, income taxes, depreciation and amortization, gain on sale of communities and extraordinary items. Gross EBITDA is relevant to an understanding of the economics of Avalon because it indicates cash flow available from Avalon operations to service fixed obligations. Gross EBITDA should not be considered as an alternative to operating income, as determined in accordance with GAAP, as an indicator of Avalon's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.

                      DESCRIPTION OF CAPITAL STOCK OF BAY

AUTHORIZED CAPITAL STOCK

  Bay's current authorized stock consists of 40,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share, of which 2,308,800 shares have been designated as Bay Series A Preferred Stock, 425,000 shares have been designated as Bay Series B Preferred Stock, 2,300,000 shares have been designated as Bay Series C Preferred Stock, 3,450,000 shares have been designated as Bay Series D Preferred Stock, and 1,000,000 shares have been designated as Series E Junior Participating Cumulative Preferred Stock (the "Bay Series E Preferred Stock"), and 20,000,000 shares of Excess Common Stock. The Amended and Restated Charter of the Surviving Corporation will authorize the issuance by the Surviving Corporation of (i) 300,000,000 shares of common stock, (ii) 50,000,000 shares of preferred stock, and (iii) 20,000,000 shares of Excess Stock. In connection with the Merger, 4,455,000 shares will be designated as Surviving Corporation Series F Preferred Stock and 4,300,000 shares will be designated as Surviving Corporation Series G Preferred Stock. The Bay Board is authorized to issue preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences, without further stockholder approval, except that
(i) a majority of the holders of the Bay Series A Preferred Stock, voting as a separate class, shall be required to vote on and approve any creation of a new class of stock having rights, preferences or privileges senior to or in parity with the rights, preferences and privileges of the Bay Series A Preferred Stock and (ii) the affirmative vote of two-thirds of the holders of the Bay Series C Preferred Stock and Bay Series D Preferred Stock, in each case voting as a separate class, shall be required to vote on and approve any creation of a new class or series of stock ranking senior to the Bay Series C Preferred Stock and Bay Series D Preferred Stock (which rank on a parity with one another) with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Bay. Pursuant to Proposal 2 of this Joint Proxy Statement/Prospectus, Bay's stockholders are being asked to approve the elimination of the rights of the holders of Bay Series A Preferred Stock referenced at (i) of the prior sentence.

  The Bay common stock, Bay Series C Preferred Stock and Bay Series D Preferred Stock are traded on the NYSE and the PCX under the ticker symbols "BYA," "BYA PrC" and "BYA PrD," respectively. As of April 20, 1998, there were issued and outstanding 26,370,326 shares of Bay common stock, 2,308,800 shares of Bay Series A Preferred Stock, 405,022 shares of Bay Series B Preferred Stock, 2,300,000 shares of Bay Series C Preferred Stock, 3,267,700 shares of Bay Series D Preferred Stock, and no shares of Bay Series E Preferred Stock.

COMMON STOCK

  Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. Subject to the preferential rights of any other shares or series of capital stock and to the provisions of Bay's charter regarding Excess Common Stock (or Excess Stock following the Effective Time), holders of shares of Bay common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Bay Board out of assets legally available therefor and to share ratably in the assets of Bay legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Bay.

  Subject to the provisions of Bay's charter regarding Excess Common Stock (or Excess Stock following the Effective Time), each outstanding share of Bay common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Bay common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, the holders of a majority of the outstanding shares of Bay common stock can elect all of the directors then standing for election, and the holders of the remaining shares of Bay common stock will not be able to elect any directors.

  Holders of Bay common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of Bay's securities.

  Subject to the provisions of Bay's charter, all shares of Bay common stock will have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

PREFERRED STOCK

  The Bay Board is authorized to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof, in each case, if any, as are permitted by Maryland law and as the Bay Board may determine by adoption of an amendment of the Bay charter, without any further vote or action by Bay stockholders. Because the Bay Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Bay common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Bay.

BAY SERIES A PREFERRED STOCK AND BAY SERIES B PREFERRED STOCK

  The Bay Series A Preferred Stock and the Bay Series B Preferred Stock have substantially the same terms and conditions. Both the Bay Series A Preferred Stock and Bay Series B Preferred Stock are entitled to receive dividends equal to one hundred and three percent (103%) of the dividends, if any, paid on Bay's common stock. The Bay Series A Preferred Stock and Bay Series B Preferred Stock rank junior to the Bay Series C Preferred Stock and Bay Series D Preferred Stock, and following the Merger will rank junior to the Surviving Corporation Series F Preferred Stock and Surviving Corporation Series G Preferred Stock, with respect to the payment of dividends and payments upon liquidation. Except as required by law and, with respect to the Bay Series A Preferred Stock, as described under Proposal 2, the Bay Series A Preferred Stock and Bay Series B Preferred Stock generally have no voting rights. The Bay Series A Preferred Stock and Bay Series B Preferred Stock are convertible, at the holder's option, into shares of Bay common stock as a result of the execution of the Merger Agreement by Bay. Pursuant to a shareholder agreement between Bay and the owner of the Bay Series A Preferred Stock and Bay Series B Preferred Stock (the "Preferred Holder"), dated as of March 9, 1998 (the "Shareholder Agreement"), the Preferred Holder converted 1,358,736 shares of the Bay Series A Preferred Stock into an equal number of shares of Bay common stock on the date which was two business days after the record date for the Bay Meeting in accordance with the procedure for conversion set forth in Bay's charter. Under certain circumstances, the Preferred Holder is required by the Shareholder Agreement to convert additional shares of Bay Series A Preferred Stock and/or Bay Series B Preferred Stock. In consideration of the Preferred Holder entering into the Shareholder Agreement, Bay paid $485,000 to the Preferred Holder. In October 2005, all outstanding shares of Bay Series A Preferred Stock and Bay Series B Preferred Stock will be automatically converted into shares of Bay common stock.

  The Bay Series A Preferred Stock and the Bay Series B Preferred Stock are not traded on any securities exchange and Bay does not have any obligation to list or quote those securities on any securities exchange.

BAY SERIES C PREFERRED STOCK

  Holders of shares of the Bay Series C Preferred Stock are entitled to receive, when and as declared by the Bay Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.50% per annum of their $25.00 liquidation preference (equivalent to a fixed annual rate of $2.125 per share). Such dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if such day is not a business day, the next succeeding business day. The Bay Series C Preferred Stock is not redeemable prior to June 20, 2002. On and after June 20, 2002, Bay, at its option upon not less than 30 nor more than 60 days' prior written notice, may redeem shares of the Bay Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption. Except with respect to the foregoing description of the dividend rate and redemption date of the Bay Series C Preferred Stock, the terms of the Bay Series C Preferred Stock are substantially identical to the terms of the Bay Series D Preferred Stock, Surviving Corporation Series F Preferred Stock and Surviving Corporation Series G Preferred Stock. See "--Bay Series D Preferred Stock," "--Surviving Corporation Series F Preferred Stock" and "--Surviving Corporation Series G Preferred Stock." The Bay Series C Preferred Stock will rank pari passu with the Bay Series D Preferred Stock, Surviving Corporation Series F Preferred Stock and Surviving Corporation Series G Preferred Stock with respect to the payment of dividends and payments upon liquidation.

BAY SERIES D PREFERRED STOCK

  Holders of shares of the Bay Series D Preferred Stock are entitled to receive, when and as declared by the Bay Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% per annum of their $25.00 liquidation preference (equivalent to a fixed annual rate of $2.00 per share). Such dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if such day is not a business day, the next succeeding business day. The Bay Series D Preferred Stock is not redeemable prior to December 15, 2002. On and after December 15, 2002, Bay, at its option upon not less than 30 nor more than 60 days' prior written notice, may redeem shares of the Bay Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption. Except with respect to the foregoing description of the dividend rate and redemption date of the Bay Series C Preferred Stock, the terms of the Bay Series D Preferred Stock are substantially identical to the terms of the Bay Series C Preferred Stock, Surviving Corporation Series F Preferred Stock and Surviving Corporation Series G Preferred Stock. See "--Bay Series C Preferred Stock," "--Surviving Corporation Series F Preferred Stock" and "--Surviving Corporation Series G Preferred Stock." The Bay Series D Preferred Stock will rank pari passu with the Bay Series C Preferred Stock, Surviving Corporation Series F Preferred Stock and Surviving Corporation Series G Preferred Stock with respect to the payment of dividends and payments upon liquidation.

BAY SERIES E PREFERRED STOCK

  Bay currently has authorized 1,000,000 shares of Bay Series E Preferred Stock. The Bay Series E Preferred Stock ranks senior to Bay common stock and junior to all classes and series of Bay preferred stock. See""--Shareholder Rights Agreement."

SURVIVING CORPORATION SERIES F PREFERRED STOCK

  In connection with the Merger, the Surviving Corporation will issue 4,455,000 shares of Surviving Corporation Series F Preferred Stock in exchange for an equal number of shares of Avalon Series A Preferred Stock. Holders of shares of the Surviving Corporation Series F Preferred Stock will be entitled to receive from the Surviving Corporation, when and as declared by the Surviving Corporation Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.00% per annum of their $25.00 liquidation preference (equivalent to a fixed annual rate of $2.25 per share). Such dividends will be cumulative from the date of original issue and will be payable quarterly in arrears on or before the 15th day of each February, May, August and November or, if such day is not a business day, the next succeeding business day. The Surviving Corporation Series F Preferred Stock will not be redeemable prior to February 15, 2001. On and after February 15, 2001, the Surviving Corporation will have the right, at its option upon not less than 30 nor more than 60 days' prior written notice, to redeem shares of the Surviving Corporation Series F Preferred

Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption.

  Unless full cumulative dividends on all shares of Surviving Corporation Series F Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Surviving Corporation Series F Preferred Stock shall be redeemed unless all outstanding shares of Surviving Corporation Series F Preferred Stock are simultaneously redeemed and the Surviving Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Surviving Corporation Series F Preferred Stock (except by exchange for capital stock of the Surviving Corporation ranking junior to the Surviving Corporation Series F Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Surviving Corporation of shares of Excess Stock in order to ensure that the Surviving Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Surviving Corporation Series F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such Surviving Corporation Series F Preferred Stock.

  The Surviving Corporation Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Surviving Corporation remains a qualified REIT for federal income tax purposes, Surviving Corporation Series F Preferred Stock owned by a stockholder in excess of the Ownership Limit may automatically be exchanged for shares of Excess Stock, and the Surviving Corporation will have the right to purchase Excess Stock from the holder.

  The Surviving Corporation Series F Preferred Stock will not be convertible into or exchangeable for any other property or securities of the Surviving Corporation, except that the shares of Surviving Corporation Series F Preferred Stock may be exchanged for shares of Excess Stock in order to ensure that the Surviving Corporation remains qualified as a REIT for federal income tax purposes. See "--Restrictions on Transfers."

  Except with respect to the foregoing description of the dividend rate and redemption date of the Surviving Corporation Series F Preferred Stock, the terms of the Surviving Corporation Series F Preferred Stock will be substantially identical to the terms of the Bay Series C Preferred Stock, Bay Series D Preferred Stock and Surviving Corporation Series G Preferred Stock. See "--Bay Series C Preferred Stock," "--Bay Series D Preferred Stock" and "-- Surviving Corporation Series G Preferred Stock." The Surviving Corporation Series F Preferred Stock will rank pari passu with the Bay Series C Preferred Stock, Bay Series D Preferred Stock and Surviving Corporation Series G Preferred Stock with respect to the payment of dividends and payments upon liquidation. For a complete description of the rights, preferences and privileges of the Surviving Corporation Series F Preferred Stock, see the Amended and Restated Charter attached hereto as Annex B.

SURVIVING CORPORATION SERIES G PREFERRED STOCK

  In connection with the Merger, the Surviving Corporation will issue 4,300,000 shares of Surviving Corporation Series G Preferred Stock in exchange for an equal number of shares of Avalon Series B Preferred Stock. Holders of shares of the Surviving Corporation Series G Preferred Stock will be entitled to receive from the Surviving Corporation, when and as declared by the Surviving Corporation Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.96% per annum of their $25.00 liquidation preference (equivalent to a fixed annual rate of $2.24 per share). Such dividends will be cumulative from the date of original issue and will be payable quarterly in arrears on or before the 15th day of each February, May, August and November or, if such day is not a business day, the next succeeding business day. The Surviving Corporation Series G Preferred Stock will not be redeemable prior to October 15, 2001. On and after October 15, 2001, the Surviving Corporation will have the right, at its option upon not less than 30 nor more than 60 days' prior written notice, to redeem shares of the Surviving Corporation Series G Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption.

  Unless full cumulative dividends on all shares of Surviving Corporation Series G Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Surviving Corporation Series G Preferred Stock shall be redeemed unless all outstanding shares of Surviving Corporation Series G Preferred Stock are simultaneously redeemed and the Surviving Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Surviving Corporation Series G Preferred Stock (except by exchange for capital stock of the Surviving Corporation ranking junior to the Surviving Corporation Series G Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Surviving Corporation of shares of Excess Stock in order to ensure that the Surviving Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Surviving Corporation Series G Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such Surviving Corporation Series G Preferred Stock.

  The Surviving Corporation Series G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Surviving Corporation remains a qualified REIT for federal income tax purposes, Surviving Corporation Series G Preferred Stock owned by a stockholder in excess of the Ownership Limit may automatically be exchanged for shares of Excess Stock, and the Surviving Corporation will have the right to purchase Excess Stock from the holder.

  The Surviving Corporation Series G Preferred Stock will not be convertible into or exchangeable for any other property or securities of the Surviving Corporation, except that the shares of Surviving Corporation Series G Preferred Stock may be exchanged for shares of Excess Stock in order to ensure that the Surviving Corporation remains qualified as a REIT for federal income tax purposes. See "--Restrictions on Transfers."

  Except with respect to the foregoing description of the dividend rate and redemption date of the Surviving Corporation Series G Preferred Stock, the terms of the Surviving Corporation Series G Preferred Stock will be substantially identical to the terms of the Bay Series C Preferred Stock, Bay Series D Preferred Stock and Surviving Corporation Series F Preferred Stock. See "--Bay Series C Preferred Stock," "--Bay Series D Preferred Stock" and "-- Surviving Corporation Series F Preferred Stock." The Surviving Corporation Series G Preferred Stock will rank pari passu with the Bay Series C Preferred Stock, Bay Series D Preferred Stock and Surviving Corporation Series F Preferred Stock with respect to the payment of dividends and payments upon liquidation. For a complete description of the rights, preferences and privileges of the Surviving Corporation Series G Preferred Stock, see the Amended and Restated Charter attached hereto as Annex B.

SHAREHOLDER RIGHTS AGREEMENT

  The Bay Board has adopted the Bay Rights Agreement. The following description of the terms of the Bay Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Bay Rights Agreement, a copy of which is attached as an exhibit to Bay's public reports filed with the SEC.

  Pursuant to the terms of the Bay Rights Agreement, one Preferred Stock Purchase Right (a "Right") is attached to each outstanding share of Bay common stock. In addition, one Right automatically attaches to each share of Bay common stock issued prior to the Distribution Date (as hereinafter defined). Each Right entitles the registered holder thereof to purchase from Bay a unit consisting of one one-thousandth of a share (a "Unit") of Bay Series E Preferred Stock, at a cash exercise price of $160.00 per Unit (the "Exercise Price"), subject to adjustment.

  Initially, the Rights are not exercisable and are attached to and trade with all outstanding shares of Bay common stock. The Rights will separate from the Bay common stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (the date of said announcement being referred to as the "Stock Acquisition Date"), or (ii) the close of business on the tenth business day (or such later calendar day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of 10% or more of the outstanding shares of Bay common stock (the earlier of such dates being herein referred to as the "Distribution Date").

  In the case of certain stockholders of Bay who beneficially owned 10% or more of the outstanding shares of Bay's common stock as of March 9, 1998 (such stockholders are referred to in the Bay Rights Agreement as "grandfathered persons"), the Rights generally will be distributed only if any such stockholder acquires or proposes to acquire additional shares of the Bay's common stock. In addition, a "grandfathered person" generally will become an Acquiring Person only if such person acquires additional shares of Bay common stock.

  Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (a) the Rights will be evidenced by the Bay common stock certificates and will be transferred with and only with such Bay common stock certificates, (b) new Bay common stock certificates issued will contain a notation incorporating the Bay Rights Agreement by reference, and (c) the surrender for transfer of any certificates for Bay common stock will also constitute the transfer of the Rights associated with the Bay common stock represented by such certificate.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 9, 2008, unless previously redeemed or exchanged by Bay as described below.

  As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of Bay common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Bay Board, only shares of Bay common stock issued prior to the Distribution Date will be issued with Rights.

  In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or associates or affiliates thereof, whose Rights shall become null and void) will thereafter have the right to receive upon exercise that number of units of Bay Series E Preferred Stock of Bay having a market value of two times the exercise price of the Right (such right being referred to as the "Subscription Right"). In the event that, at any time following the Stock Acquisition Date,
(i) Bay consolidates with, or merges with and into, any other person, and Bay is not the continuing or surviving corporation, (ii) any person consolidates with Bay, or merges with and into Bay and Bay is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Bay common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of Bay's assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right (such right being referred to as the "Merger Right"). The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Bay Rights Agreement) become null and void.

  At any time after a person becomes an Acquiring Person, the Bay Board may, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Bay common stock or units of Bay Series E Preferred Stock at an exchange ratio specified in the Bay Rights Agreement. Notwithstanding the foregoing, the Bay Board generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of Bay.

  The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (payable in cash, Bay common stock or other consideration deemed appropriate by the Bay Board) by the Bay Board only until the earlier of (i) the time at which any person becomes an Acquiring Person, or (ii) the expiration date of the Bay Rights Agreement. Immediately upon the action of the Bay Board ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

  The Bay Rights Agreement may be amended by the Bay Board in its sole discretion until the time at which any person becomes an Acquiring Person. From and after the time at which any person becomes an Acquiring

Person, the Bay Board may, subject to certain limitations set forth in the Bay Rights Agreement, amend the Bay Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or associates or affiliates thereof).

  Generally, until November 30, 1998 or such later date on which either Bay or Avalon may terminate the Merger Agreement pursuant to Section 8.1(c) thereof (such date is referred to in the Bay Rights Agreement as the "Disinterested Administration Date"), the "disinterested directors" of Bay have the exclusive power and authority to administer the Bay Rights Agreement and to exercise all rights and powers granted to the Bay Board or Bay thereunder. The Bay Rights Agreement provides that from and after the Disinterested Administration Date, the Bay Board will have the exclusive power and authority to administer the Bay Rights Agreement and to exercise all rights and powers granted to the Bay Board or Bay thereunder. Under the Bay Rights Agreement, a "disinterested director" generally is (i) any member of the Bay Board who is not an employee of Bay and who is not an Acquiring Person or an affiliate or associate thereof or a representative or nominee thereof and who was a member of the Bay Board prior to March 9, 1998, or (ii) any person who subsequently becomes a member of the Bay Board who is not an Acquiring Person or an affiliate or associate thereof or a representative or nominee thereof, if such person's nomination is recommended or approved by a majority of the "disinterested directors."

RESTRICTIONS ON TRANSFERS

  For Bay to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve (12) months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To ensure that Bay remains a qualified REIT, Bay's charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Current Ownership Limit of nine percent (9%) of any class or series of Bay's stock. The Bay Board may waive the Current Ownership Limit if evidence satisfactory to the Bay Board and Bay's tax counsel is presented that the changes in ownership will not then or in the future jeopardize Bay's status as a REIT. Any transfer of stock or any security convertible into stock that would create a direct or indirect ownership of stock in excess of the Current Ownership Limit or that would result in the disqualification of Bay as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in Bay being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the stock. The Bay Board may, in its discretion, determine that it is no longer in the best interests of Bay to attempt to qualify, or to continue to qualify, as a REIT.

  Stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Current Ownership Limit will automatically be exchanged for shares of Excess Common Stock that will be transferred, by operation of law, to Bay as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Current Ownership Limit. While the Excess Common Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Common Stock prior to the discovery by Bay that capital stock has been transferred in violation of the provisions of Bay's charter shall be repaid to Bay upon demand. The Excess Common Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of Bay. The original transferee-stockholder may, at any time the Excess Common Stock is held by Bay in trust, transfer the interest in the trust representing the Excess Common Stock to any individual whose ownership of the stock exchanged into such Excess Common Stock would be permitted under the Current Ownership Limit, at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged in Excess Common Stock. Immediately upon the transfer to the permitted transferee, the Excess Common Stock will automatically be exchanged for stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Common Stock may be deemed, at Bay's option, to have acted as an agent on Bay's behalf in acquiring the Excess Common Stock and to hold the Excess Common Stock on Bay's behalf.

  In addition to the foregoing transfer restrictions, Bay will have the right, for a period of 90 days during the time any Excess Common Stock is held by Bay in trust, to purchase all or any portion of the Excess Common Stock from the original transferee-stockholder for the lesser of the price paid for the stock by the original transferee-stockholder or the market price (as determined in the manner set forth in Bay's charter) of the capital stock on the date Bay exercises its option to purchase. The 90-day period begins on the date on which Bay receives written notice of the transfer or other event resulting in the exchange of stock for Excess Common Stock.

  Each stockholder shall upon demand be required to disclose to Bay in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Bay Board deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  This ownership limitation may have the effect of precluding acquisition of control of Bay unless the Bay Board determines that maintenance of REIT status is no longer in the best interests of Bay.

  Under the Amended and Restated Charter the Current Ownership Limit will be increased to the New Ownership Limit of 9.8% and certain pension plans and mutual funds registered under the Investment Company Act of 1940 will be permitted to own beneficially up to the Look-Through Ownership Limit of 15% of a class or series of the Surviving Corporation's stock. Shares of the Surviving Corporation's stock owned in excess of the New Ownership Limit or the Look-Through Ownership Limit, as applicable, will be converted automatically into shares of Excess Stock in accordance with the terms of the Amended and Restated Charter. For a more detailed discussion of the terms of the Amended and Restated Charter, see "Proposal 4--Approval of the Agreement and Plan of Merger--Amended and Restated Charter of the Surviving Corporation."

REGISTRAR AND TRANSFER AGENT

  Bay's registrar and transfer agent is American Stock Transfer & Trust Company. Copies of the governing corporate instruments of Bay and Avalon are available, without charge, by following the instructions listed under "Where You Can Find More Information."

                       COMPARISON OF STOCKHOLDER RIGHTS

  Bay and Avalon are both incorporated under the laws of the State of Maryland and their respective charters are substantially similar. As discussed under Proposal 4 of this Joint Proxy Statement/Prospectus, in connection with the Merger Bay is amending its charter. The proposed amendments to Bay's charter are discussed under Proposal 4. See "Proposal 4--Approval of the Agreement and Plan of Merger--Amended and Restated Charter of the Surviving Corporation." Upon completion of the Merger, the Amended and Restated Charter will be the charter of the Surviving Corporation.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS

  Stockholder proposals (including director nominations) submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in Bay's proxy statement and form of proxy for the 1999 Annual Meeting of Stockholders must be received by Bay by January 5, 1999. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

  For a proposal of a stockholder (including director nominations) to be presented at Bay's 1999 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange

Act, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of Bay, together with all supporting documentation required by Bay's Bylaws, (A) not less than seventy-five (75) days nor more than one hundred eighty (180) days prior to the anniversary date of the Annual Meeting (the "Anniversary Date") or (B) in the event that the 1999 Annual Meeting of Stockholders is called for a date more than seven (7) calendar days prior to the Anniversary Date, not later than the close of business on (i) the twentieth (20th) calendar day (or if that day is not a business day for Bay, on the next succeeding business day) following the earlier of (x) the date on which notice of the date of such meeting was mailed to stockholders, or (y) the date on which the date of such meeting was publicly disclosed, or (ii) if such date of notice or public disclosure occurs more than seventy-five (75) calendar days prior to the scheduled date of such meeting, then the later of (x) the twentieth (20th) calendar day (or if that day is not a business day for Bay, on the next succeeding business day) following the date of the first to occur of such notice or public disclosure or (y) the seventy-fifth (75th) calendar day prior to such scheduled date of such meeting (or if that day is not a business day for Bay, on the next succeeding business day).

  Any such proposals should be mailed to: Bay Apartment Communities, Inc., 4340 Stevens Creek Boulevard, Suite 275, San Jose, California 95129,
Attention: Secretary.

  Avalon stockholder proposals with respect to the 1998 Annual Meeting of Avalon stockholders were required to have been submitted, together with all supporting documentation required by Avalon's Amended and Restated Bylaws, to Avalon by February 20, 1998 for inclusion in the proxy statement and form of proxy relating to that meeting. If the Merger is consummated, there will be no 1998 Annual Meeting of Avalon stockholders.

  SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.

OTHER MATTERS

  As of the date of this Joint Proxy Statement/Prospectus, the Bay Board knows of no matters that will be presented for consideration at the meetings other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the Bay Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Bay.

  As of the date of this Joint Proxy Statement/Prospectus, the Avalon Board knows of no matters that will be presented for consideration at the meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the Avalon Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Avalon.

                                 LEGAL MATTERS

  The validity of the common stock and preferred stock to be issued in connection with the Merger will be passed upon by Miles & Stockbridge P.C., special Maryland counsel to Bay.

  Goodwin, Procter & Hoar LLP, counsel for Bay, will pass on certain federal income tax consequences of the Merger for Bay and its stockholders and Wachtell, Lipton, Rosen & Katz, counsel for Avalon, will pass on certain federal income tax consequences of the Merger for Avalon and its stockholders. Goodwin, Procter & Hoar LLP will also pass on the ability of the Surviving Corporation to qualify as a REIT following the Merger.

                                    EXPERTS

  The consolidated financial statements of Bay as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of Avalon as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  Bay and Avalon file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, Bay's and Avalon's SEC filings may be read and copied at the NYSE, 20 Broad Street, New York, New York 10005, and Bay's SEC filings may also be read and copied at the PCX, 401 Pine Street, San Francisco, California 94104.

  Bay has filed a Registration Statement on Form S-4 to register with the SEC the Bay common stock (including accompanying preferred stock purchase rights) and Bay preferred stock to be issued to the stockholders of Avalon in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Bay in addition to being a proxy statement of Bay and Avalon for the Bay Meeting and the Avalon Meeting. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

  The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the Companies, their finances, Bay common stock and the Bay Rights.

BAY APARTMENT COMMUNITIES, INC. SEC FILINGS (FILE NO. 001-12672)

Annual Report on Form 10-K for the Year ended December 31, 1997, as amended by a Form 10-K/A.

Annual Report on Form 11-K for the Year ended December 31, 1997.

Registration Statement on Form 8-A, filed on December 17, 1997, relating to Bay common stock and containing the description of Bay common stock and each series of its preferred stock.

Registration Statement on Form 8-A, filed on March 11, 1998, relating to Bay preferred stock and containing the description of Bay's preferred stock purchase rights.

Current Report on Form 8-K, filed on January 8, 1998, relating to certain property acquisitions.

Current Report on Form 8-K, filed on January 21, 1998, relating to a property acquisition and the offering of $50,000,000 aggregate principal amount of 6.250% Senior Notes due 2003, $50,000,000 aggregate principal amount of 6.500% Senior Notes due 2005 and $50,000,000 aggregate principal amount of 6.625% Senior Notes due 2008.

Current Report on Form 8-K, filed on March 11, 1998, relating to the Merger.

Current Report on Form 8-K, filed on March 27, 1998, relating to certain property acquisitions.

Current Report on Form 8-K, filed with the SEC on April 16, 1998, relating to unaudited pro forma condensed financial information in connection with the Merger.

Current Report on Form 8-K, filed with the SEC on April 22, 1998, relating to operating results for the fiscal quarter ended March 31, 1998.

AVALON PROPERTIES, INC. SEC FILINGS (FILE NO. 001-12452)

Annual Report on Form 10-K for the Year ended December 31, 1997, as amended by a Form 10-K/A.

Registration Statement on Form 8-A, declared effective by the SEC on March 11, 1998, and all amendments, relating to Avalon common stock and containing the description of Avalon common stock.

Registration Statement on Form 8-A/A, filed with the SEC on March 12, 1998, and all amendments, relating to Avalon Preferred Stock and containing the description of Avalon's preferred stock purchase rights.

Current Report on Form 8-K, filed with the SEC on January 15, 1998, relating to acquisition negotiations.

Current Report on Form 8-K, filed with the SEC on January 26, 1998, relating to the offering of $100,000,000 aggregate principal amount of its 6.625% Notes due 2005.

Current Report on Form 8-K and Form 8-K/A, filed with the SEC on March 10, 1998 and March 12, 1998, respectively, relating to the Merger.

  We are also incorporating by reference additional documents that we file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the meetings of our stockholders.

  Bay has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Bay, and Avalon has supplied all such information relating to Avalon.

  If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

    Bay Apartment Communities, Inc.       Avalon Properties, Inc.
    4340 Stevens Creek Boulevard          2900 Eisenhower Avenue, Suite 300
    Suite 275                             Alexandria, VA 22314
    San Jose, CA 95129                    Attn: Investor Relations
    Attn: Investor Relations              Tel: (703) 329-6300
    Tel: (408) 983-1500

  If you would like to request documents from us, please do so by May 25, 1998 to receive them prior to the Bay and Avalon stockholder meetings.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON BAY'S PROPOSALS AND THE AVALON PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED MAY 5, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF BAY COMMON STOCK OR PREFERRED STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

ABKB/LaSalle................................................................  42
ACMs........................................................................  22
Acquiring Person............................................................  24
Acquisition Transaction.....................................................  77
Advisers Act................................................................ 110
AFFO........................................................................  63
Amended and Restated Charter................................................   2
Anniversary Date............................................................ 132
Audit Committee.............................................................  31
Avalon......................................................................   1
Avalon Bay.................................................................. 112
Avalon Board................................................................   5
Avalon Employee Options.....................................................  82
Avalon Meeting..............................................................  27
Avalon Option Plans.........................................................  82
Avalon Option Price.........................................................  77
Avalon Preferred Stock......................................................  79
Avalon Record Date..........................................................  27
Avalon Right................................................................  81
Avalon Rights Agreement.....................................................  56
Avalon Series A Preferred Stock.............................................  79
Avalon Series B Preferred Stock.............................................  79
Avalon Stock................................................................  79
Avalon Stock Option.........................................................  77
Avalon Stock Option Agreement...............................................  77
Avalon Unsecured Facilities.................................................  97
base amount.................................................................  75
Bay.........................................................................   1
Bay Board...................................................................   4
Bay Communities.............................................................  92
Bay Meeting.................................................................  25
Bay Notes...................................................................  95
Bay Option..................................................................  77
Bay Option Price............................................................  77
Bay Record Date.............................................................  25
Bay Right...................................................................  81
Bay Rights Agreement........................................................  81
Bay Series A Preferred Stock................................................   1
Bay Series B Preferred Stock................................................  37
Bay Series C Preferred Stock................................................  68
Bay Series D Preferred Stock................................................  68
Bay Series E Preferred Stock................................................ 124
Bay Stock...................................................................  82
Bay Stock Option Agreement..................................................  77
cause.......................................................................  90
CFO Agreement...............................................................  43
Change-in-Control...........................................................  43
Change of Control...........................................................  46
C&L.........................................................................  26
Code........................................................................   7
Comparable Assets...........................................................  72
Compensation Committee......................................................  32

Covered Average Compensation............................................      75
credit enhancer.........................................................      20
Current Ownership Limit.................................................      88
Debt/Capitalization Ratio...............................................      72
Debt/Market Capitalization..............................................      71
Disinterested Administration Date.......................................     130
disqualifying disposition...............................................      51
Distribution Date.......................................................     129
Dividend Payout Ratio...................................................      71
EBITDA.................................................................. 12, 119
Effective Date..........................................................      81
Effective Time..........................................................       6
Employment Agreement....................................................      36
Equity Capitalization...................................................      71
Excess Common Stock.....................................................      88
Excess Stock............................................................      88
Exchange Act............................................................       9
Exchange Ratio..........................................................       1
Exercise Price..........................................................     128
Exercise Termination Event..............................................      78
Expected Synergies......................................................      70
FAM.....................................................................     110
FFO.....................................................................      10
Financial Forecasts.....................................................      70
Fund....................................................................     110
GAAP....................................................................      10
GHC.....................................................................      43
grandfathered person....................................................     129
Grantee.................................................................      77
Incentive Bonus Plan....................................................      36
Incentive Options.......................................................      47
Indemnified Parties.....................................................      84
Indemnified Party.......................................................      84
Initial Offering........................................................      92
Insiders................................................................      42
Interested Stockholder..................................................      24
Investment Company Act..................................................      23
IRA.....................................................................     106
IRS.....................................................................      17
Issuer..................................................................      77
LaSalle.................................................................      42
Lazard..................................................................       8
Lazard Comparable Companies.............................................      71
Lazard Opinion..........................................................      69
LIBOR...................................................................      38
Loan....................................................................      43
Loan Purchase Agreement.................................................      65
Look-Through Ownership Limit............................................      23
loss to lease...........................................................      92
Merger..................................................................       1
Merger Agreement........................................................       1
Merger Right............................................................     129
Meyer Severance Amount..................................................      36

MGCL........................................................................  79
MLAM........................................................................ 110
ML Group.................................................................... 110
Morgan Stanley..............................................................   7
Morgan Stanley Opinion......................................................  62
Named Executive Officers....................................................  33
NAREIT......................................................................  10
NAREIT Equity Index.........................................................  40
New Employment Agreements...................................................  74
New Ownership Limit.........................................................  23
NOI.........................................................................  68
NOI Cap Rate................................................................  72
Nominees....................................................................  29
Non-Qualified Options.......................................................  47
NYSE........................................................................   3
Option Price................................................................  77
Option Shares...............................................................  78
Options.....................................................................  77
PaineWebber.................................................................   8
PaineWebber Comparative Companies...........................................  67
PaineWebber Opinion.........................................................  65
PCX.........................................................................   3
PML.........................................................................  21
PPU.........................................................................  72
Preferred Holder............................................................ 125
Pre-Merger Dividends........................................................ 103
Prohibited Owner............................................................  88
Prohibited Transferee.......................................................  88
PSI......................................................................... 110
REIT........................................................................   4
Relief Act.................................................................. 104
Repurchase Event............................................................  78
Revised Expected Synergies..................................................  71
Right....................................................................... 128
SEC.........................................................................  15
Selected Transactions.......................................................  72
Share Acquisition Rights....................................................  83
Shareholder Agreement....................................................... 125
S&P.........................................................................  40
Stock Acquisition Date...................................................... 128
Stock Incentive Plan........................................................   1
Stock Option Agreements.....................................................  77
Subscription Right.......................................................... 129
Substitute Option...........................................................  79
Surviving Corporation.......................................................   1
Surviving Corporation Board.................................................   2
Surviving Corporation Series F Preferred Stock..............................  80
Surviving Corporation Series G Preferred Stock..............................  80
TCR.........................................................................  98
Total Profit................................................................  78
Treasury Shares.............................................................  81
Triggering Event............................................................  77
ULI.........................................................................  99
Unit........................................................................ 128
Unsecured Credit Facility...................................................  95
U.S. Stockholder............................................................ 104

                                                                         ANNEX A



--------------------------------------------------------------------------------





                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                         BAY APARTMENT COMMUNITIES, INC.

                                       and

                             AVALON PROPERTIES, INC.

                            Dated as of March 9, 1998





--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I         CERTAIN DEFINITIONS......................................    1

   Section 1.1.     Certain Definitions....................................    1


ARTICLE II        THE MERGER; EFFECTS OF THE MERGER........................    7

   Section 2.1.     The Merger.............................................    7
   Section 2.2.     Charter and By-Laws....................................    7
   Section 2.3.     Closing................................................    7
   Section 2.4.     Effectiveness and Effects of the Merger................    7
   Section 2.5.     Tax Consequences.......................................    8
   Section 2.6.     Accounting Treatment...................................    8
   Section 2.7.     Boards, Committees and Officers........................    8


ARTICLE III       MERGER CONSIDERATION; EXCHANGE PROCEDURES................    8

   Section 3.1.     Merger Consideration...................................    8
   Section 3.2.     Rights as Stockholders; Stock Transfers................    9
   Section 3.3.     Fractional Shares......................................    9
   Section 3.4.     Exchange Procedures....................................    9
   Section 3.5.     Anti-Dilution Provisions...............................   10
   Section 3.6.     Treasury Shares........................................   11
   Section 3.7.     Options................................................   11


ARTICLE IV        ACTIONS PENDING MERGER...................................   11

   Section 4.1.     Ordinary Course........................................   12
   Section 4.2.     Stock..................................................   12
   Section 4.3.     Dividends, Etc.........................................   12
   Section 4.4.     Compensation; Employment Agreements; Etc...............   13
   Section 4.5.     Benefit Plans..........................................   13
   Section 4.6.     Acquisitions, Dispositions and Capital Expenditures....   13
   Section 4.7.     Amendments.............................................   14
   Section 4.8.     Accounting Methods.....................................   14
   Section 4.9.     Adverse Actions........................................   14
   Section 4.10.    Agreements.............................................   14

                                                                            Page
                                                                            ----

ARTICLE V         REPRESENTATIONS AND WARRANTIES...........................   14

   Section 5.1.     Disclosure Schedules...................................   14
   Section 5.2.     Standard...............................................   15
   Section 5.3.     Representations and Warranties.........................   15


ARTICLE VI        COVENANTS................................................   25

   Section 6.1.     Best Efforts...........................................   25
   Section 6.2.     Stockholder Approvals..................................   25
   Section 6.3.     Registration Statement.................................   25
   Section 6.4.     Press Releases.........................................   26
   Section 6.5.     Access; Information....................................   27
   Section 6.6.     Acquisition Proposals..................................   27
   Section 6.7.     Affiliate Agreements...................................   28
   Section 6.8.     Takeover Laws..........................................   28
   Section 6.9.     No Rights Triggered....................................   28
   Section 6.10.    Shares Listed..........................................   28
   Section 6.11.    Filings; Consents......................................   28
   Section 6.12.    Indemnification; Directors' and Officers' Insurance....   29
   Section 6.13.    Compensation and Benefit Plans.........................   31
   Section 6.14.    Transfer and Gains Taxes...............................   31
   Section 6.15.    Headquarters...........................................   31
   Section 6.16.    Notification of Certain Matters........................   31
   Section 6.17.    Interim Transactions Committee.........................   32


ARTICLE VII       CONDITIONS TO CONSUMMATION OF THE MERGER.................   32

   Section 7.1.     Stockholder Vote.......................................   32
   Section 7.2.     Governmental Approvals.................................   32
   Section 7.3.     Third Party Consents...................................   32
   Section 7.4.     No Injunction, Etc.....................................   32
   Section 7.5.     Representations, Warranties and Covenants of Avalon....   32
   Section 7.6.     Representations, Warranties and Covenants of Bay.......   33
   Section 7.7.     Effective Registration Statement.......................   33
   Section 7.8.     Tax Opinion Relating to the Merger.....................   33
   Section 7.9.     Tax Opinion Relating to REIT Status....................   34
   Section 7.10.    NYSE Listing...........................................   34
   Section 7.11.    Rights Agreement.......................................   34
   Section 7.12.    REIT Income............................................   34

                                                                            Page
                                                                            ----

ARTICLE VIII      TERMINATION..............................................   34

   Section 8.1.     Termination............................................   34
   Section 8.2.     Effect of Termination and Abandonment..................   35
   Section 8.3.     Break-Up Expenses......................................   35


ARTICLE IX        MISCELLANEOUS............................................   36

   Section 9.1.     Survival...............................................   36
   Section 9.2.     Waiver; Amendment......................................   36
   Section 9.3.     Counterparts...........................................   36
   Section 9.4.     Governing Law..........................................   37
   Section 9.5.     Expenses...............................................   37
   Section 9.6.     Confidentiality........................................   37
   Section 9.7.     Notices................................................   37
   Section 9.8.     Understanding; No Third Party Beneficiaries............   38
   Section 9.9.     Headings; Interpretation...............................   38


EXHIBIT A    Board of Directors, Committees and Officers of the Surviving
             Corporation

EXHIBIT B    Form of Affiliate Letter Addressed to Bay

         AGREEMENT AND PLAN OF MERGER, dated as of March 9, 1998 (this "AGREEMENT"), by and between Bay Apartment Communities, Inc., a Maryland corporation ("BAY"), and Avalon Properties, Inc., a Maryland corporation ("AVALON").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Bay and Avalon have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business merger transaction provided for herein, in which Avalon will, subject to the terms and conditions set forth herein, merge (the "MERGER") with and into Bay so that Bay is the surviving corporation in the Merger;

         WHEREAS, in connection with the execution of this Agreement, Bay and Avalon are entering into a stock option agreement, with Bay as issuer and Avalon as grantee (the "BAY STOCK OPTION AGREEMENT");

         WHEREAS, in connection with the execution of this Agreement, Avalon and Bay are entering into a stock option agreement, with Avalon as issuer and Bay as grantee (the "AVALON STOCK OPTION AGREEMENT" and, together with Bay Stock Option Agreement, the "STOCK OPTION AGREEMENTS"); and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS
                               -------------------

         1.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

         "AFFILIATE" shall have the meaning set forth in Section 6.7(a).

         "AGREEMENT" shall have the meaning set forth in the preamble to this Agreement.

         "ARTICLES OF MERGER" shall have the meaning set forth in Section 2.4.

         "AVALON" shall have the meaning set forth in the preamble to this Agreement.

         "AVALON COMMON STOCK" shall have the meaning set forth in
Section 3.1(a).

         "AVALON COMPENSATION AND BENEFIT PLANS" shall mean the Compensation and Benefit Plans of Avalon.

         "AVALON MEETING" shall have the meaning set forth in Section 6.2.

         "AVALON PARTNERSHIP AGREEMENT" shall mean, collectively, the Agreement of Limited Partnership of Avalon Ballston II, L.P., dated as of January 13, 1997 and the Second Amended and Restated Agreement of Limited Partnership of Avalon DownREIT V, L.P., dated as of December 22, 1997.

         "AVALON PREFERRED STOCK" shall mean, collectively, Avalon Series A Preferred Stock and Avalon Series B Preferred Stock.

         "AVALON RIGHT" shall have the meaning set forth in Section 3.1(a).

         "AVALON RIGHTS AGREEMENT" shall have the meaning set forth in
Section 3.1(a).

         "AVALON SERIES A PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(b).

         "AVALON SERIES B PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(b).

         "AVALON STOCK" shall mean Avalon Common Stock and Avalon Preferred
Stock.

         "AVALON STOCK OPTION" shall have the meaning set forth in
Section 3.7(a).

         "AVALON STOCK OPTION AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

         "AVALON STOCK OPTION PLANS" shall have the meaning set forth in
Section 3.7(a).

         "BAY" shall have the meaning set forth in the preamble to this Agreement.

         "BAY COMMON STOCK" shall have the meaning set forth in Section 3.1(a).

         "BAY MEETING" shall have the meaning set forth in Section 6.2.

         "BAY PARTNERSHIP AGREEMENTS" shall mean, collectively, the Agreement of Limited Partnership of Bay Countrybrook, L.P., dated as of July 12, 1996 and Agreement of Limited Partnership of Bay Pacific Northwest, L.P., dated as of September 12, 1997.

         "BAY PREFERRED HOLDER" shall have the meaning set forth in
Section 5.3(u).

         "BAY PREFERRED STOCK" shall mean, collectively, the Bay Series A Preferred Stock, the Bay Series B Preferred Stock, the Bay Series C Preferred Stock and the Bay Series D Preferred Stock.

         "BAY RIGHT" shall have the meaning set forth in Section 3.1(a).

         "BAY RIGHTS AGREEMENT" shall have the meaning set forth in
Section 3.1(a).

         "BAY SERIES A PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(d).

         "BAY SERIES B PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(d).

         "BAY SERIES C PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(d).

         "BAY SERIES D PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(d).

         "BAY STOCK" shall mean Bay Common Stock and Bay Preferred Stock.

         "BAY STOCK OPTION AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

         "BREAK-UP EXPENSES" shall have the meaning set forth in Section 8.3.

         "BREAK-UP EXPENSES TAX OPINION" shall have the meaning set forth in
Section 8.3.

         "CLAIM" shall have the meaning set forth in Section 6.12(a).

         "CLOSING" shall have the meaning set forth in Section 2.3.

         "CLOSING DATE" shall have the meaning set forth in Section 2.3.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPENSATION AND BENEFIT PLANS" shall have the meaning set forth in
Section 5.3(l)(i).

         "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated as of March 7, 1998, between Bay and Avalon.

         "DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 5.1.

         "EFFECTIVE DATE" shall have the meaning set forth in Section 2.4.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 2.4.

         "ENCUMBRANCES" shall have the meaning set forth in Section 5.3(o)(ii).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall have the meaning set forth in
Section 5.3(l)(iv).

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "EXCHANGE AGENT" shall have the meaning set forth in Section 3.4(a).

         "EXCHANGE FUND" shall have the meaning set forth in Section 3.4(a).

         "EXCHANGE RATIO" shall have the meaning set forth in Section 3.1(a).

         "FINAL COMPANY DIVIDEND" shall have the meaning set forth in
Section 7.12.

         "GAAP" shall have the meaning set forth in Section 2.6.

         "GOVERNMENTAL ENTITY" shall mean any court, administrative agency, commission or other governmental authority or instrumentality, whether local, state, federal or foreign.

         "HAZARDOUS MATERIALS" shall have the meaning set forth in
Section 5.3(p).

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 6.12(a).

         "JOINT PROXY STATEMENT" shall have the meaning set forth in
Section 6.3(a).

         "LIENS" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "MATERIAL ADVERSE EFFECT" shall mean with respect to Bay or Avalon, respectively, any effect that (i) is material and adverse to the financial position, results of operations, assets or business of Bay and its Subsidiaries taken as a whole, or Avalon and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of Bay or Avalon, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles, (c) actions or omissions of Bay or Avalon taken with the prior written consent of Bay or Avalon, as applicable, in contemplation of the transactions contemplated hereby,
(d) circumstances affecting real estate investment trusts or real estate companies generally, and (e) the effects of the Merger and compliance by either party with the provisions of this Agreement on the financial position, results of operations, assets or business of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

         "MEETING" shall have the meaning set forth in Section 6.2.

         "MERGER" shall have the meaning set forth in the recitals to this Agreement and in Section 2.1.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.1.

         "MGCL" shall have the meaning set forth in Section 2.4.

         "MULTIEMPLOYER PLANS" shall have the meaning set forth in
Section 5.3(l)(iii).

         "NEW CERTIFICATES" shall have the meaning set forth in Section 3.4(a).

         "NYSE" shall mean The New York Stock Exchange, Inc.

         "OLD CERTIFICATES" shall have the meaning set forth in Section 3.4(a).

         "PAYOR" shall have the meaning set forth in Section 8.3.

         "PCX" shall mean the Pacific Exchange, Inc.

         "PENSION PLAN" shall have the meaning set forth in Section 5.3(l)(iii).

         "PERSON" or "PERSON" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

         "PLANS" shall have the meaning set forth in Section 5.3(l)(iii).

         "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

         "PROPERTIES" shall have the meaning set forth in Section 5.3(o)(i).

         "PROPERTY RESTRICTIONS" shall have the meaning set forth in Section 5.3(o)(ii).

         "QUALIFYING INCOME" shall have the meaning set forth in Section 8.3.

         "RECIPIENT" shall have the meaning set forth in Section 8.3.

         "REGISTRATION STATEMENT" shall have the meaning set forth in
Section 6.3(a).

         "REIT" shall mean a real estate investment trust within the meaning of
Section 856 of the Code.

         "REIT REQUIREMENTS" shall have the meaning set forth in Section 8.3.

         "RIGHTS" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of stock of such person.

         "SDAT" shall have the meaning set forth in Section 2.4.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC DOCUMENTS" shall have the meaning set forth in Section 5.3(g).

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         A "SIGNIFICANT SUBSIDIARY" of a person shall mean a Subsidiary, including its Subsidiaries, in which such person's total investment or proportionate share of total assets of such subsidiary exceeds 10% of the total assets of such person and its subsidiaries consolidated as of the end of the most recently completed fiscal year.

         "STOCK OPTION AGREEMENTS" shall have the meaning set forth in the recitals to this Agreement.

         A "SUBSIDIARY" of a person shall mean a person in which at least 10% of the voting power of the voting securities is held, directly or indirectly, by such person.

         "SURVIVING CORPORATION" shall have the meaning set forth in
Section 2.1.

         "SURVIVING CORPORATION SERIES F PREFERRED STOCK" shall have the meaning set forth in Section 3.1(b).

         "SURVIVING CORPORATION SERIES G PREFERRED STOCK" shall have the meaning set forth in Section 3.1(b).

         "TAKEOVER LAWS" shall have the meaning set forth in Section 5.3(n)(i).

         "TAX RETURNS" shall have the meaning set forth in Section 5.3(q).

         "TAXES" shall mean (i) all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

         "TRANSFER AND GAINS TAXES" shall have the meaning set forth in
Section 6.14.

         "TREASURY SHARES" shall have the meaning set forth in Section 3.1(a).

                                   ARTICLE II

                        THE MERGER; EFFECTS OF THE MERGER
                        ---------------------------------

         2.1. THE MERGER. At the Effective Time, Avalon shall merge with and into Bay (the "MERGER"), the separate corporate existence of Avalon shall cease and Bay shall survive and continue to exist as a Maryland corporation (Bay, as the surviving corporation in the Merger, being sometimes referred to herein as the "SURVIVING CORPORATION"). The parties hereto may by mutual agreement at any time change the method of effecting the combination between Bay and Avalon (including the provisions of this Article II) if and to the extent the parties deem such change to be desirable, including to provide for a merger of Avalon with an affiliate of Bay in a transaction in which Bay causes the assets of Avalon to be directed to such affiliate; provided, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Avalon Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (B) adversely affect the tax treatment of Avalon's stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

         2.2. CHARTER AND BY-LAWS. Unless the same already shall have been adopted, the Articles of Merger shall provide that, at the Effective Time, (i) the charter of the Surviving Corporation shall be the charter of Bay, as such charter may be amended as agreed to by Bay and Avalon and set forth in the Articles of Merger or any articles of amendment filed prior to the Effective Time and (ii) the corporate name of the Surviving Corporation shall be Avalon Bay Communities, Inc. The by-laws of the Surviving Corporation shall be the by-laws of Bay at the Effective Time, which by-laws shall be agreed upon by Bay and Avalon prior to the Effective Time.

         2.3. CLOSING. The closing of the Merger (the "CLOSING") will occur at 10:00 a.m., New York time, on the date to be specified by the parties, which (subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement) shall be no later than the third business day to occur after the last of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.7 and 7.10 shall have been satisfied or waived in accordance with the terms of this Agreement (the "CLOSING DATE"), at the offices of Goodwin, Procter & Hoar LLP, 599 Lexington Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties.

         2.4. EFFECTIVENESS AND EFFECTS OF THE MERGER. On the Closing Date, or at such time as may otherwise be agreed by the parties, Bay and Avalon shall execute and file with the State Department of Assessments and Taxation of Maryland (the "SDAT") articles of merger (the "ARTICLES OF MERGER"). The Merger shall become effective (the "EFFECTIVE TIME") when the Articles of Merger are accepted for record by the SDAT or such other time, if any, as Bay and Avalon shall specify in the Articles of Merger. The Merger shall have the effects prescribed in Section 3-114 of the Maryland General Corporation Law ("MGCL"). The date on which the Effective Time occurs is referred to as the "EFFECTIVE DATE."

         2.5. TAX CONSEQUENCES. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and that the Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

         2.6. ACCOUNTING TREATMENT. It is intended that the Merger be accounted for as a purchase under generally accepted accounting principles ("GAAP").

         2.7. BOARDS, COMMITTEES AND OFFICERS. At the Effective Time, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and certain officers of the Surviving Corporation (as indicated in Exhibit A) shall be as set forth on Exhibit A until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit A or until their respective successors are duly appointed or elected and qualified, as the case may be. If any officer listed on or appointed in accordance with Exhibit A ceases to be a full-time employee of Bay or Avalon prior to the Effective Time, or if any director, committee member or committee chairman listed or designated on Exhibit A is not serving as a director at the Effective Time, the Board of Directors of Bay or Avalon, as the case may be, after consultation with the other party, shall designate another person to serve in such person's stead in accordance with Exhibit A.


                                   ARTICLE III

                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

         MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

         (a) OUTSTANDING AVALON COMMON STOCK. Each share (excluding (i) shares held by Avalon or any of its Subsidiaries or by Bay or any of its Subsidiaries, other than in a fiduciary capacity ("TREASURY SHARES")) of the common stock, par value $.01 per share, of Avalon, including each attached right (a "AVALON RIGHT") issued pursuant to the Rights Agreement, dated as of March 9, 1998, as amended (the "AVALON RIGHTS AGREEMENT"), between Avalon and the Rights Agent named therein (the "AVALON COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive 0.7683 shares (subject to adjustment as set forth herein, the "EXCHANGE RATIO") of common stock, par value $.01 per share, of Bay (the "BAY COMMON STOCK"). One preferred share purchase right (a "BAY RIGHT") issued pursuant to the Rights Agreement, dated as of March 9, 1998, as amended (the "BAY RIGHTS AGREEMENT") shall be issued together with and shall attach to each share of Bay Common Stock issued pursuant to the Merger, unless the Bay Rights have been redeemed prior to the Effective Time.

         (b) OUTSTANDING AVALON PREFERRED STOCK. Each share of Avalon 9% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, liquidation preference $25 per share (the "AVALON SERIES A PREFERRED STOCK"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive one share of a newly created series of preferred stock of the Surviving Corporation (the "SURVIVING CORPORATION SERIES F PREFERRED STOCK") having terms (to be set forth in the charter of the Surviving Corporation) substantially identical to those of the Avalon Series A Preferred Stock. Each share of Avalon 8.96% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, liquidation preference $25 per share (the "AVALON SERIES B PREFERRED STOCK," collectively with the Avalon Series B Preferred Stock, the "AVALON PREFERRED STOCK"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive one share of a newly created series of preferred stock of the Surviving Corporation (the "SURVIVING CORPORATION SERIES G PREFERRED STOCK") having terms (to be set forth in the charter of the Surviving Corporation) substantially identical to those of the Avalon Series B Preferred Stock.

         (c) OUTSTANDING BAY COMMON STOCK. Each share of Bay Common Stock, including each attached Bay Right (unless redeemed prior to the Effective Time), issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

         (d) OUTSTANDING BAY PREFERRED STOCK. Each share of Bay Series A Preferred Stock (the "BAY SERIES A PREFERRED STOCK"), Bay Series B Preferred Stock (the "BAY SERIES B PREFERRED STOCK"), Bay 8.50% Series C Preferred Stock (the "BAY SERIES C PREFERRED STOCK"), and Bay 8.00% Series D Preferred Stock (the "BAY SERIES D PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

         3.2. RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Avalon Stock shall cease to be, and shall have no rights as, stockholders of Avalon, other than to receive any dividend or other distribution with respect to such Avalon Stock with a record date occurring prior to the Effective Time and to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Avalon of shares of Avalon Stock.

         3.3. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Bay Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Bay shall pay to each holder of Avalon Common Stock who would otherwise be entitled to a fractional share of Bay Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the average of the last sale prices of Bay Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

         3.4. EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Bay shall deposit, or shall cause to be deposited, with a bank or trust company selected by Bay and reasonably acceptable to Avalon (the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of Avalon Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of Bay Stock ("NEW CERTIFICATES") and an estimated amount of cash to be paid in lieu of fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this
Article III in exchange for outstanding shares of Avalon Stock.

         As promptly as practicable after the Effective Date, Bay shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of Avalon Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Bay shall cause the New Certificates into which shares of a stockholder's Avalon Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Avalon Stock (or indemnity reasonably satisfactory to Bay and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

         (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto or any affiliate thereof shall be liable to any former holder of Avalon Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) No dividends or other distributions with respect to Bay Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Avalon Stock converted in the Merger into shares of such Bay Stock until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Bay Stock represented by such Old Certificate.

         (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Avalon for twelve months after the Effective Time shall be paid to Bay. Any stockholders of Avalon who have not theretofore complied with this
Article III shall thereafter look only to Bay for payment of the shares of Bay Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Bay Stock deliverable in respect of each share of Avalon Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.5. ANTI-DILUTION PROVISIONS. In the event Bay or Avalon changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Bay Common Stock or Avalon Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Bay Common Stock or Avalon Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately and appropriately adjusted.

         3.6. TREASURY SHARES. Each of the shares of Avalon Stock constituting Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.7. OPTIONS. (a) At the Effective Time, all employee and director stock options to purchase shares of Avalon Common Stock (each, a "AVALON STOCK OPTION"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of Avalon Stock and shall be converted automatically into options to purchase shares of Bay Common Stock, and Bay shall assume each such Avalon Stock Option subject to the terms of any of the stock option plans listed under "Stock Plans" in Section 5.3(l)(i) of Avalon's Disclosure Schedule (collectively, the "AVALON STOCK OPTION PLANS"), and the agreements evidencing grants thereunder; PROVIDED, HOWEVER, that from and after the Effective Time,
(i) the number of shares of Bay Common Stock purchasable upon exercise of such Avalon Stock Option shall be equal to the number of shares of Avalon Common Stock that were purchasable under such Avalon Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding to the nearest whole share, and (ii) the per share exercise price under each such Avalon Stock Option shall be adjusted by dividing the per share exercise price of each such Avalon Stock Option by the Exchange Ratio, rounding to the nearest cent. The terms of each Avalon Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Bay Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Avalon Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

         (b) At or prior to the Effective Time, Bay shall reserve for issuance the number of shares of Bay Common Stock necessary to satisfy Bay's obligations under Section 3.7(a). At the Effective Time, Bay shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Bay Common Stock subject to options to acquire Bay Common Stock issued pursuant to Section 3.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.


                                   ARTICLE IV

                             ACTIONS PENDING MERGER
                             ----------------------

         From the date hereof until the Effective Time, except as set forth in the Disclosure Schedule or expressly contemplated by this Agreement, without the prior written consent of the

Interim Transactions Committee, (i) Bay will not, and will cause each of its Subsidiaries not to, and (ii) Avalon will not, and will cause each of its Subsidiaries not to:

         4.1. ORDINARY COURSE. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees, tenants, landlords and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Governmental Entities required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

         4.2. STOCK. Other than (i) pursuant to Rights or other stock options or stock-based awards Previously Disclosed in its Disclosure Schedule or as otherwise set forth in the Disclosure Schedule, (ii) upon conversion of shares of its preferred stock pursuant to the terms thereof, (iii) pursuant to the Bay Option Agreement (in the case of Bay) or the Avalon Option Agreement (in the case of Avalon), or (iv) pursuant to the Bay Rights Agreement (in the case of
Bay) or the Avalon Rights Agreement (in the case of Avalon), (w) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights or take any action related to such issuance or sale, (x) enter into any agreement with respect to the foregoing, (y) permit any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights, or (z) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding stock or any other such securities.

         4.3.  DIVIDENDS, ETC. (1) Make, declare or pay any dividend other than
(i) in the case of Bay, (A) regular quarterly cash dividends on Bay Stock in the ordinary course consistent with past practice (PROVIDED that it is understood and agreed that Bay will, on the date of announcement of the transactions contemplated hereby, also announce that Bay is increasing its regular quarterly dividend by an amount equal to $0.09 per share of Bay Stock in excess of Bay's current quarterly dividend, effective with respect to all dividends payable from and after the Effective Time, and PROVIDED, FURTHER, that should Bay so determine, Bay's current quarterly dividend may be so increased prior to the Effective Time) and (B) dividends from greater than 95%-owned Subsidiaries to Bay or another greater than 95%-owned Subsidiary of Bay, as applicable, and (ii) in the case of Avalon, (A) regular quarterly cash dividends on Avalon Stock in the ordi-nary course consistent with past practice and (B) dividends from greater than 95%-owned Subsidiaries to Avalon or another greater than 95%-owned Subsidiary of Avalon, as applicable) on or in respect of, or declare or make any distribution on any shares of its stock, or (2) other than (A) as Previously Disclosed in its Disclosure Schedule or (B) in the ordinary course pursuant to employee benefit plans, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, each of Bay and Avalon shall coordinate with the other the declaration of any dividends in respect of Bay Common Stock and Avalon Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Bay Common Stock or Avalon Common Stock shall not receive two dividends for any single calendar quarter with respect to their shares of Bay Common Stock and/or Avalon Common Stock and any shares of Bay Common Stock any such holder receives in exchange therefor in the Merger. In addition, notwithstanding the foregoing, Avalon shall be permitted to pay the Final Company Dividend, and if Avalon shall declare the Final Company Dividend, Bay shall be permitted to declare a dividend per share to holders of Bay Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share of Bay Common Stock equal to the quotient obtained by dividing
(x) the Final Company Dividend per share of Avalon Common Stock paid by Avalon by (y) the Exchange Ratio.

         4.4.  COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as set forth on
Section 6.13 of the Bay Disclosure Schedule or on Section 6.13 of the Avalon Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or (ii) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations listed on the Disclosure Schedule existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice or such changes that, either individually or in the aggregate, would not reasonably be expected to result in a material liability to it or its Subsidiaries.

         4.5. BENEFIT PLANS. Except as set forth on Section 6.13 of the Bay Disclosure Schedule or on Section 6.13 of the Avalon Disclosure Schedule, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to it or its Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

         4.6. ACQUISITIONS, DISPOSITIONS AND CAPITAL EXPENDITURES. Except as Previously Disclosed in its Disclosure Schedule, (i) dispose of or discontinue any portion of its assets, business or properties which is material to it and its Subsidiaries taken as a whole (other than sales of its or any of its Subsidiaries' "for sale" housing units and condominiums sold or developed for sale in the ordinary course of business), or acquire all or any portion of, the business or property of any other entity which is material to it and its Subsidiaries taken as a whole, (ii) make any acquisition, or take any other action, which would materially and adversely affect its ability to consummate the transactions contemplated by this Agreement or (iii) make or agree to make any development or capital expenditures, except (A) in accordance with capital expenditure budgets previously delivered to and agreed to by the other party, or (B) in connection with acquisition, development, pre-development, investigation and due diligence activities related to future development which future development has been previously discussed with and approved in writing by the other party.

         4.7. AMENDMENTS. Amend its charter or by-laws in a manner that would adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party or amend, redeem or waive any rights under the Bay Rights Agreement or the Avalon Rights Agreement, as the case may be.

         4.8. ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         4.9. ADVERSE ACTIONS. (1) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or render either party ineligible for REIT status or constitute a prohibited transaction under the REIT rules; or (2) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

         4.10. AGREEMENTS. Agree or commit to do anything prohibited by this
Article IV.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         DISCLOSURE SCHEDULES. On or prior to the date hereof, Bay has delivered to Avalon and Avalon has delivered to Bay a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; PROVIDED, HOWEVER, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 5.2, and (ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. To the extent applicable, every disclosure and statement made in either party's Disclosure Schedule under a particular section heading of such party's Disclosure Schedule shall be deemed a disclosure and statement under all other section headings of such party's Disclosure Schedule.

         5.2. STANDARD. No representation or warranty of Bay or Avalon contained in Section 5.3 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 5.3, has had or is reasonably expected to have a Material Adverse Effect; PROVIDED, HOWEVER, that the foregoing standard shall not apply to representations and warranties contained in subsections (b), (e), and (u) of Section 5.3, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

         5.3. REPRESENTATIONS AND WARRANTIES. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed in its Disclosure Schedule, Bay hereby represents and warrants to Avalon, to the extent applicable, and Avalon hereby represents and warrants to Bay, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

         (a) ORGANIZATION, STANDING AND AUTHORITY. Such party is a corporation duly organized, validly existing and in good standing under the laws of Maryland. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

         (b) CAPITALIZATION. (i) As of the date hereof, the authorized stock of Bay consists solely of 40,000,000 shares of Bay Common Stock, of which, as of the date hereof, 26,195,515 shares were outstanding, and 25,000,000 shares of preferred stock, of which, as of the date hereof, (A) 2,308,800 shares designated as Bay Series A Preferred Stock were outstanding, (B) 405,022 shares designated as Bay Series B Preferred Stock were outstanding, (C) 2,300,000 shares designated as Bay 8.50% Series C Preferred Stock were outstanding and (D) 3,267,700 shares designated as Bay 8.00% Series D Preferred Stock were outstanding. As of the date hereof, there are partnership units presently outstanding under the Bay Partnership Agreements which may be convertible, exchangeable or redeemable into cash, but which Bay may, in its sole discretion, exchange for an aggregate of 295,011 shares of Bay Common Stock (and which Bay may exchange for the same aggregate number of shares of Bay Common Stock immediately following the Effective Time). As of the date hereof, the authorized stock of Avalon consists solely of 80,000,000 shares of Avalon Common Stock, of which, as of March 5, 1998, 43,139,392.33 shares were outstanding, and 20,000,000 shares of preferred stock, of which, as of the date hereof, (A) 4,455,000 shares of

Avalon Series A Preferred Stock were outstanding and (B) 4,300,000 shares of Avalon Series B Preferred Stock were outstanding. As of the date hereof, there are partnership units presently outstanding under the Avalon Partnership Agreements which may be convertible, exchangeable or redeemable into cash, but which Avalon may, in its sole discretion, exchange for an aggregate of 605,188 shares of Avalon Common Stock (and which Bay may exchange for shares of Bay Common Stock immediately following the Effective Time). The outstanding shares of such party's stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of such party's stock authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its stock, and such party does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement, the Stock Option Agreements, Compensation and Benefit Plans, the Bay Rights Agreement and the Avalon Rights Agreement, as the case may be. Since September 30, 1997, neither Bay nor Avalon has issued any shares of its stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in its Disclosure Schedule.

               (ii) The number of shares of Bay Common Stock which are issuable and reserved for issuance upon exercise of any employee and director stock options to purchase shares of Bay Common Stock as of the date hereof is set forth in Bay's Disclosure Schedule, and the number of shares of Avalon Common Stock which are issuable and reserved for issuance upon exercise of Avalon Stock Options as of the date hereof is set forth in Avalon's Disclosure Schedule.

         (c) SUBSIDIARIES. (i) (A) Such party has Previously Disclosed in its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, at least 99% of the issued and outstanding shares of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or a Subsidiary of it) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the stock of any such Significant Subsidiaries (other than to it or a Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a Subsidiary of it), and (F) all of the shares of stock of each such Significant Subsidiary held by it or its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights and are owned by it or its Subsidiaries free and clear of any Liens.

               (ii) Other than interests in the Subsidiaries listed on its Disclosure Schedule, such party does not own (other than in a bona fide fiduciary capacity) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

               (iii) Each of such party's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organi-zation, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

         (d) CORPORATE POWER. Such party and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby.

         (e) CORPORATE AUTHORITY. This Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby, and subject in the case of this Agreement to approval by the holders of two-thirds of the shares of Bay Common Stock entitled to vote thereon and, if required, the requisite vote of the holders of Bay Preferred Stock (in the case of Bay) and by the holders of two-thirds of the shares of Avalon Common Stock entitled to vote thereon (in the case of Avalon), have been authorized by all necessary corporate action of such party, and each of this Agreement and the Stock Option Agreements is a legal, valid and binding agreement of such party, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity).

         (f) NO DEFAULTS. Subject to the receipt of regulatory approvals referred to in Section 7.2, if any, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby by such party do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of it or of any of its Significant Subsidiaries or to which it or any of its Significant Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles of incorporation or by-laws, or (iii) except as disclosed on Section 5.3(f) of its Disclosure Schedule, require the consent or approval of any third party or Governmental Entity under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

         (g) FINANCIAL REPORTS AND SEC DOCUMENTS. It or its predecessor has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all other reports, registration statements, definitive proxy statements or information statements required to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, its "SEC DOCUMENTS"), with the SEC, and all its SEC Documents filed with the SEC, in the form filed or to be filed, (i)
 complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as set forth in its SEC Documents, neither it nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

         (h) LITIGATION; REGULATORY ACTION. (i) Other than personal injury and other routine tort litigation arising from the ordinary course of its operations
(x) which are covered by adequate insurance or (y) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, no litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened.

               (ii) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with any Governmental Entity.

               (iii) Neither it nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding or similar arrangement.

         (i)   COMPLIANCE WITH LAWS. It and each of its Subsidiaries:

               (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to conduct their businesses substantially as presently conducted;

all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1994, no notification or communication from any Governmental Entity (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization or (C) failing to approve any proposed acquisition, development or construction or stating its intention not to approve acquisitions, developments or constructions proposed to be effected by it within a certain time period or indefinitely.

         (j) CONTRACTUAL DEFAULTS. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (k) NO BROKERS. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Bay, fees to be paid to Morgan Stanley & Co. Incorporated and, in the case of Avalon, fees to be paid to PaineWebber Incorporated and Lazard Freres & Co. LLC, in each case pursuant to letter agreements copies of which have been heretofore delivered to the other party.

         (l) EMPLOYEE BENEFIT PLANS. (i) Such party's Disclosure Schedule contains a complete list of all material written bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "COMPENSATION AND BENEFIT PLANS").

               (ii) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to the other party.

               (iii) Each of its Compensation and Benefit Plans has been administered in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("MULTIEMPLOYER PLANS"), covering employees or former employees of it and its Subsidiaries (its "PLANS"), to the extent subject to ERISA, are in material compliance with ERISA, the Code and other applicable laws. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

               (iv) No liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). Neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor has it or any of its Subsidiaries contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months or will be required to be filed as a result of the transactions contemplated hereby.

               (v) All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made or have been accrued on the balance sheets contained in its SEC Documents. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (vi) Under each Pension Plan of it or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

               (vii) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) benefits in the nature of severance pay or (v) benefits the full cost of which are borne by the former employee or such employee's beneficiary.

               (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         (m) LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it nor any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

         (n) TAKEOVER LAWS; RIGHTS PLANS. (i) It has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other takeover defense laws and regulations (collectively, "TAKEOVER LAWS") of the State of Maryland, including Sections 3-601 to 3-603 of the MGCL. It has taken all action required to waive any excess share or similar ownership limitations in its charter with regard to the other party for the transactions contemplated by this Agreement and the Stock Option Agreement.

               (ii) In the case of Bay, it has taken all action necessary or appropriate so that the entering into of this Agreement and the Stock Option Agreements, and the consummation of the transactions contemplated hereby (including the Merger) and thereby, do not and will not result in the ability of any person to exercise any Bay Rights under the Bay Rights Agreement or enable or require Bay Rights to separate from the shares of Bay Common Stock to which they are attached or to be triggered or become exercisable.

               (iii) In the case of Bay, there is no "Acquiring Person", and no "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Bay Rights Agreement) has occurred.

               (iv) In the case of Avalon, it has taken all action necessary or appropriate (x) so that the entering into of this Agreement and the Stock Option Agreements, and the consummation of the transactions contemplated hereby (including the Merger) and thereby, do not and will not result in the ability of any person to exercise any Avalon Rights under the Avalon Rights Agreement or enable or require Avalon Rights to separate from the shares of Avalon Common Stock to which they are attached or to be triggered or become exercisable and
(y) to ensure that the Avalon Rights will expire at the Effective Time.

               (v) In the case of Avalon, there is no "Acquiring Person", and no "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Avalon Rights Agreement) has occurred.

         (o) PROPERTIES. (i) It or one of its Subsidiaries owns fee simple title or a leasehold estate in each of the real properties listed in its SEC Documents or has such other title or interest in such listed real properties as is described in its SEC Documents (all such listed properties, collectively, its "PROPERTIES").

               (ii) Its Properties are not subject to any Liens, security interests or other encumbrances on title (collectively, "ENCUMBRANCES") and are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "PROPERTY RESTRICTIONS"), except for Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys which would not have a Material Adverse Effect. None of its Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of any financing thereon, except for due-on-sale and due-on-encumbrance clauses contained in mortgages, deeds of trust or other financing documents, copies of which have been delivered to the other party and except for restrictions which may be contained in documentation relating to tax-exempt bonds.

               (iii) Valid policies of title insurance have been issued insuring its or its applicable Subsidiary's fee simple title or leasehold estate, as the case may be, to its Properties in amounts which are at least equal to the purchase price thereof paid by it or its applicable Subsidiary therefor.

               (iv) To the best of its knowledge, (A) there is no necessary certificate, permit or license from any governmental authority having jurisdiction over any of its Properties or agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of its Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of its Properties which has not been obtained or is not in full force and effect, and there is no pending threat of modification or cancellation of any of the same, (B) there is no written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of its Properties issued by any governmental authorities and (C) there are no structural defects relating to its Properties, the building systems in each of its Properties is in working order and there is no physical damage to any Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration.

               (v) Neither it nor any of its Subsidiaries has received any written or published notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of its Properties or
(B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of its Properties or by the continued maintenance, operation or use of the parking areas associated with any of its Properties.

               (vi) All work to be performed, payments to be made and actions to be taken by it or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any of its Properties, has been performed, paid or taken, as the case may be, and to the best of its knowledge, there is not any planned or proposed work, payment or action that may be required after the date hereof pursuant to any such agreement.

               (vii) All properties currently under development or construction by it or its Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by it and its Subsidiaries are listed as such on its Disclosure Schedule. All executory agreements entered into by it or any of its Subsidiaries relating to the development or construction of multifamily residential or other real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services, or construction agreements for material or labor) are listed on its Disclosure Schedule. Copies of such agreements, all of which have previously been delivered or made available to the other party, are listed on its Disclosure Schedule and are true and correct.

         (p) ENVIRONMENTAL MATTERS. (A) Neither it nor any of its Subsidiaries or, to the best of its knowledge, any other person has caused or permitted the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "HAZARDOUS MATERIALS") on or under any of its Properties and (B) no unlawful spills, releases, discharges or disposals of Hazardous Materials have occurred or are presently occurring on, under or from its Properties as a result of any construction on or operation and use of such Properties. In connection with the construction on or operation and use of its Properties, it and its Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

         (q) TAXES. Each of it and its Subsidiaries (A) has filed (or there has been filed on its behalf) all material returns, declarations, reports estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax laws ("TAX RETURNS"), and all such Tax Returns are accurate and complete in all material respects, and (B) has paid (or payment has been made on its behalf) all Taxes shown on such Tax Returns as required to be paid by it. The most recent audited financial statements contained in its SEC Documents reflect an adequate reserve for all material Taxes payable by it and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since September 30, 1997, it has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and neither it nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon it. To the best of its knowledge, no deficiencies for any Taxes have been proposed, asserted or assessed against it or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. It (A) has been organized in conformity with the requirements for qualification as a REIT, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the current period through the Closing Date and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to or revocation of its status as a REIT, and to the best of its knowledge, no such challenge or revocation is pending or threatened. Each of its Subsidiaries which is a partnership, joint venture or limited liability company (i) has been treated since such Subsidiary's formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of such Subsidiary's formation or the acquisition by Bay (in the case of Bay's Subsidiaries) or Avalon (in the case of Avalon's Subsidiaries) of a direct or indirect interest therein, owned any assets (including securities) that would cause such party to violate Section 856(c)(5) of the Code. Each of its Subsidiaries which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Neither it nor any of its Subsidiaries holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of a notice under Internal Revenue Service Notice 88-19 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

         (r) INVESTMENT COMPANY ACT OF 1940. Neither it nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

         (s) HSR ACT. For purposes of determining whether compliance with the HSR Act is required, it confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its stockholders.

         (t) TAX-EXEMPT FINANCING. Since October 31, 1997, no tax-exempt bonds have been issued or reissued of which it is a beneficiary.

         (u) CONVERSION OF BAY PREFERRED STOCK. In the case of Bay, Bay has entered into agreements (true, correct and complete copies of which have previously been provided to Avalon), which are binding and enforceable and in full force and effect, with the sole holder of the shares of Bay Series A Preferred Stock and Bay Series B Preferred Stock (the "BAY PREFERRED HOLDER") to the effect that, (i) two business days after the record date for the Bay Meeting, shares of Bay Series A Preferred Stock and Bay Series B Preferred Stock shall be converted into a number of common shares of Bay Common Stock equaling 4.9% of the total issued and outstanding shares of Bay Common Stock as of the date thereof, and (ii) the Bay Preferred Holder agrees to approve and agree to certain modifications to the terms of such Bay Series A Preferred Stock, all as more fully set forth in such agreements.

         (v) NO MATERIAL ADVERSE EFFECT. Since September 30, 1997, except as disclosed in its SEC Documents filed with the SEC on or before the date hereof,
(i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.


                                   ARTICLE VI

                                    COVENANTS

         Bay hereby covenants to and agrees with Avalon, and Avalon hereby covenants to and agrees with Bay, that:

         6.1. BEST EFFORTS. Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Bay or Avalon or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.

         6.2. STOCKHOLDER APPROVALS. Each of them shall take, in accordance with applicable law, applicable stock exchange rules and its articles of incorporation and by-laws, all action necessary to convene, respectively, an appropriate meeting of stockholders of Bay to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by Bay stockholders for consummation of the Merger (including any adjournment or postponement, the "BAY MEETING"), and an appropriate meeting of stockholders of Avalon to consider and vote upon the approval of this Agreement and any other matters required to be approved by Avalon's stockholders for consummation of the Merger (including any adjournment or postponement, the "AVALON MEETING"; and each of the Bay Meeting and the Avalon Meeting, a "MEETING"), as promptly as practicable after the date hereof. Subject to their respective duties under Maryland law, the Board of Directors of each of Bay and Avalon shall recommend such approval, and each of Bay and Avalon shall take all reasonable lawful action to solicit such approval by its stockholders.

         6.3. REGISTRATION STATEMENT. (a) Bay and Avalon agree to cooperate in the preparation of a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by Bay with the SEC in connection with the issuance of Bay Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Bay and Avalon constituting a part thereof (the "JOINT PROXY STATEMENT") and all related documents). Bay and Avalon agree to file a draft of the Joint Proxy Statement with the SEC as promptly as practicable, but in no event later than 45 days after the date hereof. Each of Bay and Avalon agrees to use all reasonable efforts to cause the Registration Statement to be filed and declared effective under the Securities Act as promptly as reasonably practicable after the SEC has cleared the Joint Proxy Statement. Bay also agrees to use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Avalon agrees to promptly furnish to Bay all information concerning Avalon, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Bay and Avalon agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the transactions contemplated hereby. Each of Bay and Avalon agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Bay Meeting and the Avalon Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of Bay and Avalon further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Joint Proxy Statement.

         (c) In the case of Bay, Bay will advise Avalon, promptly after Bay receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Bay Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.4. PRESS RELEASES. It will consult with the other party before issuing any press release with respect to the transactions contemplated by this Agreement and will not, without the prior approval of the other party hereto, issue any press release or written statement for general circulation relating to the transaction contemplated hereby, except as otherwise required by applicable law or regulation or the rules of the NYSE or PCX.

         6.5. ACCESS; INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause its Subsidiaries to, afford the other party and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that Bay or Avalon, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Bay nor Avalon nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

         (b)   It will not use any information obtained pursuant to this
Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the Receiving Party, as defined therein). No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         6.6. ACQUISITION PROPOSALS. From the date hereof until the earlier of the Effective Date or the termination of this Agreement, without the prior written consent of the other party hereto, it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, it or any of its Significant Subsidiaries; PROVIDED, HOWEVER, that it may, and may authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential information and may participate in such discussions and negotiations if its Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions could cause the members of such Board of Directors to breach their duties under applicable laws. It shall advise the other party of its receipt of any such proposal or inquiry, of the substance thereof, and of the identity of the person making such proposal or inquiry within 24 hours of the receipt thereof.

         6.7. AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, each of Bay and Avalon shall deliver to the other, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "AFFILIATE") as that term is used in SEC Accounting Series Releases 130 and 135 and, in the case of Avalon only, in Rule 145 under the Securities Act.

         (b) Avalon shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of Bay or Avalon, as the case may be, to execute and deliver to Avalon on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as Exhibit B.

         6.8. TAKEOVER LAWS. Neither party shall take any action that would cause the transactions contemplated by this Agreement and the Stock Option Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Stock Option Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement, the Stock Option Agreements or the transactions contemplated hereby or thereby.

         6.9. NO RIGHTS TRIGGERED. Each of Bay and Avalon shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under its charter or by-laws, (ii) under any material agreement to which it or any of its Subsidiaries is a party, or (iii) to exercise or receive certificates for Bay Rights or Avalon Rights, or acquire any property in respect of Bay Rights or Avalon Rights, under the Bay Rights Agreement or the Avalon Rights Agreement, as the case may be.

         6.10. SHARES LISTED. In the case of Bay, Bay shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE and PCX, upon official notice of issuance, the shares of Bay Common Stock to be issued to the holders of Avalon Common Stock in the Merger.

         6.11. FILINGS; CONSENTS. Each of Bay and Avalon shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         6.12. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of Avalon or any of its Subsidiaries or of Bay or any of its Subsidiaries is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Stock Option Agreements, or any of the transactions contemplated hereby or thereby or any actions taken by any such person in connection herewith or therewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Bay shall indemnify and hold harmless, as and to the fullest extent permitted by Maryland law, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Avalon or any of its Subsidiaries (the "INDEMNIFIED PARTIES") against any losses, claims, damages, liabilities, costs, expenses (including advancing reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time and including any such threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Avalon, any of Avalon's Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, or (ii) this Agreement, the Stock Option Agreements, or any of the transactions contemplated hereby or thereby and all actions taken by an Indemnified Party in connection herewith or therewith), and the Indemnified Parties may retain counsel after consultation with Bay; PROVIDED, HOWEVER, that (1) Bay shall have the right to assume the defense thereof and upon such assumption Bay shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Bay elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Bay and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Bay shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,
(2) Bay shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Bay shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Bay shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Bay thereof, PROVIDED that the failure to so notify shall not affect the obligations of Bay under this Section 6.12 except (and only) to the extent such failure to notify materially prejudices Bay. Bay's obligations under this Section 6.12 shall continue in full force and effect for a period of six (6) years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim (a "CLAIM") asserted or made within such period shall continue until the final disposition of such Claim.

         (b) Without limiting any of the obligations under paragraph (a) of this Section 6.12, Bay agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Avalon's charter or by-laws or in the similar governing documents of any of Avalon's Subsidiaries as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; PROVIDED FURTHER, HOWEVER, that nothing contained in this Section 6.12(b) shall be deemed to preclude the liquidation, consolidation or merger of Avalon or any Avalon Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Bay. Nothing contained in this Section 6.12(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Avalon's Amended and Restated Articles of Incorporation or the similar governing documents of any of Avalon's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

         (c) Bay shall use its best efforts to cause the persons serving as officers and directors of Avalon immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Avalon (PROVIDED that Bay may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Avalon than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

         (d) In the event Bay or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Bay shall assume the obligations set forth in this Section 6.12.

         (e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         6.13. COMPENSATION AND BENEFIT PLANS. (a) It is the intention of the parties that the Surviving Corporation shall formulate Compensation and Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect to employees of both Bay and Avalon that provide benefits for services after the Effective Time on a basis that does not discriminate between such employees. Employees of Avalon and its Subsidiaries immediately prior to the Effective Time who become employees of the Surviving Corporation or one of its Subsidiaries immediately after the Effective Time shall be given credit for purposes of eligibility and vesting of employee benefits and benefit accrual for service with Avalon and its affiliates, and predecessors of Avalon and its affiliates, prior to the Effective Time under each benefit plan of the Surviving Corporation and its Subsidiaries to the extent such service had been credited under employee benefit plans of Avalon or its Subsidiaries, PROVIDED that no such crediting of service results in duplication of benefits.

         (b) In the case of Avalon Compensation and Benefit Plans under which the employees' interests are based upon Avalon Common Stock, such interests shall be based upon Bay Common Stock in accordance with Section 3.7 with respect to Avalon Stock Options and otherwise in accordance with the terms of the Avalon Compensation and Benefit Plans and in an equitable manner.

         6.14. TRANSFER AND GAINS TAXES. Bay and Avalon shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Transactions (together with any related interests, penalties or additions to tax, "TRANSFER AND GAINS TAXES"). From and after the Effective Time, the Surviving Company shall pay, without deduction or withholding from any amounts payable to the holders of Bay Common Stock (including former holders of Avalon Common Stock), all Transfer and Gains Taxes (other than any such taxes that are solely the liability of the holders of Bay Common Stock under applicable state law).

         6.15. HEADQUARTERS. The Surviving Corporation's executive headquarters shall be located in the Alexandria, Virginia area, or in such other location where the Chief Executive Officer shall be based, and the Surviving Corporation shall have super-regional offices in the San Jose, California area, where the President and Chief Operating Officer shall be based, and in the Wilton, Connecticut area.

         6.16. NOTIFICATION OF CERTAIN MATTERS. Each of Bay and Avalon shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) notwithstanding the standards set forth in
Section 5.2, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.17. INTERIM TRANSACTIONS COMMITTEE. Bay and Avalon shall establish an interim transactions committee (the "INTERIM TRANSACTIONS COMMITTEE") consisting of the individuals listed on Exhibit A. Subject to any approvals that may be required by law or otherwise on the part of Bay or Avalon, the Interim Transactions Committee shall approve acquisition, budget and capital improvement activities (including activities otherwise prohibited by Article IV of this Agreement) of each of Bay and Avalon between the date hereof and the Effective Time.


                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

         7.1. STOCKHOLDER VOTE. Approval of this Agreement and the transactions contemplated hereby by the requisite votes of the respective stockholders of Bay and of Avalon.

         7.2. GOVERNMENTAL APPROVALS. All approvals of Governmental Entities (except any approvals or consents relating to tax-exempt bonds) required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof (including the waiting period under the HSR Act, if applicable) shall have expired.

         7.3. THIRD PARTY CONSENTS. All necessary consents or approvals of all persons (other than Governmental Entities, except as related to tax-exempt bonds) required for the consummation of the Merger (including those listed on
Section 5.3(f) of each party's respective Disclosure Schedule) shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bay or Avalon, as the case may be.

         7.4. NO INJUNCTION, ETC. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; PROVIDED, HOWEVER, that each of Bay and Avalon shall have used its reasonable best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered.

         7.5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF AVALON. In the case of Bay's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of Avalon shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of Avalon to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Bay shall have received a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of Avalon, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.5.

         7.6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BAY. In the case of Avalon's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of Bay shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of Bay to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Avalon shall have received a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of Bay, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this
Section 7.6.

         7.7. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

         7.8. TAX OPINION RELATING TO THE MERGER. Bay and Avalon shall have received an opinion from Goodwin, Procter & Hoar LLP, in the case of Bay, and Wachtell, Lipton, Rosen & Katz, in the case of Avalon, dated in each case as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and that accordingly:

                   (i) No gain or loss will be recognized by Bay or Avalon as a result of the Merger;

                   (ii) No gain or loss will be recognized by the stockholders of Avalon who exchange all of their Avalon Common Stock solely for Bay Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Bay Common Stock); and

                   (iii) The aggregate tax basis of the Bay Common Stock received by stockholders who exchange all of their Avalon Common Stock solely for Bay Common Stock in the Merger will be the same as the aggregate tax basis of Avalon Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Bay, Avalon and others, reasonably satisfactory in form and substance to such counsel.

         7.9. TAX OPINION RELATING TO REIT STATUS. Bay and Avalon shall have received an opinion from Goodwin, Procter & Hoar LLP, dated as of the Closing Date, substantially to the effect that the Surviving Corporation will continue to qualify as a REIT for federal income tax purposes immediately after the Effective Time. In rendering such opinion, Goodwin, Procter & Hoar LLP may require and rely upon customary assumptions, representations and covenants including those contained in certificates of officers of Bay, Avalon and others, reasonably satisfactory in form and substance to such counsel.

         7.10. NYSE LISTING. The shares of Bay Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

         7.11. RIGHTS AGREEMENTS. In the case of Bay's obligation to consummate the Merger, there shall exist no "Share Acquisition Date", "Distribution Date" or "Triggering Event" (as each of such terms is defined in the Avalon Rights Agreement) under the Avalon Rights Agreement. In the case of Avalon's obligation to consummate the Merger, there shall exist no "Stock Acquisition Date", "Distribution Date" or "Triggering Event" (as each of such terms is defined in the Bay Rights Agreement) under the Bay Rights Agreement.

         7.12. REIT INCOME. In the case of Bay's obligation to consummate the Merger, prior to the Effective Date, to the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Avalon ending at the Effective Time (and avoid the payment of tax with respect to undistributed income), Avalon shall declare a dividend (the "FINAL COMPANY DIVIDEND") to holders of Avalon Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount equal to the minimum dividend sufficient to permit Avalon to satisfy such requirements. If Avalon determines it necessary to declare the Final Company Dividend, it shall notify Bay at least 15 days prior to the Effective Date.

         It is specifically provided, however, that a failure to satisfy the conditions set forth in Sections 7.5 or 7.12 shall only constitute a condition if asserted by Bay, and a failure to satisfy the condition set forth in Section
7.6 shall only constitute a condition if asserted by Avalon.


                                  ARTICLE VIII

                                   TERMINATION

         8.1. TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

         (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Bay and Avalon in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) BREACH. At any time prior to the Effective Time, by Bay or Avalon (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or
(ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

         (c) DELAY. At any time prior to the Effective Time, by Bay or Avalon, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by November 30, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

         (d) NO APPROVAL. By Bay or Avalon, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) any stockholder approval required by Section 7.1 herein is not obtained at the Bay Meeting or the Avalon Meeting.

         (e) RECOMMENDATION ALTERED. By either the Board of Directors of Bay or the Board of Directors of Avalon, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby.

         8.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.3,
(ii) as set forth in Section 9.1, and (iii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

         8.3. BREAK-UP EXPENSES. In addition to any other fees and expenses payable under this Agreement, in the event of termination of this Agreement under Section 8.1(b) or Section 8.1(e) above, or in the event that either party terminates this Agreement pursuant to clause (ii) of Section 8.1(d) due to the failure to obtain the approval of stockholders of the other party, such terminating party ("RECIPIENT") shall be entitled to receive from the other party ("PAYOR") Break-Up Expenses at the time of such termination or at such other time or times as provided for in this Section 8.3. "BREAK-UP EXPENSES" shall be an amount equal to $10,000,000. Upon termination necessitating the payment of Break-Up Ex-penses, Payor shall immediately deposit into escrow with an escrow agent selected by Recipient an amount in cash equal to the Break-Up Expenses. The escrow agent shall pay to Recipient an amount equal to the lesser of (i) the Break-Up Expenses and (ii) the maximum amount that can be paid to Recipient without causing Recipient, to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("QUALIFYING INCOME"), as determined by the independent accountants of Recipient. In the event that all or any portion of the Break-Up Expenses remains in escrow after payment of the amount, if any, required by the preceding sentence, the escrow agreement shall provide that the Recipient shall not be entitled to the remainder of the Break-Up Expenses and no amount thereof shall be released to Recipient unless and until the escrow agent receives any one or combination of the following: (i) a letter from Recipient's outside counsel ("BREAK-UP EXPENSES TAX OPINION") indicating that it has received a ruling from the IRS the effect of which holds that Recipient's receipt of the Break-Up Expenses would not jeopardize its status as a REIT ("REIT REQUIREMENTS"), and that receipt by Recipient of the remaining balance of the Break-Up Expenses following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto (in which case the escrow agent shall release the remainder of the Break-Up Expenses in escrow to Recipient) or (ii) a letter (or a series of letters) from the independent accountants of Recipient, each indicating any additional amounts that Recipient can be entitled to and can be paid at that time without causing it to fail to meet the REIT Requirements (in which case the escrow agent shall release such additional amounts from escrow to Recipient). The obligation of Payor to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date hereof, and any unpaid portion of the Break-Up Expenses remaining in escrow three years from the date hereof shall be released to Payor and the escrow shall terminate at that time.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1. SURVIVAL. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; PROVIDED, HOWEVER, that if the Effective Time occurs, the agreements of the parties in Sections 3.4, 3.7, 6.12, 6.13, 6.14, 6.15, 9.1, 9.4
and 9.8 shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.5(b), 8.2, 8.3, 9.1, 9.2, 9.4, 9.5, 9.6, 9.7 and 9.8 shall survive such termination.

         9.2. WAIVER; AMENDMENT. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement.

         9.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.4. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to the conflict of law principles thereof.

         9.5. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees, HSR filing fees, if any, and NYSE and PCX listing fees shall be shared equally between Bay and Avalon.

         9.6. CONFIDENTIALITY. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance, and subject to the limitations of, the Confidentiality Agreement.

         9.7. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

         If to Bay, to:

         Bay Apartment Communities, Inc.
         4340 Stevens Creek Boulevard, #275
         San Jose, California 95129
         Attention:  Gilbert M. Meyer, Chairman and President
         Telecopier: (408) 984-7060

         With copies to:

         Goodwin, Procter & Hoar LLP
         Exchange Place
         Boston, Massachusetts 02109
         Attention:  Gilbert G. Menna, P.C.
                     David W. Watson, P.C.
         Telecopier: (617) 523-1231

         If to Avalon, to:

         Avalon Properties, Inc.
         2900 Eisenhower Avenue, 3rd Floor
         Alexandria, Virginia 22314
         Attention:  Richard L. Michaux, Chairman and Chief Executive Officer
         Telecopier: (703) 329-4830

         With copies to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Attention:  Adam O. Emmerich, Esq.
                     Robin Panovka, Esq.
         Telecopier: (212) 403-2000

         9.8. UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. Except for the Confidentiality Agreement, which shall remain in effect, and the Stock Option Agreements, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.9. HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                              BAY APARTMENT COMMUNITIES, INC.



                                              By: /s/ Gilbert M. Meyer
                                                  -----------------------------
                                                  Name: Gilbert M. Meyer
                                                  Title: President



                                              AVALON PROPERTIES, INC.



                                              By: /s/ Richard L. Michaux
                                                  ------------------------------
                                                  Name: Richard L. Michaux
                                                  Title: Chief Executive Officer

                                                                         ANNEX B


                                  ARTICLES OF

                           AMENDMENT AND RESTATEMENT

                                      OF

                           ARTICLES OF INCORPORATION

                                      OF

                        BAY APARTMENT COMMUNITIES, INC.



                             Dated: June ___, 1998

                                  ARTICLES OF
                           AMENDMENT AND RESTATEMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                        BAY APARTMENT COMMUNITIES, INC.


                                   ARTICLE I

                                   PREAMBLE
                                   --------

     Bay Apartment Communities, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies as follows:

     1.1 The name of the Corporation is Bay Apartment Communities, Inc. The date of the filing of its Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland (the "Department") was March 13, 1995 (as thereafter amended from time to time prior to the date hereof, the "Original Charter").

     1.2 The total number of shares of stock which the Corporation has authority to issue (the "Stock") prior to the date of this Amendment and Restatement is eighty-five million (85,000,000) shares, consisting of (i) twenty-five million (25,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"); (ii) forty million (40,000,000) shares of common stock, par value $.01 per share ("Common Stock"); and (iii) twenty million (20,000,000) shares of excess common stock, par value $.01 per share. The aggregate par value of all of the shares of all classes of Stock prior to the date of this Amendment and Restatement is $850,000.

     1.3 The total number of shares of Stock which the Corporation has authority to issue immediately following this Amendment and Restatement is three hundred and seventy million (370,000,000) shares, initially consisting of (i) fifty million (50,000,000) shares of Preferred Stock; (ii) three hundred million (300,000,000) shares of Common Stock; and (iii) twenty million (20,000,000) shares of excess stock, par value $.01 per share ("Excess Stock"). The aggregate par value of all the shares of all classes of Stock immediately following this Amendment and Restatement is $3,700,000.

     1.4 These Articles of Amendment and Restatement of Articles of Incorporation (the "Articles"), which amend, restate and integrate the provisions of the Original Charter were deemed advisable and approved by a majority of the Board of Directors of the Corporation and were approved by the stockholders of the Corporation in accordance with the Maryland General Corporation Law (the "MGCL").

     1.5 The Corporation desires to amend and restate the Original Charter as currently in effect, and upon acceptance for record by the Department the provisions set forth in these Articles shall be all of the provisions of the charter of the Corporation.

                                  ARTICLE II

                                     NAME
                                     ----

     The name of the Corporation is:

                         "Avalon Bay Communities, Inc."


                                  ARTICLE III

                                   PURPOSES
                                   --------

     Purpose and Powers.  The purposes for which the Corporation is formed are
     ------------------
to engage in business as a real estate investment trust (a "REIT") (as that phrase is defined under Section 856 of the Internal Revenue Code of 1986, as amended (the "Code")) and to engage in any other lawful act or activity for which corporations may be organized under the Maryland General Corporation Law. The foregoing purposes shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of these Articles, as amended from time to time, and each shall be regarded as independent. The foregoing purposes are also to be construed as powers of the Corporation, and shall be in addition to and not in limitation of the general powers of corporations under the laws of the State of Maryland.


                                  ARTICLE IV

                           PRINCIPAL OFFICE ADDRESS
                           ------------------------

     The address of the principal office of the Corporation in Maryland is c/o The Corporation Trust, Inc., 300 East Lombard Street, Suite 1400, Baltimore, Maryland 21202.


                                   ARTICLE V

                              THE RESIDENT AGENT
                              ------------------

     The resident agent of the Corporation in Maryland is The Corporation Trust, Inc., whose address is 300 East Lombard Street, Suite 1400, Baltimore,
Maryland 21202.

                                  ARTICLE VI

                              BOARD OF DIRECTORS
                              ------------------

     6.1  General Powers; Action by Committee.  The business and affairs of the
          -----------------------------------
Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by law, these Articles or the bylaws, as amended from time to time (the "Bylaws"), of the Corporation, all of the powers of the Corporation shall be vested in such Board. Any action which the Board of Directors is empowered to take may be taken on behalf of the Board of Directors by a duly authorized committee thereof except (i) to the extent limited by Maryland law, these Articles or the Bylaws and (ii) for any action which requires the affirmative vote or approval of a majority of all Directors then in office (unless, in such case, these Articles or the Bylaws specifically provide that a duly authorized committee can take such action on behalf of the Board of Directors). A majority of the Board of Directors shall constitute a quorum and, except as otherwise specifically provided in these Articles, the affirmative vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

     6.2  Number.  The number of Directors of the Corporation shall be fixed
          ------
from time to time by a resolution duly adopted by the Board of Directors;

provided, however, that the total number of Directors shall be not fewer than
--------  -------
three (3). No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term. Immediately following the effectiveness of this Amendment and Restatement the Corporation shall have twelve (12) Directors, whose names shall be as follows:

     [Name of Directors at Effective Time to be inserted]

     6.3  Term; Election.  The term of office of each Director shall expire at
          --------------
the next succeeding annual meeting of stockholders. The Directors elected at each annual meeting of stockholders shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

     Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article VII or Article XIV of these Articles, the holders of any one or more series of Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles and any articles supplementary applicable thereto.

     During any period when the holders of any series of Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article VII or Article XIV of these Articles, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions and
(b) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such Stock, the terms of office of all such additional Directors elected by the holders of such Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.

     6.4  Resignation or Removal of Directors.  Any Director may resign from the
          -----------------------------------
Board of Directors or any committee thereof at any time by written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such notice or upon any future date specified in the notice. Subject to the rights, if any, of the holders of any series of Stock to elect Directors and to remove any Director whom such holders have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (a) only with cause and (b) only by the affirmative vote of the holders of at least 75% of the shares then entitled to vote at a meeting of the stockholders called for that purpose. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of these Articles, "cause," with respect to the removal of any Director, shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of a court, (iii) gross dereliction of duty, (iv) commission of any act involving moral turpitude or (v) commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit to such Director and a material injury to the Corporation.

     6.5  Vacancies.  Subject to the rights, if any, of the holders of any class
          ---------
or series of Stock to elect Directors and to fill vacancies on the Board of Directors relating thereto, any vacancy on the Board of Directors which results from the removal of a Director for cause shall be filled by the affirmative vote of a majority of votes cast by the stockholders normally entitled to vote in the election of Directors at a meeting of stockholders. Any vacancy occurring on the Board of Directors for any other reason, except as a result of an increase in the number of Directors, may be filled by a majority vote of the remaining Directors, notwithstanding that such majority is less than a quorum; provided,
                                                                     --------
however, that any Director appointed to fill the vacancy for an Independent
-------
Director (as hereinafter defined) shall also require the affirmative vote of a majority of the remaining Independent Directors. Any vacancy occurring on the Board of Directors as a result of an increase in the number of Directors may be filled by a majority vote of the entire Board of Directors. A Director elected by the Board of Directors or the stockholders to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.

     6.6  Independent Directors.  Notwithstanding anything herein to the
          ---------------------
contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity, or removal from office of a Director prior to the expiration of the Director's term of office), a majority of the Board of Directors shall be comprised of persons ("Independent Directors") who are not officers or employees of the Corporation or any affiliate thereof and who do not have a material business or professional relationship with the Corporation or any affiliate thereof.

     6.7  Powers.  Subject to the express limitations herein or in the Bylaws,
          ------
the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. These Articles, as amended or supplemented from time to time, shall be construed with a presumption in favor of the grant of power and authority to the Directors. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with these Articles and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its Stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Stock or the payment of other distributions on its Stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.


                                  ARTICLE VII

                                     STOCK
                                     -----

     7.1  Authorized Stock.  The total number of shares of Stock which the
          ----------------
Corporation has authority to issue is three hundred seventy million (370,000,000) shares, initially consisting of (i) fifty million (50,000,000) shares of Preferred Stock, par value $.01 per share; (ii) three hundred million (300,000,000) shares of Common Stock, par value $.01 per share;

and (iii) twenty million (20,000,000) shares of Excess Stock, par value $.01 per share. The aggregate par value of all the shares of all classes of Stock is $3,700,000. If shares of one class of Stock are classified or reclassified into shares of another class of Stock pursuant to this Article VII, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of Stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of Stock set forth in the first sentence of this paragraph.

     7.2  Preferred Stock.  Subject to any limitations prescribed by law, the
          ---------------
Board of Directors is expressly authorized to classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of such Stock and, by filing articles supplementary with the Department, to establish or change from time to time the number of shares to be included in each such class or series, and to fix the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series. Any action by the Board of Directors under this Section 7.2 of
Article VII shall require the affirmative vote of a majority of the Directors then in office; provided, however, that by the affirmative vote of a majority of
                --------  -------
the Directors then in office, the Board of Directors may appoint a committee to act on behalf of the Board of Directors under this Section 7.2, and in such event the affirmative vote of a majority of the members of such committee then in office shall be required for any action under this Section 7.2.

     At the time of acceptance for record of these Articles, the Board of Directors had duly divided and classified 18,238,800 shares of Preferred Stock into seven series of Preferred Stock. The rights, preferences and privileges of these series are set forth herein in Article XIV.

     7.3  Common Stock.  Subject to all of the rights, powers and preferences of
          -------------
the Preferred Stock and except as provided by law or in this Article VII or
Article XIV (or in any articles supplementary regarding any class or series of Preferred Stock):

          7.3.1  Voting Rights.  The holders of shares of Common Stock shall be
                 -------------
     entitled to vote for the election of Directors and on all other matters requiring stockholder action, and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such stockholder.

          7.3.2  Dividend Rights.  Holders of Common Stock shall be entitled to
                 ---------------
     receive such dividends and other distributions in cash, Stock or property of the Corporation as may be authorized and declared by the Board of Directors upon the Common Stock and, if any Excess Stock resulting from the conversion of Common Stock is then outstanding, such Excess Stock out of any assets or funds of the Corporation legally available therefor, but only when and as authorized by the Board of Directors or any authorized committee thereof from time to time, and shall share ratably with the holders of such Excess Stock resulting from the conversion of Common Stock in any such dividend or distribution.

          Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine to be in the best interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

          7.3.3  Rights Upon Liquidation.  Upon the voluntary or involuntary
                 -----------------------
     liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of any shares of Preferred Stock and Excess Stock resulting from the conversion of Preferred Stock, the net assets of the Corporation available for distribution to the holders of Common Stock, and, if any Excess Stock resulting from the conversion of Common Stock is then outstanding, such Excess Stock, shall be distributed pro rata to such holders in proportion to the number of shares of Common Stock and such Excess Stock held by each.

     7.4  Excess Stock.  For the purposes of this Section 7.4, terms not
          ------------
otherwise defined shall have the meanings set forth in Article IX.

          7.4.1  Conversion into Excess Stock.
                 ----------------------------

               (a) If, notwithstanding the other provisions contained in these Articles, prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than a Look-Through Entity) would Beneficially Own shares of Equity Stock in excess of the Ownership Limit, or such that any Person that is a Look-Through Entity would Beneficially Own shares of Equity Stock in excess of the Look-Through Limit, then, (i) except as otherwise provided in Section 9.4 of Article IX, the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner to Beneficially Own shares of Equity Stock in excess of the Ownership Limit or the Look-Through Limit, as the case may be, (ii) such number of shares of Equity Stock in excess of the Ownership Limit or the Look-Through Limit, as the case may be (rounded up to the nearest whole share), shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust in accordance with Section 7.4.4 of this Article VII and (iii) the Prohibited Owner shall submit the certificates representing such number of shares of Equity Stock to the Corporation, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. If the shares of Equity Stock that are converted into Excess Stock are not shares of Common Stock, then the Excess Stock into which they are converted shall be deemed to be a separate series of Excess Stock with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Stock. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the shares of Equity Stock so converted may be submitted to the Corporation at a later date.

               (b) If, notwithstanding the other provisions contained in these Articles, prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Corporation being "closely held" within the meaning of
          Section 856(h) of the Code, (ii) cause the Corporation to Constructively Own 10% or more of the ownership interest in a tenant of the Corporation's or a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code or (iii) result in the shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, then (x) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (B) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code or (c) result in the shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust in accordance with Section
          7.4.4 of this Article VII and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. If the shares of Equity Stock that are converted into Excess Stock are not shares of Common Stock, then the Excess Stock into which they are converted shall be deemed to be a separate series of Excess Stock with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Stock. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the shares of Equity Stock so converted may be submitted to the Corporation at a later date.

               (c) Upon the occurrence of such a conversion of shares of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the Corporation, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued by the Corporation as that particular class or series of Equity Stock.

          7.4.2  Remedies for Breach.  If the Corporation, or its designees,
                 -------------------
     shall at any time determine in good faith that a Transfer has taken place in violation of Section 9.2 of Article IX or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 9.2 of
     Article IX, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the automatic conversion of shares of Equity Stock into Excess Stock and their transfer to a Trust in accordance with Section 7.4.4.

          7.4.3  Notice of Restricted Transfer.  Any Person who acquires or
                 -----------------------------
     attempts to acquire shares of Equity Stock in violation of Section 9.2 of
     Article IX, or any Person who owns shares of Equity Stock that were converted into shares of Excess Stock and transferred to a Trust pursuant to Sections 7.4.1 and 7.4.4 of this Article VII, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

          7.4.4  Ownership in Trust.  Upon any purported Transfer or Non-
                 ------------------
     Transfer Event that results in Excess Stock pursuant to Section 7.4.1 of this Article VII, (i) the Corporation shall create, or cause to be created, a Trust, and shall designate a Trustee and name a Beneficiary thereof and
     (ii) such Excess Stock shall be automatically transferred to such Trust to be held for the exclusive benefit of the Beneficiary. Any conversion of shares of Equity Stock into shares of Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event that results in the conversion. Shares of Excess Stock so held in trust shall remain issued and outstanding shares of Stock of the Corporation.

          7.4.5  Dividend Rights.  Each share of Excess Stock shall be entitled
                 ---------------
     to the same dividends and distributions (as to both timing and amount) as may be authorized by the Board of Directors with respect to shares of the same class and series as the shares of Equity Stock that were converted into such Excess Stock. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it that are (i) attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and (ii) dividends or distributions which were distributed by the Corporation to stockholders of record on a record date which was on or after the date that such shares were converted into shares of Excess Stock. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned by the Person who, but for the provisions of Articles VII and IX, would Constructively Own or Beneficially Own the shares of Equity Stock that were converted into shares of Excess Stock; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

          7.4.6  Rights upon Liquidation.  In the event of any voluntary or
                 -----------------------
     involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class and series as the shares which were converted into such Excess Stock and other holders of such Excess Stock, that portion of the assets of the Corporation that is available for distribution to the holders of shares of such class and series of Equity Stock and such Excess Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be
                   --------  -------
     entitled to receive amounts in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of the shares into shares of Excess Stock, the product of (x) the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (y) the number of shares of Equity Stock which were so converted into Excess Stock, and, in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of the shares into shares of Excess Stock, the product of (x) the price per share equal to the Market Price on the date of such Non-Transfer Event or purported Transfer and (y) the number of shares of Equity Stock which were so converted into Excess Stock. Any remaining amount in such Trust shall be distributed to the Beneficiary.

          7.4.7  Voting Rights.  Each share of Excess Stock shall entitle the
                 -------------
     holder to no voting rights other than those voting rights which must accompany a class of Stock under Maryland law. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock in the event voting rights are mandated by Maryland law. Any vote by a Prohibited Owner as a purported holder of shares of Equity Stock prior to the discovery by the Corporation that such shares of Equity Stock have been converted into shares of Excess Stock shall, subject to applicable law, (i) be rescinded and shall be void ab initio with respect to such shares of
                                    -- ------
     Excess Stock and (ii) be recast in accordance with the desires of the Trustee acting for the benefit of the Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

          7.4.8  Designation of Permitted Transferee.
                 -----------------------------------

          (a) As soon as practicable after the Trustee acquires Excess Stock, but in an orderly fashion so as not to materially adversely affect the trading price of Common Stock, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any shares of Excess Stock held by the Trustee; provided, however, that (i) any Permitted
                                  --------  -------
Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock and (ii) any Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the restrictions set forth in Section 9.2 of Article IX and without such acquisition resulting in the conversion of the shares of Equity Stock so acquired into shares of Excess Stock and the transfer of such shares to a Trust pursuant to Sections 7.4.1 and 7.4.4 of this Article VII. The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all shares of Excess Stock. Prior to any transfer by the Trustee of shares of Excess Stock to a Permitted Transferee, the Trustee shall give not less than five Trading Days' prior written notice to the Corporation of such intended transfer and the Corporation must have waived in writing its purchase rights, if any, under Section 7.4.10 of this Article VII.

          (b) Subject to Section 7.4.8, upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 7.4.8, the Trustee shall cause to be transferred to the Permitted Transferee shares of Excess Stock acquired by the Trustee pursuant to Section 7.4.4 of this Article
VII.  Upon such transfer of shares of Excess

Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series which was converted into such Excess Stock. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the Corporation, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued by the Corporation as Excess Stock. The Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, and (ii) distribute to the Beneficiary any and all amounts held with respect to such shares of Excess Stock after making payment to the Prohibited Owner pursuant to Section 7.4.9 of this Article VII.

          (c) If the Transfer of shares of Excess Stock to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in
Section 9.2 of Article IX, such Transfer shall be void ab initio as to that
                                                       -- ------
number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock (as described in clause (b) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock or Equity Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally Transferred. Such conversion and transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article VII shall apply to such shares, including, without limitation, the provisions of Sections 7.4.8 through 7.4.10 with respect to any future Transfer of such shares by the Trust.

          7.4.9  Compensation to Record Holder of Shares of Equity Stock That
                 ------------------------------------------------------------
     Are Converted into Shares of Excess Stock.  Any Prohibited Owner shall be
     -----------------------------------------
     entitled (following acquisition of the shares of Excess Stock and subsequent designation of and sale of Excess Stock to a Permitted Transferee in accordance with Section 7.4.8 of this Article VII or following the purchase of such shares in accordance with Section 7.4.10 of this Article VII) to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i) (a) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of such shares into shares of Excess Stock, the product of (x) the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (y) the number of shares of Equity Stock which were so converted into Excess Stock and (b) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the product of (x) the price per share equal to the Market Price on the date of such Non-Transfer Event or purported Transfer and (y) the number of shares of Equity Stock which were so converted into Excess Stock or (ii) the proceeds received by the Trustee from the sale or other disposition of such shares of Excess Stock in accordance with Section 7.4.8 or Section 7.4.10 of this Article VII. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 7.4.9 shall be distributed to the Beneficiary in accordance with the provisions of Section 7.4.8 of this Article VII. Each Beneficiary and Prohibited Owner shall be deemed to have waived any and all claims that it may have against the Trustee and the Trust arising out of the disposition of shares of Excess Stock, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 7.4 of this Article VII, by such Trustee.

          7.4.10   Purchase Right in Excess Stock.  Except for shares of Excess
                   ------------------------------
     Stock which may result from the conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are outstanding as of the acceptance for record of these Articles, which shares shall not be subject to this Section 7.4.10, shares of Excess Stock shall be deemed to have been offered for sale to the Corporation or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares of Excess Stock (or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price on the date of such Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares) or (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the Non-Transfer Event or purported Transfer which results in such shares of Excess Stock or (b) the date the Board of Directors first determines that a Transfer or Non-Transfer Event resulting in shares of Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 7.4.3 of this Article VII.

     7.5  Classification of Stock.  The Board of Directors may classify or
          -----------------------
reclassify any unissued shares of Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption for each class or series, including, but not limited to, the reclassification of unissued shares of Common Stock to shares of Preferred Stock or unissued shares of Preferred Stock to shares of Common Stock or the issuance of any rights plan or similar plan.

     7.6  Issuance of Stock.  The Board of Directors may authorize the issuance
          -----------------
from time to time of shares of Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of Stock, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in these Articles or the Bylaws of the Corporation.

     7.7  Dividends or Distributions.  The Directors may from time to time
          --------------------------
authorize and declare and pay to stockholders such dividends or distributions in cash, property or other assets of the Corporation or in securities of the Corporation or from any other source as the Directors in their discretion shall determine.

     7.8  Ambiguity.  In the case of an ambiguity in the application of any of
          ---------
the provisions of this Article VII, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

     7.9  Legend.  Except as otherwise determined by the Board of Directors,
          ------
each certificate for shares of Equity Stock shall bear substantially the following legend:

          "The shares of Avalon Bay Communities, Inc. (the "Corporation") represented by this certificate are subject to restrictions set forth in the Corporation's charter, as the same may be amended from time to time, which prohibit in general (a) any Person (other than a Look-Through Entity) from Beneficially Owning shares of Equity Stock in excess of the Ownership Limit, (b) any Look-Through Entity from Beneficially Owning shares of Equity Stock in excess of the Look-Through Ownership Limit and (c) any Person from acquiring or maintaining any ownership interest in the stock of the Corporation that is inconsistent with (i) the requirements of the Internal Revenue Code of 1986, as amended, pertaining to real estate investment trusts or (ii) the charter of the Corporation, and the holder of this certificate by his, her or its acceptance hereof consents to be bound by such restrictions. Capitalized terms used in this paragraph and not defined herein are defined in the Corporation's charter, as the same may be amended from time to time.

          The Corporation will furnish without charge, to each stockholder who so requests, a copy of the relevant provisions of the charter and the bylaws, each as amended, of the Corporation, a copy of the provisions setting forth the designations, preferences, privileges and rights of each class of stock or series thereof that the Corporation is authorized to issue and the qualifications, limitations and restrictions of such preferences and/or rights. Any such request may be addressed to the Secretary of the Corporation or to the transfer agent named on the face hereof."

     7.10 Severability.  Each provision of this Article VII shall be severable
          ------------
and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

     7.11      Articles and Bylaws.  All persons who shall acquire Stock in the
               -------------------
Corporation shall acquire the same subject to the provisions of these Articles and the Bylaws.

                                 ARTICLE VIII

                        LIMITATION ON PREEMPTIVE RIGHTS
                        -------------------------------

     No holder of any Stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for or purchase any Stock or any other securities of the Corporation other than such rights, if any, as the Board of Directors, in its sole discretion, may fix by articles supplementary, by contract or otherwise; and any Stock or other securities which the Board of Directors may determine to offer for subscription may, within the Board of Directors' sole discretion, be offered to the holders of any class, series or type of Stock or other securities at the time outstanding to the exclusion of holders of any or all other classes, series or types of Stock or other securities at the time outstanding.

                                  ARTICLE IX

             LIMITATIONS ON TRANSFER AND OWNERSHIP OF EQUITY STOCK
             -----------------------------------------------------

     9.1  Definitions.  For purposes of this Article IX, the following terms
          -----------
shall have the meanings set forth below:

          "Beneficial Ownership," when used with respect to ownership of shares
           --------------------
of Equity Stock by any Person, shall mean all shares of Equity Stock which are
(i) directly owned by such Person, (ii) indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, or (iii) beneficially owned by such Person pursuant to Rule 13d-3 under the Exchange Act of 1934; provided,
                                                                    --------
however, that in determining the number of shares Beneficially Owned by a Person
-------
or group, no share shall be counted more than once although applicable to two or more of clauses (i), (ii) and (iii) of this definition or (in the case of a group) although Beneficially Owned by more than one Person in such group. (If a Person Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or convertible security) ("Option Shares"), then, whenever these Articles require a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by that Person, the Option Shares Beneficially Owned by that Person shall also be deemed to be outstanding.)

          "Beneficiary" shall mean, with respect to any Trust, one or more
           -----------
organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 7.4.4 of Article VII.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.
           ----

          "Constructive Ownership" shall mean ownership of shares of Equity
           ----------------------
Stock by a Person who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner,"
                                                          ------------------
"Constructively Owns" and "Constructively Owned" shall have correlative
--------------------       --------------------
meanings.

          "Equity Stock" shall mean a particular class (other than Excess Stock)
           ------------
or series of stock of the Corporation. The use of the term "Equity Stock" or any term defined by reference to the term "Equity Stock" shall refer to the particular class or series of stock which is appropriate under the context.

          "Look-Through Entity" shall mean a Person that is either (i) a trust
           -------------------
described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code as modified by Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

          "Look-Through Ownership Limit" shall mean, with respect to a class or
           ----------------------------
series of Equity Stock, 15% of the number of outstanding shares of such Equity Stock.

          "Market Price" of Equity Stock on any date shall mean the average of
           ------------
the Closing Price for shares of such Equity Stock for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean
                                        -------------
(A) where there exists a public market for the Corporation's Equity Stock, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or (B) if no public market for the Equity Stock exists, the Closing Price will be determined by a single, independent appraiser selected by a committee composed of Independent Directors which appraiser shall appraise the Market Price for such Equity Stock within such guidelines as shall be determined by the committee of Independent Directors.

          "Non-Transfer Event" shall mean an event other than a purported
           ------------------
Transfer that would cause (a) any Person (other than a Look-Through Entity) to Beneficially Own shares of Equity Stock in excess of the Ownership Limit or (b) any Look-Through Entity to Beneficially Own shares of Equity Stock in excess of the Look-Through Ownership Limit. Non-Transfer Events include but are not limited to (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership of shares) of Equity Stock or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for shares of Equity Stock or for interests in any Person that results in changes in Beneficial Ownership of shares of Equity Stock.

          "Ownership Limit" shall mean, with respect to a class or series of
           ---------------
Equity Stock, 9.8% of the number of outstanding shares of such Equity Stock.

          "Permitted Transferee" shall mean any Person designated as a Permitted
           --------------------
Transferee in accordance with the provisions of Section 7.4.8 of Article VII.

          "Person" shall mean (a) an individual or any corporation, partnership,
           ------
estate, trust, association, private foundation, joint stock company or any other entity and (b) a "group" as that term is used for purposes of Section 13(d)(3) of the Exchange Act; but shall not include an underwriter that participates in a public offering of Equity Stock for a period of 90 days following purchase by such underwriter of such Equity Stock.

          "Prohibited Owner" shall mean, with respect to any purported Transfer
           ----------------
or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to shares of Equity Stock by the provisions of Section
7.4.1 of Article VII.

          "Restriction Termination Date" shall mean the first day on which the
           ----------------------------
Board of Directors, in accordance with Article VI hereof, determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify under the Code as a REIT.

          "Trading Day" shall mean a day on which the principal national
           -----------
securities exchange on which any of the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if none of the shares of Equity Stock are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Transfer" (as a noun) shall mean any sale, transfer, gift,
           --------
assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

          "Trust" shall mean any separate trust created and administered in
           -----
accordance with the terms of Section 7.4 of Article VII, for the exclusive benefit of any Beneficiary.

          "Trustee" shall mean any Person or entity, unaffiliated with both the
           -------
Corporation and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Shares that would have been owned of record by the Prohibited Owner), designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

     9.2  Restriction on Ownership and Transfer.
          -------------------------------------

          (a) (I) Except as provided in Section 9.4 of this Article IX, until the Restriction Termination Date, (i) no Person (other than a Look-Through Entity) shall Beneficially Own shares of Equity Stock in excess of the Ownership Limit and (ii) no Look-Through Entity shall Beneficially Own shares of Equity Stock in excess of the Look-Through Ownership Limit.

          (II) Except as provided in Section 9.4 of this Article IX, until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or the Nasdaq Stock Market, Inc. or any other automated quotation system) that, if effective, would result in any Person (other than a Look-Through Entity) Beneficially Owning shares of Equity Stock in excess of the Ownership Limit shall be void ab initio as to the
                                                            -- ------
Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Equity Stock.

          (III) Except as provided in Section 9.4 of this Article IX, until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or the Nasdaq Stock Market, Inc. or any other automated quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Equity Stock in excess of the Look-Through Ownership Limit shall be void ab initio as to the Transfer
                                                  -- ------
of that number of shares of Equity Stock which would be otherwise Beneficially Owned by such Look-Through Ownership Entity in excess of the Look-Through Ownership Limit, and the intended transferee Look-Through Entity shall acquire no rights in such shares of Equity Stock.

          (b) Until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock

Exchange or any other national securities exchange or the Nasdaq Stock Market, Inc. or any other automated quotation system) of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer
                                                    -- ------
of that number of shares of Equity Stock that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

          (c) Until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or the Nasdaq Stock Market, Inc. or any other automated quotation system) of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation or any direct or indirect subsidiary (whether a corporation, partnership, limited liability company or other entity) of the Corporation (a "Subsidiary"), within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock that
     -- ------
would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

          (d) Until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or the Nasdaq Stock Market, Inc. or any other automated quotation system) that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such
        -- ------
shares of Equity Stock.

     9.3  Owners Required to Provide Information.  Until the Restriction
          --------------------------------------
Termination Date:

          (a) Every Beneficial Owner of more than 5%, or such lower percentages as are then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Corporation as of any dividend record date on the Corporation's Equity Stock shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner, the number of shares of Equity Stock Beneficially Owned by such Beneficial Owner as of each such dividend record date, and a description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

          (b) Each Person who is a Beneficial Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

     9.4. Exception.  The Board of Directors, upon receipt of a ruling from the
          ---------
Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it, may, in its sole discretion, waive the application of the Ownership Limit or the Look-Through Ownership Limit to a Person subject, as the case may be, to any such limit, provided that (A) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person's Beneficial Ownership or Constructive Ownership of shares of Equity Stock will now and in the future (i) not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (ii) not cause the Corporation to Constructively Own 10% or more of the ownership interests of a tenant of the Corporation or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code and to violate the 95% gross income test of Section 856(c)(2) of the Code, and (iii) not result in the shares of Equity Stock of the Corporation being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, and (B) such Person agrees in writing that any violation or attempted violation of (x) such other limitation as the Board of Directors may establish at the time of such waiver with respect to such Person or (y) such other restrictions and conditions as the Board of Directors may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into shares of Excess Stock pursuant to Section 7.4.1 of Article VII.

     9.5  New York Stock Exchange Transactions.  Notwithstanding any provision
          ------------------------------------
contained herein to the contrary, nothing in these Articles shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or the Nasdaq Stock Market, Inc. or any other automated quotation system. In no event shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Stock into Excess Stock as contemplated herein.

     9.6  Ambiguity.  In the case of an ambiguity in the application of any of
          ---------
the provisions of this Article IX, including any definition contained in Section
9.1 of this Article IX, the Board of Directors shall have the power to determine the application of the provisions of this Article IX with respect to any situation based on the facts known to it.

     9.7  Remedies Not Limited.  Except as set forth in Section 9.5 of this
          --------------------
Article IX, nothing contained in this Article IX or Article VII shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit.

                                   ARTICLE X

                       RIGHTS AND POWERS OF CORPORATION,
                       ---------------------------------
                        BOARD OF DIRECTORS AND OFFICERS
                        -------------------------------

     In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Directors and stockholders shall include the following:

     10.1 Conflicts of Interest.  Any Director or officer individually, or any
          ---------------------
firm of which any Director or officer may be a member, or any corporation or association of which any Director or officer may be a director or officer or in which any Director or officer may be interested as the holder of any amount of its Stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or
             --------  -------
shall have been known to the Board of Directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or ratified by the affirmative vote of a majority of the disinterested Directors, or (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested Director or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation. Any Director of the Corporation who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

     10.2 Amendment of Articles.  The Corporation reserves the right, from time
          ---------------------
to time, to make any amendment of its Articles, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Articles, of any outstanding Stock.

     No amendment or repeal of these Articles shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with the MGCL, and, except as otherwise provided by law, thereafter approved by the stockholders.

     Whenever any vote of the holders of voting stock is required to amend or repeal any provision of these Articles, then in addition to any other vote of the holders of voting stock that is required by these Articles, the affirmative vote of the holders of a majority of the outstanding shares of Stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of these Articles; provided, however,
                                                             --------  -------
that the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any of the provisions of Sections 6.4, 6.5 or 6.6 of Article VI, Article X or Article XII of these Articles.

                                  ARTICLE XI

                                INDEMNIFICATION
                                ---------------

     The Corporation (which for the purpose of this Article XI shall include predecessor entities of the Corporation as set forth in Section 2-418 of the
MGCL) shall have the power to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Director or officer of the Corporation or (b) any individual who, while a Director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                                  ARTICLE XII

                            LIMITATION OF LIABILITY
                            -----------------------

     To the fullest extent permitted under the MGCL as in effect on the date of filing these Articles or as the MGCL is thereafter amended from time to time, no Director or officer shall be liable to the Corporation or its stockholders for money damages. Neither the amendment or the repeal of this Article, nor the adoption of any other provision in the Corporation's Articles inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

                                 ARTICLE XIII

                                 MISCELLANEOUS
                                 -------------

     13.1  Provisions in Conflict with Law or Regulations.
           ----------------------------------------------

          (a) The provisions of these Articles are severable, and if the Directors shall determine that any one or more of such provisions are in conflict with the REIT provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of these Articles, even without any amendment of these Articles pursuant to Section 10.2 hereof; provided, however, that such determination by the
                        --------  -------
Directors shall not affect or impair any of the remaining provisions of these Articles or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination.

          (b) If any provision of these Articles or any application of such provision shall be held invalid or unenforceable by any federal or state court having jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction, and the validity of the remaining provisions of these Articles shall not be affected. Other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                  ARTICLE XIV

                     DESIGNATED SERIES OF PREFERRED STOCK
                     ------------------------------------

     14.1 Series A Preferred Stock.  The Board of Directors has duly divided and
          ------------------------
classified 2,308,800 shares of the Preferred Stock of the Corporation into a series designated Series A Preferred Stock and has provided for the issuance of such series. Subject in all cases to the provisions of Section 7.4 of Article VII and Article IX of the Articles with respect to Excess

Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series A Preferred Stock of the
Corporation:

          14.1.1    Designation and Amount.  The designation of the Preferred
                    ----------------------
     Stock   described in Section 14.1 hereof shall be "Series A Preferred Stock
     (par value $.01 per share)" (hereinafter "Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock is 2,308,800. The Series A Preferred Stock shall rank (a) senior to the Corporation's Series E Preferred Stock (as defined in Section 14.5 hereof) and Common Stock, (b) on a pari passu basis with the Corporation's Series B Preferred Stock (as defined in Section 14.2 hereof), and (c) junior to the Corporation's Series C Preferred Stock (as defined in Section 14.3 hereof), Series D Preferred Stock (as defined in Section 14.4 hereof), Series F Preferred Stock (as defined in Section 14.6 hereof) and Series G Preferred Stock (as defined in
     Section 14.7 hereof), with respect to the payment of dividends.

          14.1.2    Dividend Rights.
                    ---------------

          (a) The holders of record of outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available therefor, cash dividends which are (i) cumulative, (ii) preferential to the dividends paid on the Corporation's Series E Preferred Stock and Common Stock, on a pari passu basis to the dividends paid on the Corporation's Series B Preferred Stock, and junior to the dividends paid on the Corporation's Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, and (iii) payable at an annual rate equal to the Series A Dividend Amount, and no more, on the fifteenth day of each February, May, August and November following the date of original issuance of the Series A Preferred Stock (the "Series A Original Issue Date"). Each calendar quarter immediately preceding the fifteenth day of February, May, August and November (or if the Series A Original Issue Date is not on the first day of a calendar quarter, the period beginning on the date of issuance and ending on the last day of the calendar quarter of issuance) is referred to hereinafter as a "Series A Dividend Period." The initial per share Series A Dividend Amount per annum shall be equal to $1.6068. The amount of dividends payable for each full Series A Dividend Period for the Series A Preferred Stock shall be computed by dividing the Series A Dividend Amount by four. The amount of dividends on the Series A Preferred Stock payable for the initial Series A Dividend Period, or any other period shorter or longer than a full Series A Dividend Period, shall be computed ratably on the basis of the actual number of days in such Series A Dividend Period. In the event of any change in the quarterly cash dividend per share applicable to the Common Stock, the quarterly cash dividend per share on the Series A Preferred Stock shall be adjusted for the same dividend period by an amount computed by multiplying the amount of the change in the Common Stock dividend times the Series A Conversion Ratio (as defined in Section 14.1.4(a)).

          (b) In the event the Corporation shall declare a distribution payable in (i) securities of other persons, (ii) evidences of indebtedness issued by the Corporation or other persons, (iii) assets (excluding cash dividends) or (iv) options or rights to purchase capital stock or evidences of indebtedness in the Corporation or other persons, then, in each such case for the purpose of this
Section 14.1.2(b), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are or would be convertible (assuming such shares of Series A Preferred Stock were then convertible).

          (c) The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on any Stock ranking as to dividends junior to the Series A Preferred Stock (other than dividends paid in shares of such junior Stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any Stock ranking as to dividends junior to the Series A Preferred Stock (other than a purchase or redemption made by issue or delivery of such junior Stock) unless all dividends payable on all outstanding shares of Series A Preferred Stock for all past Series A Dividend Periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof, provided, however, that any moneys theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund.

          (d) All dividends declared on shares of Series A Preferred Stock and any other class of Preferred Stock or series thereof ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata, so that the amounts of dividends declared per share on the Series A Preferred Stock for the Series A Dividend Period of the Series A Preferred Stock ending either on the same day or within the dividend period of such other Stock shall, in all cases, bear to each other the same ratio that accrued dividends per share on the shares of Series A Preferred Stock and such other Stock bear to each other.

          14.1.3    Liquidation Rights.
                    ------------------

          (a) Subject to the prior rights of the Corporation's Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and any class or series of Stock the terms of which specifically provide that such Stock ranks senior to the Series A Preferred Stock, in the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of the Corporation's Series B Preferred Stock and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such Stock, an amount equal to all accrued but unpaid dividends for each share of Series A Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the

Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full amounts to which they are entitled under the preceding sentence, then, subject to any prior rights of any classes or series of Stock, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of any other shares of Stock on a parity for liquidation purposes with the Series A Preferred Stock in proportion to the aggregate amounts owed to each such holder.

          (b) Subject to any prior rights of any other class or series of Stock, after the payment or setting apart of payment to the holders of Series A Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to Section 14.1.3(a) above, the holders of the Series A Preferred Stock shall be treated pari passu with the holders of the record of Common Stock, with each holder of record of Series A Preferred Stock being entitled to receive in addition to the amounts payable pursuant to Section 14.1.3(a) above, that amount which such holder would be entitled to receive if such holder had converted all its Series A Preferred Stock into Common Stock immediately prior to the liquidating distribution in question.

          14.1.4    Conversion.
                    ----------

          (a) Right to Convert.  Beginning on the third anniversary of the
              ----------------
Series A Original Issue Date, the holders of shares of Series A Preferred Stock shall have the right, at their option, to convert each such share, at any time and from time to time, into one (the "Series A Conversion Ratio," which shall be subject to adjustment as hereinafter provided) fully paid and nonassessable share of Common Stock; provided, however, that no holder of Series A Preferred Stock shall be entitled to convert shares of such Series A Preferred Stock into Common Stock pursuant to the foregoing provision, if, as a result of such conversion, such person would become the Beneficial Owner of more than 4.9% of the Corporation's outstanding Common Stock (the "4.9% Limitation"). As used in
Section 14.1 and 14.2 hereof, Beneficial Owner shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934 (or any successor provision thereto). Notwithstanding the foregoing, such conversion right may be exercised at any time after the Series A Original Issue Date and irrespective of the 4.9% Limitation (and no such limit shall apply) if any of the following circumstances occurs:

          (i) For any two consecutive fiscal quarters, the aggregate amount outstanding as of the end of the quarter under (1) all mortgage indebtedness of the Corporation and its consolidated entities and (2) unsecured indebtedness of the Corporation and its consolidated entities exceeds sixty-five percent (65%) of the amount arrived at by (A) taking the Corporation's consolidated gross revenues less property-related expenses, including real estate taxes, insurance, maintenance and utilities, but excluding depreciation, amortization, interest and corporate general and administrative expenses, for the quarter in question and the immediately preceding quarter, (B) multiplying the amount in clause (A) by two (2), and
     (C) dividing the resulting product in clause (B) by nine percent (9%) (all as such items of indebtedness, revenues and expenses are reported in consolidated financial statements contained in the Corporation's Forms 10-K and Forms 10-Q as filed with the Securities and Exchange Commission); or

          (ii) Gilbert M. Meyer has ceased to be an executive officer of the Corporation, unless the holders of a majority of the shares of the Series A Preferred Stock then outstanding have voted on and approved a replacement for Mr. Meyer and the replacement remains an executive officer of the Corporation; or

          (iii) If (A) the Corporation shall be party to, or shall have entered into an agreement for, any transaction (including, without limitation, a merger, consolidation, statutory share exchange or sale of all or substantially all of its assets (each of the foregoing a "Series A Transaction")), in each case as a result of which shares of Common Stock shall have been or will be converted into the right to receive stock, securities or other property (including cash or any combination thereof) or which has resulted or will result in the holders of Common Stock immediately prior to the Series A Transaction owning less than 50% of the Common Stock after the Series A Transaction, or (B) a "change of control" as defined in the next sentence occurs with respect to the Corporation. A change of control shall mean the acquisition (including by virtue of a merger, share exchange or other business combination) by one stockholder or a group of stockholders acting in concert of the power to elect a majority of the Corporation's Board of Directors. The Corporation shall notify the holders of Series A Preferred Stock promptly if any of the events listed in this Section 14.1.4(a)(iii) shall occur. Calculations set forth in Section 14.1.4(a)(i) shall be made without regard to unconsolidated indebtedness incurred as a joint venture partner, and the effect of any unconsolidated joint venture, including any income from such unconsolidated joint venture, shall be excluded for purposes of the calculation set forth in Section 14.1.4(a)(i).

          (b) Mandatory Conversion.  On the tenth anniversary of the Series A
              --------------------
Original Issue Date (the "Series A Mandatory Conversion Date"), each issued and outstanding share of Series A Preferred Stock which has not been converted to Common Stock shall mandatorily convert to that number of fully paid and nonassessable shares of Common Stock equal to the Series A Conversion Ratio, as adjusted, regardless of the 4.9% Limitation. From and after the Series A Mandatory Conversion Date, certificates representing shares of Series A Preferred Stock shall be deemed to represent the shares of Common Stock into which they have been converted. Following the Series A Mandatory Conversion Date, the holder of certificates for Series A Preferred Stock may surrender those certificates at the office of any transfer agent for the Common Stock, or if there is no such transfer agent, at the principal offices of the Corporation, or at such other office as may be designated by the Corporation, accompanied by instructions from the holder as to the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of Common Stock issuable upon such conversion to be issued. Promptly following surrender of certificates for Series A Preferred Stock after the Series A Mandatory Conversion Date, the Corporation shall issue and deliver at such office a certificate or certificates for the number of whole shares of Common Stock issuable upon mandatory conversion of the Series A Preferred Stock to the person(s) entitled to receive the same. For purposes of Sections 14.1.4(d) and 14.1.4(e) below, the Series A Mandatory Conversion Date shall constitute the Series A Conversion Date.

          (c) Procedure for Conversion.  In order to exercise its right to
              ------------------------
convert shares of Series A Preferred Stock into Common Stock, the holder of shares of Series A Preferred Stock shall surrender the certificate(s) therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of any transfer agent for the Series A Preferred Stock, or if there is no such transfer agent, at the principal offices of the Corporation, or at such other office as may be designated by the Corporation, together with written notice that such holder elects to convert such shares. Such notice shall also state the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after a conversion, the Corporation shall issue and deliver at said office a certificate or certificates for the number of whole shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock duly surrendered for conversion, to the person(s) entitled to receive the same. Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date on which the certificates therefor and notice of intention to convert the same are duly received by the Corporation in accordance with the foregoing provisions, and the person(s) entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as record holder(s) of such Common Stock as of the close of business on such date (hereinafter, the "Series A Conversion Date").

          (d) Fractional Shares.  No fractional shares shall be issued upon
              -----------------
conversion of the Series A Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. As to any final fraction of a share which the holder of one or more shares of Series A Preferred Stock would be entitled to receive upon exercise of his conversion right the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the last sale price (or bid price if there were no sales) per share of Common Stock on the New York Stock Exchange on the business day which next precedes the Series A Conversion Date or, if such Common Stock is not then listed on the New York Stock Exchange, of the market price per share (as determined in a manner prescribed by the Board of Directors of the Corporation) at the close of business on the business day which next precedes the Series A Conversion Date.

          (e) Payment of Adjusted Accrued Dividends Upon Conversion.  On the
              -----------------------------------------------------
next dividend payment date (or such later date as is permitted in this Section 14.1.4(e)) following any Series A Conversion Date hereunder, the Corporation shall pay in cash Series A Adjusted Accrued Dividends (as defined below) on shares of Series A Preferred Stock so converted. The holder shall be entitled to receive accrued and unpaid dividends accrued to and including the Series A Conversion Date on the shares of Series A Preferred Stock converted (assuming that such dividends accrue ratably each day that such shares are outstanding), less an amount equal to the pre-conversion portion of the dividends paid on the shares of Common Stock issued upon such conversion (the "Series A Conversion Stock"). (The record date for the Series A Conversion Stock which occurs after the Series A Conversion Date is hereinafter referred to as the "Series A Subsequent Record Date.") The pre-conversion portion of such Series A Conversion Stock dividend means that portion of such dividend as is attributable to the period that (i) begins on the day after the last Series A Conversion Stock dividend record date occurring before such Series A Subsequent Record Date and (ii) ends on such Series A Conversion Date, assuming that such dividends accrue ratably during the period. The term "Series A Adjusted Accrued Dividends" means the amount arrived at through the application of the foregoing formula. Series A Adjusted Accrued Dividends shall not be less than zero. The formula for Series A Adjusted Accrued Dividends shall be applied to effectuate the Corporation's intent that the holder converting shares of Series A Preferred Stock to Series A Conversion Stock shall be entitled to receive dividends on such shares of Series A Preferred Stock up to and including the Series A Conversion Date and shall be entitled to the dividends on the shares of Series A Conversion Stock issued upon such conversion which are deemed to accrue beginning on the first day after the Series A Conversion Date, but shall not be entitled to dividends attributable to the same period for both the shares of Series A Preferred Stock converted and the shares of Series A Conversion Stock issued upon such conversion. The Corporation shall be entitled to withhold (to the extent consistent with the intent to avoid double dividends for overlapping portions of Series A Preferred and Series A Conversion Stock dividend periods) the payment of Series A Adjusted Accrued Dividends until the applicable Series A Subsequent Record Date, even though such date occurs after the applicable dividend payment date with respect to the Series A Preferred Stock, in which event the Corporation shall mail to each holder who converted Series A Preferred Stock a check for the Series A Adjusted Accrued Dividends thereon within five (5) business days after such Series A Subsequent Record Date. Series A Adjusted Accrued Dividends shall be accompanied by an explanation of how such Series A Adjusted Accrued Dividends have been calculated. Series A Adjusted Accrued Dividends shall not bear interest.

          (f)  Adjustments.
               -----------

          (i) In the event the Corporation shall at any time (i) pay a dividend or make a distribution to holders of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Ratio shall be adjusted on the effective date of the dividend, distribution, subdivision or combination by multiplying the Series A Conversion Ratio by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend, distribution, subdivision or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution, subdivision or combination.

          (ii) Whenever the Series A Conversion Ratio shall be adjusted as herein provided, the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series A Preferred Stock a notice stating that the Series A Conversion Ratio has been adjusted and setting forth the adjusted Series A Conversion Ratio, together with an explanation of the calculation of the same.

          (iii) If the Corporation shall be party to any Series A Transaction in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), the holder of each share of Series A Preferred Stock shall have the right in connection with such Series A Transaction to convert such share, pursuant to the optional conversion provisions hereof, into the number and kind of shares of stock or other securities and the amount and kind of property receivable upon such Series A Transaction by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such Series A Transaction. The Corporation shall not be party to any Series A Transaction unless the terms of such Series A Transaction are consistent with the provisions of this Section 14.1.4(f)(iii), and it shall not consent to or agree to the occurrence of any Series A Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Stock, thereby enabling the holders of the Series A Preferred Stock to receive the benefits of this Section 14.1.4(f)(iii) and the other provisions of the Articles. Without limiting the generality of the foregoing, provision shall be made for adjustments in the Series A Conversion Ratio which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 14.1.4(f)(iii). The provisions of this Section 14.1.4(f)(iii) shall similarly apply to successive Series A Transactions.

          (iv) In the event that the Corporation shall propose to effect any Series A Transaction which would result in an adjustment under Section 14.1.4(f)(iii), the Corporation shall cause to be mailed to the holders of record of Series A Preferred Stock at least 20 days prior to the record date for such Series A Transaction a notice stating the date on which such Series A Transaction is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Series A Transaction. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such Series A Transaction.

          (g)  Other.
               -----

          (i) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the maximum number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (ii) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer of shares of Series A Preferred Stock or any transfer involved in the issuance of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted are registered, and the Corporation shall not be required to transfer any such shares of Series A Preferred Stock or to issue or deliver any such shares of Common Stock unless and until the person(s) requesting such transfer or issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

          (iii) The Corporation will not, by amendment of the Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out of all the provisions of the Articles and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          (iv) Holders of Series A Preferred Stock shall be entitled to receive copies of all communications by the Corporation to its holders of Common Stock, concurrently with the distribution to such shareholders.

          14.1.5    Voting Rights.  Except as indicated in this Section 14.1.5,
                    -------------
     or except   as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock shall not be entitled to vote on any matter on which the holders of shares of Common Stock are entitled to vote, except that the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be required to vote on and approve any material adverse change in the rights, preferences or privileges of the Series A Preferred Stock. For purposes of the foregoing, the creation of a new class of Stock having rights, preferences or privileges senior to, in parity with or junior to the rights, preferences or privileges of the Series A Preferred Stock shall not be treated as a material adverse change in the rights, preferences or privileges of the Series A Preferred Stock, and the holders of Series A Preferred Stock shall not have any right to vote on the creation of such new class of Stock. Except as provided above and as required by law, the holders of Series A Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.

          14.1.6    Reacquired Shares.  Shares of Series A Preferred Stock
                    -----------------
     converted,   redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

     14.2 Series B Preferred Stock.  The Board of Directors has duly divided and
          ------------------------
classified 425,000 shares of the Preferred Stock of the Corporation into a series designated Series B Preferred Stock and has provided for the issuance of such series. Subject in all cases to the provisions of Section 7.4 of Article VII and Article IX of the Articles with respect to Excess Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series B Preferred Stock of the Corporation:

          14.2.1    Designation and Amount.  The designation of the Preferred
                    ----------------------
     Stock   described in Section 14.2 hereof shall be "Series B Preferred Stock
     (par value $.01 per share)" (hereinafter, the "Series B Preferred Stock"). The number of shares of the Series B Preferred Stock is 425,000. The Series B Preferred Stock shall rank (a) senior to the Corporation's Series E Preferred Stock and Common Stock, (b) on a pari passu basis with the Corporation's Series A Preferred Stock, and (c) junior to the Corporation's Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, with respect to the payment of dividends. The Series B Preferred Stock shall have identical preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemptions, conversion and other rights as the Series A Preferred Stock.

          14.2.2    Dividend Rights.
                    ---------------

          (a) The holders of record of outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors, out of funds legally available therefor, cash dividends which are (1) cumulative (2) preferential to the dividends paid on the Corporation's Series E Preferred Stock and Common Stock, on a pari passu basis with the dividends paid on the Corporation's Series A Preferred Stock, and junior to the dividends paid on the Corporation's Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, and (3) payable at an annual rate equal to the Series B Dividend Amount (as defined below) and no more, on the fifteenth day of each February, May, August and November following the date of original issuance of the Series B Preferred Stock (the "Series B Original Issue Date"). Each calendar quarter immediately preceding the fifteenth day of February, May, August and November (or if the Series B Original Issue Date is not on the first day of a calendar quarter, the period beginning on the date of issuance and ending on the last day of the calendar quarter of issuance) is referred to hereinafter as a "Series B Dividend Period." The initial per share Series B Dividend Amount per annum shall be equal to $1.648. The amount of dividends payable for each full Series B Dividend Period for each share of the Series B Preferred Stock shall be computed by dividing the per share

Series B Dividend Amount by four. The amount of dividends on the Series B Preferred Stock payable for the initial Series B Dividend Period, or any other period shorter or longer than a full Series B Dividend Period, shall be computed ratably on the basis of the actual number of days in such Series B Dividend Period. In the event of any change in the quarterly cash dividend per share declared on the Common Stock, the quarterly cash dividend per share on the Series B Preferred Stock shall be adjusted for the same Series B Dividend Period by an amount computed by multiplying the amount of the change in the Common Stock dividend times the Series B Conversion Ratio (as defined in Section 14.2.4(a)).

          (b) In the event the Corporation shall declare a distribution payable in (i) securities of other persons, (ii) evidences of indebtedness issued by the Corporation or other persons, (iii) assets (excluding cash dividends) or (iv) options or rights to purchase capital stock or evidences of indebtedness in the Corporation or other persons, then, in each such case for the purpose of this
Section 14.2.2(b), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are or would be convertible (assuming such shares of Series B Preferred Stock were then convertible).

          (c) The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on any Stock ranking as to dividends junior to the Series B Preferred Stock (other than dividends paid in shares of such junior Stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any Stock ranking as to dividends junior to the Series B Preferred Stock (other than a purchase or redemption made by issue or delivery of such junior Stock) unless all dividends payable on all outstanding shares of Series B Preferred Stock for all past Series B Dividend Periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof, provided, however, that any moneys theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund.

          (d) All dividends declared on shares of Series B Preferred Stock and any other class of Preferred Stock or series thereof ranking on a parity as to dividends with the Series B Preferred Stock and the Series A Preferred Stock shall be declared pro rata, so that the amounts of dividends declared per share on the Series B Preferred Stock and Series A Preferred Stock for the Series B Dividend Period of the Series B Preferred Stock and Series A Preferred Stock ending either on the same day or within the dividend period of such other Stock, shall, in all cases, bear to each other the same ratio that accrued dividends per share on the shares of Series B Preferred Stock, Series A Preferred Stock and such other Stock bear to each other.

          14.2.3    Liquidation Rights.
                    ------------------

          (a) Subject to any prior rights of any class or series of Stock, in the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of the Corporation's Series A Preferred Stock and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such Stock, an amount equal to all accrued but unpaid dividends for each share of Series B Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid amounts to which they are entitled, then, subject to any prior rights of any classes or series of Stock, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of the Series A Preferred Stock and Series B Preferred Stock, and any other shares of Stock on a parity for liquidation purposes in proportion to the aggregate amounts owed to each such holder.

          (b) Subject to any prior rights of any other class or series of Stock, after the payment or setting apart of payment to the holders of Series B Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to Section 14.2.3(a) above, the holders of record of the Series B Preferred Stock shall be treated pari passu with the holders of record of Series A Preferred Stock and Common Stock, with each holder of record of Series B Preferred Stock being entitled to receive, in addition to the amounts payable pursuant to Section 14.2.3(a) above, that amount which such holder would be entitled to receive if such holder had converted all its Series B Preferred Stock into Common Stock immediately prior to the liquidating distribution in question.

          14.2.4    Conversion.
                    ----------

          (a) Right to Convert.  Beginning on October 2, 1998, the holders of
              ----------------
shares of Series B Preferred Stock shall have the right, at their option, to convert each such share, at any time and from time to time, into one (the "Series B Conversion Ratio," which shall be subject to adjustment as hereinafter provided) fully paid and nonassessable share of Common Stock; provided, however, that no holder of Series B Preferred Stock shall be entitled to convert shares of such Series B Preferred Stock into Common Stock pursuant to the foregoing provision, if, immediately after such conversion, such person would be the Beneficial Owner of the Corporation's outstanding Common Stock in an amount exceeding the 4.9% Limitation. Notwithstanding the foregoing, such conversion right may be exercised at any time after the Series B Original Issue Date and irrespective of the 4.9% Limitation (and no such limit shall apply) if any of the following circumstances occurs:

          (i) For any two consecutive fiscal quarters, the aggregate amount outstanding as of the end of the quarter under (1) all mortgage indebtedness of the Corporation and its consolidated entities and (2) unsecured indebtedness of the Corporation and its consolidated entities exceeds sixty-five percent (65%) of the amount arrived at by (A) taking the Corporation's consolidated gross revenues less property-related expenses, including real estate taxes, insurance, maintenance and utilities, but excluding depreciation, amortization, interest and corporate general and administrative expenses, for the quarter in question and the immediately preceding quarter, (B) multiplying the amount in clause (A) by two (2), and (C) dividing the resulting product in clause B by nine percent (9%) (all as such items of indebtedness, revenues and expenses are reported in consolidated financial statements contained in the Corporation's Forms 10-K and Forms 10-Q as filed with the Securities and Exchange Commission); or

          (ii) Gilbert M. Meyer has ceased to be an executive officer of the Corporation, unless the holders of a majority of the shares of the Series B Preferred Stock then outstanding have voted on and approved a replacement for Mr. Meyer and the replacement remains an executive officer of the Corporation; or

          (iii) If (A) the Corporation shall be party to, or shall have entered into an agreement for, any transaction (including, without limitation, a merger, consolidation, statutory share exchange or sale of all or substantially all of its assets (each of the foregoing a "Series B Transaction")), in each case as a result of which shares of Common Stock shall have been or will be converted into the right to receive stock, securities or other property (including cash or any combination thereof) or which has resulted or will result in the holders of Common Stock immediately prior to the Series B Transaction owning less than 50% of the Common Stock after the Series B Transaction, or (B) a "change of control" as defined in the next sentence occurs with respect to the Corporation. A change of control shall mean the acquisition (including by virtue of a merger, share exchange or other business combination) by one stockholder or a group of stockholders acting in concert of the power to elect a majority of the Corporation's Board of Directors. The Corporation shall notify the holders of Series B Preferred Stock promptly if any of the events listed in this Section 14.2.4(a)(iii) shall occur.

     Calculations set forth in Section 14.2.4(a)(i) shall be made without regard to unconsolidated indebtedness incurred as a joint venture partner, and the effect of any unconsolidated joint venture, including any income from such unconsolidated joint venture, shall be excluded for purposes of the calculation set forth in Section 14.2.4(a)(i).

          (b) Mandatory Conversion.  On October 2, 2005 (the "Series B Mandatory
              --------------------
Conversion Date"), each issued and outstanding share of Series B Preferred Stock which has not been converted to Common Stock shall mandatorily convert to that number of fully paid and nonassessable shares of Common Stock equal to the Series B Conversion Ratio, as adjusted, regardless of the 4.9% Limitation. From and after the Series B Mandatory Conversion Date, certificates representing shares of Series B Preferred Stock shall be deemed to represent the shares of Common Stock into which they have been converted. Following the Series B

Mandatory Conversion Date, the holder of certificates for Series B Preferred Stock may surrender those certificates at the office of any transfer agent for the Common Stock, or if there is no such transfer agent, at the principal offices of the Corporation, or at such other office as may be designated by the Corporation, accompanied by instructions from the holder as to the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of Common Stock issuable upon such conversion to be issued. Promptly following surrender of certificates for Series B Preferred Stock after the Series B Mandatory Conversion Date, the Corporation shall issue and deliver at such office a certificate or certificates for the number of whole shares of Common Stock issuable upon mandatory conversion of the Series B Preferred Stock to the person(s) entitled to receive the same. For purposes of Sections 14.2.4(d) and 14.2.4(e) below, the Series B Mandatory Conversion Date shall constitute the Series B Conversion Date.

          (c) Procedure for Conversion.  In order to exercise its right to
              ------------------------
convert shares of Series B Preferred Stock into Common Stock, the holder of shares of Series B Preferred Stock shall surrender the certificate(s) therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of any transfer agent for the Series B Preferred Stock or if there is no such transfer agent, at the principal offices of the Corporation, or at such other office as may be designated by the Corporation, together with written notice that such holder elects to convert such shares. Such notice shall also state the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after a conversion, the Corporation shall issue and deliver at said office a certificate or certificates for the number of whole shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock duly surrendered for conversion, to the person(s) entitled to receive the same. Shares of Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date on which the certificates therefor and notice of intention to convert the same are duly received by the Corporation in accordance with the foregoing provisions, and the person(s) entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as record holder(s) of such Common Stock as of the close of business on such date (hereinafter, the "Series B Conversion Date").

          (d) No Fractional Shares.  No fractional shares shall be issued upon
              --------------------
conversion of the Series B Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. As to any final fraction of a share which the holder of one or more shares of Series B Preferred Stock would be entitled to receive upon exercise of his conversion right, the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the last sale price (or bid price if there were no sales) per share of Common Stock on the New York Stock Exchange on the business day which next precedes the Series B Conversion Date or, if such Common Stock is not then listed on the New York Stock Exchange, of the market price per share (as determined in a manner prescribed by the Board of Directors of the Corporation) at the close of business on the business day which next precedes the Series B Conversion Date.

          (e) Payment of Adjusted Accrued Dividends Upon Conversion.  On the
              -----------------------------------------------------
next dividend payment date (or such later date as is permitted in this Section 14.2.4(e)) following any Series B Conversion Date hereunder, the Corporation shall pay in cash Series B Adjusted Accrued Dividends (as defined below) on shares of Series B Preferred Stock so converted. The holder shall be entitled to receive accrued and unpaid dividends, if any, accrued to and including the Series B Conversion Date on the shares of Series B Preferred Stock converted (assuming that such dividends accrue ratably each day that such shares are outstanding based on the Series B Dividend Amount for such quarter), less an amount equal to the pre-conversion portion of the dividends paid on the shares of Common Stock issued upon such conversion (the "Series B Conversion Stock"). (The record date for the Series B Conversion Stock which occurs after the Series B Conversion Date is hereinafter referred to as the "Series B Subsequent Record Date.") The pre-conversion portion of such Series B Conversion Stock dividend means that portion of such dividend as is attributable to the period that (i) begins on the day after the last Series B Conversion Stock dividend record date occurring before such Subsequent Record Date and (ii) ends on such Series B Conversion Date, assuming that such dividends accrue ratably during the period. The term "Series B Adjusted Accrued Dividends" means the amount arrived at through the application of the foregoing formula. Series B Adjusted Accrued Dividends shall not be less than zero. The formula for Series B Adjusted Accrued Dividends shall be applied to effectuate the Corporation's intent that the holder converting shares of Series B Preferred Stock to Series B Conversion Stock shall be entitled to receive dividends on such shares of Series B Preferred Stock up to and including the Series B Conversion Date and shall be entitled to the dividends on the shares of Series B Conversion Stock issued upon such conversion which are deemed to accrue beginning on the first day after the Series B Conversion Date, but shall not be entitled to dividends attributable to the same period for both the shares of Series B Preferred Stock converted and the shares of Series B Conversion Stock issued upon such conversion. The Corporation shall be entitled to withhold (to the extent consistent with the intent to avoid double dividends for overlapping portions of Series B Preferred Stock and the Series B Conversion Stock dividend periods) the payment of Series B Adjusted Accrued Dividends until the applicable Subsequent Record Date, even though such date occurs after the applicable dividend payment date with respect to the Series B Preferred Stock, in which event the Corporation shall mail to each holder who converted Series B Preferred Stock a check for the Series B Adjusted Accrued Dividends thereon within five (5) business days after such Series B Subsequent Record Date. Series B Adjusted Accrued Dividends shall be accompanied by an explanation of how such Series B Adjusted Accrued Dividends have been calculated. Series B Adjusted Accrued Dividends shall not bear interest.

          (f)  Adjustments.
               -----------

          (i) In the event the Corporation shall at any time (i) pay a dividend or make a distribution to holders of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Series B Conversion Ratio shall be adjusted on the effective date of the dividend, distribution, subdivision or combination by multiplying the Series B Conversion Ratio by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution, subdivision or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend, distribution, subdivision or combination.

          (ii) Whenever the Series B Conversion Ratio shall be adjusted as herein provided, the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series B Preferred Stock a notice stating that the Series B Conversion Ratio has been adjusted and setting forth the adjusted Series B Conversion Ratio, together with an explanation of the calculation of the same.

          (iii) If the Corporation shall be party to any Series B Transaction in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), the holder of each share of Series B Preferred Stock shall have the right in connection with such Series B Transaction to convert such share, pursuant to the optional conversion provisions hereof, into the number and kind of shares of stock or other securities and the amount and kind of property receivable upon such Series B Transaction by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series B Preferred Stock immediately prior to such Series B Transaction. The Corporation shall not be party to any Series B Transaction unless the terms of such Series B Transaction are consistent with the provisions of this Section 14.2.4(f)(iii), and it shall not consent to or agree to the occurrence of any Series B Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Stock, thereby enabling the holders of the Series B Preferred Stock to receive the benefits of this Section 14.2.4(f)(iii) and the other provisions of the Articles. Without limiting the generality of the foregoing, provision shall be made for adjustments in the Conversion Ratio which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 14.2.4(f)(i). The provisions of this
     Section 14.2.4(f)(iii) shall similarly apply to successive Series B Transactions.

          (iv) In the event that the Corporation shall propose to effect any Series B Transaction which would result in an adjustment under Section 14.2.4(f)(iii), the Corporation shall cause to be mailed to the holders of record of Series B Preferred Stock at least 20 days prior to the record date for such Series B Transaction a notice stating the date on which such Series B Transaction is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Series B Transaction. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such Series B Transaction.

          (g)  Other.
               -----

          (i) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the maximum number of shares of Common Stock issuable upon the conversion of all shares of Series B Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (ii) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Series B Preferred Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer of shares of Series B Preferred Stock or any transfer involved in the issuance of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted are registered, and the Corporation shall not be required to transfer any such shares of Series B Preferred Stock or to issue or deliver any such shares of Common Stock unless and until the person(s) requesting such transfer or issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

          (iii) The Corporation will not, by amendment of the Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out of all the provisions of the Articles and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

          (iv) Holders of Series B Preferred Stock shall be entitled to receive copies of all communications by the Corporation to its holders of Common Stock, concurrently with the distribution to such shareholders.

          14.2.5    Voting Rights.
                    -------------

          (a) Except as indicated in this Section 14.2.5, or except as otherwise from time to time required by applicable law, the holders of shares of Series B Preferred Stock will have no voting rights.

          (b) If six quarterly dividends (whether or not consecutive) payable on shares of Series B Preferred Stock or on any series of Preferred Stock which ranks pari passu with the Series B Preferred Stock as to dividends (the "Series B Parity Stock") are in arrears, the number of Directors then constituting the Board of Directors of the Corporation will be increased by two, and the holders of the shares of Series B Preferred Stock, voting together as a class with the holders of shares of any other series of Series B Parity Stock entitled to such voting rights (any such other series, the "Series B Voting Preferred Stock"), will have the right to elect two additional Directors to serve on the Corporation's Board of Directors at any annual meeting of stockholders or a properly called special meeting of the holders of Series B Preferred Stock and such other Series B Voting Preferred Stock until all such dividends have been declared and paid or set aside for payment. The term of office of all Directors so elected will terminate with the termination of such voting rights.

          (c) The approval of holders of two-thirds of the outstanding Series B Preferred Stock and all other series of Series B Voting Preferred Stock similarly affected, voting as a single class, is required in order to amend the Articles to affect materially and adversely the rights, preferences or voting power of the holder of shares of Series B Preferred Stock or the Series B Voting Preferred Stock. For purposes of the foregoing, the creation of a new class of Stock having rights, preferences or privileges senior to, on a parity with or junior to the rights, preferences or privileges of the Series B Preferred Stock shall not be treated as a material adverse change in the rights, preferences or privileges of the Series B Preferred Stock, and the holders of Series B Preferred Stock shall not have any right to vote on the creation of such new class of Stock.

          (d) Except as provided above and as required by law, the holders of Series B Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.

          14.2.6    Reacquired Shares.  Shares of Series B Preferred Stock
                    -----------------
     converted,   redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

     14.3 8.50% Series C Cumulative Redeemable Preferred Stock.  The Board of
          ----------------------------------------------------
Directors has, by resolution, duly divided and classified 2,300,000 shares of the Preferred Stock of the Corporation into a series designated 8.50% Series C Cumulative Redeemable Preferred Stock and has provided for the issuance of such series. Subject in all cases to the provisions of the Articles, including without limitation, Section 7.4 of Article VII and Article IX with respect to limitations on the transfer and ownership of Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the 8.50% Series C Cumulative Redeemable Preferred Stock of the Corporation:

          14.3.1    Designation and Number.  A series of Preferred Stock,
                    ----------------------
     designated the   "8.50% Series C Cumulative Redeemable Preferred Stock"
     (the "Series C Preferred Stock"), has been established. The number of authorized shares of the Series C Preferred Stock is 2,300,000.

          14.3.2    Rank.  The Series C Preferred Stock shall, with respect to
                    ----
     dividend   rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Corporation's Series A Preferred Stock, Series B Preferred Stock, Series E Preferred Stock and all classes or series of Common Stock of the Corporation, and to all equity securities issued by the Corporation ranking junior to such Series C Preferred Stock;
     (b) on a parity with the Corporation's Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock; and
     (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock. The term "equity securities" shall not include convertible debt securities.

          14.3.3    Dividends.
                    ---------

          (a) Holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.50% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.125 per share). Such dividends shall be cumulative from the first date on which any Series C Preferred Stock is issued and shall be payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each, a "Series C Dividend Payment Date"). The first dividend, which will be paid on September 15, 1997, will be for less than a full quarter. Such dividend and any dividend payable on the Series C Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series C Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation as the record date for the payment of dividends on the Series C Preferred Stock that is not more than 30 nor less than 10 days prior to such Series C Dividend Payment Date (each, a "Series C Dividend Record Date").

          (b) No dividends on shares of Series C Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

          (c) Notwithstanding the foregoing, dividends on the Series C Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 14.3.3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Stock will accumulate as of the Series C Dividend Payment Date on which they first become payable.

          (d) Except as provided in Section 14.3.3(e) below, no dividends will be declared or paid or set apart for payment on any Stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series C Preferred Stock (other than a dividend in shares of the Corporation's Common Stock or in any other class of Stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C Preferred Stock for all past dividend periods and the then current dividend period.

          (e) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series C Preferred Stock which may be in arrears.

          (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of Stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Stock or any other Stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of Stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other Stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation).

          (g) Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series C Preferred Stock as described above.

          14.3.4    Liquidation Preference.
                    ----------------------

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of Stock of the Corporation that ranks junior to the Series C Preferred Stock as to liquidation rights.

          (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Stock of the Corporation ranking on a parity with the Series C Preferred Stock in the distribution of assets, then the holders of the Series C Preferred Stock and all other such classes or series of Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

          (d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

          (e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          14.3.5    Redemption.
                    ----------

          (a) Right of Optional Redemption.  The Series C Preferred Stock is not
              ----------------------------
redeemable prior to June 20, 2002. However, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, shares of Series C Preferred Stock which have been converted into Excess Stock shall be subject to repurchase by the Corporation in accordance with Section 7.4.10 of
Article VII. On and after June 20, 2002, the Corporation, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section 14.3.5(c) below), without interest. If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

          (b)  Limitations on Redemption.
               -------------------------

          (i) The redemption price of the Series C Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Corporation, which may include other series of Preferred Stock, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

          (ii) Unless full cumulative dividends on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except by exchange for Stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Excess Stock in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

          (c) Immediately prior to any redemption of Series C Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Series C Dividend Record Date and prior to the corresponding Series C Dividend Payment Date, in which case each holder of Series C Preferred Stock at the close of business on such Series C Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Series C Dividend Payment Date notwithstanding the redemption of such shares before such Series C Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock which is redeemed.

          (d)  Procedures for Redemption.
               -------------------------

          (i) Notice of redemption will be (A) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

          (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed; (D) the place or places where the Series C Preferred Stock is to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series C Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

          (iii) If notice of redemption of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series C Preferred Stock to be redeemed shall surrender such Series C Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series C Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series C Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series C Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series C Preferred Stock without cost to the holder thereof.

          (iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series C Preferred Stock shall be irrevocable except that:

               (A) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series C Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

          (e) The shares of Series C Preferred Stock are subject to the provisions of Section 7.4 of Article VII and Article IX of the Articles relating to Excess Stock. Excess Stock issued upon exchange of shares of Series C Preferred Stock pursuant to such provisions may be redeemed, in whole or in part, at any time when outstanding shares of Series C Preferred Stock are being redeemed, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on the shares of Series C Preferred Stock, which were exchanged for such Excess Stock, through the date of such exchange, without interest. If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as shares of Series C Preferred Stock are being redeemed.

          (f) Any shares of Series C Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Directors.

          14.3.6    Voting Rights.
                    -------------

          (a) Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

          (b) Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more quarterly periods (a "Series C Preferred Dividend Default"), the Board of Directors shall take such action as may be necessary to increase the number of Directors of the Corporation by two and the holders of such shares of Series C Preferred Stock (voting separately as a class with the holders of all other series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to dividends or upon liquidation ("Series C Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two Directors of the Corporation (the "Series C Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series C Preferred Stock or the holders of any other series of Series C Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

          (c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series C Preferred Stock shall be divested of the voting rights set forth in Section 14.3.6(b) hereof (subject to revesting in the event of each and every Series C Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Series C Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Series C Preferred Stock Director so elected shall terminate and the Board of Directors shall take such action as may be necessary to reduce the number of Directors by two. Any Series C Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series C Preferred Stock when they have the voting rights set forth in Section 14.3.6(b) (voting separately as a class with all other series of Series C Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Series C Preferred Dividend Default shall continue, any vacancy in the office of a Series C Preferred Stock Director may be filled by written consent of the Series C Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights set forth in Section 14.3.6(b) (voting separately as a class with all other series of Series C Parity Preferred upon which like voting rights have been conferred and are exercisable). The Series C Preferred Stock Directors shall each be entitled to one vote per director on any matter.

          (d) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged or, if the Corporation is not the surviving entity in such transaction, is exchanged for a security of the surviving entity with terms that are materially the same as the Series C Preferred Stock, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series C Preferred Stock; and, provided further, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

          14.3.7    Conversion.  The Series C Preferred Stock is not convertible
                    ----------
     into or exchangeable for any other property or securities of the Corporation, except that the shares of Series C Preferred Stock will automatically be converted by the Corporation into shares of Excess Stock and transferred to a Trust in accordance with Section 7.4 of Article VII and Article IX of the Articles in the same manner that Common Stock is converted into Excess Stock and transferred to a Trust pursuant thereto, in order to ensure that the Company remains qualified as a REIT for federal income tax purposes.

     14.4 8.00% Series D Cumulative Redeemable Preferred Stock.   The Board of
          ----------------------------------------------------
Directors has, by resolution, duly divided and classified 3,450,000 shares of the Preferred Stock of the Corporation into a series designated 8.00% Series D Cumulative Redeemable Preferred Stock and has provided for the issuance of such series. Subject in all cases to the provisions of the Articles, including without limitation, Section 7.4 of Article VII and Article IX with respect to limitations on the transfer and ownership of Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the 8.00% Series D Cumulative Redeemable Preferred Stock of the Corporation:

          14.4.1    Designation and Number.  A series of Preferred Stock,
                    ----------------------
     designated the   "8.00% Series D Cumulative Redeemable Preferred Stock"
     (the "Series D Preferred Stock"), has been established. The number of authorized shares of the Series D Preferred Stock is 3,450,000.

          14.4.2    Rank.  The Series D Preferred Stock shall, with respect to
                    ----
     dividend   rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Corporation's Series A Preferred Stock, Series B Preferred Stock, Series E Preferred Stock, all classes or series of Common Stock of the Corporation, and to all equity securities issued by the Corporation ranking junior to such Series D Preferred Stock;
     (b) on a parity with the Corporation's Series C Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series D Preferred Stock; and
     (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series D Preferred Stock. The term "equity securities" shall not include convertible debt securities.

          14.4.3    Dividends.
                    ---------

          (a) Holders of the then outstanding shares of Series D Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.00 per share). Such dividends shall be cumulative from the first date on which any Series D Preferred Stock is issued and shall be payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each, a "Series D Dividend Payment Date"). The first dividend, which will be paid on March 15, 1998, will be for less than a full quarter. Such dividend and any dividend payable on the Series D Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series D Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation as the record date for the payment of dividends on the Series D Preferred Stock that is not more than 30 nor less than 10 days prior to such Series D Dividend Payment Date (each, a "Series D Dividend Record Date").

          (b) No dividends on shares of Series D Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

          (c) Notwithstanding the foregoing, dividends on the Series D Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 14.4.3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series D Preferred Stock will accumulate as of the Series D Dividend Payment Date on which they first become payable.

          (d) Except as provided in Section 14.4.3(e) below, no dividends will be declared or paid or set apart for payment on any Stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series D Preferred Stock (other than a dividend in shares of the Corporation's Common Stock or in any other class of Stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series D Preferred Stock for all past dividend periods and the then current dividend period.

          (e) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series D Preferred Stock which may be in arrears.

          (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of Stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Stock or any other Stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of Stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other Stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation).

          (g) Any dividend payment made on shares of the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series D Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series D Preferred Stock as described above.

          14.4.4    Liquidation Preference.
                    ----------------------

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series D Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of Stock of the Corporation that ranks junior to the Series D Preferred Stock as to liquidation rights.

          (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Stock of the Corporation ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

          (d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

          (e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          14.4.5    Redemption.
                    ----------

          (a) Right of Optional Redemption.  The Series D Preferred Stock is not
              ----------------------------
redeemable prior to December 15, 2002. However, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, shares of Series D Preferred Stock which have been converted into Excess Stock shall be subject to repurchase by the Corporation in accordance with Section 7.4.10 of
Article VII. On and after December 15, 2002, the Corporation, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section 14.4.5(c) below), without interest. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

          (b)  Limitations on Redemption.
               -------------------------

          (i) The redemption price of the Series D Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Corporation, which may include other series of Preferred Stock, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

          (ii) Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock, (except by exchange for Stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Excess Stock in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

          (c) Immediately prior to any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Series D Dividend Record Date and prior to the corresponding Series D Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Series D Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Series D Dividend Payment Date notwithstanding the redemption of such shares before such Series D Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Stock which is redeemed.

          (d)  Procedures for Redemption.
               -------------------------

          (i) Notice of redemption will be (A) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

          (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series D Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series D Preferred Stock to be redeemed; (D) the place or places where the Series D Preferred Stock is to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series D Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed.

          (iii) If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series D Preferred Stock to be redeemed shall surrender such Series D Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series D Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series D Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series D Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series D Preferred Stock without cost to the holder thereof.

          (iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series D Preferred Stock shall be irrevocable except that:

               (A) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series D Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

          (e) The shares of Series D Preferred Stock are subject to the provisions of Section 7.4 of Article VII and Article IX of the Articles relating to Excess Stock. Excess Stock issued upon exchange of shares of Series D Preferred Stock pursuant to such provisions may be redeemed, in whole or in part, at any time when outstanding shares of Series D Preferred Stock are being redeemed, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on the shares of Series D Preferred, which were exchanged for such Excess Stock, through the date of such exchange, without interest. If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as shares of Series D Preferred Stock are being redeemed.

          (f) Any shares of Series D Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Directors.

          14.4.6    Voting Rights.
                    -------------

          (a) Holders of the Series D Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

          (b) Whenever dividends on any shares of Series D Preferred Stock shall be in arrears for six or more quarterly periods (a "Series D Preferred Dividend Default"), the Board of Directors shall take such action as may be necessary to increase the number of Directors of the Corporation by two and the holders of such shares of Series D Preferred Stock (voting separately as a class with the holders of all other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends or upon liquidation ("Series D Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two Directors of the Corporation (the "Series D Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series D Preferred Stock or the holders of any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series D Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

          (c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series D Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series D Preferred Stock shall be divested of the voting rights set forth in Section 14.4.6(b) hereof (subject to revesting in the event of each and every Series D Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Series D Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Series D Preferred Stock Director so elected shall terminate and the Board of Directors shall take such action as may be necessary to reduce the number of Directors by two. Any Series D Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series D Preferred Stock when they have the voting rights set forth in Section 14.4.6(b) (voting separately as a class with all other series of Series D Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Series D Preferred Dividend Default shall continue, any vacancy in the office of a Series D Preferred Stock Director may be filled by written consent of the Series D Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock when they have the voting rights set forth in Section 14.4.6(b) (voting separately as a class with all other series of Series D Parity Preferred upon which like voting rights have been conferred and are exercisable). The Series D Preferred Stock Directors shall each be entitled to one vote per director on any matter.

          (d) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged or, if the Corporation is not the surviving entity in such transaction, is exchanged for a security of the surviving entity with terms that are materially the same as the Series D Preferred Stock, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series D Preferred Stock; and, provided further, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

          14.4.7    Conversion.  The Series D Preferred Stock is not convertible
                    ----------
     into or   exchangeable for any other property or securities of the
     Corporation, except that the shares of Series D Preferred Stock will automatically be converted by the Corporation into shares of Excess Stock and transferred to a Trust in accordance with Section 7.4 of Article VII and Article IX of the Articles in the same manner that Common Stock is converted into Excess Stock and transferred to a Trust pursuant thereto, in order to ensure that the Company remains qualified as a REIT for federal income tax purposes.

     14.5 Series E Junior Participating Cumulative Preferred Stock.  The Board
          --------------------------------------------------------
of Directors has duly divided and classified 1,000,000 shares of the Preferred Stock of the Corporation into a series designated Series E Junior Participating Cumulative Preferred Stock and has provided for the issuance of such series. Subject in all cases to the provisions of Section 7.4 of Article VII and Article IX of the Articles with respect to Excess Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series E Junior Cumulative Preferred Stock of the Corporation:

          14.5.1      Designation and Amount.  The designation of the Preferred
                      ----------------------
     Stock   described in Section 14.5 hereof shall be  "Series E Junior
     Participating Cumulative Preferred Stock," par value $.01 per share (hereinafter called "Series E Preferred Stock"), and the number of shares constituting such series shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of articles of amendment pursuant to the provisions of the MGCL stating that such increase or reduction has been so authorized; provided,
                                                                     --------
     however, that no decrease shall reduce the number of shares of Series E
     -------
     Preferred Stock to a number less than that of the shares then outstanding plus the number of shares of Series E Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

          14.5.2      Dividends and Distributions.
                      ---------------------------

          (a)  (i)   Subject to the rights of the holders of any shares of any
     series of   Preferred Stock (or any similar Stock) ranking prior and
     superior to the Series E Preferred Stock with respect to dividends, the holders of shares of Series E Preferred Stock, in preference to the holders of shares of Common Stock and of any other junior Stock, shall be entitled to receive, when, as and if authorized by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Series E Quarterly Dividend Payment Date"), commencing on the first Series E Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series E Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (x) $1.00 or (y) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the shares of Common Stock since the immediately preceding Series E Quarterly Dividend Payment Date, or, with respect to the first Series E Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series E Preferred Stock. The multiple of cash and non-cash dividends declared on the Common Stock to which holders of the Series E Preferred Stock are entitled, which shall be 1,000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Series E Dividend Multiple." In the event the Corporation shall at any time after March 9, 1998 (the "Series E Rights Declaration Date") (i) declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Series E Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series E Preferred Stock shall be entitled to receive shall be the Series E Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (ii) Notwithstanding anything else contained in this paragraph (a),
     the   Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series E Preferred Stock as provided in this paragraph (a) immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the shares of Common Stock during the period between any Series E Quarterly Dividend Payment Date and the next subsequent Series E Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series E Preferred Stock shall nevertheless be payable on such subsequent Series E Quarterly Dividend Payment Date.

          (b) Dividends shall begin to accrue and be cumulative on outstanding shares of Series E Preferred Stock from the Series E Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series E Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Series E Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Series E Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series E Preferred Stock entitled to receive a quarterly dividend and before such Series E Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Series E Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series E Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

          14.5.3      Voting Rights.  In addition to any other voting rights
                      -------------
     required by   law, the holders of shares of Series E Preferred Stock shall have the following voting rights:

          (a) Subject to the provision for adjustment hereinafter set forth, each share of Series E Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. The number of votes which a holder of a share of Series E Preferred Stock is entitled to cast, which shall initially be 1,000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote Multiple." In the event the Corporation shall at any time after the Series E Rights Declaration Date (i) declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or
(ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series E Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) Except as otherwise provided herein or by law, the holders of shares of Series E Preferred Stock and the holders of shares of Common Stock and the holders of shares of any other Stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (c) (i) Whenever, at any time or times, dividends payable on any shares of Series E Preferred Stock shall be in arrears in an amount equal to at least two full quarter dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding shares of Series E Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two Directors of the Corporation at a special meeting of stockholders of the Corporation or at the Corporation's next annual meeting of stockholders, and at each subsequent annual meeting of shareholders, as provided below. At elections for such Directors, each Series E Preferred Share shall entitle the holder thereof to 1,000 votes in such elections.

               (ii) Upon the vesting of such right of the holders of shares of Series E Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series E Preferred Stock as hereinafter set forth. A special meeting of the stockholders of the Corporation then entitled to vote shall be called by the Chairman of the Board of Directors or the President or the Secretary of the Corporation, if requested in writing by the holders of record of not less than 10% of the shares of Series E Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of stockholders of the Corporation, the holders of the shares of Series E Preferred Stock shall elect, voting as above provided, two Directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of Series E Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or proxy, and such two Directors shall be elected by the vote of at least a majority of the shares of Series E Preferred Stock held by such stockholders present or represented at the meeting. Any director elected by holders of shares of Series E Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the shareholders voting as a class who elected such Director, with or without cause. In case any vacancy shall occur among the Directors elected by the holders of shares of Series E Preferred Stock pursuant to this Section, such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of shareholders for the election of Directors. After the holders of shares of Series E Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be further increased or decreased except by vote of the holders of shares of Series E Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series E Preferred Stock.

               (iii) The right of the holders of shares of Series E Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series E Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the Series E Preferred Stock as a class to vote for Directors as herein provided, the term of office of all Directors then in office elected by the holders of shares of Series E Preferred Stock pursuant to this Section shall terminate immediately. Whenever the term of office of the Directors elected by the holders of shares of Series E Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Series E Preferred Stock pursuant to this Section shall have expired, the maximum number of members of this Board of Directors of the Corporation shall be such number as may be provided for in the By-laws of the Corporation, irrespective of any increase made pursuant to the provisions of this Section.

          (d) Except as otherwise required by applicable law or as set forth herein, holders of Series E Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

          14.5.4      Certain Restrictions.
                      --------------------

          (a) Whenever dividends or distributions payable on the Series E Preferred Stock as provided in Section 14.5.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series E Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of Stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of Stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Preferred Stock, except dividends paid ratably on the Series E Preferred Stock and all such parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) except as permitted in subsection 14.5.4(a)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any Stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity Stock in exchange for shares of any Stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series E Preferred Stock; or

               (iv) purchase or otherwise acquire for consideration any shares of Series E Preferred Stock, or any shares of any Stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of Stock of the Corporation unless the Corporation could, under subsection (a) of this Section 14.5.4, purchase or otherwise acquire such shares at such time and in such manner.

          14.5.5    Reacquired Shares.  Any shares of Series E Preferred Stock
                    -----------------
     purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          14.5.6    Liquidation, Dissolution or Winding Up.  Upon any
                    --------------------------------------
     liquidation   (voluntary or otherwise), dissolution or winding up of the
     Corporation, no distribution shall be made (x) to the holders of shares of Stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred Stock unless, prior thereto, the holders of Series E Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (y) to the holders of Stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Preferred Stock, except distributions made ratably on the Series E Preferred Stock and all other such parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Series E Rights Declaration Date
     (i) declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of shares of Series E Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Neither the consolidation of nor merging of the Corporation with or
     into any   other corporation or corporations, nor the sale or other
     transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 14.5.6.

          14.5.7    Consolidation, Merger, etc.  In case the Corporation shall
                    --------------------------
     enter into   any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series E Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series E Preferred Stock. In the event the Corporation shall at any time after the Series E Rights Declaration Date (i) declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or
     (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series E Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          14.5.8    Redemption.  The shares of Series E Preferred Stock shall
                    ----------
     not be   redeemable; provided, however, that the foregoing shall not limit
                          --------  -------
     the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

          14.5.9      Ranking.  Unless otherwise expressly provided in the
                      -------
     Articles or   Articles Supplementary relating to any other series of
     Preferred Stock of the Corporation, the Series E Preferred Stock shall rank junior to every other series of the Corporation's Preferred Stock previously or hereafter authorized, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

          14.5.10 Amendment.  The Articles may not be amended in any manner
                  ---------
     which   would materially alter or change the powers, preferences or special rights of the Series E Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series E Preferred Stock, voting separately as a class.

          14.5.11 Fractional Shares.  Shares of Series E Preferred Stock may be
                  -----------------
     issued   in whole shares or in any fraction of a share that is one ten-
     thousandth (1/1,000th) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series E Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other than one ten-thousandth (1/1,000th) of a share or any integral multiple thereof.

     14.6 9.00% Series F Cumulative Redeemable Preferred Stock.  The Board of
          ----------------------------------------------------
Directors has, by resolution, duly divided and classified 4,455,000 shares of the Preferred Stock of the Corporation into a series designated 9.00% Series F Cumulative Redeemable Preferred Stock and has provided for the issuance of such series. Subject in all cases to the provisions of the Articles, including, without limitation, Section 7.4 of Article VII and Article IX with respect to limitations on the transfer and ownership of Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the 9.00% Series F Cumulative Redeemable Preferred Stock of the Corporation:

          14.6.1     Designation and Number.  A series of Preferred Stock,
                     ----------------------
     designated the "9.00% Series F Cumulative Redeemable Preferred Stock" (the "Series F Preferred Stock"), has been established. The number of authorized shares of the Series F Preferred Stock shall be 4,455,000.

          14.6.2   Rank.  The Series F Preferred Stock shall, with respect to
                   ----
     dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Corporation's Series A Preferred Stock, Series B Preferred Stock, Series E Preferred Stock, and all classes or series of Common Stock of the Corporation, and to all equity securities issued by the Corporation ranking junior to such Series F Preferred Stock;
     (b) on a parity with the Corporation's Series C Preferred Stock, Series D Preferred Stock, Series G Preferred Stock and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series F Preferred Stock; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series F Preferred Stock. The term "equity securities" shall not include convertible debt securities.

          14.6.3    Dividends.
                    ---------

          (a) Holders of the then outstanding shares of Series F Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.00% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). Such dividends shall be cumulative from the first date on which any Series F Preferred Stock is issued and shall be payable quarterly in arrears on or before the fifteenth day of February, May, August and November or, if not a business day, the next succeeding business day (each, a "Series F Dividend Payment Date"). Any dividend payable on the Series F Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series F Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation as the record date for the payment of dividends on the Series F Preferred Stock that is not more than 30 nor less than 10 days prior to such Series F Dividend Payment Date (each, a "Series F Dividend Record Date").

          (b) No dividends on shares of Series F Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

          (c) Notwithstanding the foregoing, dividends on the Series F Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 14.6.3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series F Preferred Stock will accumulate as of the Series F Dividend Payment Date on which they first become payable.

          (d) Except as provided in Section 14.6.3(e) below, no dividends will be declared or paid or set apart for payment on any Stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series F Preferred Stock (other than a dividend in shares of the Corporation's Common Stock or in any other class of Stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series F Preferred Stock for all past dividend periods and the then current dividend period.

          (e) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series F Preferred Stock, all dividends declared upon the Series F Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series F Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series F Preferred Stock which may be in arrears.

          (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series F Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of Stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other Stock of the Corporation ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of Stock of the Corporation ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other Stock of the Corporation ranking junior to the Series F Preferred Stock as to dividends and upon liquidation).

          (g) Any dividend payment made on shares of the Series F Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series F Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or Stock in excess of full cumulative dividends on the Series F Preferred Stock as described above.

          14.6.4    Liquidation Preference.
                    ----------------------

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series F Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of Stock of the Corporation that ranks junior to the Series F Preferred Stock as to liquidation rights.

          (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series F Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Stock of the Corporation ranking on a parity with the Series F Preferred Stock in the distribution of assets, then the holders of the Series F Preferred Stock and all other such classes or series of Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

          (d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series F Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

          (e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          14.6.5    Redemption.
                    ----------

          (a) Right of Optional Redemption.  The Series F Preferred Stock is not
              ----------------------------
redeemable prior to February 15, 2001. However, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, shares of Series F Preferred Stock which have been converted into Excess Stock shall be subject to repurchase by the Corporation in accordance with Section 7.4.10 of
Article VII. On and after February 15, 2001, the Corporation, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section 14.6.5(c) below), without interest. If less than all of the outstanding Series F Preferred Stock is to be redeemed, the Series F Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

          (b)  Limitations on Redemption.
               -------------------------

               (i) The redemption price of the Series F Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Corporation, which may include other series of Preferred Stock, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

               (ii) Unless full cumulative dividends on all shares of Series F Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series F Preferred Stock shall be redeemed unless all outstanding shares of Series F Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series F Preferred Stock (except by exchange for Stock of the Corporation ranking junior to the Series F Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Excess Stock in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series F Preferred Stock.

          (c) Rights to Dividends on Shares Called for Redemption.  Immediately
              ---------------------------------------------------
prior to any redemption of Series F Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Series F Dividend Record Date and prior to the corresponding Series F Dividend Payment Date, in which case each holder of Series F Preferred Stock at the close of business on such Series F Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Series F Dividend Payment Date notwithstanding the redemption of such shares before such Series F Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series F Preferred Stock which is redeemed.

          (d)  Procedures for Redemption.
               -------------------------

               (i) Notice of redemption will be (A) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series F Preferred Stock except as to the holder to whom notice was defective or not given.

               (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series F Preferred may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series F Preferred Stock to be redeemed;

     (D) the place or places where the Series F Preferred Stock is to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series F Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed.

               (iii) If notice of redemption of any shares of Series F Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series F Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series F Preferred Stock, such shares of Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series F Preferred Stock to be redeemed shall surrender such Series F Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series F Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series F Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series F Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series F Preferred Stock without cost to the holder thereof.

               (iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series F Preferred Stock shall be irrevocable except that:

                    (A) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                    (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series F Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

          (e) The shares of Series F Preferred Stock are subject to the provisions of Section 7.4 of Article VII and Article IX of the Articles relating to Excess Stock. Excess

Stock issued upon exchange of shares of Series F Preferred Stock pursuant to such provisions may be redeemed, in whole or in part, at any time when outstanding shares of Series F Preferred Stock are being redeemed, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on the shares of Series F Preferred Stock, which are exchanged for such Excess Stock, through the date of such exchange, without interest. If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as shares of Series F Preferred Stock are being redeemed.

          (f) Any shares of Series F Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Directors.

          14.6.6    Voting Rights.
                    -------------

          (a) Holders of the Series F Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

          (b) Whenever dividends on any shares of Series F Preferred Stock shall be in arrears for six or more quarterly periods (a "Series F Preferred Dividend Default"), the Board of Directors shall take such action as may be necessary to increase the number of Directors of the Corporation by two and the holders of such shares of Series F Preferred Stock (voting separately as a class with the holders of all other series of Preferred Stock ranking on a parity with the Series F Preferred Stock as to dividends or upon liquidation ("Series F Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two Directors of the Corporation (the "Series F Preferred Stock Directors") at a special meeting called by the holders of record of at least 10% of the Series F Parity Preferred or the holders of any other series of Series F Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series F Preferred Stock for the past dividend periods and the dividends for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

          (c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series F Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series F Preferred Stock shall be divested of the voting rights set forth in Section 14.6.6(b) hereof (subject to revesting in the event of each and every Series F Preferred Dividend Default) and the term of office of each Series F Preferred Stock Director so elected shall terminate and the Board of Directors shall take such action as may be necessary to reduce the number of Directors by two. Any Series F Preferred Stock

Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series F Preferred Stock when they have the voting rights set forth in Section 14.6.6(b) (voting separately as a class with all other series of Series F Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Series F Preferred Dividend Default shall continue, any vacancy in the office of a Series F Preferred Stock Director may be filled by written consent of the Series F Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series F Preferred Stock when they have voting rights as set forth in Section 14.6.6(b) (voting separately as a class with all other series of Series F Parity Preferred upon which like voting rights have been conferred and are exercisable). The Series F Preferred Stock Directors shall each be entitled to one vote per director on any matter.

          (d) So long as any shares of Series F Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two thirds of the shares of the Series F Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Stock ranking senior to the Series F Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series F Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

          14.6.7    Conversion.  The Series F Preferred Stock is not convertible
                    ----------
     into or exchangeable for any other property or securities of the Corporation, except that the shares of Series F Preferred Stock will automatically be converted by the Corporation into shares of Excess Stock and transferred to a Trust in accordance with Section 7.4 of Article VII and Article IX of the Articles in the same manner that Common Stock is converted into Excess Stock and transferred to a Trust pursuant thereto, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

     14.7 8.96% Series G Cumulative Redeemable Preferred Stock.  The Board of
          ----------------------------------------------------
Directors has, by resolution, duly divided and classified 4,300,000 shares of the Preferred Stock of the Corporation into a series designated 8.96% Series G Cumulative Redeemable Preferred Stock and has provided for the issuance of such series. Subject in all cases to the provisions of the Articles, including, without limitation, Section 7.4 of Article VII and Article IX with respect to limitations on the transfer and ownership of Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the 8.96% Series G Cumulative Redeemable Preferred Stock of the Corporation:

          14.7.1     Designation and Number.  A series of Preferred Stock,
                     ----------------------
     designated the "8.96% Series G Cumulative Redeemable Preferred Stock" (the "Series G Preferred Stock"), has been established. The number of authorized shares of the Series G Preferred Stock shall be 4,300,000.

          14.7.2   Rank.  The Series G Preferred Stock shall, with respect to
                   ----
     dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Corporation's Series A Preferred Stock, Series B Preferred Stock, Series E Preferred Stock, and all classes or series of Common Stock of the Corporation, and to all equity securities issued by the Corporation ranking junior to such Series G Preferred Stock;
     (b) on a parity with the Corporation's Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series G Preferred Stock; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series G Preferred Stock. The term "equity securities" shall not include convertible debt securities.

          14.7.3    Dividends.
                    ---------

          (a) Holders of the then outstanding shares of Series G Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.96% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.24 per share). Such dividends shall be cumulative from the first date on which any Series G Preferred Stock is issued and shall be payable quarterly in arrears on or before the fifteenth day of February, May, August and November or, if not a business day, the next succeeding business day (each, a "Series G Dividend Payment Date"). Any dividend payable on the Series G Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series G Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation as the record date for the payment of dividends on the Series G Preferred Stock that is not more than 30 nor less than 10 days prior to such Series G Dividend Payment Date (each, a "Series G Dividend Record Date").

          (b) No dividends on shares of Series G Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

          (c) Notwithstanding the foregoing, dividends on the Series G Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 14.7.3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series G Preferred Stock will accumulate as of the Series G Dividend Payment Date on which they first become payable.

          (d) Except as provided in Section 14.7.3(e) below, no dividends will be declared or paid or set apart for payment on any Stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series G Preferred Stock (other than a dividend in shares of the Corporation's Common Stock or in any other class of Stock ranking junior to the Series G Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series G Preferred Stock for all past dividend periods and the then current dividend period.

          (e) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series G Preferred Stock, all dividends declared upon the Series G Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series G Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series G Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series G Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series G Preferred Stock which may be in arrears.

          (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series G Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of Stock ranking junior to the Series G Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other Stock of the Corporation ranking junior to or on a parity with the Series G Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of Stock of the Corporation ranking junior to or on a parity with the Series G Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other Stock of the Corporation ranking junior to the Series G Preferred Stock as to dividends and upon liquidation).

          (g) Any dividend payment made on shares of the Series G Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series G Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or Stock, in excess of full cumulative dividends on the Series G Preferred Stock as described above.

          14.7.4    Liquidation Preference.
                    ----------------------

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series G Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of Stock of the Corporation that ranks junior to the Series G Preferred Stock as to liquidation rights.

          (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series G Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Stock of the Corporation ranking on a parity with the Series G Preferred Stock in the distribution of assets, then the holders of the Series G Preferred Stock and all other such classes or series of Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

          (d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series G Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

          (e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          14.7.5    Redemption.
                    ----------

          (a) Right of Optional Redemption.  The Series G Preferred Stock is not
              ----------------------------
redeemable prior to October 15, 2001. However, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, shares of Series G Preferred Stock which have been converted into Excess Stock shall be subject to repurchase by the Corporation in accordance with Section 7.4.10 of
Article VII. On and after October 15, 2001, the Corporation, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series G Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section 14.7.5(c) below), without interest. If less than all of the outstanding Series G Preferred Stock is to be redeemed, the Series G Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

          (b)  Limitations on Redemption.
               -------------------------

               (i) The redemption price of the Series G Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Corporation, which may include other series of Preferred Stock, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

               (ii) Unless full cumulative dividends on all shares of Series G Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series G Preferred Stock shall be redeemed unless all outstanding shares of Series G Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series G Preferred Stock (except by exchange for Stock of the Corporation ranking junior to the Series G Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Excess Stock in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series G Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series G Preferred Stock.

          (c) Rights to Dividends on Shares Called for Redemption.  Immediately
              ---------------------------------------------------
prior to any redemption of Series G Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Series G Dividend Record Date and prior to the corresponding Series G Dividend Payment Date, in which case each holder of Series G Preferred Stock at the close of business on such Series G Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Series G Dividend Payment Date notwithstanding the redemption of such shares before such Series G Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series G Preferred Stock which is redeemed.

          (d)  Procedures for Redemption.
               -------------------------

               (i) Notice of redemption will be (A) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series G Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series G Preferred Stock except as to the holder to whom notice was defective or not given.

               (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series G Preferred may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series G Preferred Stock to be redeemed; (D) the place or places where the Series G Preferred Stock is to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series G Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series G Preferred Stock held by such holder to be redeemed.

               (iii) If notice of redemption of any shares of Series G Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series G Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series G Preferred Stock, such shares of Series G Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series G Preferred Stock to be redeemed shall surrender such Series G Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series G Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series G Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series G Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series G Preferred Stock without cost to the holder thereof.

               (iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series G Preferred Stock shall be irrevocable except that:

                    (A) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                    (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series G Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

          (e) The shares of Series G Preferred Stock are subject to the provisions of Section 7.4 of Article VII and Article IX of the Articles relating to Excess Stock. Excess

Stock issued upon exchange of shares of Series G Preferred Stock pursuant to such provisions may be redeemed, in whole or in part, at any time when outstanding shares of Series G Preferred Stock are being redeemed, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on the shares of Series G Preferred Stock, which are exchanged for such Excess Stock, through the date of such exchange, without interest. If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as shares of Series G Preferred Stock are being redeemed.

          (f) Any shares of Series G Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Directors.

          14.7.6    Voting Rights.
                    -------------

          (a) Holders of the Series G Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

          (b) Whenever dividends on any shares of Series G Preferred Stock shall be in arrears for six or more quarterly periods (a "Series G Preferred Dividend Default"), the Board of Directors shall take such action as may be necessary to increase the number of Directors of the Corporation by two and the holders of such shares of Series G Preferred Stock (voting separately as a class with the holders of all other series of Preferred Stock ranking on a parity with the Series G Preferred Stock as to dividends or upon liquidation ("Series G Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two Directors of the Corporation (the "Series G Preferred Stock Directors") at a special meeting called by the holders of record of at least 10% of the Series G Parity Preferred or the holders of any other series of Series G Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series G Preferred Stock for the past dividend periods and the dividends for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

          (c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series G Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series G Preferred Stock shall be divested of the voting rights set forth in Section 14.7.6(b) hereof (subject to revesting in the event of each and every Series G Preferred Dividend Default) and the term of office of each Series G Preferred Stock Director so elected shall terminate and the Board of Directors shall take such action as may be necessary to reduce the number of Directors by two. Any Series G Preferred Stock

Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series G Preferred Stock when they have the voting rights set forth in Section 14.7.6(b) (voting separately as a class with all other series of Series G Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Series G Preferred Dividend Default shall continue, any vacancy in the office of a Series G Preferred Stock Director may be filled by written consent of the Series G Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series G Preferred Stock when they have voting rights as set forth in Section 14.7.6(b) (voting separately as a class with all other series of Series G Parity Preferred upon which like voting rights have been conferred and are exercisable). The Series G Preferred Stock Directors shall each be entitled to one vote per director on any matter.

          (d) So long as any shares of Series G Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two thirds of the shares of the Series G Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Stock ranking senior to the Series G Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series G Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series G Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series G Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

          14.7.7    Conversion.  The Series G Preferred Stock is not convertible
                    ----------
     into or exchangeable for any other property or securities of the Corporation, except that the shares of Series G Preferred Stock will automatically be converted by the Corporation into shares of Excess Stock and transferred to a Trust in accordance with Section 7.4 of Article VII and Article IX of the Articles in the same manner that Common Stock is converted into Excess Stock and transferred to a Trust pursuant thereto, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

                                                                         ANNEX C
MORGAN STANLEY

                                                        MORGAN STANLEY & CO.
                                                        INCORPORATED
                                                        1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                        (212) 761-4000


                                        March 9, 1998


Board of Directors
Bay Apartment Communities, Inc.
4340 Stevens Creek Blvd.
Suite 275
San Jose CA 95129

Members of the Board:

We understand that Bay Apartment Communities, Inc. ("Bay") and Avalon Properties, Inc. ("Avalon") have entered into an Agreement and Plan of Merger dated as of March 9, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Avalon with and into Bay. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of Avalon ("Avalon Common Stock"), other than shares of Avalon Common Stock held in the treasury or any shares held by Bay or any wholly-owned subsidiary of Avalon or Bay, will be converted into 0.7683 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Bay ("Bay Common Stock"). It is also our understanding that Bay and Avalon have entered into Stock Option Agreements, each dated as of March 9, 1998 (the "Option Agreements"), which provide, among other things, for the grant by Bay to Avalon of an option to acquire certain shares of Bay Common Stock and the grant by Avalon to Bay of an option to acquire certain shares of Avalon Common Stock, in each case upon the terms and conditions provided in such agreements (collectively, the "Options"). The terms and conditions of the Merger and the Options are more fully set forth in the Merger Agreement and the Options Agreements.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Bay Common Stock.

For purposes of the opinion set forth herein, we have:

     i) reviewed certain publicly available financial statements and other information of Bay and Avalon;

     ii) reviewed certain internal financial statements and other financial and operating data concerning Bay and Avalon prepared by the managements of Bay and Avalon, respectively;

     iii) analyzed certain financial projections for Bay and Avalon prepared by the managements of Bay and Avalon, respectively;

     iv) discussed the past and current operations and financial condition and the prospects and long term plans of Bay and Avalon with senior executives of Bay and Avalon, respectively;

     v) reviewed the reported prices and trading activity for the Bay Common Stock and the Avalon Common Stock;

     vi) compared the financial performances of Bay and Avalon and the prices and trading activity of Bay Common Stock and Avalon Common Stock with that of certain other comparable publicly-traded companies and their securities;

                                                                  MORGAN STANLEY
Board of Directors
March 19, 1998
Page 2


     vii) discussed with the senior management of Bay and Avalon their estimates of the synergies and cost savings expected to be derived from the Merger;

     viii) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of Bay and Avalon;

     ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     x) reviewed the pro forma impact of the Merger on Bay's funds from operations per share, consolidated capitalization and financial ratios;

     xi) participated in discussions and negotiations among representatives of Bay and Avalon and their financial and legal advisors;

     xii) reviewed the Merger Agreement, the Option Agreements, and certain related documents; and

     xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Bay and Avalon. We have relied upon, with your consent, the assumptions of the managements of Bay and Avalon regarding cost savings and other synergies expected to result from the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of Avalon or Bay, nor have we been furnished with any such appraisals. We have also assumed that the merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Bay, nor did we negotiate with any party other than Avalon in connection with a transaction involving Bay.

We have acted as financial advisor to the Board of Directors of Bay in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing services for Bay and Avalon and have received fees for the rendering of those services.

It is understood that this letter is for the information of the Board of Directors of Bay and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Bay with the Securities and Exchange Commission with respect to the Merger. We express no opinion and make no recommendation as to how shareholders of Bay should vote at the shareholders' meeting to be held in connection with the Merger.

                                                                  MORGAN STANLEY

Board of Directors
March 9, 1998
Page 3


Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Bay Common Stock.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED


                                        By: /s/ Thomas A. Grier
                                            --------------------------------
                                            Thomas A. Grier
                                            Principal

                                                                         ANNEX D


                                           March 8, 1998



Board of Directors
Avalon Properties, Inc.
15 River Road
Wilton, Connecticut  06897

Gentlemen:

      Pursuant to the Agreement and Plan of Merger to be dated as of March 9, 1998 (the "Merger Agreement"), between Bay Apartment Communities, Inc. ("Bay") and Avalon Properties, Inc. ("Avalon" or the "Company") the following transactions, among others, will occur: (i) Avalon will merge with and into Bay (the "Merger"), (ii) the separate corporate existence of Avalon will cease,
(iii) Bay will survive and continue as a Maryland corporation, (iv) in the Merger each share of the common stock of Avalon, together with each attached right (the "Avalon Common Stock") will be converted into the right to receive
0.7683 shares (the "Exchange Ratio") of common stock of Bay, together with any attached right (the "Bay Common Stock"), and (v) the shares of each class of preferred stock of Avalon will be converted into a corresponding class of preferred stock of Bay. In connection with the Merger, each of Avalon and Bay will grant to the other a stock option to purchase a number of shares of its common stock equal to up to 19.9% of the number of shares outstanding immediately before exercise of the option for a purchase price equal to the market price of such stock at the time the option is granted (the "Stock Option Agreements").

      You have asked us whether or not, in our opinion, the proposed Exchange Ratio is fair to the common shareholders of the Company (other than Bay) from a financial point of view.

      In arriving at the opinion set forth below, we have, among other things:

1. Reviewed the Company's Annual Reports, Forms 10K and related financial information for the four fiscal years ended December 31, 1996 and the Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1997;
2. Reviewed Bay's Annual Reports, Forms 10K and related financial information for the three fiscal years ended December 31, 1996 and Bay's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1997;
3. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Bay, furnished to us by the Company and Bay;
4. Conducted discussions with members of senior management of the Company and Bay concerning their respective businesses and prospects;
5. Reviewed the historical market prices and trading activity for the Avalon Common Stock and Bay Common Stock and compared them with that of certain publicly traded companies which we deemed to be relevant;
6. Compared the results of operations of the Company and Bay with that of certain companies which we deemed to be relevant;
7. Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;
8.    Reviewed a draft of the Merger Agreement;
9. Reviewed a draft of the Stock Option Agreement with respect to the option to be issued by Avalon;
10. Reviewed a draft of the Stock Option Agreement with respect to the option to be issued by Bay; and
11. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

      In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Bay, and we have not assumed any responsibility to verify independently such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company and Bay, respectively, as to the future performance of the Company and Bay, respectively. We have also relied upon assurances of the management of the Company and Bay, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Bay nor have we been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that (i) the Merger will be accounted for under the purchase method of accounting, (ii) the Merger will be a tax free reorganization and (iii) any material liabilities (contingent or otherwise) of the Company and Bay are as set forth in the consolidated financial statements of the Company and Bay, respectively. No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the shareholders of the Company may trade at any time. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

      This opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of the Company.

      In the ordinary course of business, PaineWebber Incorporated and its affiliates may trade in the securities of the Company and Bay for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

      PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will be receiving a fee in connection with the rendering of this opinion and upon consummation of the Merger. In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to the Company and have received fees for rendering these services.

      In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to Bay and have received fees for rendering these services. PaineWebber Incorporated and its affiliates may continue to provide investment banking and other financial services to Bay and to receive customary fees for such services.

      On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio is fair to the common shareholders of the Company (other than Bay) from a financial point of view.

          This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement related to the Merger.

                            Very truly yours,

                            PAINEWEBBER INCORPORATED



                            By:   /s/ Frederick T. Caven, Jr.
                                  ---------------------------
                                  Frederick T. Caven, Jr.
                                  Managing Director

                                                                         ANNEX E

                                                         March 8, 1998



The Board of Directors
Avalon Properties, Inc.
15 River Road
Wilton, Connecticut

Gentlemen:

     We understand that Bay Apartment Communities, Inc. ("Bay") and Avalon Properties, Inc. ("Avalon") propose to enter into an Agreement and Plan of Merger, to be dated as of March 9, 1998 (the "Agreement"), which will provide, among other things, for a merger (the "Merger") of Avalon with and into Bay pursuant to which Bay will be the surviving corporation (the "Surviving Corporation") and each issued and outstanding share of the common stock, par value $.01 per share (the "Avalon Common Stock"), of Avalon will be converted into the right to receive 0.7683 shares of common stock, par value $.01 per share (the "Bay Common Stock"), of Bay (the "Exchange Ratio"). In addition, we understand that Avalon and Bay propose to enter into Stock Option Agreements (the "Stock Option Agreements"), which will provide, among other things, for the grant by Avalon to Bay of an option to acquire certain shares of Avalon and the grant by Bay to Avalon of an option to acquire certain shares of Bay upon the terms and conditions provided in such agreements.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Avalon Common Stock (other than Bay) of the Exchange Ratio pursuant to the Agreement. In connection with this opinion, we have:

     (i)       Reviewed drafts of the Agreement and Stock Option Agreements;

     (ii) Reviewed certain publicly available financial information concerning Avalon and Bay;

     (iii) Reviewed various financial forecasts and other data provided to us by Avalon and Bay (the "Financial Forecasts") as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies");

     (iv) Held discussions with members of the senior managements of Avalon and Bay concerning the respective businesses, financial conditions, results of operations and prospects of Avalon and Bay, the strategic objective of each, and possible benefits which might be realized following the Merger;

     (v) Reviewed public information with respect to certain publicly-traded real estate investment trusts (REITs) and other companies in lines of business we believe to be generally comparable to the businesses of Avalon and Bay;

    (vi) Reviewed the financial terms of certain recent business combinations involving REITs or companies in lines of businesses we believe to be generally comparable to those of Avalon and Bay;

    (vii) Reviewed the historical market prices and trading volume of the shares of Avalon and Bay;

    (viii)  Reviewed the potential pro forma financial impact of the Merger;

     (ix) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

      We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Avalon or Bay. In addition, we have not conducted any physical inspection of any of the properties or facilities of Avalon or Bay. It is expressly understood that this opinion does not constitute a valuation or appraisal of the shares of common stock, assets or liabilities of Avalon or Bay. In addition, we are not expressing any opinion as to the price or range of prices at which the common stock of Avalon or Bay may trade subsequent to the announcement of the execution of the Agreement or the consummation of the Merger. With respect to the Financial Forecasts and the Expected Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Avalon and Bay as to the future financial performance of Avalon and Bay and that the Expected Synergies will be realized in the amounts and at the time indicated thereby. We assume no responsibility for and express no view as to the Financial Forecasts and Expected Synergies or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. If should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

      In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any terms or conditions by Avalon or Bay (and without the granting of any consent or concurrence thereunder the effect which would be to have a adverse effect on Avalon or Bay or the projected benefits of the Merger for Avalon or Bay or Avalon's shareholders in any respect that would be material to our analysis hereunder) and that obtaining necessary regulatory approvals of the Merger will to have an adverse effect on Avalon or Bay or the projected benefits of the Merger for Avalon or Bay in any respect that would be material to our analysis hereunder. Our opinion expressed herein addresses the fairness of the Exchange Ratio based upon the relative financial and ownership contributions of Avalon and Bay to the Surviving Corporation and does not address the future trading or acquisition value of Avalon Common Stock or Bay Common Stock. We were not authorized to, and did not, solicit third party indications of interest in acquiring all or any part of Avalon. We have further assumed that the merger will qualify a tax-free reorganization for united States federal income tax purposes and the following consummation of the Merger the Surviving Corporation will continue to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended. For purposes of our opinion we have assumed that the Merger will be consummated in the manner currently contemplated by the Agreement and that Avalon and Bay will not change the method of effecting the combination between Avalon and Bay as permitted by the Agreement. We have also assumed that the final form of each of the Agreement and Stock Option Agreements will be substantially similar to the last drafts reviewed by us.

     Lazard Freres & Co. LLC has been engaged to render this fairness opinion to Avalon and will receive a fee payable upon the delivery of this opinion to the Board of Directors of Avalon. In addition, Avalon has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement. In the ordinary course of its business, Lazard Freres & Co. LLC may actively trade the debt and equity securities of Avalon or Bay for its own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

     Our engagement has been and the opinion expressed herein is for the benefit of the Board of Directors of Avalon and neither is on behalf of nor intended to cover rights or remedies upon any shareholders of Avalon or Bay or any other person. The opinion expressed herein does not address the merits of the underlying decision by Avalon to engage in the Merger. In addition, the opinion expressed herein does not constitute a recommendation to the shareholders of Avalon or Bay as to how they should vote at the shareholders' meeting in connection with the Merger.

     It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction and except that it may be reproduced in its entirety and described in a joint proxy statement/registration statement mailed to the shareholders of Avalon and Bay and may be filed with the Securities and Exchange Commission in connection therewith.

     Based on and subject to the foregoing, we are of the opinion as of the date hereof that the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Avalon Common Stock (other than Bay).

                                       Very truly yours,

                                       LAZARD FRERES & CO. LLC


                                       By: /s/ Matthew J. Lustig
                                           ---------------------
                                           Matthew J. Lustig
                                           Managing Director

                                                                      APPENDIX A

                         AVALON BAY COMMUNITIES, INC.
                           1994 STOCK INCENTIVE PLAN

                   As Amended and Restated on April 13, 1998


SECTION 1.     GENERAL PURPOSE OF THE PLAN; DEFINITIONS
               ----------------------------------------

     The name of the plan is the Avalon Bay Communities, Inc. 1994 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, Directors and other key persons of Avalon Bay Communities, Inc. (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

     The following terms shall be defined as set forth below:

     "Act" means the Securities Exchange Act of 1934, as amended.

     "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights.

     "Board" means the Board of Directors of the Company.

     "Cause" means, except as provided in an individual agreement or by the Committee, a vote of the Board of Directors resolving that the participant should be dismissed as a result of (i) any material breach by the participant of any agreement to which the participant and the Company are parties, (ii) any act (other than retirement) or omission to act by the participant which may have a material and adverse effect on the business of the Company or any Subsidiary or on the participant's ability to perform services for the Company or any Subsidiary, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or neglect of duties by the participant in connection with the business or affairs of the Company or any Subsidiary.

     "Change of Control" is defined in Section 16.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

     "Committee" means the Committee of the Board referred to in Section 2.

     "Covered Employee" means a participant designated prior to the grant of a Qualified Performance-based Award by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Qualified Performance-based Award is expected to be taxable to such participant.

     "Deferred Stock Award" means Awards granted pursuant to Section 7.

     "Disability" means, except as provided in an individual agreement or by the Committee, an individual's inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual's mental or physical disability, as determined by the Committee in good faith in its sole discretion.

     "Dividend Equivalent Right" means Awards granted pursuant to Section 11.

     "Effective Date" means the consummation of the merger contemplated by the Agreement and Plan of Merger, by and between the Company and Avalon Properties, Inc. dated as of March 9, 1998.

     "Fair Market Value" on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange on which the Stock is traded.

     "Incentive Stock Option" means any Stock Option designated as, and qualified as, an "incentive stock option" as defined in Section 422 of the Code.

     "Non-Employee Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

     "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

     "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

     "Performance Cycle" means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a participant's right to and the payment of a Performance Share Award, Restricted Stock Award or Deferred Stock Award.

     "Performance Share Award" means Awards granted pursuant to Section 9.

     "Qualified Performance-based Award" means any Restricted Stock Award, Deferred Stock Award or Performance Share Award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder.

     "Restricted Stock Award" mean Awards granted pursuant to Section 6.

     "Retirement" means the employee's termination of employment with the Company and its Subsidiaries after attainment of the age and/or service requirements to qualify for early or normal retirement specified in the written instrument evidencing the Award or, if not so specified, under the Company's retirement policy as in effect at the time of the Award.

     "Stock" means the Common Stock, $.01 par value per share, of the Company, subject to adjustments pursuant to Section 3.

     "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

     "Unrestricted Stock Award" means Awards granted pursuant to Section 8.

SECTION 2.     ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT
               -----------------------------------------------------
               PARTICIPANTS AND DETERMINE AWARDS
               ---------------------------------

     (a) Committee.  The Plan shall be administered by all of the Non-Employee
         ---------
Director members of the Compensation Committee of the Board, or a committee of not less than two Non-Employee Directors performing similar functions, as appointed by the Board from time to time. Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

     (b) Powers of Committee.  The Committee shall have the power and authority
          -------------------
to grant Awards consistent with the terms of the Plan, including the power and authority:

          (i) to select the officers, other employees, Non-Employee Directors and other key persons of the Company and its Subsidiaries to whom Awards may from time to time be granted;

          (ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and

     Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more participants;

          (iii)  to determine the number of shares to be covered by any Award;

          (iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

          (v) to accelerate the exercisability or vesting of all or any portion of any Award in circumstances involving a Change of Control or the death, disability or termination of employment of a Plan participant;

          (vi) subject to the provisions of Section 5(a)(ii), to extend the period in which Stock Options may be exercised;

          (vii) to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

          (viii) to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

     All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

     (c) Delegation of Authority to Grant Awards.  The Committee, in its
         ---------------------------------------
discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee's authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or Covered Employees. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

SECTION 3.  SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
            -----------------------------------------------------

     (a) Shares Issuable.  The maximum number of shares of Stock reserved and
         ---------------
available for issuance under the Plan shall be the sum of (a) 2,500,000 shares of Stock, plus (b) 9.9 percent of any net increase in the total number of shares of Stock actually outstanding from time to time after April 13, 1998. Notwithstanding the foregoing, the maximum number of shares of Stock for which Incentive Stock Options may be issued under the Plan shall not exceed 2,500,000. For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Stock Options with respect to no more than 300,000 shares of Stock may be granted to any one individual participant during any one calendar year period. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.

     (b) Recapitalizations.  If, through or as a result of any merger,
         -----------------
consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or shares of Stock that can be granted to any one individual participant, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

     (c) Mergers.  Upon consummation of a consolidation or merger or sale of all
         -------
or substantially all of the assets of the Company in which outstanding shares of Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a "Transaction"), the Board may, in its discretion, take any one or more of the following actions, as to outstanding Stock Options: (i) provide that such Stock Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the optionees, provide that all unexercised Stock Options will terminate immediately prior to the consummation of the Transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (iii) in the event of a business combination under the terms of which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the business combination, make or provide for a cash payment to the optionees equal to the difference between (A) the value (as determined by the Committee) of the consideration payable per share of Stock pursuant to the business combination (the "Merger Price") times the number of shares of Stock subject to such outstanding Stock Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Stock Options in exchange for the termination of such Stock Options. In the event Stock Options will terminate upon the consummation of the Transaction, each optionee shall be permitted, within a specified period determined by the Committee, to exercise all non-vested Stock Options, subject to the consummation of the Transaction.

     (d) Substitute Awards.  The Committee may grant Awards under the Plan in
         -----------------
substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any substitute awards granted under this Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.  ELIGIBILITY
            -----------

     Participants in the Plan will be such full or part-time officers, other employees, Non-Employee Directors and key persons of the Company and its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries and who are selected from time to time by the Committee, in its sole discretion. Key persons, for purposes of this Plan, shall include consultants and prospective employees.

SECTION 5.  STOCK OPTIONS
            -------------

     Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

     Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

     No Awards shall be granted under the Plan after April 13, 2008.

     (a) Stock Options Granted to Employees and Key Persons.  The Committee in
         --------------------------------------------------
its discretion may grant Stock Options to employees and key persons of the Company or any Subsidiary. Stock Options granted to employees and key persons pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable. If the Committee so determines, Stock Options may be granted in lieu of cash compensation at the participant's election, subject to such terms and conditions as the Committee may establish, as well as in addition to other compensation.

         (i)   Exercise Price.  The exercise price per share for the Stock
               --------------
     covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Committee at the time of grant but shall be not less than 100% of Fair Market Value on the date of grant (other than options granted in lieu of cash compensation). If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the
     Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the option price shall be not less than 110% of Fair Market Value on the grant date.

         (ii)  Option Term.  The term of each Stock Option shall be fixed by
               -----------
     the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

         (iii) Exercisability; Rights of a Shareholder.  Stock Options shall
               ---------------------------------------
     become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

         (iv)  Method of Exercise.  Stock Options may be exercised in whole or
               ------------------
     in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

               (A) In cash, by certified bank check or other instrument acceptable to the Committee;

               (B) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

               (C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

     The delivery of certificates representing shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

         (v)    Termination by Reason of Death.  If any optionee's employment
                 ------------------------------
     (or other business relationship) by the Company and its Subsidiaries terminates by reason of death, the Stock Option may thereafter be exercised, to the extent exercisable at the date of death, by the legal representative or legatee of the optionee, for a period of six months (or such longer period as the Committee shall specify at any time in the option, employment or other agreement) from the date of death, or until the expiration of the stated term of the Option, if earlier.

         (vi)   Termination by Reason of Disability.
                -----------------------------------

                (A) Any Stock Option held by an optionee whose employment (or other business relationship) by the Company and its Subsidiaries has terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of twelve months (or such longer period as the Committee shall specify at any time in the option, employment or other agreement) from the date of such termination of employment (or other business relationship), or until the expiration of the stated term of the Option, if earlier.

                (B) Except as otherwise provided by the Committee at the time of grant, the death of an optionee during a period provided in this
          Section 5(a)(vi) for the exercise of a Non-Qualified Stock Option shall extend such period for six months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

          (vii)  Termination by Reason of Retirement.
                 -----------------------------------

                 (A) Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries is terminated by reason of Retirement may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of twelve months (or such other period as the Committee shall specify at any time in the option, employment or other agreement) from the date of such termination of employment, or until the expiration of the stated term of the Option, if earlier.

                 (B) Except as otherwise provided by the Committee at any time, the death of an optionee during a period provided in this Section 5(a)(viii) for the exercise of a Stock Option shall extend such period for six months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

          (viii) Termination for Cause.  If any optionee's employment (or other
                 ---------------------
     business relationship) by the Company and its Subsidiaries has been terminated for Cause, any Stock Option held by such optionee shall immediately terminate and be of no further force and effect; provided, however, that the Committee may, in its sole discretion, provide that such stock option can be exercised for a period of up to 30 days from the date of termination of employment (or other business relationship) or until the expiration of the stated term of the Option, if earlier.

          (ix)   Other Termination.  Unless otherwise determined by the
                 -----------------
     Committee, if an optionee's employment (or other business relationship) by the Company and its Subsidiaries terminates for any reason other than death, Disability, Retirement or for Cause, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of termination of employment (or other business relationship), for three months (or such longer period as the Committee shall specify at any time in the option, employment or other agreement) from the date of termination of employment (or other business relationship) or until the expiration of the stated term of the Option, if earlier.

          (x)    Annual Limit on Incentive Stock Options.  To the extent
                 ---------------------------------------
     required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which

     Incentive Stock Options granted under this Plan and any other plan of the Company or its Subsidiaries become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

          (xi)   Form of Settlement.  Shares of Stock issued upon exercise of a
                 ------------------
     Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in this Plan.

     (b) Reload Options.  At the discretion of the Committee, Options granted
         --------------
under the Plan may include a so-called "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of Stock in accordance with Section 5(a)(iv)(B) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Stock on the date the additional Option is granted and with the same expiration date as the original Option being exercised, and with such other terms as the Committee may provide) to purchase that number of shares of Stock equal to the number delivered to exercise the original Option.

     (c) Stock Options Granted to Non-Employee Directors.
         -----------------------------------------------

          (i)  Automatic Grant of Options.
               --------------------------

               (A) Each Non-Employee Director who is serving as a Director of the Company on the fifth business day after the Effective Date shall automatically be granted on such date a Non-Qualified Stock Option to acquire 10,000 shares of Stock.

               (B) Each Non-Employee Director who is serving as a Director of the Company on the fifth business day after each annual meeting of stockholders, beginning with the 1999 annual meeting of stockholders, shall automatically be granted on such day a Non-Qualified Stock Option to acquire 10,000 shares of Stock.

               (C) The exercise price per share for the Stock covered by a Stock Option granted under this Section 5(c) shall be equal to the Fair Market Value of the Stock on the date the Stock Option is granted.

               (D) The Committee, in its discretion, may grant additional Non-Qualified Stock Options to Non-Employee Directors.

          (ii) Exercise; Termination.
               ---------------------

               (A) Except as provided in Section 16 or in the option agreement, no Option granted under Section 5(c) may be exercised before the first anniversary of the date upon which it was granted; provided, however, that any Option so granted shall become exercisable upon the termination of service of the Non-Employee Director because of Disability or death. No Option issued under this Section 5(c) shall be exercisable after the expiration of ten years from the date upon which such Option is granted.

               (B) The rights of a Non-Employee Director in an Option grante under Section 5(c) shall terminate on the specified expiration date; provided, however, that if the Non-Employee Director ceases to be a Director for Cause, the rights shall terminate immediately on the date on which he ceases to be a Director.

               (C) Any Option granted to a Non-Employee Director and outstanding on the date of his death may be exercised by the legal representative or legatee of the optionee for a period of six months from the date of death or until the expiration of the stated term of the Option, if earlier.

               (D) Options granted under this Section 5(c) may be exercised only by written notice to the Company specifying the number of shares to be purchased. Payment of the full purchase price of the shares to be purchased may be made by one or more of the methods specified in
          Section 5(a)(iv). An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

     (d)  Non-transferability of Options.  No Stock Option shall be transferable
         ------------------------------
by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee, or by the optionee's legal representative or guardian in the event of the optionee's incapacity. Notwithstanding the foregoing, the Committee may permit the optionee to transfer his Non-Qualified Stock Options to members of his immediate family, or to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan, the applicable option agreement and all insider trading rules of the Company.

SECTION 6.  RESTRICTED STOCK AWARDS
            -----------------------

     (a) Nature of Restricted Stock Award.  The Committee may grant Restricted
         --------------------------------
Stock Awards to any participant. A Restricted Stock Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant ("Restricted Stock"). Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. In addition, a Restricted Stock Award may be granted to an employee by the Committee in lieu of a cash bonus due to such employee pursuant to any other plan of the Company.

     (b) Automatic Grant of Restricted Stock to Independent Directors.
         ------------------------------------------------------------

         (i) Each Non-Employee Director who is serving as Director of the Company on the fifth business day after the Effective Date shall automatically be granted on such date 3,000 shares of Restricted Stock. Except as otherwise provided in the award agreement, such shares of Restricted Stock shall vest twenty percent (20%) on the date of issuance and twenty percent (20%) on each of the first four anniversaries of the date of issuance.

         (ii) Each Non-Employee Director who is serving as a Director of the Company on the fifth business day after each annual meeting of stockholders, beginning with the 1999 Annual Meeting of Stockholders, shall automatically be granted on such day 2,000 shares of Restricted Stock. Except as otherwise provided in the award agreement, such shares of Restricted Stock shall vest twenty percent (20%) on the date of issuance and twenty percent (20%) on each of the first four anniversaries of the date of issuance.

         (iii) Each Non-Employee Director may, pursuant to the provisions of
     Section 7(b), elect to receive Deferred Stock instead of Restricted Stock provided in this Section 6(b). Any Deferred Stock granted in lieu of Restricted Stock shall be subject to the same vesting requirements applicable to the Restricted Stock.

     (b) Acceptance of Award.  To the extent applicable, a participant who is
         -------------------
granted a Restricted Stock Award shall have no rights with respect to such Award unless the participant shall have accepted the Award within 60 days (or such shorter time period as the Committee may specify) following the award date by making payment to the Company, if required, in cash, by certified or bank check or other instrument or form of payment acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions of the Restricted Stock in such form as the Committee shall determine.

     (c) Rights as a Shareholder.  Upon complying with Section 6(b) above, a
         -----------------------
participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, subject to non-transferability restrictions and Company repurchase or forfeiture rights described in this Section 6 and subject to such other conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Committee shall otherwise determine, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares are vested as provided in Section 6(e) below.

     (d) Restrictions.  Except as provided in an individual agreement or as
         ------------
otherwise determined by the Committee, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of. Except as provided in an individual agreement or as otherwise determined by the Committee, in the event of termination of employment (or other business relationship) by the Company and its Subsidiaries for any reason (including death, retirement, Disability, and for Cause), the Company shall have the right, at the discretion of the Committee, to repurchase shares of Restricted Stock with respect to which conditions have not lapsed at their purchase price, or to require forfeiture of such shares to the Company if acquired at no cost, from the participant or the participant's legal representative. The Company must exercise such right of repurchase or forfeiture not later than the 90th day following such termination of employment (or other business relationship), unless otherwise specified in the written instrument evidencing the Restricted Stock Award.

     (e) Vesting of Restricted Stock.  The Committee at the time of grant shall
         ---------------------------
specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Except as provided in Section 16, the vesting period for Restricted Stock shall be at least three years, except that in the case of Restricted Stock that becomes transferable and no longer subject to forfeiture upon the attainment of such pre-established performance goals, objectives and other conditions, the vesting period shall be at least one year. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested."

     (f) Waiver, Deferral and Reinvestment of Dividends.  The written instrument
         ----------------------------------------------
evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 7.  DEFERRED STOCK AWARDS
            ---------------------

     (a) Nature of Deferred Stock Awards.   A Deferred Stock Award is an Award
         -------------------------------
of phantom stock units to a participant, subject to restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the participant executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and participants. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the participant in the form of shares of Stock.

     (b) Election to Receive Deferred Stock Awards in Lieu of Compensation.  The
         -----------------------------------------------------------------
Committee may, in its sole discretion, permit a participant, including a Non-Employee Director, to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such participant in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with rules and procedures established by the Committee. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate.

     (c) Rights as a Stockholder.  During the deferral period, a participant
         -----------------------
shall have no rights as a stockholder; provided, however, that the participant may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Committee may determine.

     (d) Restrictions.  A Deferred Stock Award may not be sold, assigned,
         ------------
transferred, pledged or otherwise encumbered or disposed of during the deferral period.

     (e) Termination.  Except as may otherwise be provided by the Committee
         -----------
either in the Award, employment or other agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a participant's right in all Deferred Stock Awards that have not vested shall automatically terminate upon the participant's termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 8.  UNRESTRICTED STOCK AWARDS
            -------------------------

     The Committee may, in its sole discretion, grant (or sell at a purchase price determined by the Committee) an Unrestricted Stock Award to any participant which will entitle such participant to receive shares of Stock free of any restrictions under the Plan ("Unrestricted Stock"). Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

SECTION 9.  PERFORMANCE SHARE AWARDS
            ------------------------

     (a) Nature of Performance Shares.  A Performance Share Award is an award
         ----------------------------
entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Committee may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. Performance Share Awards may be granted under the Plan to any participants, including those who qualify for awards under other performance plans of the Company. The Committee in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Committee may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Share Awards under the Plan.

     (b) Restrictions on Transfer.  Performance Share Awards and all rights with
         ------------------------
respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

     (c) Rights as a Shareholder.  A participant receiving a Performance Share
         -----------------------
Award shall have the rights of a shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Committee).

     (d) Termination.  Except as may otherwise be provided by the Committee in
         -----------
the Award, employment or other agreement, a participant's rights in all Performance Share Awards shall automatically terminate upon the participant's termination of employment (or other business relationship) by the Company and its Subsidiaries for any reason (including death, Disability and for Cause).

     (e) Acceleration, Waiver, Etc.  At any time prior to or upon the
         -------------------------
participant's termination of employment (or other business relationship) by the Company and its Subsidiaries, the Committee may in its sole discretion accelerate, waive or, subject to Section 14, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION 10.  QUALIFIED PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES
             -------------------------------------------------------

     Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award, Deferred Stock Award or Performance Share Award granted to a Covered Employee is intended to qualify as "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder (a "Performance-based Award"), such Award shall comply with the provisions set forth below:

     (a) Performance Criteria.  The performance criteria used in performance
         --------------------
goals governing Performance-based Awards granted to Covered Employees may include any or all of the following: (i) the Company's return on equity, assets, capital or investment, (ii) pre-tax or after-tax profit levels of the Company or any Subsidiary, a division, an operating unit or a business segment of the Company, or any combination of the foregoing; (iii) cash flow, funds from operations or similar measure; (iv) total shareholder return; (v) changes in the market price of the Stock; (vi) market share; or (vii) earnings per share.

     (b) Grant of Qualified Performance-based Awards.  With respect to each
         -------------------------------------------
Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

     (c) Payment of Qualified Performance-based Awards.  Following the
         ---------------------------------------------
completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Qualified Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee's Qualified Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Qualified Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

     (d) Maximum Award Payable.  The maximum Qualified Performance-based Award
         ---------------------
payable to any one Covered Employee under the Plan for a Performance Cycle is 200,000 shares of Stock (subject to adjustment as provided in Section 3(b) hereof).

SECTION 11.  DIVIDEND EQUIVALENT RIGHTS
             --------------------------

     (a) Dividend Equivalent Rights.  A Dividend Equivalent Right is an Award
         --------------------------
entitling the recipient to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award.

A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

     (b) Interest Equivalents.  Any Award under this Plan that is settled in
         --------------------
whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

     (c) Termination.  Except as may otherwise be provided by the Committee in
         -----------
the Award, employment or other agreement, a participant's rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the participant's termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.  TAX WITHHOLDING
             ---------------

     (a) Payment by Participant.  Each participant shall, no later than the date
         ----------------------
as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

     (b) Payment in Shares.  Subject to approval by the Committee, a participant
         -----------------
may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (iii) in a combination of (i) and (ii).

SECTION 13.  TRANSFER, LEAVE OF ABSENCE, ETC.
             --------------------------------

     For purposes of the Plan, the following events shall not be deemed a termination of employment (or other business relationship):

     (a) a transfer to the employment (or other business relationship) of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary; or

     (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment (or other business relationship) is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 14.  AMENDMENTS AND TERMINATION
             --------------------------

     The Board may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's written consent. In addition, the Committee may amend any outstanding Award to reduce the exercise or purchase price in order to fulfill a legitimate corporate purpose (e.g., to retain a key employee) or to maintain the value of such outstanding Award under circumstances beyond the control of the Company's management, but in no event shall such amendments be made to outstanding Awards representing greater than 10% of the total number of shares of Stock authorized for issuance pursuant to the Plan. To the extent required by the Code to ensure that Options that have been granted hereunder as Incentive Stock Options continue to qualify as Incentive Stock Options, Plan amendments shall be subject to approval by the Company's stockholders.

SECTION 15.  STATUS OF PLAN
             --------------

     With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 16.  CHANGE OF CONTROL PROVISIONS
             ----------------------------

     Notwithstanding anything in this Plan to the contrary, upon the occurrence of a Change of Control as defined in this Section 16:

     (a) Each Stock Option shall automatically become fully exercisable.

     (b) Restrictions and conditions on Restricted Stock Award, Deferred Stock Awards and Performance Share Awards shall automatically be deemed waived, and the recipients of such Awards shall become entitled to receipt of the Stock subject to such Awards unless the Committee shall otherwise expressly provide at the time of grant.

     (c) "Change of Control" shall mean the occurrence of any one or more of the following events:

         (i) Any individual, entity or group (a "Person") within the meaning of Sections 13(d) and 14(d) of the Act (other than the Company, any corporation, partnership, trust or other entity controlled by the Company (a "Subsidiary"), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such Person, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities having the right to vote generally in an election of the Company's Board ("Voting Securities"), other than as a result of (A) an acquisition of securities directly from the Company or any Subsidiary or
     (B) an acquisition by any corporation pursuant to a reorganization, consolidation or merger if, following such reorganization, consolidation or merger the conditions described in clauses (A), (B) and (C) of subparagraph
     (iii) of this Section 16(c) are satisfied; or

         (ii) Individuals who, as of the Effective Date, constitute the Company's Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director of the Company subsequent to the Effective Date (excluding, for this purpose, (A) any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, and (B) any individual whose initial assumption of office is in connection with a reorganization, merger or consolidation, involving an unrelated entity), whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the persons then comprising Incumbent Directors shall for purposes of this Plan be considered an Incumbent Director;

         (iii) The approval by the shareholders of a reorganization, merger or consolidation of the Company, or, if consummation of such reorganization, merger or consolidation is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining such consent (either explicitly or implicitly by consummation), unless, following such reorganization, merger or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will beneficially own, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary or the corporation resulting from such reorganization, merger or consolidation or any subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% or more of the outstanding Voting Securities), will beneficially own, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and
     (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation will have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

         (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

         (v) The approval by the shareholders of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, or, if consummation of such sale, lease, exchange or other disposition is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining such consent (either explicitly or implicitly by consummation), other than to a corporation, with respect to which following such sale, lease, exchange or other disposition (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will beneficially own, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange or other disposition, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary or such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 30% or more of the outstanding Voting Securities), will beneficially own, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation will have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company.

     Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of this Agreement solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 30% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of this Agreement.

SECTION 17.  GENERAL PROVISIONS
             ------------------

     (a) No Distribution; Compliance with Legal Requirements.  The Committee may
         ---------------------------------------------------
require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

     No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

     (b) Delivery of Stock Certificates.  Delivery of stock certificates to
         ------------------------------
participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the participant, at the participant's last known address on file with the Company.

     (c) Other Compensation Arrangements; No Employment Rights.  Nothing
         -----------------------------------------------------
contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

SECTION 18.  EFFECTIVE DATE OF PLAN
             ----------------------

     This Plan has been amended and restated as of April 13, 1998.

SECTION 19.  GOVERNING LAW
             -------------

     This Plan shall be governed by Maryland law except to the extent such law is preempted by federal law.

DATE OF APPROVAL OF INITIAL PLAN BY
SHAREHOLDERS:                               February 15, 1994

DATE OF APPROVAL OF FIRST AMENDED AND
RESTATED PLAN BY BOARD OF DIRECTORS:        August 28, 1996

DATE OF APPROVAL OF FIRST AMENDED AND
RESTATED PLAN BY SHAREHOLDERS:              April 25, 1997

DATE OF APPROVAL OF SECOND AMENDED AND
RESTATED PLAN BY BOARD OF DIRECTORS:        February 26, 1998

DATE OF APPROVAL OF THIRD AMENDED AND
RESTATED PLAN BY BOARD OF DIRECTORS:        April 13, 1998

                                                                      APPENDIX B

                         BAY APARTMENT COMMUNITIES, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gilbert M. Meyer and Jeffrey B. Van Horn, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the 1998 Annual Meeting of Stockholders of Bay Apartment Communities, Inc. ("Bay") to be held at 10:00 a.m., local time, on June 4, 1998 at the Fairmont Hotel, 170 South Market Street, San Jose, California, or at any adjournment or postponement thereof (the "Bay Meeting"), with all power which the undersigned would possess if personally present, and to vote all shares of Bay's common stock which the undersigned may be entitled to vote at said meeting upon the following proposals described in the accompanying Joint Proxy Statement/Prospectus dated May 5, 1998 in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Bay Meeting. All previously dated proxies are hereby revoked. THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.



                         (To be signed on reverse side)

[X] Please mark your
    votes as in this
    example using dark
    ink only.


                                  DO NOT PRINT
                                  IN THIS AREA





-------------------------------------------------------------------------------
BY SIGNING THIS PROXY CARD, THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS DATED MAY 5, 1998 AND THE JOINT PROXY STATEMENT/PROSPECTUS.



                               FOR   WITHHOLD
                                     AUTHORITY

1. ELECTION OF DIRECTORS       [ ]     [ ]        NOMINEES: Gilbert M. Meyer
                                                            Bruce A. Choate
                                                            John J. Healy, Jr.
                                                            Brenda J. Mixson
                                                            Thomas H. Nielsen
                                                            Lance R. Primis

(INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee's name on the space provided below.)


2. To approve certain amendments to Bay's charter relating to the Series A Preferred Stock, par value $.01 per share.


                        FOR       AGAINST      ABSTAIN

                        [ ]         [ ]          [ ]


3. To ratify the 1994 Stock Incentive Plan, as amended and restated.


                        FOR       AGAINST      ABSTAIN

                        [ ]         [ ]          [ ]


4. To approve and adopt the Agreement and Plan of Merger, dated as of March 9, 1998 (the "Merger Agreement"), by and between Bay and Avalon Properties, Inc., a Maryland corporation ("Avalon"), the merger of Avalon with and into Bay, with Bay as the surviving corporation (the "Surviving Corporation"), and all of the matters and transactions contemplated by the Merger Agreement, including the amendment and restatement of the charter of the Surviving Corporation.


                       FOR       AGAINST      ABSTAIN

                       [ ]         [ ]          [ ]


5. The proxies are authorized to vote in their discretion upon such other business and matters or proposals as may properly come before the Bay Meeting.



CHANGE OF ADDRESS       [ ]
  (Check here and make
   comments on reverse
   side)


I plan to
attend the      [ ]
meeting.


I do not plan
to attend       [ ]
the meeting.



Signature______________________________________    Dated: _____________, 1998

Signature (if held jointly)____________________    Dated: _____________, 1998



IMPORTANT: Please sign proxy as name appears. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

                                                                      APPENDIX C

                             AVALON PROPERTIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Richard L. Michaux, Charles H. Berman and Thomas J. Sargeant, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Special Meeting of Stockholders of Avalon Properties, Inc. ("Avalon") to be held at 11:00 a.m., local time, on June 4, 1998 at Avalon's offices at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia, or at any adjournment or postponement thereof (the "Avalon Meeting"), with all power which the undersigned would possess if personally present, and to vote all shares of Avalon's common stock which the undersigned may be entitled to vote at said meeting upon the following proposal described in the accompanying Joint Proxy Statement/Prospectus dated May 5, 1998 in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Avalon Meeting. All previously dated proxies are hereby revoked.

    This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR adoption of the Proposal listed below.

1. To approve and adopt the Agreement and Plan of Merger, dated as of March 9, 1998 (the "Merger Agreement"), by and between Avalon and Bay Apartment Communities, Inc. ("Bay"), the merger of Avalon with and into Bay, with Bay as the surviving corporation (the "Surviving Corporation"), and the other transactions contemplated by the Merger Agreement, including the amendment and restatement of the charter of the Surviving Corporation.

                 FOR [ ]     AGAINST [ ]      ABSTAIN [ ]




    COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS BOX ON REVERSE SIDE

                  (Continued and to be signed on reverse side)

                           (continued from other side)




2. The proxies are authorized to vote in their discretion upon such other business and matters or proposals that may properly come before the Avalon Meeting.

The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders dated May 5, 1998 and the Joint Proxy Statement/ Prospectus.

I plan to attend meeting [ ]        Dated:_____________________________, 1998
COMMENTS/ADDRESS CHANGE  [ ]
Please mark this box if you have
written comments/address
change on the reverse side.

                                    -------------------------------------------
                                    Signature

                                    -------------------------------------------
                                    Signature if held jointly

IMPORTANT: Please sign proxy as name appears. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Subject to certain limited exceptions, Bay's Articles of Incorporation and Bylaws, each as amended, limit the liability of Bay's directors and officers to Bay for monetary damages for any breach of any duty owed by such director or officer of Bay to the fullest extent permitted by Maryland law. The MGCL generally permits the liability of directors and officers to a corporation for monetary damages to be limited, unless it is proved that (i)(a) the director or officer actually received an improper personal benefit in money, property or services, (b) the director or officer acted in bad faith, or (c) the director's or officer's act or omission was the result of active and deliberate dishonesty, and (ii) the director's or officer's act or omission was material to the matter giving rise to the proceeding. However, in the case of a suit by or in the right of Bay, a director or officer may not be indemnified in respect of any proceeding in which he shall have been adjudged liable to Bay, unless and only to the extent a court of appropriate jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as such court may deem proper.

  Pursuant to the authority granted in Bay's charter and bylaws, Bay has also entered into indemnification agreements with its directors and certain of its executive officers, pursuant to which Bay has agreed to indemnify them against certain liabilities incurred in connection with their service as executive officers and/or directors. These provisions and contracts could reduce the legal remedies available to Bay and its stockholders against these individuals.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

  (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1     Agreement and Plan of Merger by and between Bay Apartment
          Communities, Inc. ("Bay") and Avalon Properties, Inc. ("Avalon"),
          dated as of March 9, 1998. (Incorporated by reference to Exhibit 99.1 to Form 8-K filed March 11, 1998 and attached as Annex A to the Joint
          Proxy Statement/Prospectus included in this Registration Statement.)
  2.2     Agreement and Plan of Merger. (Incorporated by reference to Exhibit
          10.22 to Form 10-Q of Bay Apartment Communities, Inc. dated August
          11, 1995.)
  3(i).1  Articles of Incorporation of Bay. (Incorporated by reference to
          Exhibit 3(i).1 to Form 8-B of Bay Apartment Communities, Inc. dated
          June 8, 1995.)
  3(i).2  Articles Supplementary relating to the Series A Preferred Stock of
          Bay. (Incorporated by reference to Exhibit 3(i).1 to Form 8-K of Bay
          Apartment Communities, Inc. dated September 25, 1995.)
  3(i).3  Articles Supplementary relating to the Series B Preferred Stock of
          Bay. (Incorporated by reference to Exhibit 3(i).1 to Form 8-K of Bay
          Apartment Communities, Inc. filed May 20, 1996.)
  3(i).4  Articles Supplementary relating to the 8.50% Series C Cumulative
          Redeemable Preferred Stock of Bay. (Incorporated by reference to
          Exhibit 3(i) to Form 8-K of Bay Apartment Communities, Inc. filed
          July 25, 1997.)
  3(i).5  Articles Supplementary relating to the 8.00% Series D Cumulative
          Redeemable Preferred Stock of Bay. (Incorporated by reference to
          Exhibit 1 to Form 8-A of Bay Apartment Communities, Inc. filed
          December 17, 1997.)
  3(i).6  Articles Supplementary relating to the Series E Junior Participating
          Cumulative Preferred Stock. (Incorporated by reference to Exhibit 3.1 to Form 8-A of Bay Apartment Communities, Inc., filed March 11,
          1998.)
  3(ii).1 Bylaws of Bay. (Incorporated by reference to Exhibit 10.1 to Form 8-B of Bay Apartment Communities, Inc. dated June 8, 1995.)

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3(ii).2 Text of Amendment to Bylaws of Bay. (Incorporated by reference to
          Exhibit 4.2 to Form 8-K of Bay Apartment Communities, Inc. filed
          March 11, 1998.)
 *3(ii).3 Text of Amendment to Bylaws of Bay.
  4.1     Bay Apartment Communities, Inc.--Dividend Reinvestment and Stock
          Purchase Plan filed November 22, 1996. (Incorporated by reference to
          Form S-3 of Bay Apartment Communities, Inc., File No. 333-16647.)
 *4.2     Form of Stock Certificate for shares of Common Stock of Avalon Bay
          Communities, Inc.
 *4.3     Form of Stock Certificate for shares of 9.00% Series F Cumulative
          Redeemable Preferred Stock of Avalon Bay Communities, Inc.
 *4.4     Form of Stock Certificate for shares of 8.96% Series G Cumulative
          Redeemable Preferred Stock of Avalon Bay Communities, Inc.
  4.5     Indenture, dated as of January 16, 1998 between Bay and State Street
          Bank and Trust Company, as Trustee. (Incorporated by reference to
          Exhibit 4.1 to Form 8-K of Bay Apartment Communities, Inc., filed
          January 21, 1998.)
  4.6     First Supplemental Indenture, dated as of January 20, 1998, between
          Bay and State Street Bank and Trust Company, as Trustee.
          (Incorporated by reference to Exhibit 4.2 to Form 8-K of Bay
          Apartment Communities, Inc., filed January 21, 1998.)
  4.7     Bay Apartment Communities, Inc.'s 6.250% Senior Note due 2003.
          (Incorporated by reference to Exhibit 4.3 to Form 8-K of Bay
          Apartment Communities, Inc., filed January 21, 1998.)
  4.8     Bay Apartment Communities, Inc.'s 6.500% Senior Note due 2005.
          (Incorporated by reference to Exhibit 4.4 to Form 8-K of Bay
          Apartment Communities, Inc., filed January 21, 1998.)
  4.9     Bay Apartment Communities, Inc.'s 6.625% Senior Note due 2008.
          (Incorporated by reference to Exhibit 4.5 to Form 8-K of Bay
          Apartment Communities, Inc., filed January 21, 1998.)
  4.10    Shareholder Rights Agreement, dated March 9, 1998, between Bay and
          American Stock Transfer and Trust Company, as Rights Agent (including the form of Rights Certificate as Exhibit B). (Incorporated by reference to Exhibit 4.1 to Form 8-A of Bay Apartment Communities,
          Inc., filed March 11, 1998.)
 *5.1     Opinion of Miles & Stockbridge P.C. as to the legality of the securities.
 *8.1     Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.
 *8.2     Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.
 *8.3     Opinion of Goodwin, Procter & Hoar LLP as to REIT status.
 *10.1    Form of Indemnity Agreement between Bay and the Directors of Bay.
 *10.2    Avalon Bay Communities, Inc. 1994 Stock Incentive Plan, as amended and restated on April 13, 1998.
  12.1    Statement re Computation of Ratios. (Incorporated by reference to
          Exhibit 12.1 to Form 10-K/A of Bay, filed April 16, 1998.)
 *23.1    Consent of Coopers & Lybrand L.L.P.
 *23.2    Consent of Coopers & Lybrand L.L.P.
 *23.3    Consent of Morgan Stanley & Co. Incorporated.
 *23.4    Consent of PaineWebber, Incorporated.
 *23.5    Consent of Lazard Freres & Co. LLC.
  23.6    Consent of Miles & Stockbridge P.C. (included in Exhibit 5.1).
  23.7    Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 8.1 and
          8.3).
  23.8    Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
 *23.9   Consent of Lance R. Primis.
 *23.10  Consent of Richard L. Michaux.
 *23.11  Consent of Charles H. Berman.
 *23.12  Consent of Michael A. Futterman.
 *23.13  Consent of Christopher B. Leinberger.
 *23.14  Consent of Richard W. Miller.
 *23.15  Consent of Allan D. Schuster.
  24.1   Powers of Attorney (contained on signature pages to this Registration
         Statement).
  99.1   Opinion of Morgan Stanley & Co. as to the fairness of the transaction to stockholders of Bay. (Annex C to the Joint Proxy
         Statement/Prospectus.)
  99.2   Opinion of PaineWebber Incorporated as to the fairness of the transaction to stockholders of Avalon. (Annex D to the Joint Proxy
         Statement/Prospectus.)
  99.3   Opinion of Lazard Freres & Co. LLC as to the fairness of the transaction to stockholders of Avalon. (Annex E to the Joint Proxy
         Statement/Prospectus.)

--------
* Filed herewith.

  (b) No financial statement schedules are required to be filed herewith pursuant to Item 21 (b) of this Form.

  (c) The Opinion of Morgan Stanley & Co. Incorporated is included as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement. The Opinion of PaineWebber Incorporated is included as Annex D to the Joint Proxy Statement/Prospectus included in this Registration Statement. The Opinion of Lazard Freres & Co. LLC is included as Annex E to the Joint Proxy Statement/ Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, BAY APARTMENT COMMUNITIES, INC. CERTIFIES THAT IT HAS DULY CAUSED THIS REGISTRATION STATEMENT (THE "REGISTRATION STATEMENT") TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, CALIFORNIA, ON THIS DAY OF MAY 5, 1998.

                                          Bay Apartment Communities, Inc.

                                                   /s/ Gilbert M. Meyer
                                          By: _________________________________
                                                     GILBERT M. MEYER
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby severally constitutes and appoints Gilbert M. Meyer and Jeffrey
B. Van Horn, and each of them singly, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                      CAPACITY                DATE

                                       Chairman of the
        /s/ Gilbert M. Meyer            Board, President and     May 5, 1998
-------------------------------------   Chief Executive
          GILBERT M. MEYER              Officer (Principal
                                        Executive Officer)

         /s/ Max L. Gardner            Director, Executive       May 5, 1998
-------------------------------------   Vice President and
           MAX L. GARDNER               Chief Operating
                                        Officer

         /s/ Bruce A. Choate           Director                  May 5, 1998
-------------------------------------
           BRUCE A. CHOATE

       /s/ John J. Healy, Jr.          Director                  May 5, 1998
-------------------------------------
         JOHN J. HEALY, JR.

        /s/ Brenda J. Mixson           Director                  May 5, 1998
-------------------------------------
          BRENDA J. MIXSON

        /s/ Thomas H. Nielsen          Director                  May 5, 1998
-------------------------------------
          THOMAS H. NIELSEN

       /s/ Jeffrey B. Van Horn         Vice President, Chief     May 5, 1998
-------------------------------------   Financial Officer
         JEFFREY B. VAN HORN            and Secretary
                                        (Principal Financial
                                        and Accounting
                                        Officer)

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1     Agreement and Plan of Merger by and between Bay Apartment
          Communities, Inc. ("Bay") and Avalon Properties, Inc. ("Avalon"),
          dated as of March 9, 1998. (Incorporated by reference to Exhibit 99.1 to Form 8-K filed March 11, 1998 and attached as Annex A to the Joint
          Proxy Statement/Prospectus included in this Registration Statement.)
  2.2     Agreement and Plan of Merger. (Incorporated by reference to Exhibit
          10.22 to Form 10-Q of Bay Apartment Communities, Inc. dated August
          11, 1995.)
  3(i).1  Articles of Incorporation of Bay. (Incorporated by reference to
          Exhibit 3(i).1 to Form 8-B of Bay Apartment Communities, Inc. dated
          June 8, 1995.)
  3(i).2  Articles Supplementary relating to the Series A Preferred Stock of
          Bay. (Incorporated by reference to Exhibit 3(i).1 to Form 8-K of Bay
          Apartment Communities, Inc. dated September 25, 1995.)
  3(i).3  Articles Supplementary relating to the Series B Preferred Stock of
          Bay. (Incorporated by reference to Exhibit 3(i).1 to Form 8-K of Bay
          Apartment Communities, Inc. filed May 20, 1996.)
  3(i).4  Articles Supplementary relating to the 8.50% Series C Cumulative
          Redeemable Preferred Stock of Bay. (Incorporated by reference to
          Exhibit 3(i) to Form 8-K of Bay Apartment Communities, Inc. filed
          July 25, 1997.)
  3(i).5  Articles Supplementary relating to the 8.00% Series D Cumulative
          Redeemable Preferred Stock of Bay. (Incorporated by reference to
          Exhibit 1 to Form 8-A of Bay Apartment Communities, Inc. filed
          December 17, 1997.)
  3(i).6  Articles Supplementary relating to the Series E Junior Participating
          Cumulative Preferred Stock. (Incorporated by reference to Exhibit 3.1 to Form 8-A of Bay Apartment Communities, Inc., filed March 11,
          1998.)
  3(ii).1 Bylaws of Bay. (Incorporated by reference to Exhibit 10.1 to Form 8-B of Bay Apartment Communities, Inc. dated June 8, 1995.)
  3(ii).2 Text of Amendment to Bylaws of Bay. (Incorporated by reference to
          Exhibit 4.2 to Form 8-K of Bay Apartment Communities, Inc. filed
          March 11, 1998.)
 *3(ii).3 Text of Amendment to Bylaws of Bay.
  4.1     Bay Apartment Communities, Inc.--Dividend Reinvestment and Stock
          Purchase Plan filed November 22, 1996. (Incorporated by reference to
          Form S-3 of Bay Apartment Communities, Inc., File No. 333-16647.)
 *4.2     Form of Stock Certificate for shares of Common Stock of Avalon Bay
          Communities, Inc.
 *4.3     Form of Stock Certificate for shares of 9.00% Series F Cumulative
          Redeemable Preferred Stock of Avalon Bay Communities, Inc.
 *4.4     Form of Stock Certificate for shares of 8.96% Series G Cumulative
          Redeemable Preferred Stock of Avalon Bay Communities, Inc.
  4.5     Indenture, dated as of January 16, 1998 between Bay and State Street
          Bank and Trust Company, as Trustee. (Incorporated by reference to
          Exhibit 4.1 to Form 8-K of Bay Apartment Communities, Inc., filed
          January 21, 1998.)
  4.6     First Supplemental Indenture, dated as of January 20, 1998, between
          Bay and State Street Bank and Trust Company, as Trustee.
          (Incorporated by reference to Exhibit 4.2 to Form 8-K of Bay
          Apartment Communities, Inc., filed January 21, 1998.)
  4.7     Bay Apartment Communities, Inc.'s 6.250% Senior Note due 2003.
          (Incorporated by reference to Exhibit 4.3 to Form 8-K of Bay
          Apartment Communities, Inc., filed January 21, 1998.)

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  4.8    Bay Apartment Communities, Inc.'s 6.500% Senior Note due 2005.
         (Incorporated by reference to Exhibit 4.4 to Form 8-K of Bay Apartment
         Communities, Inc., filed January 21, 1998.)
  4.9    Bay Apartment Communities, Inc.'s 6.625% Senior Note due 2008.
         (Incorporated by reference to Exhibit 4.5 to Form 8-K of Bay Apartment
         Communities, Inc., filed January 21, 1998.)
  4.10   Shareholder Rights Agreement, dated March 9, 1998, between Bay and
         American Stock Transfer and Trust Company, as Rights Agent (including the form of Rights Certificate as Exhibit B). (Incorporated by reference to Exhibit 4.1 to Form 8-A of Bay Apartment Communities,
         Inc., filed March 11, 1998.)
 *5.1    Opinion of Miles & Stockbridge P.C. as to the legality of the securities.
 *8.1    Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.
 *8.2    Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.
 *8.3    Opinion of Goodwin, Procter & Hoar LLP as to REIT status.
 *10.1   Form of Indemnity Agreement between Bay and the Directors of Bay.
 *10.2   Avalon Bay Communities, Inc. 1994 Stock Incentive Plan, as amended and restated on April 13, 1998.
  12.1   Statement re Computation of Ratios. (Incorporated by reference to
         Exhibit 12.1 to Form 10-K/A of Bay, filed April 16, 1998.)
 *23.1   Consent of Coopers & Lybrand L.L.P.
 *23.2   Consent of Coopers & Lybrand L.L.P.
 *23.3   Consent of Morgan Stanley & Co. Incorporated.
 *23.4   Consent of PaineWebber, Incorporated.
 *23.5   Consent of Lazard Freres & Co. LLC.
  23.6   Consent of Miles & Stockbridge P.C. (included in Exhibit 5.1).
  23.7   Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 8.1 and
         8.3).
  23.8   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).
 *23.9   Consent of Lance R. Primis.
 *23.10  Consent of Richard L. Michaux.
 *23.11  Consent of Charles H. Berman.
 *23.12  Consent of Michael A. Futterman.
 *23.13  Consent of Christopher B. Leinberger.
 *23.14  Consent of Richard W. Miller.
 *23.15  Consent of Allan D. Schuster.
  24.1   Powers of Attorney (contained on signature pages to this Registration
         Statement).
  99.1   Opinion of Morgan Stanley & Co. as to the fairness of the transaction to stockholders of Bay. (Annex C to the Joint Proxy
         Statement/Prospectus.)
  99.2   Opinion of PaineWebber Incorporated as to the fairness of the transaction to stockholders of Avalon. (Annex D to the Joint Proxy
         Statement/Prospectus.)
  99.3   Opinion of Lazard Freres & Co. LLC as to the fairness of the transaction to stockholders of Avalon. (Annex E to the Joint Proxy
         Statement/Prospectus.)

--------
* Filed herewith.